                                  SCHEDULE 14A
                                 (RULE 14-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14 OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          PHYSICIANS' SPECIALTY CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, par value $.001 per share ("Common Stock"), of Physicians' Speciality Corp.

     (2)  Aggregate number of securities to which transaction applies:

          9,472,688 shares of Common Stock (includes 307,978 shares of Common Stock issuable upon exercise of options)

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $10.50 per share in cash-out merger plus the difference between $10.50 and the exercise price of each option subject to exercise.

     (4)  Proposed maximum aggregate value of transaction:

          $99,463,224

     (5)  Total fee paid:

          $19,893

[X]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(Physicians' Specialty Corp. Logo)



                                                              September 29, 1999


Dear Stockholders:


    You are cordially invited to attend a Special Meeting of Stockholders of Physicians' Specialty Corp. ("Physicians' Specialty" or the "Company") to be held on October 28, 1999, at 9:00 a.m., local time, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia. The purpose of the Special Meeting is to consider and vote upon a merger that, if approved and subsequently consummated, will result (i) in the public stockholders of Physicians' Specialty (other than stockholders who have perfected their appraisal rights and certain members of management and their affiliates, affiliated physicians and employees) receiving $10.50 in cash per share for their shares of Physicians' Specialty common stock, $.001 par value ("Common Stock"), and (ii) in certain members of management and their affiliates, affiliated physicians and employees receiving $10.50 in cash per share for a portion of the shares of Physicians' Specialty Common Stock held by them and shares of common stock of the surviving corporation on a share-for-share basis for their remaining shares. The acquiror of Physicians' Specialty, TA MergerCo, Inc., a newly formed Delaware corporation, was organized at the direction of TA Associates, Inc. on behalf of certain of its affiliates for the purpose of acquiring all of the Physicians' Specialty Common Stock held by the public stockholders.


    A Special Committee of the Board of Directors of Physicians' Specialty, consisting of three independent directors, was formed to consider and evaluate the merger. The Special Committee has unanimously recommended to the Board of Directors of Physicians' Specialty that the merger, the merger agreement and related transactions be approved. In connection with its evaluation of the merger, the Special Committee engaged The Robinson-Humphrey Company, LLC to act as its financial advisor. Robinson-Humphrey has rendered its opinion dated June 12, 1999 that, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $10.50 per share to be received in the merger is fair from a financial point of view to the public stockholders of Physicians' Specialty. The written opinion of Robinson-Humphrey, dated June 12, 1999, is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by the stockholders.

    THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE MERGER AGREEMENT ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF PHYSICIANS' SPECIALTY AND THE COMPANY'S PUBLIC STOCKHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

    Approval of the merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Certain members of management and certain affiliated physicians, who, as of the record date, beneficially owned approximately 40% of the outstanding shares of Physicians' Specialty Common Stock, have agreed to vote their shares for approval of the merger.

    The accompanying Proxy Statement provides you with a summary of the proposed merger agreement and additional information about the parties involved and their interests. If the merger agreement is approved by the holders of the Common Stock, the closing of the merger will occur after the Special Meeting as soon as all of the other conditions to closing the merger are satisfied.

    PLEASE GIVE ALL THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND.

                                          Sincerely,

                                          /s/ Ramie A. Tritt, M.D.

                                          Ramie A. Tritt, M.D.


            1150 LAKE HEARN DRIVE, SUITE 640, ATLANTA, GEORGIA 30342

                          PHYSICIANS' SPECIALTY CORP.
                             1150 LAKE HEARN DRIVE
                                   SUITE 640
                             ATLANTA, GEORGIA 30342
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 28, 1999

                             ---------------------


     Notice is hereby given that a Special Meeting of Stockholders of Physicians' Specialty Corp., a Delaware corporation (the "Company"), will be held on October 28, 1999 at 9:00 a.m., local time, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia, for the following purposes:


          (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated June 14, 1999 (the "Merger Agreement"), pursuant to which TA MergerCo, Inc., a newly formed Delaware corporation ("MergerCo"), will be merged with and into the Company and each stockholder of the Company (other than stockholders who are entitled to and have perfected their appraisal rights, MergerCo and certain members of management and their affiliates, affiliated physicians and employees) will become entitled to receive $10.50 in cash for each outstanding share of common stock, $.001 par value, of the Company (the "Common Stock") owned immediately prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying Proxy Statement.

          (2) If a motion to adjourn the Special Meeting is properly brought, to vote upon the adjournment of the Special Meeting.

          (3) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.


     The Board of Directors has determined that only holders of Common Stock of record at the close of business on September 27, 1999, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or adjournments thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.


                                          By order of the Board of Directors,

                                          /s/ Ramie A. Tritt, M.D.
                                          Ramie A. Tritt, M. D.
                                          Chairman of the Board and President

Atlanta, Georgia

September 29, 1999


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

     THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Any stockholder shall have the right to seek appraisal of his or her shares upon compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law. See "RIGHTS OF DISSENTING STOCKHOLDERS" in the Proxy Statement that accompanies this notice and the full text of Section 262 of the Delaware General Corporation Law, which is attached as Appendix C and is described in the accompanying Proxy Statement.

                          PHYSICIANS' SPECIALTY CORP.
                             1150 LAKE HEARN DRIVE
                                   SUITE 640
                             ATLANTA, GEORGIA 30342
                             ---------------------

                                PROXY STATEMENT
                             ---------------------


            THE PROXY STATEMENT IS DATED SEPTEMBER 29, 1999 AND WAS


              FIRST MAILED TO STOCKHOLDERS ON SEPTEMBER 29, 1999.


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL HAPPEN IN THE MERGER?

A: Upon consummation of the Merger, TA MergerCo, Inc. ("MergerCo") will be merged with and into Physicians' Specialty with Physicians' Specialty being the surviving corporation. All stockholders (the "Public Stockholders") of Physicians' Specialty, other than Physicians' Specialty, its subsidiaries, MergerCo, certain members of management, Bock, Benjamin & Co. Partners, L.P., an affiliate of Gerald R. Benjamin, certain employees and affiliated physicians and those stockholders who exercise their appraisal rights, will receive a cash payment for their outstanding shares of Common Stock. Certain members of management, Bock, Benjamin & Co. Partners, L.P., affiliated physicians and employees will receive a cash payment for certain of their shares and certain of their shares will be converted into shares in the surviving corporation on a share-for-share basis. Physicians' Specialty Common Stock held by Physicians' Specialty, its subsidiaries and MergerCo will be canceled. Each share of Common Stock of MergerCo will be converted into one share of common stock of the Surviving Corporation, and each share of convertible participating preferred stock and redeemable preferred stock of MergerCo will be converted into one share of convertible participating preferred stock and redeemable preferred stock, respectively, in the Surviving Corporation. After the Merger, Physicians' Specialty will become a privately held company principally owned by the following individuals (including certain of their affiliates) and entities or their assigns (collectively with MergerCo, the "Investor Group") as set forth below:


                                                                                     BENEFICIAL
                                                     BENEFICIAL                     OWNERSHIP OF
                                                    OWNERSHIP OF                     REDEEMABLE
                                                       COMMON        PERCENTAGE      PREFERRED       PERCENTAGE
                                                       STOCK           (%)(1)          STOCK           (%)(1)
                                                    ------------   --------------   ------------   --------------
THE TA INVESTORS
  TA/Advent VIII, L.P.............................   1,951,413(2)       34.0%          16,705           60.1%
  TA/Atlantic and Pacific IV, L.P.................   1,219,755(2)       21.2           10,442           37.6
  TA Executives Fund LLC..........................      37,021(2)        0.6              317            1.1
  TA Investors LLC................................      39,295(2)        0.7              336            1.2
THE MANAGEMENT SPONSORS
  Richard D. Ballard..............................      62,765           1.1%
  Gerald R. Benjamin(3)...........................      52,214           0.9
  Robert A. DiProva...............................      22,721           0.4
  Lawrence P. Kraska..............................      33,755           0.6
  Ramie A. Tritt, M.D.............................   1,402,875          24.4
THE PHYSICIAN INVESTORS
  27 affiliated physicians........................     472,980           8.2%



(1) The table above assumes that the Management Sponsors, their affiliates and the Physician Investors exchange 2,047,310 shares of Physicians' Specialty Common Stock for Surviving Corporation common stock, that employees exchange approximately 11,500 shares of Physicians' Specialty Common Stock for Surviving Corporation common stock and that the TA Investors invest $32.8 million.


(2) Includes the number of shares of common stock into which convertible participating preferred stock of the Surviving Corporation will be convertible.

(3) Includes 27,500 shares of common stock of the Surviving Corporation to be held by Bock, Benjamin & Co. Partners, L.P. Gerald R. Benjamin is a principal of the general partner of Bock, Benjamin & Co. Partners, L.P.

     In addition, employees of Physicians' Specialty holding stock options will be permitted to exchange shares received by them upon exercise of such options for common stock in the surviving corporation.

Q:  WHY IS PHYSICIANS' SPECIALTY BEING ACQUIRED?


A: The Board of Directors and the Special Committee each believes that the acquisition of Physicians' Specialty is in the best interests of Physicians' Specialty and the Public Stockholders and that as a private company, Physicians' Specialty will have greater operating flexibility and an improved ability to attract and retain management and to consummate acquisitions. To review the background and reasons for the Merger in greater detail, see pages 17 through 23.


Q:  WHY WAS THE SPECIAL COMMITTEE FORMED?

A: Because it appeared that certain directors of Physicians' Specialty would have actual or potential conflicts of interest in evaluating the Merger, the Physicians' Specialty Board of Directors appointed a Special Committee of disinterested directors to review and evaluate the proposed transaction. The Special Committee has determined that the Merger Agreement is advisable, fair and in the best interests of the Public Stockholders and recommended to the full Board of Physicians' Specialty that it approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $10.50 in cash, without interest, for each share of Physicians' Specialty Common Stock held by you. This is the "Cash Merger Consideration." For example: If you own 100 shares of Physicians' Specialty Common Stock, upon completion of the Merger you will receive $1,050 in cash.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:  We are working to complete the Merger during the fourth quarter of 1999.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: The receipt of the Cash Merger Consideration by you will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see pages 61 and 62.


     YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote to approve and adopt the Merger Agreement, which provides for the acquisition of Physicians' Specialty by MergerCo. After the Merger, Physicians' Specialty will become a privately held company and you will no longer own an equity interest in Physicians' Specialty.

     THE PHYSICIANS' SPECIALTY BOARD AND SPECIAL COMMITTEE HAVE UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF PHYSICIANS' SPECIALTY AND THE PUBLIC STOCKHOLDERS AND RECOMMEND VOTING FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Q:  WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

     Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Physicians' Specialty Common Stock. Therefore, a failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger Agreement.


     The Special Meeting will take place on October 28, 1999, at 9:00 a.m., local time, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia. You may attend the Special Meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the time it is voted at the Special Meeting and either change your vote or attend the Special Meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of Common Stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted. This will have the same effect as voting your shares against the proposal to approve and adopt the Merger Agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, we will send you written instructions for exchanging your Common Stock certificates for the Cash Merger Consideration.

                         WHO CAN HELP ANSWER YOUR QUESTIONS

     If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact:

                         Richard D. Ballard, Chief Executive Officer
                         Physicians' Specialty Corp.
                         1150 Lake Hearn Drive
                         Suite 640
                         Atlanta, Georgia 30342
                         Telephone: (404) 256-7535

     You should note that Mr. Ballard, as well as the other executive officers of Physicians' Specialty, are participants in the Merger as Management Sponsors and have interests in the Merger that are different from, or in addition to, yours as a Physicians' Specialty stockholder.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY PHYSICIANS' SPECIALTY, MERGERCO OR THEIR AFFILIATES OR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF, OR CURRENT EXPECTATIONS OF PHYSICIANS' SPECIALTY AND MERGERCO AND MEMBERS OF THEIR RESPECTIVE MANAGEMENT TEAMS, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT OF PHYSICIANS' SPECIALTY AND MERGERCO THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN AND: (I) THE INABILITY OF THE COMPANY TO PREDICT THE OUTCOME OF THE LITIGATION DESCRIBED HEREIN OR ITS IMPACT ON THE MERGER; (II) THE COMPANY'S LIMITED OPERATING HISTORY; (III) THE COMPANY'S ACQUISITION STRATEGY; (IV) THE COMPANY'S DEPENDENCE ON AFFILIATED PHYSICIANS; (V) THE ADVERSE AFFECT ON THE COMPANY'S ABILITY TO OBTAIN ADDITIONAL FUNDS AND THE INCREASE IN THE COMPANY'S VULNERABILITY TO ECONOMIC OR BUSINESS DOWNTURNS AS A RESULT OF SUBSTANTIAL INDEBTEDNESS AND REDUCED CASH AVAILABILITY; (VI) REDUCTIONS IN REIMBURSEMENT BY THIRD PARTY PAYORS; (VII) INTENSE COMPETITION IN THE PHYSICIAN PRACTICE MANAGEMENT INDUSTRY; AND (VIII) VARIOUS GOVERNMENT REGULATIONS.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    i
WHO CAN HELP ANSWER YOUR QUESTIONS..........................  iii
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................  iii
SUMMARY.....................................................    1
  Effects of the Merger.....................................    1
  The Companies.............................................    1
  The Special Meeting.......................................    1
  Record Date; Voting Power.................................    2
  Vote Required.............................................    2
  Recommendations...........................................    2
  Opinion of Financial Advisor..............................    3
  Terms of the Merger Agreement.............................    3
  Share Ownership of Physicians' Specialty following the
     Merger.................................................    4
  Accounting Treatment......................................    5
  Financing of the Merger...................................    5
  Conflicts of Interest.....................................    6
  Litigation Relating to the Merger.........................    7
  Appraisal Rights..........................................    7
  Market Information........................................    8
  Selected Consolidated Financial Data......................    9
  Unaudited Pro Forma Consolidated Financial Statements.....   10
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Year Ended December 31, 1998...................   11
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Six Months Ended June 30, 1999.................   12
  Unaudited Pro Forma Consolidated Balance Sheet as of June
     30, 1999...............................................   13
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................   14
  Consolidated Ratios of Earnings to Fixed Charges and Book
     Value Per Share........................................   16
SPECIAL FACTORS.............................................   17
  Background of the Merger..................................   17
  The Special Committee's and the Board's Recommendation....   23
  Projections...............................................   28
  Consolidated Projected Recapitalization Model
     (Unaudited)............................................   30
  Opinion of Financial Advisor..............................   30
  Purpose and Reasons of the Management Sponsors, the TA
     Investors and TA Associates for the Merger.............   36
  Position of the Management Sponsors, the TA Investors and
     TA Associates as to Fairness of the Merger.............   37
  Conflicts of Interest.....................................   38
  Litigation Relating to the Merger.........................   44
  Certain Effects of the Merger.............................   45
  Financing of the Merger...................................   45
  Conduct of Physicians' Specialty Business After the
     Merger.................................................   46
  Risk that the Merger will not be Consummated..............   47
THE SPECIAL MEETING.........................................   48
  Date, Time, and Place of the Special Meeting..............   48
  Proxy Solicitation........................................   48
  Matters to Be Considered at the Special Meeting...........   48
  Record Date and Quorum Requirement........................   48
  Voting Procedures.........................................   48
  Voting and Revocation of Proxies..........................   49

                                                              PAGE
                                                              ----
  Effective Time of the Merger and Payment for Shares.......   49
  Other Matters to Be Considered............................   49
THE MERGER..................................................   50
  Terms of the Merger Agreement.............................   50
  Estimated Fees and Expenses of the Merger.................   58
RIGHTS OF DISSENTING STOCKHOLDERS...........................   58
ACCOUNTING TREATMENT........................................   61
FEDERAL INCOME TAX CONSEQUENCES.............................   61
BUSINESS OF THE COMPANY.....................................   63
  General Development of Business...........................   63
  Industry Segments.........................................   63
  Description of Business...................................   64
  Health Care Industry Overview.............................   64
  Affiliated Practices......................................   66
  Ambulatory Surgery Centers, Sleep Diagnostic Laboratories,
     and Diagnostic Imaging Centers.........................   68
  Company Operations........................................   68
  Information Systems.......................................   69
  Competition...............................................   69
  Medical Advisory Board....................................   70
  Affiliation Agreements....................................   71
  Acquisition of ENT Practices since January 1, 1998........   73
  Capitated Managed Care Contracts; Network Development and
     Management.............................................   76
  Capitated Agreements with Third Party Payors..............   77
  Government Regulation.....................................   77
  Liability and Insurance...................................   81
  Employees.................................................   82
  Properties................................................   82
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   83
  General...................................................   83
  Management Services Agreements............................   83
  Capitated Management Contracts............................   84
  Results of Operations.....................................   85
  Liquidity and Capital Resources...........................   88
  Year 2000.................................................   90
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   93
CERTAIN INFORMATION CONCERNING MERGERCO AND
  THE INVESTOR GROUP........................................   94
  Mergerco..................................................   94
  TA Investors..............................................   94
  Management Sponsors.......................................   95
PURCHASES OF COMMON STOCK BY CERTAIN PERSONS................   96
INDEPENDENT PUBLIC ACCOUNTANTS..............................   96
STOCKHOLDER PROPOSALS.......................................   97
OTHER MATTERS...............................................   97
WHERE YOU CAN FIND MORE INFORMATION.........................   97
INDEX TO FINANCIAL STATEMENTS...............................  F-1

APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Opinion of The Robinson-Humphrey Company,
  LLC.......................................................  B-1
APPENDIX C -- Section 262 of the Delaware General
  Corporation Law...........................................  C-1

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the Merger Agreement. See "Where You Can Find More Information" (pages 97).


EFFECTS OF THE MERGER


     Pursuant to the Merger Agreement, MergerCo will be merged with and into Physicians' Specialty with Physicians' Specialty being the surviving corporation (the "Surviving Corporation"). As a result of the Merger, the Company will be owned principally by the Investor Group, and Physicians' Specialty Common Stock will no longer be publicly traded. The Public Stockholders will no longer be stockholders of Physicians' Specialty and they will not participate in the potential growth of Physicians' Specialty or bear the risk of any decreases in the value of Physicians' Specialty Common Stock. Instead, the Public Stockholders will have the right to receive $10.50 in cash, without interest, for each share of Common Stock held (other than shares in respect of which appraisal rights have been perfected under Delaware law). The Investor Group will have the opportunity to benefit from any future earnings and growth of Physicians' Specialty and will bear the risk of any decrease in the value of the Surviving Corporation's capital stock. In addition, the Management Sponsors have interests in the Merger as employees and/or directors which are different from, or in addition to, yours as a Physicians' Specialty stockholder. To review these interests, see "-- Conflicts of Interest" and "Special Factors -- Conflicts of Interest."


THE COMPANIES

     PHYSICIANS' SPECIALTY CORP.
     1150 Lake Hearn Drive
     Suite 640
     Atlanta, Georgia 30342
     (404) 256-7535


     Physicians' Specialty provides comprehensive practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose, throat and head and neck, known as ENT and to specialists practicing in the fields of allergy, audiology, oral surgery, plastic surgery, pulmonology and sleep medicine.


     TA MERGERCO, INC.
     c/o TA Associates, Inc.
     125 High Street, Suite 2500
     Boston, Massachusetts 02110
     (617) 574-6700

     MergerCo was organized at the direction of TA Associates on behalf of certain private investment funds managed by TA Associates for the sole purpose of effecting the Merger. The private investment funds include TA/Advent VIII L.P., TA/Atlantic and Pacific IV, L.P., TA Executives Fund LLC, and TA Investors LLC and their assignees. MergerCo is not expected to have significant assets or liabilities (other than those arising in connection with the Merger) or to engage in any activities (other than those incident to its formation and the Merger).


THE SPECIAL MEETING (PAGE 48)



     The Special Meeting will be held on October 28, 1999, at 9:00 a.m., local time, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia. At the Special Meeting, Physicians' Specialty stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger

Agreement. The stockholders also may be asked to vote on adjournment of the Special Meeting if a motion to adjourn the Special Meeting is properly brought.


RECORD DATE; VOTING POWER (PAGE 48)



     Holders of record of Physicians' Specialty Common Stock at the close of business on September 27, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments of the Special Meeting. As of such date, there were 9,143,677 shares of Common Stock issued and outstanding held by approximately 57 holders of record. Each holder of record of Common Stock on the Record Date is entitled to one vote for each share then held on any matter that may properly come before the Special Meeting.



VOTE REQUIRED (PAGE 48)


     Approval and adoption of the Merger Agreement by the Physicians' Specialty stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Physicians' Specialty Common Stock entitled to vote at the Special Meeting. Accordingly, a failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger Agreement. The Management Sponsors, their affiliates and the Physician Investors, who as of the record date for the Special Meeting, beneficially owned approximately 40% of the outstanding shares of Physicians' Specialty Common Stock, have agreed to vote their shares for approval and adoption of the Merger Agreement. The Merger has not been structured to require approval of a majority of stockholders not affiliated with Physicians' Specialty or the Investor Group.

     A "no" vote on the enclosed proxy card will be a vote against approval and adoption of the Merger Agreement. If Physicians' Specialty does not receive "yes" votes from a majority of the outstanding shares of Common Stock, the Merger Agreement will not be approved and you will continue to own shares in a publicly traded company.

     Subject to the Merger Agreement, which requires that the Special Meeting be held as soon as practicable, the stockholders may also be asked to vote on adjournment of the Special Meeting for the purpose of soliciting additional proxies in favor of the Merger Agreement.


     A stockholder who gives a proxy with respect to voting on the Merger Agreement may revoke it at any time before it is voted at the Special Meeting by
(i) filing with the secretary of Physicians' Specialty an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting.



RECOMMENDATIONS (PAGE 23)



     The full Physicians' Specialty Board of Directors formed the Special Committee to review and evaluate the proposed transaction because it appeared that certain of the directors would have actual or potential conflicts of interest in evaluating the transaction. The Special Committee unanimously recommended that the Physicians' Specialty Board approve, adopt and declare advisable the Merger, the Merger Agreement and the transactions contemplated thereby (together with the Merger, the "Transactions"). Following the unanimous recommendation of the Special Committee, the Physicians' Specialty Board unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Physicians' Specialty and the Public Stockholders and recommended that the stockholders approve the Merger, the Merger Agreement and the transactions contemplated thereby. The Special Committee and the Physicians' Specialty Board recommend that the Physicians' Specialty stockholders vote "For" the approval and adoption of the Merger Agreement. You also should refer to the reasons that the Special Committee and the Physicians' Specialty Board considered in determining whether to approve and adopt the Merger Agreement on pages 23 through 28.

OPINION OF FINANCIAL ADVISOR (PAGE 30)


     The Robinson-Humphrey Company, LLC ("Robinson-Humphrey"), a nationally recognized investment banking firm, which served as financial advisor to the Special Committee, has rendered an opinion dated June 12, 1999 to the Special Committee that the Cash Merger Consideration is fair from a financial point of view to the Public Stockholders of Physicians' Specialty. A copy of the fairness opinion, setting forth the information reviewed, assumptions, limitations and qualifications made, and matters considered, is attached to this Proxy Statement as Appendix B. You should read the fairness opinion of Robinson-Humphrey in its entirety.


TERMS OF THE MERGER AGREEMENT (PAGE 50)


     The Merger Agreement is attached to this Proxy Statement as Appendix A. You are encouraged to read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

     General. The Merger Agreement provides that MergerCo will be merged with and into Physicians' Specialty, with Physicians' Specialty being the Surviving Corporation. As a result of the Merger, the Public Stockholders of Physicians' Specialty will be entitled to receive $10.50 in cash, without interest, for each share of Physicians' Specialty Common Stock they own.

     Conditions to the Merger. The completion of the Merger depends upon the satisfaction of a number of conditions, including:

     - approval of the Merger Agreement by the holders of a majority of the outstanding shares of Physicians' Specialty Common Stock;

     - debt financing from senior and subordinated lenders having been obtained in amounts and on substantially the same terms as set forth in two financing commitment letters received in connection with the Merger;

     - there not having occurred any change or changes concerning the Company and its subsidiaries, taken as a whole, which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operation or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"); and

     - the holders of no more than 5% of the outstanding shares of Physicians' Specialty Common Stock having taken all required actions to assert appraisal rights under Section 262 of the DGCL and not having withdrawn or otherwise permitted to lapse such appraisal rights or demands therefor.

     Each party may, at its option, waive the satisfaction of any condition to such party's obligations under the Merger Agreement. If Physicians' Specialty or any other party waives a condition to its obligations to perform under the Merger Agreement, Physicians' Specialty will resolicit stockholder approval only if such waiver reduces the amount or changes the form of consideration to be received by Physicians' Specialty Public Stockholders, or is otherwise required by applicable law. EVEN IF THE STOCKHOLDERS APPROVE THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

     Solicitation. The Merger Agreement provides that neither Physicians' Specialty nor its subsidiaries nor any of their respective officers, directors, employees or representatives shall be permitted, directly or indirectly, to initiate, solicit or encourage (including by way of furnishing non-public information) or take any action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined in the Merger Agreement); to participate in discussions or negotiations regarding an Acquisition Proposal; or to enter into any agreements, definitive or otherwise, regarding an Acquisition Proposal. Physicians' Specialty may, however, upon receipt of a non-solicited Acquisition Proposal at any time prior to the approval of the Merger Agreement by the Physicians' Specialty stockholders, furnish non-public information with respect to Physicians' Specialty and its subsidiaries to the person making such proposal and may participate in discussions with such party if the Board of Directors of Physicians' Specialty determines based on the advice of independent legal counsel that failure to do so would be inconsistent with its fiduciary duties and determines based on advice of its financial advisors such Acquisition Proposal is likely to lead to a transaction (a "Superior Acquisition Proposal") more favorable to the stockholders from a financial point of view than the Merger. Physicians' Specialty will advise MergerCo promptly after it receives an indication of interest, inquiry or proposal from a third party regarding an Acquisition Proposal and of the status of material developments in the negotiations with respect to the Acquisition Proposal or the taking of actions not otherwise permitted under the Merger Agreement with respect to such Acquisition Proposal.

     Termination. Either Physicians' Specialty or MergerCo may terminate the Merger Agreement under certain circumstances, including if:

     - both parties consent in writing;

     - the Merger is not completed before November 30, 1999;

     - legal restraints or prohibitions prevent the consummation of the Merger;

     - the Physicians' Specialty stockholders do not approve the Merger Agreement; or

     - the other party breaches in a material manner any of its representations, warranties or covenants under the Merger Agreement and such breach is not cured within 15 days following notice.

     In addition, Physicians' Specialty may terminate the Merger Agreement in connection with entering into a definitive agreement to effect a Superior Acquisition Proposal in accordance with the terms of the Merger Agreement, and MergerCo may terminate the Merger Agreement if the Physicians' Specialty Board withdraws, or adversely modifies, its approval or recommendation of the Merger Agreement or the Merger or if Physicians' Specialty enters into any agreement concerning an Acquisition Proposal.

     Fees and Expenses. Physicians' Specialty and MergerCo will pay their own fees, costs and expenses incurred in connection with the Merger Agreement. Physicians' Specialty will pay MergerCo a termination fee equal to $3.5 million plus up to $750,000 of MergerCo's out-of-pocket fees and expenses if Physicians' Specialty terminates the Merger Agreement because it has entered into a definitive agreement concerning an Acquisition Proposal or if either party terminates the Merger Agreement because of the failure to obtain the required stockholder approval and the Company under certain circumstances enters into a definitive agreement regarding an Acquisition Proposal within 12 months of termination. Physicians' Specialty will pay MergerCo's out-of-pocket fees and expenses (not to exceed $750,000) if MergerCo terminates the Merger Agreement because the Board has withdrawn or adversely modified its recommendation of the Merger or because Physicians' Specialty has entered into a definitive agreement concerning an Acquisition Proposal. Each of MergerCo and Physicians' Specialty agrees to pay the other party's fees and expenses (not to exceed $750,000) upon the termination of the Merger Agreement based on a material breach of any representation, warranty or covenant that such party has under the Merger Agreement.

     Employee Options. All employees holding options to purchase Physicians' Specialty Common Stock will be given the opportunity to exercise their options and to request that some or all of the shares received by them upon exercise of their options be converted into shares of common stock of the Surviving Corporation on a share for share basis. As of June 30, 1999, there were options outstanding to purchase an aggregate of 1,524,940 shares of Common Stock, of which 1,422,960 have an exercise price per share of less than $10.50. Of the 1,422,960 options having an exercise price per share of less than $10.50, 1,194,940 are held by the Management Sponsors and will be subject to a cashless exercise immediately prior to the Merger pursuant to the terms of an Option Exercise and Termination Agreement entered into by the Management Sponsors. At or prior to the effective time of the Merger, each option then outstanding to purchase Physicians' Specialty Common Stock will vest and become fully exercisable.


SHARE OWNERSHIP OF PHYSICIANS' SPECIALTY FOLLOWING THE MERGER (PAGE 38)


     The TA Investors. The exact amount of the TA Investors' investment in MergerCo is dependent upon the exact number of shares of Physicians' Specialty Common Stock exchanged by the Management

Sponsors, their affiliates, the Physician Investors and other employees for shares of Surviving Corporation common stock. Assuming that the Management Sponsors, their affiliates and the Physician Investors exchange 2,047,310 shares of Physicians' Specialty Common Stock for Surviving Corporation common stock (and that other employees exchange approximately 11,500 shares) and that the total amount of funds necessary to consummate the Transactions and the amounts of each other source of funds to consummate the Transactions are as set forth under "-- Financing of the Merger", the TA Investors will contribute approximately $32.8 million to MergerCo (which will consist of cash and shares of Physicians' Specialty Common Stock acquired directly by the TA Investors from the Management Sponsors, their affiliates and the Physician Investors for $10.50 per share in cash immediately prior to such contribution) in exchange for approximately 27,800 shares of redeemable preferred stock of MergerCo and approximately 3.2 million shares of convertible participating preferred stock of MergerCo, which shares will be converted into a like number of shares of Surviving Corporation redeemable preferred stock and convertible participating preferred stock in the Merger. Based on the foregoing assumptions, upon consummation of the Merger, the TA Investors and their assigns (including Allied Capital Corporation, the subordinated debt lender, to which the TA Investors will transfer approximately 97,000 shares of convertible participating preferred stock) will own approximately 57% of the shares of Surviving Corporation common stock on a fully diluted basis (assuming the exercise of all rights to acquire, and the conversion of all securities and promissory notes convertible into, Surviving Corporation common stock). See "-- Unaudited Pro Forma Consolidated Financial Statements."



     The Management Sponsors and the Physician Investors. In the Merger, assuming that the total amount of funds necessary to consummate the Transactions and the amounts of each other source of funds to consummate the Transactions are as set forth under "-- Financing of the Merger," the Management Sponsors, their affiliates and the Physician Investors will exchange an aggregate of 2,047,310 shares of Physicians' Specialty Common Stock for a like number of shares of Surviving Corporation common stock. Upon consummation of the Merger, the Management Sponsors, their affiliates and the Physician Investors will own approximately 36% of the outstanding shares of Surviving Corporation common stock on a fully diluted basis (assuming the exercise of all rights to acquire, and the conversion of all securities and promissory notes convertible into, Surviving Corporation common stock). Determinations have not yet been made by other employees as to the number, if any, of shares of Physicians' Specialty Common Stock such employees will exchange for Surviving Corporation common stock.


ACCOUNTING TREATMENT

     The Merger will be accounted for as a recapitalization for accounting purposes.


FINANCING OF THE MERGER (PAGE 45)



     The total amount of funds necessary to consummate the Transactions is expected to be approximately $89.7 million. These funds are expected to come from the following sources:


     - an equity investment by the TA Investors of approximately $32.8 million;


     - borrowings by the Surviving Corporation of approximately $41.5 million under a new $60.0 million credit facility;


     - an investment by a subordinated lender of $15.0 million in exchange for subordinated debentures and warrants to purchase Surviving Corporation common stock (in addition to a $1.0 million equity investment that is included in the $32.8 million investment described above); and

     - the Company's surplus cash in the amount of approximately $403,000.


     In addition, it is expected that the Management Sponsors, their affiliates and Physician Investors will exchange approximately 2,047,310 shares of Common Stock having an aggregate value of $21.6 million (based on a price of $10.50 per share) for common stock in the Surviving Corporation.

     Physicians' Specialty and TA Associates have received a financing letter from First Union National Bank ("First Union") for a revolving credit facility in the amount of $60.0 million, of which approximately $41.5 million will be used to finance the consummation of the Merger and the related transactions. In addition, Physicians' Specialty and TA Associates have received a financing letter from Allied Capital Corporation ("Allied") under which Allied has committed to invest $15.0 million in exchange for subordinated debentures together with warrants to purchase Surviving Corporation common stock and to invest an additional $1.0 million in exchange for convertible participating preferred stock. These financing letters are subject to the satisfaction of numerous conditions, including the satisfaction of certain financial tests.



     As a result of fluctuations in the total amount of funds necessary to consummate the Transactions or fluctuations in the availability of the exact amount of each source of funds listed under "-- Financing of the Merger," the exact numbers of shares of Physicians' Specialty Common Stock exchanged for Surviving Corporation common stock or the exact amount of the equity investment by the TA Investors and/or the Management Sponsors could change, causing the post-Merger equity interests of the Management Sponsors, the Physician Investors and the TA Investors to fluctuate in proportion to such change. Physicians' Specialty does not expect that such fluctuations will occur and does not expect that, if they did occur, the additional equity investment made in response to such fluctuations would be material.



CONFLICTS OF INTEREST (PAGE 38)


     The Management Sponsors. The Management Sponsors have interests in the Merger as employees and/or directors that are different from, or in addition to, yours as a Physicians' Specialty stockholder. The Management Sponsors and their affiliates will continue to have an equity interest in the Surviving Corporation and the ultimate value of this interest could exceed the $10.50 per share to be received by the Public Stockholders in the Merger.


     As of the date of execution of the Merger Agreement, the Management Sponsors beneficially owned 28.3% of the Company's issued and outstanding Common Stock. Following consummation of the Merger, assuming that the total amount of funds necessary to consummate the Transactions and the amounts of each other source of funds to consummate the Transactions are as set forth under "-- Financing of the Merger," the Management Sponsors will beneficially own approximately 27.4% of the outstanding shares of common stock of the Surviving Corporation on a fully diluted basis and the Management Sponsors will receive approximately $8.1 million in cash as consideration for their shares of Common Stock purchased by the TA Investors pursuant to the Merger. Further, it is expected that the Management Sponsors who were members of management prior to the Merger will continue as management of the Surviving Corporation. The Board of Directors of the Surviving Corporation following the Merger will be comprised of Dr. Tritt and Messrs. Ballard and Benjamin (the designees of the Company's management), Richard Tadler and David S.B. Lang (the designees of the TA Investors) and up to two outside directors to be determined at a later time. In addition, if the Merger is consummated, the Surviving Corporation will reserve approximately 5% of its common stock on a fully diluted basis for the grant of options to purchase common stock of the Surviving Corporation for the Management Sponsors, other management employees and affiliated physicians and amendments to the existing Employment Agreements of certain of the Management Sponsors will become effective. The amended agreements will extend the terms of such Management Sponsors' existing Employment Agreements, increase Messrs. Ballard and Kraska's base salaries $50,000 and $30,000, respectively, above their present levels, and reduce certain severance benefits the Management Sponsors (other than Mr. DiProva) would otherwise have been entitled to receive upon termination after a change of control of the Company. Also, certain indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Physicians' Specialty will be continued by Physicians' Specialty after the Merger.


     Advisory and Consulting Agreements. Pursuant to a letter agreement dated January 13, 1999, the Company retained Premier HealthCare ("PHC"), a division of Bock, Benjamin & Co., an entity in which Mr. Benjamin is chief executive officer and holds a 25% beneficial ownership interest, to provide advisory services and assist the Company and its Board in the consummation of a leveraged recapitalization transaction. In connection with its engagement of PHC, Physicians' Specialty agreed to reimburse PHC's out-of-pocket expenses and pay a success fee to PHC equal to (A) 1.25% of the total consideration paid in connection with any consummated transaction, which shall include indebtedness for borrowed money and the value of any options assumed less (B) a credit not to exceed $150,000 for any fees payable by the Company to other investment banking firms in connection with any consummated transaction. Upon consummation of the Merger, PHC will receive a net fee of approximately $1.25 million under the letter agreement. The Company also agreed to indemnify PHC against certain liabilities. In addition, the Company and PHC are parties to a separate agreement which provides for fees to be paid to PHC upon consummation of certain transactions by the Company in which PHC has performed advisory services. PHC will not receive any fee pursuant to this agreement as a result of the consummation of the Merger. These arrangements are discussed in further detail elsewhere in this Proxy Statement. See "Special Factors -- Conflicts of Interests."


     The Special Committee. Upon consummation of the Merger, the members of the Special Committee will be entitled to receive $10.50 per share in cash, without interest, for each share of Common Stock that they will receive upon the exercise of stock options which will vest upon consummation of the Merger. In addition, each member received an aggregate amount of $13,500 in connection with meetings of the Special Committee, paid pursuant to the Board's policy for compensation of directors. The members of the Special Committee believe that the foregoing arrangements do not affect their independence or impartiality.

     Projections. In connection with the Merger, one material factor evaluated by the Special Committee and the Board was the projections of the Company's performance prepared by management on which the initial recapitalization model prepared by PHC and the recapitalization model developed by Robinson-Humphrey were based. These projections reflect a slower rate of acquisition activity and related growth for the Company than realized prior to 1999. The Special Committee and the Board also considered conflicts of interest in connection with management's preparation of these projections, but concluded, having considered its discussions with Robinson-Humphrey, the Management Sponsors and other officers and employees of the Company, that management's assumptions underlying the projections as set forth in the recapitalization models prepared by PHC and Robinson-Humphrey were reasonable.


LITIGATION RELATING TO THE MERGER (PAGE 44)


     As of the date of this Proxy Statement, Physicians' Specialty is aware of one lawsuit, Chill v. Physicians' Specialty Corp., et al. (C.A. No. 17244NC), that has been filed as a purported class action in the Chancery Court for New Castle County, Delaware on behalf of all holders of Physicians' Specialty Common Stock excluding the defendants and their related or affiliated entities. The lawsuit names as defendants Physicians' Specialty, six of the Company's seven directors (including the three members of the Special Committee) and TA Associates, Inc.

     The lawsuit alleges, among other things, that the directors of Physicians' Specialty have breached their fiduciary duties to the Company's stockholders by approving the Merger. In particular, the lawsuit alleges that members of the Board of Directors suffer from conflicts of interest that made it impracticable for the Board of Directors to conduct a "bona fide" market check or auction of the Company prior to approval of the Merger. The lawsuit also alleges that the announcement of the Merger was timed to place an artificial lid on the market price of Physicians' Specialty Common Stock. The lawsuit seeks, among other things, preliminary and permanent injunctive relief prohibiting consummation of the Merger, unspecified damages, attorneys' fees and other relief. Physicians' Specialty believes the lawsuit has no merit and intends to contest this lawsuit vigorously.


APPRAISAL RIGHTS (PAGE 58)



     Any stockholder of Physicians' Specialty who does not vote in favor of the proposal to approve and adopt the Merger Agreement and who complies strictly with the applicable provisions of Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL") is entitled to exercise his or her appraisal rights to be paid cash for the "fair value" for such holder's shares of Common Stock. To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely. The applicable provisions of Section 262 are attached to this Proxy Statement as Appendix C.


MARKET INFORMATION

     The Physicians' Specialty Common Stock is traded on The Nasdaq National Market ("Nasdaq") (symbol: ENTS). The following table sets forth the high and low sales prices for each quarterly period for the two most recent fiscal years and for the current fiscal year to date.


                                                              HIGH    LOW
                                                              ----    ---
1997:
  First quarter.............................................  $ 8 1/4 $7 1/4
  Second quarter............................................    7 5/8  5
  Third quarter.............................................   11      5 1/2
  Fourth quarter............................................   13 3/4  8 1/4
1998:
  First quarter.............................................   12      8 7/16
  Second quarter............................................   11 1/2  8 1/8
  Third quarter.............................................    8 3/4  5 3/4
  Fourth quarter............................................    8 3/8  6 1/4
1999:
  First quarter.............................................    8 1/2  6 1/4
  Second quarter............................................    9 5/8  5 5/8
  Third quarter (through September 28, 1999)................   10      9 3/8



     On June 11, 1999, the last trading day prior to the announcement of the execution of the Merger Agreement, the high, low and closing sales prices per share of Common Stock as reported by Nasdaq were $8 7/8, $8 1/2, and $8 3/4, respectively. On September 28, 1999, the last trading day prior to printing of this Proxy Statement, the high, low and closing sales prices per share of Common Stock as reported by Nasdaq were $9 13/16, $9 9/16, and $9 5/8, respectively.


     The Company has never paid any cash dividends on its Common Stock. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the closing of the Merger. Under the Company's current senior credit facility, the distribution of dividends is restricted.

     In March, 1997, Physicians' Specialty completed its initial public offering of 2,200,000 shares of Common Stock. The offering price per share was $8, and the net proceeds received by Physicians' Specialty were approximately $14,275,000. In May, 1998, Physicians' Specialty completed an underwritten public offering of 2,307,537 shares of Common Stock. The offering price per share was $8.50, and the net proceeds received by Physicians' Specialty were approximately $16,520,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Certain selected consolidated historical financial data derived from the audited financial statements of the Company are set forth below with respect to the period from inception to December 31, 1996 and the fiscal years ended December 31, 1997 and December 31, 1998. Selected financial data for the six months ending June 30, 1998 and June 30, 1999 are based on unaudited financial statements. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes, and other financial information included in this Proxy Statement.

                                             FOR THE PERIOD
                                             FROM INCEPTION      FISCAL YEARS ENDED         SIX MONTHS ENDED
                                             (JULY 31, 1996)        DECEMBER 31,                JUNE 30,
                                             TO DECEMBER 31,   -----------------------   -----------------------
                                                  1996            1997         1998         1998         1999
                                             ---------------   ----------   ----------   ----------   ----------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENTS OF OPERATIONS:
Net revenue................................     $     51       $   24,488   $   61,601   $   26,218   $   44,642
Expenses:
  Provider claims, salaries, wages and
    benefits...............................           47           16,747       38,339       17,454       29,352
  General and administration...............          357            4,371       13,141        4,820        8,008
  Depreciation and amortization............            2              377        1,850          686        1,373
                                                --------       ----------   ----------   ----------   ----------
Operating expenses.........................          406           21,495       53,330       22,960       38,733
                                                --------       ----------   ----------   ----------   ----------
Operating income (loss)....................         (355)           2,993        8,271        3,258        5,909
                                                --------       ----------   ----------   ----------   ----------
Net income (loss)..........................         (355)           2,060        5,010        2,081        3,462
                                                ========       ==========   ==========   ==========   ==========
Earnings per share (loss)
  Basic....................................     $  (0.64)      $     0.42   $     0.62   $     0.29   $     0.38
  Diluted..................................     $  (0.64)      $     0.42   $     0.60   $     0.27   $     0.37
Weighted average shares outstanding
  Basic....................................      522,894        4,868,035    8,021,914    7,106,869    9,168,388
  Diluted..................................      522,894        4,966,778    8,434,583    7,640,821    9,391,427

                                                                   AT DECEMBER 31,
                                                              -------------------------   AT JUNE 30,
                                                              1996     1997      1998        1999
                                                              -----   -------   -------   -----------
                                                                      (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 123   $ 5,352   $ 4,926     $ 1,407
Working capital (deficit)...................................   (473)   10,469    18,388      15,801
Total assets................................................    613    30,598    63,685      74,358
Total liabilities...........................................    505       912    11,314      23,208
Stockholders equity (deficit)...............................    (10)   25,114    47,808      51,150

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     Physicians' Specialty, MergerCo and the TA Investors have entered into the Merger Agreement, which provides that MergerCo will be merged with and into Physicians' Specialty with Physicians' Specialty being the Surviving Corporation. In connection with the Merger, each stockholder of Physicians' Specialty (other than stockholders who are entitled to and have perfected their appraisal rights, Physicians' Specialty and its subsidiaries, MergerCo, the Management Sponsors and their affiliates, the Physician Investors and certain employees) will be entitled to receive $10.50 in cash for each outstanding share of Physicians' Specialty Common Stock. The Management Sponsors and certain of their affiliates, the Physician Investors and certain other employees will receive a cash payment for certain of their shares and certain of their shares will be converted into common stock of the Surviving Corporation. In addition, each share of common stock of MergerCo, each share of convertible participating preferred stock of MergerCo and each share of redeemable preferred stock of MergerCo outstanding immediately prior to the consummation of the Merger will be converted into one share of common stock of the Surviving Corporation, one share of convertible participating preferred stock of the Surviving Corporation and one share of redeemable preferred stock of the Surviving Corporation, respectively. In order to consummate the Merger, Physicians' Specialty and TA Associates have received financing letters from First Union for a $60 million revolving credit facility and from Allied for $15 million of subordinated debt and $1 million of equity. These financing letters are subject to the satisfaction of numerous conditions, including the satisfaction of certain financial tests.



     The following table sets forth certain unaudited pro forma consolidated financial statements for Physicians' Specialty for the fiscal year ended December 31, 1998 and the six months ended June 30, 1999 and reflects the pro forma effect of the Merger and the acquisition of the tangible assets of Physicians' Domain, Inc.



     The selected unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 1998 and for the six months ended June 30, 1999, give pro forma effect to the Merger as if it had occurred January 1, 1998. The unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 1998 also gives pro forma effect to the acquisition of the stock of three corporations which were successors to physician practices affiliated with Physicians' Domain, Inc. on May 27, 1998, as if such acquisition had occurred on January 1, 1998. The unaudited pro forma consolidated balance sheet as of June 30, 1999 gives pro forma effect to the Merger as if it had occurred on June 30, 1999. The unaudited pro forma financial statements assume that no dissenting stockholders successfully exercise their appraisal rights. If dissenting stockholders successfully exercise appraisal rights and the Delaware Chancery Court determines that the "fair value" of the shares held by the dissenting stockholders is greater than $10.50 per share, then the pro forma balance sheet would reflect increased borrowings under the credit agreement to reflect the increased purchase price. In addition, the pro forma statement of operations would reflect increased interest expense as a result of the increased borrowings. The unaudited pro forma consolidated financial statements do not purport to be indicative of the results of operations or financial position of Physicians' Specialty that would have actually been obtained had the Merger been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements of Physicians' Specialty, and the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company which are included in this Proxy Statement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          PHYSICIANS' SPECIALTY CORP.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                       PHYSICIANS'      UNAUDITED     PRO FORMA       PRO FORMA     PRO FORMA
                         ACTUAL      DOMAIN, INC.(F)    COMBINED     ADJUSTMENTS      COMBINED     ADJUSTMENTS
                       -----------   ---------------   -----------   -----------     -----------   -----------
REVENUES:
 Net patient service
   revenues..........  $54,889,930     $4,446,000      $59,335,930                   $59,335,930
 Capitation
   revenues..........    4,916,424             --        4,916,424                     4,916,424
 Management fees.....    1,164,418             --        1,164,418                     1,164,418
 Earnings in
   unconsolidated
   subsidiary........      630,415             --          630,415                       630,415
                       -----------     ----------      -----------                    ----------
   Net Revenues......   61,601,187      4,446,000       66,047,187                    66,047,187
                       -----------     ----------      -----------                    ----------
EXPENSES:
 Provider claims,
   wages and
   benefits..........   38,339,351      1,808,000       40,147,351                    40,147,351
 General and
   administrative....   13,140,889      1,640,000       14,780,889                    14,780,889
 Depreciation and
   amortization......    1,849,864         72,000        1,921,864      170,210(G)     2,092,074
                       -----------     ----------      -----------     --------       ----------
   Operating
     expenses........   53,330,104      3,520,000       56,850,104      170,210       57,020,314
                       -----------     ----------      -----------     --------       ----------
OPERATING INCOME.....    8,271,083        926,000        9,197,083     (170,210)       9,026,873
OTHER INCOME
 (EXPENSE)...........      (54,169)            --          (54,169)    (160,050)(H)     (214,219)  $(6,304,561)(A)(B)(E)
                       -----------     ----------      -----------     --------       ----------   -----------
PRETAX INCOME........    8,216,914        926,000        9,142,914     (330,260)       8,812,654    (6,304,561)
PROVISION FOR INCOME
 TAXES...............    3,206,794          7,000        3,213,794      223,141(C)     3,436,935    (2,458,779)(C)
                       -----------     ----------      -----------     --------       ----------   -----------
NET INCOME...........    5,010,120        919,000        5,929,120     (553,401)       5,375,719    (3,845,782)
DIVIDENDS ON
 PREFERRED STOCK.....           --             --                                                   (1,668,000)(D)
                       -----------     ----------      -----------     --------       ----------   -----------
NET INCOME AVAILABLE
 TO COMMON
 STOCKHOLDERS........  $ 5,010,120     $  919,000       $5,929,120     (553,401)      $5,375,719   $(5,513,782)
                       ===========     ==========      ===========     ========       ==========   ===========
Earnings per share
 Basic...............  $      0.62                                                    $     0.59
                       ===========                                                    ==========
 Diluted.............  $      0.60                                                    $     0.57
                       ===========                                                    ==========
Weighted average
 common shares
 outstanding
 Basic...............    8,021,914                                                     9,152,160
                       ===========                                                    ==========
 Diluted.............    8,434,583                                                     9,564,829
                       ===========                                                    ==========

                        PRO FORMA
                       AS ADJUSTED
                       -----------
REVENUES:
 Net patient service
   revenues..........  $59,335,930
 Capitation
   revenues..........    4,916,424
 Management fees.....    1,164,418
 Earnings in
   unconsolidated
   subsidiary........      630,415
                       -----------
   Net Revenues......   66,047,187
                       -----------
EXPENSES:
 Provider claims,
   wages and
   benefits..........   40,147,351
 General and
   administrative....   14,780,889
 Depreciation and
   amortization......    2,092,074
                       -----------
   Operating
     expenses........   57,020,314
                       -----------
OPERATING INCOME.....    9,026,873
OTHER INCOME
 (EXPENSE)...........   (6,518,780)
                       -----------
PRETAX INCOME........    2,508,093
PROVISION FOR INCOME
 TAXES...............      978,156
                       -----------
NET INCOME...........    1,529,937
DIVIDENDS ON
 PREFERRED STOCK.....   (1,668,000)
                       -----------
NET INCOME AVAILABLE
 TO COMMON
 STOCKHOLDERS........  $  (138,063)
                       ===========
Earnings per share
 Basic...............  $     (0.07)
                       ===========
 Diluted.............  $     (0.07)
                       ===========
Weighted average
 common shares
 outstanding
 Basic...............    2,058,789
                       ===========
 Diluted.............    2,058,789
                       ===========


       See notes to unaudited pro forma consolidated financial statements

                          PHYSICIANS' SPECIALTY CORP.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


                                                                PRO FORMA             PRO FORMA
                                                   ACTUAL      ADJUSTMENTS           AS ADJUSTED
                                                 -----------   -----------           -----------
REVENUES:
  Net patient service revenues.................  $40,295,853                         $40,295,853
  Capitation revenue...........................    2,674,114                           2,674,114
  Management fees..............................      904,054                             904,054
  Earnings in unconsolidated subsidiary........      768,305                             768,305
                                                 -----------                         -----------
     Net Revenues..............................   44,642,326                          44,642,326
                                                 -----------                         -----------
EXPENSES:
  Provider claims, wages and benefits..........   29,352,940                          29,352,940
  General and administrative...................    8,007,521                           8,007,521
  Depreciation and amortization................    1,372,536                           1,372,536
                                                 -----------                         -----------
     Operating expenses........................   38,732,997                          38,732,997
                                                 -----------                         -----------
OPERATING INCOME...............................    5,909,329                           5,909,329
OTHER INCOME (EXPENSE).........................     (233,964)  $(2,885,608)(B)        (3,119,572)
                                                 -----------   -----------           -----------
PRETAX INCOME..................................    5,675,365    (2,885,608)            2,789,757
PROVISION FOR INCOME TAXES.....................    2,213,155    (1,125,387)(C)         1,087,768
                                                 -----------   -----------           -----------
NET INCOME.....................................    3,462,210    (1,760,221)            1,701,989
DIVIDENDS ON PREFERRED STOCK...................           --      (834,000)(D)          (834,000)
                                                 -----------   -----------           -----------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS....  $ 3,462,210   $(2,594,221)          $   867,989
                                                 ===========   ===========           ===========
Earnings per share
  Basic........................................  $      0.38                         $      0.42
                                                 ===========                         ===========
  Diluted......................................  $      0.37                         $      0.30
                                                 ===========                         ===========
Weighted Average Shares Outstanding
  Basic........................................    9,168,388                           2,058,789
                                                 ===========                         ===========
  Diluted......................................    9,391,427                           5,741,103
                                                 ===========                         ===========


       See notes to unaudited pro forma consolidated financial statements

                          PHYSICIANS' SPECIALTY CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999


                                                                   PRO FORMA         PRO FORMA
                                                      ACTUAL      ADJUSTMENTS       AS ADJUSTED
                                                    -----------   ------------      ------------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $ 1,407,338   $   (402,871)(A)  $  1,004,467
  Accounts receivable, net........................   20,080,599                       20,080,599
  Notes receivable................................    1,647,662                        1,647,662
  Prepayments and other...........................    1,263,960                        1,263,960
                                                    -----------   ------------      ------------
          Total current assets....................   24,399,559       (402,871)       23,996,688
PROPERTY AND EQUIPMENT, net.......................   11,300,104                       11,300,104
INTANGIBLE ASSETS, net............................   31,211,198             --        31,211,198
PROMISSORY NOTE RECEIVABLE........................    2,152,000                        2,152,000
INVESTMENT IN UNCONSOLIDATED SUBSIDIARY...........    4,803,864                        4,803,864
OTHER ASSETS......................................      491,749      1,546,539(E)      2,038,288
                                                    -----------   ------------      ------------
          TOTAL ASSETS............................  $74,358,474   $  1,143,668      $ 75,502,142
                                                    ===========   ============      ============
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Borrowings under credit agreement...............  $   861,058   $   (861,058)(A)  $         --
  Notes payable...................................      522,000                          522,000
  Due to physicians...............................      702,539                          702,539
  Accounts payable and accrued expenses...........    6,127,647                        6,127,647
  Deferred income taxes...........................      385,184                          385,184
                                                    -----------                     ------------
          Total current liabilities...............    8,598,428       (861,058)        7,737,370
                                                    -----------                     ------------
BORROWINGS UNDER REVOLVING CREDIT FACILITY........           --     41,500,000(A)     41,500,000
BORROWINGS UNDER SUBORDINATED DEBENTURE...........           --     15,000,000(A)     15,000,000
SUBORDINATED SELLER NOTES.........................    8,860,034                        8,860,034
BORROWINGS UNDER CREDIT AGREEMENT.................    5,750,000     (5,750,000)(A)            --
                                                    -----------   ------------      ------------
          Total long-term debt....................   14,610,034     50,250,000        64,860,034
                                                    -----------   ------------      ------------
          Total liabilities.......................   23,208,462     49,388,942        72,597,404
                                                    -----------   ------------      ------------
REDEEMABLE PREFERRED STOCK........................           --     27,800,000(A)     27,800,000
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock...................................           --      5,000,000(A)      5,000,000
Common stock......................................        9,172         (7,113)(A)         2,059
Additional paid-in capital........................   41,147,398    (41,147,398)(A)            --
Treasury Stock....................................     (184,272)       184,272(A)             --
Retained earnings.................................   10,177,714    (40,575,035)(A)   (30,397,321)
                                                    -----------   ------------      ------------
          Total stockholders' equity (deficit)....   51,150,012    (76,545,274)      (25,395,262)
          Total liabilities and stockholders'
            equity (deficit)......................  $74,358,474   $  1,143,668      $ 75,502,142
                                                    ===========   ============      ============



       See notes to unaudited pro forma consolidated financial statements

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     This transaction will be accounted for as a recapitalization for accounting purposes. No goodwill is generated from the transaction but there are adjustments and reductions from the equity accounts of the Company.
- ---------------


(A) These adjustments record (i) the borrowing under the First Union revolving credit facility, (ii) the borrowing under the Allied Capital subordinated debenture, (iii) the equity contribution, and (iv) the use of a portion of the net proceeds to purchase 7,484,931 of outstanding shares of Physicians' Specialty Common Stock and to repay the existing credit facility. The table below reflects the financing transactions:



Sources of cash
  First Union revolving credit facility.....................  $41,500,000
  Allied Capital Subordinated Debenture.....................   15,000,000
  Preferred shares -- redeemable............................   27,800,000
  Preferred shares -- convertible...........................    5,000,000
  Cash......................................................      402,871
                                                              -----------
                                                              $89,702,871
Uses of cash
  Purchase of outstanding shares of common stock............  $78,591,813
  Repayment of existing indebtedness........................    6,611,058
  Transaction fees and expenses.............................    4,500,000
                                                              -----------
                                                              $89,702,871



     The adjustments to common stock, additional paid-in capital, and retained earnings record the impact of the cash payment for the shares of outstanding Common Stock at $10.50 per share and the purchase of convertible participating preferred and redeemable preferred stock. The Unaudited Pro Forma Consolidated Balance Sheet reflects the mandatory redeemable preferred shares as "mezzanine equity" of $27,800,000. The convertible participating preferred shares of $5,000,000 are reflected in the equity section with the common stock adjusted to reflect the remaining shares outstanding at par value based on number of shares purchased. Under recapitalization accounting, the acquisition debt has been recorded, and the offsetting amounts have been recorded to (a) reduce additional paid-in capital ($41,147,398), (b) reduce common stock to an amount not less than the par value ($7,113), (c) reduce retained earnings ($40,575,035) and (d) reduce treasury shares ($184,272).


(B) Reflects the removal of interest expense under the Nationsbank Credit Facility and the additional interest expense for the First Union Revolving Credit Facility and the Allied Capital subordinated debenture incurred in connection with this transaction computed at rates of 9% and 15.5% per annum, respectively.


                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              -----------------   ----------------
Interest expense on new financing:
  First Union revolving credit facility.....................     $3,735,000          $1,867,500
  Allied Capital Subordinated Debenture.....................      2,325,000           1,162,500
Amortization of debt issuance costs.........................        321,429             160,715
Interest expense on historical debt repaid..................        (42,750)           (288,049)
Amortization of debt issuance costs repaid..................        (34,118)            (17,058)
          Total adjustment..................................     $6,304,561          $2,885,608


(C) Reflects the establishment of a provision for income taxes at an estimated 39% effective tax rate, which consists of a 34% statutory federal tax rate and an average state statutory tax rate of 5%.
(D) Represents a 6% cumulative dividend on Redeemable Preferred Stock.
(E) Reflects the removal of debt issuance costs under the Nationsbank Credit Facility and the additional amortization expense of debt issuance costs for the First Union Revolving Credit Facility and the

     Allied Capital subordinated debenture computed at rates of 2.5% and 1.0% on the total commitment amounts, respectively.

(F) In addition, the Company acquired the stock of three corporations affiliated with Physicians' Domain, Inc., a White Plains, New York-based practice management company, in a purchase combination. Physicians' Domain, Inc. operated as a centralized billing office for the predecessors to the three acquired corporations in addition to other practices in this area, and it did not provide or exercise specific management oversight or control over these corporations. The unaudited pro forma statement of operations for the fiscal year ended December 31, 1998 gives pro forma effect to the acquisition of the stock of three corporations affiliated with of Physicians' Domain, Inc. on May 27, 1998, as if such acquisition had occurred on January 1, 1998.

(G) Reflects the additional amortization expense of the $10.2 million of goodwill recorded in connection with the acquisition of Physicians' Domain, Inc.
(H) Reflects the additional interest expense for the $6.4 million in debt incurred in connection with the acquisition of Physicians' Domain, Inc. computed at a rate of 6.00%.

   CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND BOOK VALUE PER SHARE

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges and book value per share of Physicians' Specialty Common Stock for the years ended December 31, 1998 and 1997 and as at June 30, 1999. The following table also provides pro forma figures for the year ended December 31, 1998 and as at June 30, 1999.


                                      AS OF THE      AS OF THE      PRO FORMA
                                      YEAR ENDED     YEAR ENDED     YEAR ENDED      AS OF     PRO FORMA AS OF
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JUNE 30,       JUNE 30,
                                         1997           1998           1998         1999           1999
                                     ------------   ------------   ------------   ---------   ---------------
Ratio of earnings to fixed
  charges:(1)......................      37.94          15.81          1.29         20.52            1.76
Book value per common share........     $ 3.86         $ 5.22           N/A        $ 5.58         $(12.09)


- ---------------

     (1) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In 1998, market valuations of publicly traded physician practice management ("PPM") companies deteriorated. The Company completed a follow-on equity offering in May 1998 and was disappointed with the pricing of its Common Stock. Shortly after the offering, an investment banker from one of the managing underwriters of the offering approached management of the Company with a proposal that Physicians' Specialty give consideration to consummating a business combination with another PPM company so as to increase the Company's market capitalization, thus allowing for a broader base of institutional investors to establish positions in the Physicians' Specialty Common Stock. The investment banker indicated that the Company's specialty focus and managed care expertise might be attractive to three large PPM companies known to the investment banker. After discussing the investment banker's proposal with the Board, management authorized the investment banker, without a formal engagement, to informally explore with these three PPM companies whether they might be interested in a possible business combination. The investment banker was not authorized to disclose the identity of the Company. The investment banker reported that each of the three PPM companies approached indicated they were not interested in pursuing a business combination.

     During the third quarter of 1998, the Company's Board of Directors and the management team were concerned about the overall deterioration of market valuations of publicly traded PPM companies. The Board anticipated that, as a result of the deterioration in market valuations, there would be a decrease in physician practice acquisition activity and a related decrease in revenue growth attributable to practice acquisitions. Although the Company continued to have strong revenue growth and to meet consensus Wall Street analyst estimates, the Company's stock price had declined from a price of $12.00 in March 1998, to a low of $5.375 in the third quarter of 1998. Management believed that the declining stock price was a result of negative investor sentiment toward PPM companies and a difficult market for small capitalization stocks. The Company's depressed stock price was having an adverse impact upon the Company's ability to attract and retain qualified management and to utilize its Common Stock in connection with acquisitions. Management was concerned about the resulting detrimental effect on the Company's long-term business strategy which has been to consolidate in select markets the management and delivery of ENT and related specialty care largely through acquisitions.

     Late in the third quarter of 1998, another PPM company ("Company No. 1") approached senior management of the Company to discuss the Company's interest in pursuing a business combination. Management reported this approach to the Board of Directors. After careful consideration, the Board determined a merger with Company No. 1 would be inconsistent with the Company's long-term business strategy given Company No. 1's geographic focus, limited financial resources and small market capitalization.

     During the fourth quarter of 1998, Physicians' Specialty approached Robinson-Humphrey and requested that a meeting be arranged with another PPM company ("Company No. 2") to discuss a possible business combination transaction. Robinson-Humphrey had not been retained as financial advisor by either Physicians' Specialty or Company No. 2. Management authorized Robinson-Humphrey to approach Company No. 2 and to inquire informally as to that company's interest in pursuing a business combination with Physicians' Specialty. After an introductory meeting held during the course of the Robinson-Humphrey Healthcare Conference, Company No. 2 informed Robinson-Humphrey that it was not able to consider pursuing a business combination with Physicians' Specialty at that time. Shortly thereafter, Company No. 2 disclosed that its Board of Directors had approved a merger with another publicly traded PPM company.

     In December 1998, management of the Company approached one of its suppliers, a manufacturer and distributor of surgical products ("Company No. 3"), about its interest in exploring a business combination with the Company. Company No. 3 subsequently indicated through its investment bankers that it had no interest in pursuing a business combination with a PPM company.

     During the fourth quarter of 1998, the Company's senior management began to receive unsolicited inquiries from private equity firms regarding the Company's interest in pursuing a recapitalization of the Company. Dr. Ramie A. Tritt, the Chairman of the Board and President of the Company, reported this development to the full Board of Directors on November 4, 1998. The Board of Directors encouraged Dr. Tritt to explore available alternatives that would provide enhanced value to the Company's stockholders. The Board of Directors considered the possibility of an acquisition of the Company which would involve an investment by management as a potential transaction that might provide enhanced value to the Company's stockholders. Because of the depressed market values of the companies in the PPM industry and the lack of success the Company had experienced over the previous months in exploring a strategic business combination, the Board believed a transaction involving management and a financial buyer was likely to be the best alternative to enhance stockholder value. At the January 12, 1999 Board meeting, the Board discussed the strategic alternatives available to the Company to enhance stockholder value, including a merger with a strategic partner and a transaction involving management and a financial buyer. The Board further discussed continuing to implement the Company's long term business strategy. The Board did not make any determination as to which strategic alternative to pursue. However, the Board believed that a transaction involving management and a financial buyer could be attractive. Accordingly, the Board of Directors decided to retain PHC, as financial advisor, to seek and assist in the review of potential transactions, including a transaction involving an investment by management. The Board discussed the ownership interest held by Gerald R. Benjamin, the Company's Vice Chairman and Secretary, in Bock, Benjamin & Co., the parent of PHC, and the potential conflicts of interest, but determined that, because of its previous association with the Company, its familiarity with the Company and its recognized standing and expertise in the PPM and health care services sector, the retention of PHC was advisable.

     In light of the Company's unsuccessful attempts to pursue a strategic business combination with PPM and health care device companies, PHC determined that pursuing a leveraged recapitalization of the Company was the most viable alternative to provide enhanced value to the Company's stockholders. As part of its engagement, PHC performed various analyses and procedures as it deemed appropriate to evaluate a potential transaction. These included (i) interviews with senior management and a review of the Company's business plan and budgets,
(ii) an analysis of the equity capital markets and the PPM sector in particular;
(iii) an analysis of recent leveraged recapitalization transactions; (iv) an analysis of the senior debt market and current terms being offered to health care services companies; and (v) preparation of a detailed leveraged recapitalization financial model. In addition, as part of its engagement, PHC approached 11 private equity firms between January 12, 1999 and February 2, 1999 regarding their interest in sponsoring a leveraged recapitalization of Physicians' Specialty. In choosing the private equity firms to be approached, PHC selected those firms which it knew or confirmed to have (i) expertise in the PPM or health care services sector, (ii) sufficient amounts of uncommitted capital available to complete a leveraged recapitalization of the Company, and
(iii) a continuing interest in funding health care service investments in light of the well-publicized difficulties being encountered by a number of PPM and health care services companies. As discussed above, one of the private equity firms approached by PHC had contacted the Company's senior management on an unsolicited basis in the fourth quarter of 1998. PHC considered approaching four additional firms, but determined not to approach them because of either constraints on the minimum size of transactions these firms could pursue or their unwillingness to consider additional healthcare services investments. Of the 11 firms approached, nine firms received a confidential information package from the Company and held meetings with members of the Company's senior management team. At the end of this process, PHC received proposals from three of the firms contacted (including TA Associates).

     The first proposal was presented by a California-based private equity firm and contemplated a leveraged recapitalization of the Company with management and affiliated physicians retaining approximately 2.3 million shares of Physicians' Specialty Common Stock. The proposal contemplated that the Company shares held by the public would have been acquired at $11.1875 per share. The proposal contemplated the private equity firm investing approximately $22 million in the form of redeemable preferred stock. Such preferred stock would have carried a 9% cumulative dividend. Pro-forma Company debt at closing would have been approximately $71 million, with a resulting pro-forma debt to equity ratio of 5.5:1. PHC suggested to the California firm that it would be necessary, given the healthcare debt marketplace, for the firm to restructure its proposal to decrease the level of leverage. The California firm declined to revise its proposal in response to PHC's suggestion. The private equity firm's proposal was received on January 27, 1999, on which date the closing price of Physicians' Specialty Common Stock was $8.3125.

     The second proposal received by PHC on behalf of the Company was provided by a New York-based leveraged buy-out firm. This proposal contemplated the acquisition of all of the Physicians' Specialty Common Stock held by the Public Stockholders at a price of $9.00 per share, with management and affiliated physicians retaining all of their Physicians' Specialty shares. In response to this proposal, PHC sought to negotiate a higher purchase price from the New York firm. The New York firm, however, refused to entertain discussions regarding an increase in purchase price without assurances that PHC would deal with it exclusively. On February 25, 1999, the date on which this proposal was received from the leveraged buy-out firm, the closing price of Physicians' Specialty Common Stock was $6.50.

     The third proposal was from TA Associates. TA Associates had been contacted by PHC in January to determine its interest in exploring a healthcare services equity investment. On January 15, 1999, after PHC had determined that TA Associates had a potential interest in exploring such an investment, the Company's management made a presentation concerning the Company to TA Associates. On January 25, 1999, PHC received TA Associates' initial proposal of $10.50 per share on behalf of the Company. The TA Associates proposal required that a substantial amount of shares of Physicians' Specialty Common Stock held by management and affiliated physicians be invested in the Surviving Corporation. On January 25, 1999, the closing price of the Physicians' Specialty Common Stock was $8.125. The following day TA Associates revised its proposal downward to a price range of $9.50 to $9.75 per share for the Physicians' Specialty Common Stock, citing that it had omitted to include the Company's subordinated seller notes and contingent notes when developing its initial proposal. Additionally, on January 26, 1999, TA Associates sent PHC a preliminary due diligence list. Over a two week period negotiations proceeded between TA Associates and PHC. PHC countered the revised proposal from TA Associates with a price of $11.1875 per share. During this period, TA Associates and senior management of the Company met on one occasion to discuss the strategic direction of the Company. TA Associates indicated to PHC that a price of $10.00 per share was the most it could justify in light of a deteriorating senior debt market for health care services companies. PHC indicated that a price of $10.50 per share would be required in order for PHC to present a transaction to the Company's Board of Directors. TA Associates agreed to increase its offer to $10.50 per share but indicated that, in order to justify the $10.50 price, its proposed redeemable preferred stock investment, having a $27.8 million liquidation preference, would be required to carry a 6% cumulative dividend. The final proposal from TA Associates was received on March 1, 1999, on which date the closing price of the Physicians' Specialty Common Stock was $6.50.

     On March 3, 1999, the Company's Board of Directors met to review the analyses prepared by PHC and the proposals received by PHC on behalf of the Company. Of the three proposals received, the Board of Directors determined that the first proposal was subject to financing conditions that were unachievable in a deteriorating lending environment for health care service companies and the second did not provide for adequate value for the Public Stockholders. The final proposal from TA Associates as presented to the Company's Board on March 3, 1999 contemplated a leveraged recapitalization of Physicians' Specialty with the Public Stockholders receiving $10.50 per share in cash. The proposal contemplated that senior management and certain affiliated physicians would participate in the proposed acquisition and have a continuing equity interest in the Company. After discussing the process that had been undertaken by PHC and the TA Associates proposal, the Board determined that the proposal from TA Associates warranted further consideration. The Board was concerned that, although the Company continued to meet consensus Wall Street analyst estimates, its financial performance was not being reflected in its stock price. The Company's stock price was a result, in the Board's view, of the overall deterioration in market valuations of publicly traded companies in the PPM industry generally. Based on currently available information, the Board had no expectation that the PPM industry was likely to improve or that the Company's stock price was likely to increase. Further, the Board was concerned that the market price of the Physicians' Specialty Common Stock could decline further as a result of negative investor sentiment toward PPM companies, anticipated decreases in acquisition activity and an associated slow down in revenue growth attributable to acquisitions, and large sales of Common Stock by institutional holders and affiliated physicians, with respect to whom restrictions on public resale of stock recently had or soon would lapse. The Board determined that it should consider alternatives which would permit the Public Stockholders to realize the value of Physicians' Specialty Common Stock held by them. The Board believed that it was appropriate for the Company to pursue the recapitalization alternative presented by the TA Associates proposal, as the alternative most likely to enhance stockholder value given the Company's lack of success in its pursuit of other strategic alternatives. Given the potential conflicts of interest embodied in the TA Associates proposal, at the March 3 Board meeting the Board of Directors formed the Special Committee consisting of Sidney Kirschner, Edward D. Casas, M.D., and Steven Posar, M.D., three members of the Board of Directors who are not employed by the Company or any of the Company's affiliated physician practices and who will not own equity interests in or be employed by the Surviving Corporation, to consider the fairness to the Company's stockholders of the proposed transaction and to report its determination regarding the fairness of the proposal from TA Associates to the full Board of Directors. The Special Committee was authorized to conduct negotiations with TA Associates regarding the terms of the proposed transaction and to determine whether to accept or reject the proposed transaction. Further, the Special Committee was authorized to solicit, as necessary, and evaluate any alternative proposals. In making its determinations, the Special Committee was authorized to establish such procedures, review such information, engage such financial advisors and legal counsel as it deemed reasonable and necessary.

     The Special Committee retained the law firm of King & Spalding as its legal counsel. Thereafter, the Special Committee and its legal counsel discussed the procedures to be followed in analyzing the offer from TA Associates. As part of this discussion, King & Spalding advised the Special Committee as to the Special Committee's legal responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the Special Committee with respect to the offer by TA Associates.

     On March 10, 1999, the Special Committee met to interview two investment banks to serve as financial advisor to the Special Committee. On March 17, the Special Committee engaged Robinson-Humphrey to serve as its financial advisor for the purpose of reviewing strategic alternatives available to the Company, reviewing contacts and negotiations the Company had regarding a merger or sale of the Company, advising and assisting the Special Committee in negotiations with TA Associates and rendering an opinion to the Board as to the fairness, from a financial point of view, to the Public Stockholders of the consideration payable in the Merger. The Special Committee instructed Robinson-Humphrey to commence its investigation and analysis of the proposal received from TA Associates. In addition to reviewing the financial terms of the proposal from TA Associates, the Special Committee requested that Robinson-Humphrey review the process undertaken by PHC and the Company in connection with the TA Associates proposal.

     During the period from March 17 to March 24, 1999, Robinson-Humphrey reviewed certain financial and other information concerning the Company, assessed certain other strategic alternatives available to the Company, met with certain members of the Company's management team and PHC and met telephonically with TA Associates to discuss the proposal from TA Associates.

     On March 24, 1999, the Special Committee met telephonically with Robinson-Humphrey and King & Spalding to discuss the preliminary review and analyses performed by Robinson-Humphrey. Representatives of Robinson-Humphrey discussed with the Special Committee its preliminary findings in connection with its investigation of the Company, its assessment of available strategic alternatives, its review of the process undertaken by PHC, and how the proposed purchase price of $10.50 per share compared with: (i) valuations of other publicly traded PPM companies, (ii) valuations in other merger and acquisition transactions in the PPM sector, (iii) premiums paid in other merger and acquisition transactions since January 1997, and (iv) historical trading patterns of the Company's Common Stock. Upon receiving this preliminary analysis from Robinson-Humphrey of the proposed transaction, the Special Committee concluded not to respond with a specific price counteroffer to the TA Associates proposal at that time.

Instead the Special Committee determined that, although it believed the $10.50 price to be attractive, it would be advisable for Robinson-Humphrey to talk with TA Associates to attempt to negotiate a higher price per share than $10.50 in cash.

     At the March 24 Special Committee Meeting, the Special Committee considered and discussed with Robinson-Humphrey the advisability of contacting other potential acquirors regarding their interest in pursuing a transaction with the Company. In connection with its review of available strategic alternatives, Robinson-Humphrey identified three categories of companies that might have a strategic interest in effecting a business combination with the Company that could provide greater value to the Company's stockholders than the TA Associates proposal. These included other PPM companies, operators of specialty health care facilities and manufacturers of ENT related devices. After reviewing the current market valuation, trading multiples, and the recent financial performance and strategic objectives of publicly traded PPMs, Robinson-Humphrey informed the Special Committee that the probability of another PPM being able to acquire or merge with the Company at a valuation in excess of the TA Associates' proposal was low. With respect to its analysis of operators of specialty health care facilities, Robinson-Humphrey informed the Special Committee that given the losses that several large operators of specialty health care facilities had incurred in connection with the ownership of physician practices, the likelihood of receiving a superior proposal from one of these entities in the current industry environment was also low. In analyzing the opportunity to pursue a transaction with an ENT related device manufacturer, Robinson-Humphrey reviewed with the Special Committee the Company's prior discussions with Company No. 3, a leading manufacturer of ENT related devices. A primary reason for Company No. 3's rejection of the proposed business combination with Physicians' Specialty was its concern that affiliation with select physician practices could be viewed negatively by its customer base. Given that one of the leading ENT device manufacturers had rejected the transaction because of concerns over conflicts of interest and that other medical device companies were likely to share this concern, Robinson-Humphrey informed the Special Committee that the likelihood that another medical device company would be interested in a transaction was very low.

     In connection with its review of the process undertaken by PHC, Robinson-Humphrey reviewed with PHC the list of private equity firms contacted by PHC and the responses received from each firm contacted. After reviewing these responses as well as considering its own knowledge of the private equity market, Robinson-Humphrey advised the Special Committee that PHC had contacted an adequate and sufficient representation of the leading private equity firms that were most likely to have an interest in pursuing a recapitalization of the Company. Finally, Robinson-Humphrey advised the Special Committee that any contact with other potential acquirors might cause TA Associates to withdraw its proposal. After considering Robinson-Humphrey's assessment and analysis, the Special Committee determined that, given the difficult market for PPM companies and the discussions conducted by the Company in the third and fourth quarters of 1998 with respect to potential business combinations with strategic buyers, it was unlikely that a strategic buyer would be interested in acquiring Physicians' Specialty at a price in excess of $10.50 per share. In addition, the Special Committee determined after consultation with Robinson-Humphrey that PHC had contacted the financial buyers that appeared most likely to be interested in acquiring Physicians' Specialty during its process. Further, based upon input from Robinson-Humphrey, the members of the Special Committee were concerned that if they contacted other bidders at this time, TA Associates would withdraw its proposal which the Special Committee believed to be attractive.

     Subsequent to the March 24 Special Committee meeting, Robinson-Humphrey, as authorized, approached TA Associates to discuss a price higher than $10.50. TA Associates informed Robinson-Humphrey that in light of the extensive purchase price negotiations which had taken place with PHC and the deteriorating senior debt market for health care services companies, it was unwilling to increase its bid above $10.50 per share in cash. In addition, TA Associates informed Robinson-Humphrey that in order to proceed with due diligence and document preparation TA Associates required an agreement from the Company to provide an exclusivity period and expense reimbursement. Robinson-Humphrey reported these conversations to the Special Committee. As a result of the analysis presented at the March 24 Special Committee meeting and the position taken by TA Associates, upon inquiry, Robinson-Humphrey informed the Special Committee that it did not recommend soliciting indications of interest from any third party with respect to the purchase of all or a part of the Company's business. The Special Committee continued to believe the $10.50 price to be attractive, concluded that $10.50 was the highest price TA Associates would pay and authorized Robinson-Humphrey and King & Spalding to negotiate the terms of an exclusivity and expense reimbursement letter. On April 5, 1999, the Special Committee and TA Associates executed a letter agreement that provided that (i) the Company would negotiate exclusively with TA Associates regarding a merger or business combination involving the Company through May 15, 1999 and (ii) the Company would reimburse TA Associates for its reasonable fees and expenses incurred in connection with a potential transaction involving the Company up to an initial cap of $100,000, which was increased to $200,000 with the consent of the Special Committee. The exclusivity period was extended several times by the Special Committee to facilitate the continuing negotiation of the terms of the Merger Agreement and the financing commitments.

     During the period from April 5 to June 10, 1999, TA Associates conducted a due diligence review of the Company which included engaging KPMG Peat Marwick to perform certain financial due diligence and engaging the law firm of Goodwin Procter & Hoar LLP to perform certain legal due diligence. During this same period, representatives from TA Associates and the Company's management met with various banks and non-bank lenders to arrange the financing for the proposed transaction.

     At the April 30, 1999 meeting, the Special Committee discussed the progress of the proposed transaction including the due diligence investigation by TA Associates and its advisors. The Special Committee also reviewed with King & Spalding the preliminary draft of the Merger Agreement that had been provided by legal counsel for TA Associates. The terms of the Merger Agreement and related documents continued to be negotiated by the Special Committee and its advisors and TA Associates and its advisors through June 10, 1999.

     On June 12, 1999, the Special Committee, together with representatives of Robinson-Humphrey and King & Spalding, met telephonically to consider further the $10.50 per share cash offer by TA Associates and the Merger Agreement. A draft of the Robinson-Humphrey opinion and related analyses and other materials had been delivered to the Special Committee members and the other directors prior to the meeting. Representatives of King & Spalding reviewed again with the members of the Special Committee their legal duties in connection with the consideration of the offer. King & Spalding also reviewed with the Special Committee the terms of the Merger Agreement and the terms of the commitment letters for the debt financing for the Merger. At the meeting, Robinson-Humphrey presented an analysis outlined in the materials distributed to the Special Committee and the Board prior to the meeting of the $10.50 per share cash offer and delivered an opinion that such consideration was fair, from a financial point of view, to the Public Stockholders. The Special Committee discussed the $10.50 per share cash offer in detail, and questioned Robinson-Humphrey regarding certain aspects of its valuation methodologies and analyses. Based on the opinion delivered by Robinson-Humphrey at the June 12 meeting and the related analyses, the Special Committee's belief after discussions with Robinson-Humphrey that it was unlikely that another proposal for a business combination would be made that would provide greater value to the Public Stockholders than the $10.50 per share cash price and the other factors described below in " -- The Special Committee's and the Board's Recommendation," the Special Committee determined that the Merger, the Merger Agreement and the other transactions contemplated thereby were advisable, fair and in the best interests of Physicians' Specialty and the Public Stockholders and recommended to the full Board of Directors that the Board accept the $10.50 per share cash offer and that the Merger, the Merger Agreement and the transactions contemplated thereby be approved, adopted and declared advisable. Immediately after the Special Committee meeting on June 12, 1999, the Board of Directors of the Company met to receive the report of the Special Committee. At this meeting, Mr. Kirschner, Chairman of the Special Committee, gave the report of the Special Committee in which the Special Committee unanimously recommended to the Board of the Directors of the Company that the Board accept the $10.50 per share cash offer and approve, adopt and declare advisable the Merger, the Merger Agreement and the transactions contemplated thereby. At the Board meeting, Robinson-Humphrey also summarized its presentation given to the Special Committee on June 12, 1999 for the full Board of Directors of the

Company. After hearing the recommendations of the Special Committee, the Board of Directors unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Physicians' Specialty and the Public Stockholders and approved the Merger Agreement.

     On June 14, 1999, prior to the opening of trading on Nasdaq, the Company issued a press release announcing that based on the recommendation of the Special Committee, the Board of Directors had approved the TA Associates' merger proposal of $10.50 per share in cash.

     A copy of the written materials provided by Robinson-Humphrey and distributed to the Special Committee prior to the June 12, 1999 meeting has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. A copy of such materials shall be provided to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or representative. In addition, these materials are available to the public at the Internet World Wide Web Site maintained by the Commission at http:/www.sec.gov. For additional information on where to obtain copies of these materials, see "Where You Can Find More Information."

     On June 25, 1999, TA Associates, Inc., TA Associates VIII LLC, TA MergerCo, Inc., and TA/Advent VIII, L.P., as a group, and Dr. Tritt, individually, each made a Schedule 13D filing with the Commission disclosing that Physicians' Specialty had entered into the Merger Agreement with the TA Investors and that Dr. Tritt, as well as certain other stockholders of the Company, had entered into a voting agreement pursuant to which such stockholders agreed, among other things, to (i) vote their shares of Physician's Specialty Common Stock in favor of approval and adoption of the Merger Agreement and (ii) abide by certain restrictions on the transfer of shares of Physicians' Specialty Common Stock owned by each such stockholder.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

     The full Board of Directors formed the Special Committee, comprised of disinterested directors, to review and evaluate the proposed Transactions because it appeared that certain of the directors would have actual or potential conflicts of interest in evaluating the Transactions. As discussed above under "-- Background of the Merger", the Special Committee unanimously recommended that the Board approve, adopt and declare advisable the Merger, the Merger Agreement and the transactions contemplated thereby. Following the unanimous recommendation of the Special Committee, the Board concurred in the analyses and findings of the Special Committee after considering the same material factors evaluated by the Special Committee in connection with the Merger, as described below. The Board subsequently approved and declared advisable, fair and in the best interests of Physicians' Specialty and the Public Stockholders the Merger, the Merger Agreement and the transactions contemplated thereby and recommended that the stockholders of the Company approve the Merger, the Merger Agreement and the transactions contemplated thereby. In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, Robinson-Humphrey. See "-- Opinion of Financial Advisor." The Special Committee and the Board recommend that the stockholders vote "For" the approval of the Merger Agreement.

     The Special Committee met on nine occasions between March 5, 1999 and June 12, 1999, in person or by telephone conference, to consider developments relating to the possible recapitalization of the Company. The Special Committee was assisted in its deliberations by its financial advisor, Robinson-Humphrey, and its legal counsel, King & Spalding. At a meeting held June 12, 1999, the Special Committee determined that the Merger, the Merger Agreement, and the transactions contemplated thereby were advisable, fair and in the best interests of the Public Stockholders of the Company and recommended that the full Board approve and adopt the Merger, the Merger Agreement and the transactions contemplated thereby.

     The material factors the Special Committee evaluated in connection with the Merger are described below. These factors also were evaluated by the Board. Except for paragraph (ix) and as otherwise as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Merger is advisable, fair and in the best interests of the Public Stockholders. In arriving at its decision, the Special Committee considered:

          (i) The Special Committee's view that the market price of the Common Stock has not reflected, and for an indefinite period of time would not reflect, the value that may be inherent in the Company's business strategy due to the negative investor sentiment towards PPM companies and a difficult market for small capitalization stocks, particularly in the health care industry. The Special Committee was concerned that the market price of the Common Stock could decline further as a result of negative investor sentiment toward PPM companies, anticipated decreases in acquisition activity and an associated slow down in revenue growth attributable to acquisitions, and large sales of Common Stock by institutional holders and affiliated physicians, with respect to whom restrictions on public resale of stock recently had or soon would lapse. The Special Committee noted that in spite of the Company's ability consistently to meet Wall Street analyst estimates, the closing price of the Company's Common Stock on March 1, 1999, the date of the final TA Associates proposal, was $6.50 per share a decrease of 18.75% from the Company's initial public offering price of $8.00 per share on March 27, 1997. The Special Committee believed that the Company's stock price was having and would continue to have an adverse impact upon the Company's ability to attract and retain qualified management. Equity incentives have been a significant component of compensation packages provided by the Company to attract qualified management. In addition, equity incentives constitute significant factors in the retention of management. The Company has focused on equity incentives in its compensation packages because only minimal cash bonuses and base salary increases have been recommended to and approved by the Board since the Company's inception. The Special Committee was concerned that the effectiveness of equity incentives had been adversely impacted by the market value of the Common Stock and would be further impacted by any further decreases in such market value, and that with the reduction in value, the equity incentives no longer would be effective tools in enabling the Company to retain and attract management. Additionally, the Special Committee was concerned that, given the market price of the Common Stock, any additional equity incentives which the Company might use to retain and attract key members of management would have further adverse effects on the market price of the Common Stock. Management had informed the Board of Directors of its concern that it could not effectively recruit senior management without significantly increasing base salaries. However, the Special Committee was concerned that increasing base salaries and providing cash bonuses as an alternative to providing equity incentives, which would result in decreased reportable earnings, could cause further decline in the price of the Company's Common Stock. The Special Committee also believed that the Company's stock price was having and would continue to have an adverse impact upon the Company's ability to utilize its Common Stock in connection with acquisitions. The Company's business strategy has been to consolidate in select markets the management and delivery of ENT and related specialty care largely through acquisitions. The Company's stock price had made acquisitions more expensive and dilutive to earnings, and thus had a detrimental effect on management's ability to execute the Company's business strategy of consolidation. In this regard, the Special Committee considered that the Company may be managed more effectively as a private company not subject to pressures from Public Stockholders and market professionals to grow earnings per share consistently. The Special Committee believed that, as a private company, the Company would have greater flexibility to consider business strategies that have long-term benefits (including acquisitions which are often dilutive in the short-term), but that would adversely impact earnings per share and the market price of the Physicians' Specialty Common Stock in the short-term if the Company remained public. The Special Committee believed that, as a private company, the Company would have more flexibility in establishing compensation packages which could attract and retain qualified management and that being a private company would facilitate the Company's ability to complete acquisitions, including acquisitions which are not initially accretive, in pursuit of its long-term business strategy. The Special Committee considered the potential negative impacts of being a private company on its ability to use shares for acquisitions and to attract management personnel and concluded that such impacts would not adversely affect the Company's ability to obtain a fair value for the Public Stockholders.

          (ii) The belief of the Special Committee that the Merger represents a more desirable alternative than continuing to operate the Company as a public company. In this connection, the Special Committee gave consideration to rejecting the TA Associates' proposal in favor of maintaining the Company's independence and enabling the Public Stockholders to share in the Company's future earnings and growth potential. However, the Special Committee believed that continuing to operate the Company as a publicly traded company would subject the Company and its stockholders to the risk of delays in the implementation or execution of the Company's business strategy which focuses primarily on the consolidation in select markets of the management and delivery of ENT and related specialty care largely through acquisitions. Physicians were reluctant to accept the Company's Common Stock as acquisition currency, particularly in light of declines in the price of stock of other PPM companies received by physicians upon the sales of their practices. In addition, the depressed market price of the Physicians' Specialty Common Stock was making acquisitions more expensive. Management was concerned about the adverse impact on the Company's earnings of acquisitions initially dilutive to earnings. As a private company, Physicians' Specialty would have greater flexibility in structuring acquisitions and in pursuing acquisitions which might not initially be accretive to earnings. After evaluating such risks (including the factors described under item (i) above), the Special Committee concluded that, while the Company's business strategy could ultimately prove successful, the risk that the negative investor sentiment towards PPM companies will continue to adversely impact the performance of the Common Stock justifies a recapitalization of the Company. As alternatives to the Merger, the Special Committee considered continuing to operate the Company as an independent entity and the inquiries of other companies that are described above under "-- Background of the Merger."

          (iii) Information with respect to the financial condition, results of operations, and business of the Company. The Special Committee focused in particular on the projections prepared by the Company's management, which reflected decreased acquisition activity, and accordingly lower rates of revenue and operating income growth for future periods than had been realized prior to fiscal year 1999.

          (iv) The scope of efforts to effect a transaction for the Company, including the number and identity of potential parties from which indications of interest were received. In this connection, the Special Committee considered that Physicians' Specialty had made inquiries of the likely strategic partners for Physicians' Specialty and that none of those inquiries led to a definitive proposal to effect a business combination with Physicians' Specialty or reasonable prospects that a definitive proposal would be forthcoming. In addition, the Special Committee considered the extensive process undertaken by PHC in which PHC approached 11 private equity firms regarding their interest in sponsoring a leveraged recapitalization of Physicians' Specialty. The Special Committee determined that based upon the inquiries made of strategic partners and the extensive process undertaken by PHC to locate a financial partner, it was unlikely that another bidder would make a definitive proposal to effect a business combination with the Company, or that if such a proposal were made, it would result in a transaction that would provide greater value to the Public Stockholders. In making this determination, the Special Committee relied in part on the advice of, and information provided by, Robinson-Humphrey. In addition, the Special Committee considered that Robinson-Humphrey had reported that TA Associates would withdraw its bid if its proposal were used to attempt to generate other bids from third parties.

          (v) Robinson-Humphrey's written opinion delivered to the Special Committee on June 12, 1999, that the $10.50 per share in cash to be received by the Public Stockholders was fair to such holders from a financial point of view. The Special Committee and the Board adopted the analyses and findings of Robinson-Humphrey in their determination that the Merger is fair from a financial point of view to the Public Stockholders.

          (vi) The proposed terms and conditions of the Merger Agreement. In particular, the Special Committee considered the fact that the termination fees and expense reimbursement obligations provided in the Merger Agreement (without which the Special Committee believed the TA Investors would not have entered into the Merger Agreement) are reasonable and would not have the effect of unreasonably discouraging competing bids and that, subject to the satisfaction of certain conditions, the Board would be able to withdraw or modify its recommendation to the stockholders regarding the Merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction became available prior to the consummation of the Merger.

          (vii) The market price of the Common Stock, which as recently as April 12, 1999 had traded at $5.625 per share, its lowest price, and the premium over such prices (as well as over the $8.75 per share market price on June 11, 1999) represented by the $10.50 per share in cash to be received by the Public Stockholders in the Merger. In addition, the Special Committee considered Robinson-Humphrey's analyses of the premiums paid in comparable selected healthcare transactions which indicated that the average premiums paid over the target stock prices one trading day prior to the announcement date, one week prior to the announcement date, and four weeks prior to the announcement date were 8.9%, 11.8% and 22.3%, respectively. The consideration payable to the Public Stockholders pursuant to the Merger Agreement represented a premium being paid over the Physicians' Specialty Common Stock prices one trading day prior to the date of announcement of the Merger, one week prior to such date, and four weeks prior to such date, of 20%, 18.3%, and 21.7%, respectively. In connection with its consideration of these factors, the Special Committee considered that the premium represented by the $10.50 per share price was attractive. The Special Committee noted that market valuations of PPM companies, including the Company, had deteriorated. Notwithstanding the Special Committee's view that the market had failed to adequately reflect the value of the Physicians' Specialty Common Stock, the Special Committee believed that, based on the premium represented by the $10.50 per share price and the other analyses performed by Robinson-Humphrey, the Merger was fair to the Public Stockholders. Accordingly, the Special Committee concluded that the depressed market value of the Physicians' Specialty Common Stock did not benefit the Investor Group.

          (viii) The financial ability and willingness of TA Associates to consummate the Merger. The Merger Agreement conditions MergerCo's obligations to consummate the Merger on MergerCo's having obtained financing for the Merger on terms satisfactory to MergerCo. In this connection, the Special Committee reviewed commitment letters for debt financing supplied by First Union and Allied. In addition, the Special Committee, through its financial and legal advisors, discussed the proposed financing with the TA Investors and the lenders. Based on the foregoing, the Special Committee did not view as substantial the risk that the financing condition of the Merger Agreement would not be satisfied.

          (ix) Actual or potential conflicts of interest to which certain officers and directors of the Company and their affiliates are subject in connection with the Merger, as follows:

        - The Special Committee considered that the Management Sponsors, their affiliates and the Physician Investors will own shares of common stock in the Surviving Corporation, representing approximately 36% of the Surviving Corporation's initial aggregate equity on a fully diluted basis. The Special Committee also considered that the Surviving Corporation will reserve approximately 5% of the common stock of the Surviving Corporation on a fully diluted basis for the grant of options to management employees and affiliated physicians on a prospective basis. The Special Committee further considered that certain of the Management Sponsors will be parties to employment agreements with the Surviving Corporation after the Merger, and that certain of the Management Sponsors will receive increased base salaries under amended employment agreements.

        - The Special Committee considered that the TA Investors required each of the Management Sponsors, their affiliates and the Physician Investors to exchange a substantial portion of his or her equity investment in the Company for an investment in the Surviving Corporation. The Special Committee considered that the rollover of a substantial portion of the current equity investment of the Management Sponsors and the Physician Investors in the Company would indicate a sufficient level of confidence in the Company's prospects that could be deemed inconsistent with the Special Committee's assessment of the risks associated with the Company's future.

        - The Special Committee considered that upon consummation of the Merger, pursuant to letter agreement dated January 13, 1999, PHC will receive a net fee of approximately $1.25 million in consideration for providing services to the Company and the Board in connection with the Transactions.

        - The Special Committee considered the foregoing conflicts of interest in connection with management's preparation of the Company projections (See "-- Projections"), on which the initial model prepared by PHC and the recapitalization model developed by Robinson-Humphrey were based and which reflect a slower rate of acquisition activity and related growth for the Company than realized prior to 1999. The Special Committee concluded, having considered its discussions with Robinson-Humphrey, the Management Sponsors and other officers and employees of the Company as described above, that management's assumptions underlying the projections as set forth in the initial model prepared by PHC and in the subsequent recapitalization model prepared by Robinson-Humphrey were reasonable. For a discussion of PHC's conflicts of interest, see "-- Conflicts of Interest -- Advisory and Consulting Agreements." If the projections had been prepared based on historical growth rates, the projections would have reflected higher levels of EBITDA and operating income. As discussed above, however, the Special Committee concluded that such growth rates were no longer attainable.

     The Special Committee did not assign relative weights to the factors it considered, and it did not consider any relative weighting to be necessary in reaching its fairness determination.

     The Special Committee noted that approximately 40% of the outstanding shares of the Company's Common Stock are held by persons who have agreed to vote their shares of Common Stock for approval and adoption of the Merger Agreement, including the Management Sponsors, their affiliates and certain affiliated physicians. The Special Committee also considered that the obligation of the Company to consummate the Merger is not conditioned upon the favorable vote of a majority of the Public Stockholders. Notwithstanding the absence of such a voting requirement, the Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the stockholders of the Company was fair to the Public Stockholders. As described above, the Board of Directors (three of whom are members of the Management Sponsors) appointed as the only members of the Special Committee three non-employee directors who were independent of the Management Sponsors and the Physician Investors and who would not have a continuing equity interest in the Company following the Merger. The Board of Directors granted the Special Committee exclusive authority on behalf of the Board of Directors to review, evaluate and negotiate the transaction proposed by TA Associates and the Special Committee exercised that authority in good faith. The Merger Agreement negotiated by the Special Committee contains provisions that would enable the Board of Directors to withdraw or modify its recommendation to the stockholders regarding the Merger and to enter into an agreement with respect to a more favorable transaction with a third party and contains provisions (without which the Special Committee believes TA Associates would not have entered into the Merger Agreement) imposing upon the Company a liquidated damages fee and expense reimbursement obligations that, in the view of the Special Committee, are reasonable and would not have the effect of unreasonably discouraging competing bids. Further, the stockholders of the Company may dissent from the Merger and be paid cash for the "fair value" of their shares as determined in accordance with Delaware law. Thus, although the Merger is not structured to require approval of a majority of the unaffiliated stockholders, the Special Committee nevertheless believes, as of the date of this Proxy Statement and for the reasons set forth above, the Merger is procedurally fair to the Public Stockholders.

     In considering the fairness of the Merger, the Special Committee and the Board considered that the closing of the Merger is contingent upon the Company's complying with certain financial tests and ratios (the "Financing Tests"), which are conditions to the obligations of First Union and Allied (the "Banks") to provide financing pursuant to their financing letters. The Special Committee and the Board believe that the Company will be able to satisfy the Financing Tests and that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair and in the best interest of the Company's Public Stockholders, even though the Financing Tests are conditions to the Banks' obligations to provide financing.

     In considering the fairness of the Merger, the Special Committee and the Board did not consider such factors as the Company's net book value or liquidation value, which are not believed to be indicative of the value of the Company as a going concern. The Company's tangible net book value per share and net book value per share as of December 31, 1998 were $2.55 and $5.67, respectively, on a fully diluted basis, both substantially below the $10.50 purchase price per share of Common Stock to be paid MergerCo in the Merger. The Special Committee further believes the Company's liquidation value, which takes into account the appreciated value of the Company's assets, also would be substantially below $10.50 per share.

     Based on the foregoing, the Special Committee unanimously decided to recommend approval and adoption of the $10.50 per share cash offer, determined that the Merger, the Merger Agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Physicians Specialty and the Public Stockholders. The Board unanimously approved the Merger Agreement on June 12, 1999, and determined that the Merger Agreement is advisable, fair and in the best interests of Physicians' Specialty and the Public Stockholders. The Special Committee is unaware of any development since its June 12, 1999 meeting that would affect its June 12, 1999 determination, and, accordingly, the Special Committee reconfirms, as of the date of this Proxy Statement, its determination that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair and in the best interests of Physicians' Specialty and the Public Stockholders. Based on the foregoing, the Board also reconfirms, as of the date of this Proxy Statement, its determination that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair and in the best interests of Physicians Specialty and the Public Stockholders. THE BOARD AND THE SPECIAL COMMITTEE RECOMMEND THAT THE STOCKHOLDERS APPROVE THE MERGER AGREEMENT.

PROJECTIONS

     As part of the Board of Directors' review of a potential recapitalization of the Company, the Board requested that PHC, as part of its engagement, prepare a detailed leveraged recapitalization financial model based on certain assumptions about the performance of the Company provided by the Company's management. This initial model made certain assumptions about indebtedness levels and interest expense in connection with a hypothetical recapitalization of the Company and was delivered by PHC to seven of the private equity firms contacted, including TA Associates. The initial model was subsequently updated by PHC with minor modifications and delivered to Robinson-Humphrey and the Special Committee. After receipt of TA Associates' final proposal with respect to the Transactions, Robinson-Humphrey developed a recapitalization model (the "Recapitalization Model") based on management's assumptions (which assumptions are set forth in the Recapitalization Model through the Operating Income line item) to reflect such proposal. As part of the Special Committee's review of the Merger Agreement, the Special Committee reviewed the Recapitalization Model. No other projections were prepared in connection with the Transactions or reviewed by the Board, the Special Committee or Robinson-Humphrey.

     The Company does not, as a matter of course, publicly disclose projections as to future revenues or earnings. The Recapitalization Model was not prepared with a view to public disclosure and is included in the Proxy Statement only because such information was considered by the Special Committee and the Board of Directors in connection with entering into the Merger Agreement. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The Recapitalization Model was not prepared with a view to compliance with the published guidelines of the Commission regarding projections, nor was it prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. These forward-looking statements reflect numerous assumptions made by the Company's management. In addition, factors such as industry performance, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, may cause the Recapitalization Model or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the results set forth in the Recapitalization Model and management's assumptions will be realized, and actual results may be materially greater or less than those contained in the Recapitalization Model.

     The inclusion of the Recapitalization Model herein should not be regarded as an indication that the TA Investors, the Special Committee, the Board of Directors, the Company or any of their respective financial advisors considered or consider the Recapitalization Model to be a reliable prediction of future events, and the Recapitalization Model should not be relied upon as such. None of the Special Committee, the Board of Directors, the Company, the TA Investors, or any of their financial advisors intends to update or otherwise revise the Recapitalization Model to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Recapitalization Model are shown to be in error.

                          PHYSICIANS' SPECIALTY CORP.
                 CONSOLIDATED PROJECTED RECAPITALIZATION MODEL
                                  (UNAUDITED)

                                                PROJECTED FISCAL YEARS ENDING DECEMBER 31,(1)
                                        -------------------------------------------------------------
INCOME STATEMENT                          1999         2000         2001         2002         2003
- ----------------                        ---------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS)
Net Revenues..........................  $  95,311   $  137,200   $  178,000   $  218,800   $  259,600
Operating Expenses
  Provider Claims, Wages, Benefits....     58,025       82,413      106,966      131,447      155,856
  General and Administrative..........     21,128       30,328       39,323       48,356       57,430
                                        ---------   ----------   ----------   ----------   ----------
          Total operating expenses....     79,153      112,741      146,289      179,803      213,286
EBITDA................................     16,158       24,459       31,711       38,997       46,314
Depreciation and Existing
  Amortization........................      2,046        2,842        4,096        5,358        6,629
Amortization of Goodwill (25 Years)...      1,022        1,863        2,220        2,583        2,892
Amortization of Transaction Costs (20
  Years)..............................         29          200          200          200          200
                                        ---------   ----------   ----------   ----------   ----------
Operating Income......................  $  13,061   $   19,554   $   25,196   $   30,876   $   36,593
Interest Expense:
  Revolving Facility..................    1,055.4      3,774.5      4,003.5      3,886.5      3,412.2
  Bank Term Loan......................        0.0          0.0          0.0          0.0          0.0
  New Subordinated Notes (7 year).....      452.0      1,847.5      1,912.2      1,979.1      2,048.4
  Seller Notes........................      790.7      1,000.3      1,428.6      1,823.3      2,184.3
  Other Interest Expense/(Income).....      (40.0)       (40.0)       (40.0)       (40.0)       (40.0)
                                        ---------   ----------   ----------   ----------   ----------
          Net Cash Interest Expense...    2,258.1      6,582.3      7,304.2      7,648.9      7,604.9
          Income Before Income
            Taxes.....................   10,802.4     12,972.1     17,891.0     23,226.8     28,988.0
Income Taxes..........................    4,299.4      5,162.9      7,120.6      9,244.3     11,537.2
Cumulative Effect of Accounting Change
  and Minority Interests..............        0.0          0.0          0.0          0.0          0.0
                                        ---------   ----------   ----------   ----------   ----------
Net Income Before Preferred
  Dividend............................    6,503.0      7,809.2     10,770.4     13,982.5     17,450.8
Subordinated Debt PIK Dividend........      131.3        529.6        548.1        567.3        587.2
Redeemable Preferred PIK Dividend.....      417.0      1,693.0      1,794.6      1,902.3      2,016.4
          Net income available to
            common....................  $ 5,954.8   $  5,586.6   $  8,427.6   $ 11,512.9   $ 14,847.2
                                        =========   ==========   ==========   ==========   ==========
  Assumed number of Affiliated
     Physicians at Year End...........        130          178          226          274          322

- ------------------------

(1) For year ended December 31, 1999, the line items from net revenues through operating income were based on an operating forecast prepared by the Company's management. For the years ended December 31, 2000 through December 31, 2003, the line items from net revenues through operating income were obtained from PHC reflecting Company management's assumptions as part of PHC's recapitalization model dated March 8, 1999. For the years ended December 31, 1999 through 2003, the line items from interest expense through net income were developed by Robinson-Humphrey to reflect the capital structure in the TA Associates proposal and assume a transaction being consummated on September 30, 1999.

OPINION OF FINANCIAL ADVISOR

     General. Pursuant to an engagement letter dated as of March 17, 1999, the Special Committee retained The Robinson-Humphrey Company, LLC ("Robinson-Humphrey") to act as its financial advisor in connection with the consideration of the possible recapitalization and merger of the Company with a new entity to be formed by the TA Investors. On June 12, 1999, at a meeting of the Special Committee to consider the proposed Merger, Robinson-Humphrey delivered a written opinion to the Special Committee that, as of such date, the Cash Merger Consideration to be received in the proposed Merger was fair, from a financial point of view, to the Public Stockholders. Robinson-Humphrey was selected as the Special Committee's financial advisor because of its previous association and familiarity with the Company, and its operations and standing as a nationally recognized investment banking firm which is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other opinions. Based on these qualifications, the Special Committee selected Robinson-Humphrey as its financial advisor after interviewing a competing investment banking firm.

     The full text of the written opinion of Robinson-Humphrey, dated June 12, 1999, which sets forth the assumptions made, procedures followed, other matters considered and limits of the review by Robinson-Humphrey, appears as Appendix B to this Proxy Statement. The Company's stockholders are urged to read this opinion in its entirety. Robinson-Humphrey's opinion is addressed to the Special Committee, is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received in the proposed Merger by the Public Stockholders, and does not constitute a recommendation as to how any stockholder should vote in relation to the Merger. This summary of the opinion of Robinson-Humphrey is qualified in its entirety by reference to the full text of such opinion.

     Material and Information Considered with Respect to the Merger. In arriving at its opinion, Robinson-Humphrey reviewed and analyzed: (1) a draft of the Merger Agreement, (2) publicly available information concerning the Company which Robinson-Humphrey believed to be relevant to its inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to Robinson-Humphrey by the Company, (4) a trading history of the Company's Common Stock from March 20, 1997 to the present and a comparison of that trading history with those of other companies which Robinson-Humphrey deemed relevant, (5) the proposals and responses, as communicated to Robinson-Humphrey, that resulted from the discussions that PHC held with various potential acquirors and investors, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies which Robinson-Humphrey deemed relevant, (7) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions which Robinson-Humphrey deemed relevant, and
(8) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums paid in such acquisitions. In addition, Robinson-Humphrey held discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as Robinson-Humphrey deemed appropriate. Further, Robinson-Humphrey reviewed other potential strategic alternatives available to the Company.

     In rendering its opinion, Robinson-Humphrey assumed and relied upon the accuracy and completeness of the financial and other information used by Robinson-Humphrey in arriving at its opinion without independent verification. With respect to the financial projections provided by the Company, Robinson-Humphrey assumed in its opinion that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Robinson-Humphrey reviewed the financial projections and the assumptions underlying such projections. In connection with its review of these financial projections, it discussed and reviewed with management: (i) the Company's prospective acquisition pipeline; (ii) the Company's internal growth initiatives; (iii) published analyst estimates; and (iv) overall industry growth forecasts. In arriving at its opinion, Robinson-Humphrey did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, Robinson-Humphrey was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Robinson-Humphrey's opinion is necessarily based upon market, economic and other conditions as they may have existed and could be evaluated as of June 12, 1999.

     The following is a summary of the material factors considered and principal financial analyses performed by Robinson-Humphrey to arrive at its opinion. Certain of the financial analyses summarized below include information presented in tabular format. The tables should be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Robinson-Humphrey's analyses.

     Analysis of Selected Public Companies. Robinson-Humphrey compared selected financial data and market information for the Company with the other publicly traded companies which it considered to focus solely on physician practice management. This group of 12 other publicly traded PPMs included three multi-specialty PPMs and nine single-specialty PPMs as follows:

                  MULTI-SPECIALTY                                           SINGLE-SPECIALTY
      PHYSICIAN PRACTICE MANAGEMENT COMPANIES                   PHYSICIAN PRACTICE MANAGEMENT COMPANIES
      ---------------------------------------                   ---------------------------------------
- - MedPartners, Inc.                                         - American Oncology Resources
- - Promedco Management Co.                                   - American Physician Partners
- - PhyCor, Inc.                                              - Ameripath, Inc.
                                                            - Omega Health Systems Inc.
                                                            - Pediatrix Medical Group, Inc.
                                                            - Physician Reliance Network
                                                            - Response Oncology Inc.
                                                            - Specialty Care Network, Inc.
                                                            - Vision Twenty One, Inc.

     For each of the comparable companies in both categories, Robinson-Humphrey reviewed the market value of equity of the company, based upon its closing stock price on June 11, 1999, as a multiple of: (i) its net income for the twelve month period ended March 31, 1999, (ii) its annualized first quarter ended March 31, 1999 net income and (iii) its projected net income for the year ended December 31, 1999 as provided by First Call Research Network as of June 8, 1999. Robinson-Humphrey also reviewed each company's total firm value (current market value of equity plus all debt outstanding less any cash held by the company) as a multiple of revenues, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve months ended March 31, 1999 and for annualized first quarter ended March 31, 1999. This analysis indicated the following equity value and total firm valuation multiples as compared to the implied multiples for the Company:

                                                                             MULTIPLES FOR
                                               IMPLIED MULTIPLES FOR     PHYSICIANS' SPECIALTY
                                                 SELECTED COMPANIES           IMPLIED BY
                                               ----------------------         CASH MERGER
                                               MEAN         RANGE            CONSIDERATION
                                               -----    -------------    ---------------------
MARKET VALUE OF EQUITY TO:
Multi-Specialty PPMs

  Latest Twelve Months Earnings Per Share....   8.0x    6.5x -  9.6x             16.4x

  Annualized Q1 1999 Earnings Per Share......  10.3x    6.3x - 14.3x             14.6x

  Estimated Calendar 1999 Earnings Per
     Share...................................  13.7x    5.8x - 24.1x             13.3x

Single-Specialty PPMs

  Latest Twelve Months Earnings Per Share....  14.5x    7.7x - 26.9x             16.4x

  Annualized Q1 1999 Earnings Per Share......  15.4x    7.3x - 29.7x             14.6x

  Estimated Calendar 1999 Earnings Per
     Share...................................  11.1x    6.8x - 19.6x             13.3x

                                                                             MULTIPLES FOR
                                               IMPLIED MULTIPLES FOR     PHYSICIANS' SPECIALTY
                                                 SELECTED COMPANIES           IMPLIED BY
                                               ----------------------         CASH MERGER
                                               MEAN         RANGE            CONSIDERATION
                                               -----    -------------    ---------------------
TOTAL FIRM VALUE TO:
Multi-Specialty PPMs

  Latest Twelve Months Revenue...............   0.8x    0.7x -  1.0x              1.6x

  Latest Twelve Months EBITDA................   6.9x    4.6x - 10.5x              9.4x

  Latest Twelve Months EBIT..................  11.8x    7.7x - 19.5x             11.7x

  Annualized Q1 1999 Revenue.................   1.2x    0.5x -  1.6x              1.3x

  Annualized Q1 1999 EBITDA..................   6.0x    2.2x -  9.5x              8.0x

  Annualized Q1 1999 EBIT....................   9.1x    6.3x - 19.7x             10.0x

Single-Specialty PPMs

  Latest Twelve Months Revenue...............   1.2x    0.6x -  1.6x              1.6x

  Latest Twelve Months EBITDA................   7.2x    5.0x - 11.1x              9.4x

  Latest Twelve Months EBIT..................  11.0x    6.5x - 17.5x             11.7x

  Annualized Q1 1999 Revenue.................   1.2x    0.5x -  1.6x              1.3x

  Annualized Q1 1999 EBITDA..................   6.0x    2.2x -  9.5x              8.0x

  Annualized Q1 1999 EBIT....................   9.1x    6.3x - 19.7x             10.0x

     In arriving at its opinion, Robinson-Humphrey noted that for each category of valuation multiple, the multiple implied by the Merger Consideration was within the current range of multiples for publicly traded PPM companies, and that for 15 of the 18 categories of valuation multiples analyzed, the multiple implied by the Merger Consideration was above the mean for its respective category. Accordingly, this analysis, viewed in light of the other analyses undertaken, supported Robinson-Humphrey's opinion.

     Analysis of Selected Merger and Acquisition
Transactions. Robinson-Humphrey reviewed the purchase prices and implied transaction multiples in the following seven proposed, pending or completed merger and acquisition transactions announced since January 1, 1997 having transaction values greater than $25.0 million in the specialty managed care and PPM sectors of the healthcare services industry.

                      TARGET                                                     ACQUIROR
                      ------                                                     --------
- - AHI Healthcare Systems Inc.                               - FPA Medical Management Inc.
- - InPhyNet Medical Management                               - MedPartners, Inc.
- - MedCath Inc.                                              - Kohlberg, Kravis & Roberts
                                                            - Welsh, Carson, Anderson & Stowe
- - Physician Reliance Network Inc.                           - American Oncology Resources
- - Team Health (MedPartners)                                 - Madison Dearborn Partners
- - Sheridan Healthcare, Inc.                                 - Vestar Capital Partners
- - Concentra Managed Care                                    - Welsh, Carson, Anderson & Stowe

     Robinson-Humphrey calculated (i) the equity purchase price (purchase price of target's common stock multiplied by total shares and shares equivalent outstanding) in the selected transactions as a multiple of the target's most recent generally accepted accounting principles ("GAAP") shareholder's equity and latest twelve months net income and (ii) total firm value (equity purchase price plus all debt outstanding less any cash held by the company) in the selected transactions as multiples of the latest twelve months revenues, EBITDA and EBIT. All multiples were based on publicly available information at the time of announcement of the relevant transaction. With respect to the calculation of equity purchase price to shareholder's equity, Robinson-Humphrey noted that a number of PPM companies acquired in recent years had taken special accounting charges that had significantly reduced shareholders's equity. As a result of the impact of these special accounting charges on shareholders' equity, in arriving at its opinion, Robinson-Humphrey placed limited emphasis on comparing the multiples of purchase price to shareholder's equity that were paid in precedent transactions with the multiple of purchase price to shareholder's equity that is implied by the Merger Consideration. Robinson-Humphrey believed that placing a limited emphasis on the comparison of multiples of purchase price to shareholder's equity was justifiable because the extraordinary reductions in shareholders' equity had inflated the multiples for these companies relative to Physicians' Specialty which had taken no special accounting charges. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected transactions, as compared to the implied multiples for the Company based on the Cash Merger Consideration:

                                          IMPLIED MULTIPLES FOR           MULTIPLES FOR
                                            SELECTED COMPANIES        PHYSICIANS' SPECIALTY
                                          ----------------------           IMPLIED BY
                                          MEAN         RANGE        CASH MERGER CONSIDERATION
                                          -----    -------------    -------------------------
EQUITY PURCHASE PRICE TO:

  Shareholders' Equity..................   2.6x    1.5x -  3.9x                2.0x

  Latest Twelve Months Net Income.......  22.5x    11.9x - 36.9x              17.5x

TOTAL FIRM VALUE TO:

  Latest Twelve Months Revenue..........   1.4x    0.8x -  2.5x                1.6x

  Latest Twelve Months EBITDA...........   9.4x    7.1x - 11.1x                9.4x

  Latest Twelve Months EBIT.............  13.5x    10.5x - 19.6x              11.7x

     In arriving at its opinion, Robinson-Humphrey noted that for each category of valuation multiple, the multiple implied by the Merger Consideration was within the current range of multiples paid in the comparable merger and acquisition transactions analyzed. Accordingly, this analysis, viewed in light of the other analysis undertaken, supported Robinson-Humphrey's opinion.

     Analysis of Premiums Paid. Robinson-Humphrey analyzed the premiums paid in 685 transactions having values between $25 and $300 million, 24 healthcare services transactions having values between $25 and $300 million effected since January 1, 1997, based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction. Robinson-Humphrey also analyzed 115 leveraged buyout and privatization transactions effected since January 1, 1996, based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction.

This analysis indicated the following premiums in the selected transactions, as compared to the implied premiums in the proposed Merger one day, one week and four weeks prior to the public announcement.

                                                PREMIUM ONE       PREMIUM ONE       PREMIUM ONE
                                                    DAY               WEEK             MONTH
                                                  PRIOR TO          PRIOR TO          PRIOR TO
                                                ANNOUNCEMENT      ANNOUNCEMENT      ANNOUNCEMENT
                                               --------------    --------------    --------------
                                               MEAN    RANGE     MEAN    RANGE     MEAN    RANGE
                                               -----   ------    -----   ------    -----   ------
Selected Transactions (1)....................   23.2%  (98.5)%    29.1%  (82.2)%    34.4%  (92.9)%
                                                       -250.3%           -265.8%           -282.7%
Selected Healthcare Transactions (2).........    8.9%  (86.7)%    11.8%  (82.2)%    22.3%  (92.2)%
                                                        -54.0%            -60.4%           -100.0%
Selected LBO and Privatization Transactions
  (3)........................................   20.5%  (99.5)%    24.6%  (99.4)%    30.1%  (99.2)%
                                                       -132.0%           -169.8%           -176.2
MERGER PREMIUM IMPLIED FOR PHYSICIANS'
  SPECIALTY TRANSACTION......................   20.0%             18.3%             21.7%

- ---------------

(1) 685 transactions having values between $25 and $300 million effected since January 1, 1997
(2) 24 healthcare services transactions having values between $25 and $300 million effected since January 1, 1997
(3) 115 leveraged buyout and privatization transactions effected since January 1, 1996

     In arriving at its opinion, Robinson-Humphrey noted that the premium being offered for the Company's stock was within the range of premiums paid in transactions for each period analyzed. In addition, Robinson-Humphrey indicated that the most relevant category for comparison was the group of 24 healthcare services transactions having value between $25 million and $300 million completed since January 1, 1997. When compared to this group of healthcare transactions, the premium implied by the Merger Consideration was either near or above the mean for each period analyzed. Accordingly, this analysis, viewed in light of the other analysis undertaken, supported Robinson-Humphrey's opinion.

     The summary set forth above does not purport to be a complete description of the analyses performed by Robinson-Humphrey. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.

     In performing its analysis, Robinson-Humphrey made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in such analyses as a comparison is identical to the Company or the proposed Merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. However, as described above, there were no material components of Robinson-Humphrey's analyses that, viewed in the light of the other analyses undertaken, did not support its opinion.

     Robinson-Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. The Special Committee selected Robinson-Humphrey because of its previous association and familiarity with the Company and its operations and standing as a nationally recognized investment banking firm. Robinson-Humphrey maintains a market in the Physicians' Specialty Common Stock and regularly publishes research reports regarding the businesses and securities of the Company and other publicly traded companies in the healthcare industry. In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

     The type and amount of consideration payable in the proposed Merger was determined through negotiation between the Special Committee and TA Associates. Although Robinson-Humphrey provided financial advice to the Special Committee during the course of negotiations, the decision to enter into the Merger was solely that of the Board of Directors and Special Committee. Robinson-Humphrey's advice, opinion and financial analyses were only one of many factors considered by the Board of Directors and Special Committee in their evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board, Special Committee or management with respect to the Merger Consideration or the Merger.

     In connection with the Special Committee's engagement of Robinson-Humphrey, the Company paid Robinson-Humphrey a retainer fee of $50,000 at the time of engagement and a fee of $250,000 in connection with the preparation and delivery of its fairness opinion. Further, if the Merger is consummated, an additional contingent fee equal to 0.125% of the aggregate consideration, including liabilities assumed, estimated at $98,000, will be paid to Robinson-Humphrey. The Company has also agreed to reimburse Robinson-Humphrey for its out-of-pocket expenses incurred in connection with the engagement and to indemnify Robinson-Humphrey against certain liabilities, including certain liabilities under the federal securities laws. Robinson-Humphrey has not provided investment banking services to the Company, but participated in the underwriting syndicate in the Company's initial public offering in March 1997 and its follow-on public offering in May 1998. No investment banking fees have been paid by the Company to Robinson-Humphrey prior to this engagement. Although Robinson-Humphrey participated in the negotiation of the Merger Agreement and a portion of Robinson-Humphrey's fee is contingent on the consummation of the Merger, Robinson-Humphrey does not believe a conflict of interest exists with respect to its representation of the Special Committee and delivery of its opinion.

PURPOSE AND REASONS OF THE MANAGEMENT SPONSORS, THE TA INVESTORS AND TA ASSOCIATES FOR THE MERGER

     The purpose of the Management Sponsors, the TA Investors and TA Associates for engaging in the transactions contemplated by the Merger Agreement is to acquire ownership of the Company. The Management Sponsors, the TA Investors and TA Associates believe that as a private company Physician's Specialty will have greater ability to grow through acquisitions using its stock as currency and to attract and retain qualified management. This assessment by the Management Sponsors, the TA Investors and TA Associates is based upon publicly available information regarding the Company, the TA Investors' due diligence investigation of the Company and experience in investing in companies in the PPM industry and the Management Sponsors' understanding of and familiarity with the Company's business. The Management Sponsors, the TA Investors and TA Associates determined that it was an appropriate time to make their proposal to Physician's Specialty to engage in the transactions contemplated by the Merger Agreement based on recent developments in the PPM industry and the competitive position of the Company. The proposed acquisition of Physician's Specialty by the Investor Group has been structured as a recapitalization in order to, among other things, provide for the acquisition of the Physician's Specialty Common Stock held by the Public Stockholders in connection with the transfer of the ownership of Physician's Specialty from the current stockholders to the Investor Group, to facilitate the required financing for the Transactions, and to preserve the corporate identity of Physician's Specialty. While the Management Sponsors, the TA Investors and TA Associates believe that there will be significant opportunities associated with their investment in the Company, the Management Sponsors, the TA Investors and TA Associates also understand that the investment involves substantial risks.


     As a result of the Merger, assuming that the total amount of funds necessary to consummate the Transactions and the amounts of each other source of funds to consummate the Transactions are as set forth under "-- Financing of the Merger," the TA Investors and their assigns will acquire, for an investment of approximately $32.8 million, approximately 57% of the equity interest in the Surviving Corporation on a fully diluted basis (assuming the exercise of all rights to acquire, and the conversion of all securities and promissory notes convertible into, common stock in the Surviving Corporation); the Management Sponsors, their affiliates and the Physician Investors will acquire, following the exchange of approximately 2,047,310 shares of Common Stock for shares of common stock of the Surviving

Corporation, approximately 36% of the equity interest in the Surviving Corporation on a fully diluted basis. The Management Sponsors, their affiliates and the Physician Investors also will receive an amount per share in cash equal to the Cash Merger Consideration for the remainder of their investment in the Company on the same terms as other stockholders. The exchange by the Management Sponsors, their affiliates and the Physician Investors of a portion of their equity interest in Physician's Specialty Common Stock for an equity interest in the Surviving Corporation will, among other things, enable the Merger to be accounted for as a recapitalization for accounting purposes.

POSITION OF THE MANAGEMENT SPONSORS, THE TA INVESTORS AND TA ASSOCIATES AS TO FAIRNESS OF THE MERGER

     Each member of the Management Sponsors, the TA Investors and TA Associates has considered the analyses and findings of the Special Committee and the Board (described in detail in "--The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Public Stockholders of the Company. As of the date of this Proxy Statement, based upon
(i) the reasons set forth under "-- The Special Committee's and the Board's Recommendation," which were made known to the Management Sponsors and the TA Investors subsequent to the Special Committee's determination that the Merger was fair to and in the best interests of the Public Stockholders of the Company,
(ii) the TA Investors' review of publicly available information regarding the Company, (iii) the TA Investors' due diligence investigation of the Company, and
(iv) the Management Sponsors' understanding of and familiarity with the Company's business, each member of the Management Sponsors and the TA Investors and TA Associates has adopted the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger, the Merger Agreement, and the transactions contemplated thereby are fair and in the best interests of the Company's Public Stockholders; provided that no opinion is expressed as to the fairness to any stockholder making an investment in the Surviving Corporation. No member of the Management Sponsors, the TA Investors or TA Associates makes any recommendation as to how the Company's stockholders should vote on the Merger Agreement. The TA Investors and TA Associates have financial interests in the Merger and the Management Sponsors have financial and employment interests in the Merger. See "-- Conflicts of Interest."

     Each member of the Management Sponsors, the TA Investors and TA Associates considered the fact that approximately 40% of the outstanding shares of the Company's Common Stock are held by persons who have agreed to vote their shares of Common Stock for approval and adoption of the Merger Agreement, including the Management Sponsors, their affiliates and certain affiliated physicians. Each member of the Management Sponsors, the TA Investors and TA Associates also considered that the obligation of the Company to consummate the Merger is not conditioned upon the favorable vote of a majority of the Public Stockholders. Notwithstanding the absence of such a voting requirement, each member of the Management Sponsors, the TA Investors and TA Associates believes that the procedure that was followed in determining the purchase price to be paid to the stockholders of the Company was fair to the Public Stockholders. As described above under "-- The Special Committee's and the Board's Recommendation," the Board of Directors (three of whom are members of the Management Sponsors) appointed as the only members of the Special Committee three non-employee directors who were independent of the Management Sponsors and who would not have a continuing equity interest in the Company following the Merger. The Board of Directors granted the Special Committee exclusive authority on behalf of the Board to review, evaluate and negotiate the transaction proposed by TA Associates and the Special Committee exercised that authority in good faith. The Merger Agreement negotiated by the Special Committee contains provisions that would enable the Board of Directors to withdraw or modify its recommendation to the stockholders regarding the Merger and to enter into an agreement with respect to a more favorable transaction with a third party and contains provisions (without which TA Associates would not have entered into the Merger Agreement) imposing upon the Company a liquidated damages fee and expense reimbursement obligations that, in the view of TA Associates, are reasonable and would not have the effect of unreasonably discouraging competing bids. Further, the stockholders of the Company may dissent from the Merger and be paid cash for the "fair value" of their shares as determined in accordance with Delaware law. Thus, although the Merger is not structured to require approval of a majority of the unaffiliated stockholders, each member of the Management Sponsors, the TA Investors and TA Associates agree with and adopt the analyses and findings of the Special Committee and the Board with respect to the procedural fairness of the Merger Agreement to the Public Stockholders and believes that, as of the date of this Proxy Statement and for such reasons, the Merger is procedurally fair to the Public Stockholders.

CONFLICTS OF INTEREST

     In considering the recommendations of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of Physicians' Specialty have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described under "-- The Special Committee's and the Board's Recommendation." The Special Committee considered the Management Sponsors' conflicts of interest to be a negative factor in its determination that the Merger Agreement is advisable, fair and in the best interests of the Public Stockholders.

     Post-Merger Ownership and Control of the Surviving Corporation. It is anticipated that immediately after the Merger the following individuals and entities will beneficially own the number of shares of common stock and redeemable preferred stock of the Surviving Corporation shown in the following table.

                                         BENEFICIAL                         BENEFICIAL
                                        OWNERSHIP OF                       OWNERSHIP OF
                                           COMMON                           REDEEMABLE
                                           STOCK       PERCENTAGE(%)(1)   PREFERRED STOCK   PERCENTAGE(%)(1)
                                        ------------   ----------------   ---------------   ----------------
  TA/Advent VIII, L.P.................   1,951,413(2)        34.0%            16,705              60.1%
  TA/Atlantic and Pacific IV, L.P.....   1,219,755(2)        21.2%            10,442              37.6%
  TA Executives LLC...................      37,021(2)         0.6%               317               1.1%
  TA Investors LLC....................      39,295(2)         0.7%               336               1.2%
  Richard D. Ballard..................      62,765            1.1%
  Gerald R. Benjamin (3)..............      52,214            0.9%
  Robert A. DiProva...................      22,721            0.4%
  Lawrence P. Kraska..................      33,755            0.6%
  Ramie A. Tritt, M.D.................   1,402,875           24.4%
  27 affiliated physicians............     472,980            8.2%

- ---------------


(1) The table above assumes that the Management Sponsors, their affiliates and the Physician Investors exchange 2,047,310 shares of Physicians' Specialty Common Stock for Surviving Corporation common stock, that employees exchange approximately 11,500 shares of Physicians' Specialty Common Stock for Surviving Corporation common stock and that the TA Investors invest $32.8 million.


(2) The number of shares of common stock beneficially owned by the TA Investors includes the number of shares of common stock into which convertible participating preferred stock of the Surviving Corporation will be convertible.

(3) Includes 27,500 shares of common stock of the Surviving Corporation to be held by Bock, Benjamin & Co. Partners, L.P. Gerald R. Benjamin is a principal of the general partner of Bock, Benjamin & Co. Partners, L.P.

     Voting Agreement. Pursuant to a Voting Agreement dated as of June 14, 1999 (the "Voting Agreement"), the Management Sponsors, their affiliates and the Physician Investors agreed with MergerCo to vote (or cause to be voted) at the Special Meeting all of the shares of Physicians' Specialty Common Stock (the "Voting Shares") owned by them in favor of the proposal to approve the Merger Agreement and the Merger. The Management Sponsors, their affiliates and Physician Investors also agreed (i) not to sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any Voting Shares, or deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement with respect to voting any Voting Shares, or grant any proxy or power of attorney with respect thereto and (ii) to take such other actions and execute such other agreements as may be reasonably necessary to effectuate the intent of the Voting Agreement. The Voting Shares represent approximately 40% of the outstanding shares of Physicians' Specialty Common Stock.

     The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement without consummation of the Merger.

     The Management Sponsors. Following consummation of the Merger, it is expected that the Management Sponsors who were members of management prior to the Merger will continue as management of the Surviving Corporation. The Board of Directors of the Surviving Corporation following the Merger will be comprised of Dr. Tritt and Messrs. Ballard and Benjamin (the designees of the Company's management), Richard Tadler and David S.B. Lang (the designees of the TA Funds) and up to two outside directors to be determined at a later time. It is anticipated that immediately after the Merger the Management Sponsors and their affiliates will beneficially own the number of shares of common stock of the Surviving Corporation set forth in the table above.

     Prior to the closing of the Merger, all outstanding options to purchase Common Stock held by the Management Sponsors will be either exercised or terminated in accordance with the terms of the Stock Option Exercise and Termination Agreement (the "Option Exercise Agreement") entered into between the Company and each of the Management Sponsors holding options. Pursuant to the terms of the Option Exercise Agreement, the Management Sponsors will exercise all of their outstanding options with an exercise price below $10.50 (the "In the Money Options"). Options with an exercise price in excess of $10.50 will be terminated by the Company. Conversion of the In the Money Options into Common Stock will be effectuated through a cashless exercise of the options. The Company will issue to each Management Sponsor an amount of Common Stock equal to
(i) the number of shares of Common Stock issuable upon the exercise of the In the Money Options by such Management Sponsor minus (ii) the quotient of the aggregate exercise price of such In the Money Options divided by $10.50.


     The Management Sponsors, their affiliates and the Physician Investors have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with the TA Investors, whereby immediately prior to the consummation of the Merger, 1,861,494 shares of Common Stock held by the Management Sponsors (including shares of Common Stock acquired through the exercise of In the Money Options), their affiliates and the Physician Investors will be sold to the TA Investors at a purchase price of $10.50 per share. The Management Sponsors, their affiliates and the Physician Investors have also entered into a Rollover Agreement (the "Rollover Agreement"), whereby they have agreed that pursuant to the terms of the Merger Agreement, 2,047,310 shares of Common Stock held by them (including shares of Common Stock acquired through the exercise of In the Money Options) will be treated as "Recapitalization Shares" under the Merger Agreement and converted into an equal number of shares of common stock of the Surviving Corporation. Pursuant to the terms of the Merger Agreement, such shares will not be entitled to receive Cash Merger Consideration upon consummation of the Merger. See "The Merger -- Merger Consideration."

     The following table sets forth information as of the date of this Proxy Statement as to the estimated number of shares of Common Stock beneficially owned or to be received upon the exercise of stock options by Management Sponsors and their affiliates for which cash payments will be received upon consummation of the Merger and the estimated number of shares of Surviving Corporation common stock to be owned by such individuals and entities immediately after the Merger. As a result of fluctuations in the total amount of funds necessary to consummate the Transactions or fluctuations in the availability of the exact amount of each source of funds listed under "-- Financing of the Merger," the exact numbers of shares of Physicians' Specialty Common Stock exchanged by the Management Sponsors for Surviving Corporation Common Stock, and consequently the number of shares sold for cash, could change.



                                                                                    SURVIVING CORPORATION
                                                     SHARES SOLD   AMOUNT OF CASH       COMMON STOCK
MANAGEMENT SPONSOR                                    FOR CASH     TO BE RECEIVED      TO BE RECEIVED
- ------------------                                   -----------   --------------   ---------------------
Ramie A. Tritt, M.D.(1)............................    396,001     $4,158,010.50          1,402,875
Bock, Benjamin & Co. Partners, L.P.................    266,448      2,797,704.00             27,500
Richard D. Ballard(2)..............................     41,843        439,351.50             62,765
Gerald R. Benjamin(3)..............................     16,476        172,998.00             24,714
Robert A. DiProva(4)...............................     34,081        357,850.50             22,721
Lawrence P. Kraska(5)..............................     22,504        236,292.00             33,755
                                                       -------     -------------          ---------
          Totals...................................    777,353     $8,162,206.50          1,574,330
                                                       =======     =============          =========


- ---------------

(1) Includes shares to be received upon the cashless exercise of 50,000 options and 200,000 options granted to Dr. Tritt in March 1998 and November 1998, respectively.

(2) Includes shares to be received upon the cashless exercise of 179,968 options, 40,000 and 150,000 options granted to Mr. Ballard before the Company's initial public offering, in March 1998 and in November 1998, respectively.

(3) Includes shares to be received upon the cashless exercise of 40,000 options and 150,000 options granted to Mr. Benjamin in March 1998 and November 1998, respectively.

(4) Includes shares to be received upon the cashless exercise of 119,980 options, 30,000 options and 50,000 options granted to Mr. DiProva before the Company's initial public offering, in March 1998 and in November 1998, respectively.

(5) Includes shares to be received upon the cashless exercise of 59,992 options, 50,000 options and 125,000 options granted to Mr. Kraska before the Company's initial public offering, in March 1998 and November 1998, respectively.

     The stock options which will be exercised by the Management Sponsors immediately prior to the consummation of the Merger were awarded as compensation in accordance with the Company's overall executive compensation policy. The stock options were not granted to the Management Sponsors in anticipation of the Merger.

     General Terms of Employment Agreements with the Management Sponsors. As a condition to the TA Investors' entering into the Merger Agreement, Richard D. Ballard, Gerald R. Benjamin, Lawrence P. Kraska and Ramie A. Tritt, M.D. have entered into amended employment agreements (the "Amended Employment Agreements") with the Company, effective upon consummation of the Merger, which extend the terms of their existing employment agreements and reduce certain severance benefits they would otherwise have been entitled to receive upon termination after a change of control of the Company. The principal terms (other than those described directly below (See "-- Change of Control Payments to Management Sponsors")) of the Amended Employment Agreements are as follows:

          - Each agreement has an initial term extending until March 26, 2002, with the term automatically renewing for successive additional one year terms thereafter unless terminated.

          - Each agreement provides for compensation consisting of base salary and a potential annual cash bonus of up to 50% of base salary, based on the Company's meeting certain approved milestones relating to such matters as practice acquisitions, pre-tax profit margins, consolidated operating income levels, consummation of follow-on financings and management team development.


          - Each agreement provides for participation in the Company's group medical, 401(k) and any other benefit plans adopted by the Company.


     One of the Management Sponsors, Mr. DiProva, has declined to enter into an amended employment agreement. The terms of Mr. DiProva's employment agreement are substantially similar to the terms of the Amended Employment Agreements, except for certain differences in severance benefits upon termination after a change of control (as described below) and except for the initial term, which expires March 26, 2000.

     The initial base salaries for Messrs. Ballard, Benjamin, DiProva and Kraska, and Dr. Tritt with the Surviving Corporation will be $200,000, $150,000, $120,000, $160,000, and $350,000, respectively. The potential annual cash bonuses of each Management Sponsor pursuant to each of their employment agreements would be at the discretion of the Compensation Committee of the Board of Directors.

     In addition, the Surviving Corporation will reserve approximately 5% of its common stock on a fully diluted basis for the grant of options to purchase common stock in the Surviving Corporation to the Management Sponsors, other management employees and affiliated physicians on a prospective basis.

     Change in Control Payments to the Management Sponsors. The consummation of the Merger would constitute a "change in control" of the Company under the Management Sponsors' currently effective employment agreements. Under the Management Sponsors currently effective employment agreements, the Management Sponsors are entitled to severance payments upon any termination of employment by the Company following such "change in control." Specifically, the employment agreements between the Company and each of Messrs. Ballard, Benjamin, DiProva and Kraska and Dr. Tritt provide that in the event the Company terminates their respective employment following a change in control, they are each entitled to a lump sum payment in an amount equal to two times their respective taxable compensation received during the most recently concluded fiscal year of the Company. The amounts payable under these employment agreements to Messrs. Ballard, Benjamin, DiProva and Kraska and Dr. Tritt upon consummation of the Merger would be $300,000, $270,000, $240,000, $300,000 and $700,000,
respectively. In addition, the currently effective employment agreements provide that in the event Messrs. Ballard, Benjamin, DiProva, Kraska or Dr. Tritt terminate their respective employment following a change in control, they are entitled to, for a period of 12 months, their prior base salary with the Company, less any salary or other amount they are paid by any other person during that 12 month period (with the exception that the amounts payable to Messrs. Benjamin and Dr. Tritt shall not be reduced by any salary or amounts paid to Mr. Benjamin by Bock, Benjamin & Co. or to Dr. Tritt by Atlanta Ear, Nose and Throat Associates, P.C.). In connection with the execution of the Merger Agreement, however, the employment agreements with Messrs. Ballard, Benjamin and Kraska and Dr. Tritt were amended, effective upon consummation of the Merger. The Amended Employment Agreements between the Company and Messrs. Ballard, Benjamin and Kraska and Dr. Tritt provide that in the event the Company terminates their employment within 90 days following a change in control occurring after the Merger, they are entitled to, for a period of 18 months, their prior base salary with the Company, less any salary or other earned income amounts that they are paid by any other person during that 18 month period. In the event the Company terminates their employment more than 90 days following a change in control occurring after the Merger, their period of severance payment is reduced to 12 months. For purposes of the Amended Employment Agreements, the Merger would not constitute a change of control. Messrs. Ballard, Benjamin and Kraska and Dr. Tritt have thus effectively waived any rights they might otherwise have to change of control payments based on the consummation of the Merger.


     Stockholders Agreement, Registration Rights Agreement and Right of First Offer Agreement. Members of the Investor Group have entered into a stockholders agreement (the "Stockholders

Agreement") that restricts the ability of members to transfer the shares of capital stock of the Surviving Corporation to be owned by them and creates certain other rights and obligations with respect to such shares. Under the Stockholders Agreement, the Surviving Corporation has a right of first refusal in the event that a Management Sponsor, any of its affiliates or any Physician Investor wishes to sell shares of Surviving Corporation common stock, or, in the event that the Surviving Corporation does not exercise its right of first refusal, any nontransferring stockholder who holds at least 2.5% of the outstanding shares of Surviving Corporation common stock held by the Investor Group in the aggregate will have the opportunity to participate in such right of first refusal. The Stockholders Agreement also provides that the Management Sponsors, their affiliates and Physician Investors will have the opportunity to participate in certain sales by one or more TA Investors of more than 50% of the Surviving Corporation common stock then held by such TA Investors. In addition, the Management Sponsors and their affiliates have entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the TA Investors, the Management Sponsors and their affiliates who are parties to such agreement will have the right to participate, or "piggy-back," in equity offerings initiated by the Surviving Corporation that are registered under the Securities Act, subject to the approval of the underwriters involved with any such equity offering and other customary terms and conditions. Pursuant to the terms of the Registration Rights Agreement, the Management Sponsors, their affiliates and the TA Investors will also have the right to compel Physicians' Specialty to register their securities after certain "triggering events," including: the redemption for cash of all of Physicians' Specialty's redeemable preferred stock then outstanding; the sale, transfer or other disposition of at least 50% of the convertible participating preferred stock held by TA Investors as of the effective date of the Merger; or a "qualified public offering" (as defined in Physicians' Specialty's Amended and Restated Certificate of Incorporation, to be adopted upon consummation of the Merger). Dr. Tritt, the Company and the TA Investors entered into a right of first offer agreement (the "Right of First Offer Agreement") pursuant to which the TA Investors granted to Dr. Tritt a right of first offer to purchase shares of capital stock held by the TA Investors in the event of a proposed transfer by the TA Investors within one year of the effective date of the Merger of such shares which would not satisfy certain conditions.


     The foregoing summaries of the Stock Purchase Agreement, the Rollover Agreement, the Amended Employment Agreements, the Voting Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Right of First Offer Agreement are qualified in their entirety by reference to the actual terms of such agreements, which are filed as exhibits to the Company's Schedule 13E-3.

     Special Committee. Members of the Special Committee, which met on nine occasions from March 5, 1999 through June 12, 1999, each received compensation in connection with these committee meetings in the aggregate amount of $13,500, paid pursuant to the Board's policy for compensation of directors for attendance at committee meetings in the amount of $1,500 per meeting. Members of the Special Committee will be entitled to certain indemnification rights and to directors' and officers' liability insurance which will be continued by Physicians' Specialty following the Merger as provided for by the Merger Agreement for the current and former officers and directors of Physicians' Specialty. (See "-- Indemnification and Insurance"). Under the terms of Option Exercise Agreements to be executed by members of the Special Committee, the options held by the members of the Special Committee with an exercise price in excess of $10.50 will be terminated and each Special Committee member will be entitled to exercise such member's In the Money Options in a cashless exercise immediately prior to the Effective Time on the same basis as other holders of Physicians' Specialty stock options who sign Option Exercise Agreements. The shares for which such options are exercised will be converted into the right to receive the Cash Merger Consideration.

     Upon the cashless exercise of their respective stock options, Mr. Kirschner will own 3,958 shares of Common Stock, Dr. Casas will own 4,815 shares of Common Stock and Dr. Posar will own 3,958 shares of Common Stock. Upon consummation of the Merger, these shares will be canceled in exchange for the Cash Merger Consideration. Accordingly, upon consummation of the Merger, the members of the Special Committee will receive the following cash payments: Mr. Kirschner will receive $41,562, Dr. Casas will receive $50,562 and Dr. Posar will receive $41,562.

     Advisory and Consulting Agreements. Pursuant to a letter agreement dated January 13, 1999, the Company retained PHC to provide advisory services and assist the Company and its Board in the consummation of a leveraged recapitalization transaction. In connection with its engagement of PHC, Physicians' Specialty agreed to reimburse PHC's out-of-pocket expenses and to pay a success fee to PHC equal to (A) 1.25% of the total consideration paid in connection with any consummated transaction, which shall include indebtedness for borrowed money and the value of any options assumed less (B) a credit not to exceed $150,000 for any fees payable by the Company to other investment banking firms in connection with any consummated transaction. Upon consummation of the Merger, PHC will receive a net fee of approximately $1.25 million under the letter agreement. The Company also agreed to indemnify PHC against certain liabilities.

     In May 1997, the Company entered into an agreement with PHC, which agreement was amended in March 1998, pursuant to which PHC will assist the Company as a financial advisor in connection with acquisitions and similar transactions. The agreement provides that in the event that the Company completes any transaction in which PHC performed advisory services, PHC will receive a fee equal to (i) its out-of-pocket expenses and (ii) 5% of the initial $1 million of Transaction Value (as defined below), 4% of the next $1 million of Transaction Value, 3% of the next $1 million of Transaction Value, 2% of the next $1 million of Transaction Value and 1% of the amount of Transaction Value in excess of $4 million. "Transaction Value" is defined under the agreement as the product of (i) the pro-forma annual management fee to be derived by the Company in connection with the proposed transaction and (ii) 7.5. Pursuant to the agreement, the fee to be paid to PHC for a particular transaction will be reduced by any finder's fee payable by the Company to a third party, which has been approved by PHC, and the aggregate fee to be paid to PHC in any given year will be reduced by the product of (i) $12,500 and (ii) the number of months in any year in which Mr. Benjamin is employed by the Company (the "Reduction Amount"). During 1998, based on Mr. Benjamin's 1998 base salary, the Reduction Amount was approximately $115,000. The agreement may be terminated by either party upon 90 days written notice to the other. PHC will not receive any fee pursuant to this agreement as a result of the consummation of the Merger.

     During the year ended December 31, 1998, Physicians' Specialty paid an aggregate of approximately $893,000 to PHC, consisting of (i) $197,000 for consulting services in connection with the Company's public offering in May 1998, and (ii) approximately $696,000 (net of $115,000, the amount of salary paid to Mr. Benjamin by Physicians' Specialty during 1998) for consulting services in connection with the acquisition of assets or equity of physician practices and ancillary acquisitions. During the first quarter of 1999, Physicians' Specialty paid to PHC approximately $207,000 (net of $37,500, the amount of salary paid to Mr. Benjamin by Physicians' Specialty during the first quarter of 1999) for advisory services in connection with the acquisition of assets of certain physician practices and other acquisitions during the period.

     In addition, pursuant to the Stock Purchase Agreement, Bock, Benjamin & Co. Partners, L.P. will sell 266,448 shares of Physicians' Specialty Common Stock to the TA Investors in exchange for consideration in an aggregate amount of $2,797,704 and pursuant to the Rollover Agreement will convert its remaining 27,500 shares of Common Stock (approximately 10% of the Common Stock beneficially owned by Bock, Benjamin & Co. Partners, L.P. as of the date of this Proxy Statement) into shares of common stock in the Surviving Corporation.

     Projections. In connection with the Merger, one material factor evaluated by the Special Committee and the Board was the projections of the Company's performance prepared by management on which the initial recapitalization model prepared by PHC and the recapitalization model developed by Robinson-Humphrey were based. These projections reflect a slower rate of acquisition activity and related growth for the Company than realized prior to 1999. The Special Committee and the Board also considered conflicts of interest in connection with management's preparation of these assumptions, but concluded, having considered its discussions with Robinson-Humphrey, the Management Sponsors and other officers and employees of the Company, that management's assumptions underlying the projections as set forth in the recapitalization models prepared by PHC and Robinson-Humphrey were reasonable.

     Other Employees. Each employee holding options to purchase Physicians' Specialty Common Stock will be given the opportunity pursuant to an Option Exercise Agreement to exercise in a cashless exercise such employee's In the Money Options and to request that some or all of the shares received by such employee upon exercise of such options be converted into shares of common stock of the Surviving Corporation on a share for share basis. As of June 30, 1999, there were options outstanding to purchase an aggregate of 1,524,940 shares of Common Stock, of which 1,422,960 have an exercise price per share of less than $10.50. At or prior to the Effective Time, each option then outstanding to purchase Physicians' Specialty Common Stock will vest and become fully exercisable.

     Indemnification and Insurance. The Merger Agreement provides that the Company's current and former directors and officers will be indemnified by the Surviving Corporation, to the fullest extent permitted under the DGCL, against any costs, expenses, losses, claims, damages, liabilities, or judgments, or amounts paid in settlement with the approval of the indemnifying party in connection with any threatened or actual claim, action, suit, proceeding, or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such person is or was a director or officer of Physicians' Specialty or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the consummation of the Merger, and whether asserted or claimed prior to, or at or after such time. In addition, the Surviving Corporation is required to maintain in effect, for a period of six years after the Effective Time, Physicians' Specialty's policies of directors' and officers' liability insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same amounts and comparable coverage). However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of $150,000.

     Robinson-Humphrey. In the ordinary course of Robinson-Humphrey's business, Robinson-Humphrey and its affiliates actively trade in the equity securities of the Company for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or a short position in such securities. In addition, Robinson-Humphrey participated in the underwriting syndicate in the Company's initial public offering in March 1997 and its follow-on public offering in May 1998. Robinson-Humphrey believes that the foregoing arrangements do not affect its ability to independently and impartially deliver an opinion to the Special Committee that the Cash Merger Consideration to be received in the proposed Merger is fair from a financial point of view to the Public Stockholders.

     Leases. The Company leases one clinical location from Dr. Tritt. The lease is for approximately 23,000 square feet and provides for monthly rental payments of approximately $47,000, subject to annual increases. The Company also leases one clinical location from Eastside Physicians Center, L.P., a Georgia limited partnership, of which Dr. Tritt is a limited partner. The lease is for approximately 4,800 square feet and provides for monthly rental payments of approximately $8,000, subject to annual increases. In addition, the Company has entered into a lease with ENT 87th St., LLC, an entity in which a director of the Company, Dr. Steven Sacks, has a substantial interest, for real property in New York City, New York for a medical office for ENT Associates, LLP.

     Credit Facility. NationsBank, N.A., a member of the syndicate for the Company's $45 million amended and restated senior credit facility, which will be repaid in connection with the Merger, is together with certain of its affiliates, a principal stockholder of Physicians' Specialty.

LITIGATION RELATING TO THE MERGER

     As of the date of this Proxy Statement, Physicians' Specialty is aware of one lawsuit, Chill v. Physicians' Specialty Corp., et al. (C.A. No. 17244NC), that has been filed as a purported class action in the Chancery Court for New Castle County, Delaware on behalf of all holders of Physicians' Specialty Common Stock excluding the defendants and their related or affiliated entities. The lawsuit names as defendants Physicians' Specialty, six of the Company's seven directors (including the three members of the Special Committee) and TA Associates, Inc.

     The lawsuit alleges, among other things, that the directors of Physicians' Specialty have breached their fiduciary duties to the Company's stockholders by approving the Merger. In particular, the lawsuit alleges that members of the Board of Directors suffer from conflicts of interest that made it impracticable for the Board of Directors to conduct a "bona fide" market check or auction of the Company prior to approval of the Merger. The lawsuit also alleges that the announcement of the Merger was timed to place an artificial lid on the market price of Physicians' Specialty Common Stock. The lawsuit seeks, among other things, preliminary and permanent injunctive relief prohibiting consummation of the Merger, unspecified damages, attorneys' fees and other relief. Physicians' Specialty believes the lawsuit has no merit and intends to contest this lawsuit vigorously.

CERTAIN EFFECTS OF THE MERGER


     As a result of the Merger, Physicians' Specialty will be owned principally by the Investor Group. Following the Merger, assuming that the Management Sponsors, their affiliates and the Physician Investors exchange 2,047,310 shares of Physicians' Specialty Common Stock (and that other employees exchange approximately 11,500 shares) and that the total amount of funds necessary to consummate the Transactions and the amounts of each other source of funds to consummate the Transactions are as set forth under "-- Financing of the Merger," the TA Investors will own approximately 57% of the shares of Surviving Corporation common stock on a fully diluted basis and will own approximately 27,800 shares of redeemable preferred stock of Surviving Corporation, and the Management Sponsors will beneficially own approximately 27.4% of the outstanding shares of Surviving Corporation common stock on a fully diluted basis. In addition, the Management Sponsors will receive approximately $8.1 million in cash in consideration for their shares of Common Stock purchased by the TA Investors pursuant to the Merger. The Public Stockholders will no longer be stockholders of Physicians' Specialty, and therefore, will not participate in the potential growth of Physicians' Specialty or bear the risk of any decreases in the value of Physicians' Specialty. Instead, the Public Stockholders will have the right to receive $10.50 in cash, without interest, for each share held (other than shares in respect of which appraisal rights have been perfected under Delaware law). An equity investment in Physicians' Specialty following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from the future borrowings that will be required to purchase the Common Stock from the Public Stockholders and to fund the capital expenditures and acquisitions necessary to execute the Company's business strategy. Nonetheless, if Physicians' Specialty successfully executes its business strategy, the value of such an equity investment could be considerably greater than the original cost thereof. The Investor Group will have the opportunity to benefit from any future earnings and growth of Physicians' Specialty. For further discussion of the benefits of the Merger to the Management Sponsors and the Board of Directors, see"-- Conflicts of Interest." Also see "Cautionary Statement Concerning Forward-Looking Information" and "-- Financing of the Merger."


     In addition, the Common Stock will no longer be traded on Nasdaq and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate and the Company will no longer be required to file reports pursuant to Section 15(d) of the Exchange Act.

FINANCING OF THE MERGER


     Generally. It is estimated that approximately $89.7 million will be required to consummate the Transactions and pay related fees and expenses. This sum will be provided by (i) a cash investment of up to approximately $32.8 million from currently available funds by the TA Investors, (ii) borrowings of approximately $41.5 million of a new $60.0 million revolving credit facility,
(iii) a $15.0 million investment by Allied in exchange for $15.0 million of subordinated debentures and warrants to purchase common stock of the Surviving Corporation (in addition to a $1.0 million equity investment in exchange for $850,000 of redeemable preferred stock and $150,000 of convertible preferred stock, which is included in the $32.8 million investment in clause (i) above), and (iv) the Company's surplus cash in the amount of approximately $403,000. In addition, the Management Sponsors, their affiliates and the Physician Investors will exchange 2,047,310 shares of Physicians' Specialty Common Stock having an aggregate value of $21.6 million (based on a price of $10.50 per share) for common stock of the Surviving

Corporation. The TA Investors have committed under the Merger Agreement to provide the equity financing to MergerCo, subject to certain conditions set forth in the Merger Agreement. See "The Merger -- Terms of the Merger Agreement."


     As a result of fluctuations in the total amount of funds necessary to consummate the Transactions or fluctuations in the availability of the exact amount of each source of funds listed under "-- Financing of the Merger," the exact numbers of shares of Physicians' Specialty Common Stock exchanged for Surviving Corporation common stock or the exact amount of the equity investment by the TA Investors and the Management Sponsors could change, causing the post-Merger equity interests of the Management Sponsors, the Physician Investors and the TA Investors to fluctuate in proportion to such change. Physicians' Specialty does not expect that such fluctuations will occur and does not expect that, if they did occur, the additional equity investment made in response to such fluctuations would be material.


     Subordinated Debentures. Pursuant to the terms of a binding commitment letter, Physicians' Specialty expects to receive $15.0 million from Allied in exchange for issuing to Allied $15.0 million of subordinated debentures and warrants to purchase common stock of the Surviving Corporation. The subordinated debentures will mature seven years from the date of consummation of the Merger (or up to an additional 6 months depending on the maturity of certain other debt obligations of the Surviving Corporation); interest will accrue at the rate of 15.5% per annum, 12% of which will be paid in cash and 3.5% in additional principal amount; and the subordinated debentures will be unsecured and subordinate to a revolving bank facility (described below) and any debt refinancing thereof. In addition, the Surviving Corporation will be subject to customary covenants for this type of financing including restrictions on affiliate transactions, indebtedness, dividends, liens, stock repurchases, asset sales and acquisitions.


     Credit Facility. Physicians' Specialty plans to draw down approximately $41.0 million of a new $60.0 million revolving credit facility provided in a binding commitment letter from First Union in order to consummate the Merger. Amounts available for borrowing under the revolving credit facility will be subject to the satisfaction by the Company of certain financial tests and other conditions. As a result, the Company may not be able to draw down the full amount of $60 million dollars at any time. Borrowings under the revolving credit facility will be secured by a first priority lien on and security interest in
(a) 100% of the capital stock of each subsidiary of the Surviving Corporation and (b) all of the assets of the Surviving Corporation and its subsidiaries. The revolving credit facility will terminate five years after the closing of the Merger. Interest on borrowings under the revolving credit facility would, in the event a LIBOR pricing option is exercised, range from 2.25% to 3.50% over LIBOR, and, in the event an alternate base rate pricing option is exercised, range from 1.00% to 2.25% over First Union's base lending rate.



     The commitment letters for the subordinated debentures and the credit facility are subject to numerous conditions, including the preparation and execution of definitive loan agreements and related documents, the absence of a material adverse change in the Company's business, the receipt of a legal opinion from counsel to Physicians' Specialty, the reasonableness of assumptions underlying financial projections provided to the lenders, the accuracy of financial information provided to the lenders and satisfaction of certain financial tests. In addition, the First Union and Allied commitment letters will expire on November 30, 1999 if the Merger and related transactions are not consummated by such date. First Union's commitment letter provides that its commitment to provide the credit facility may be subject to additional conditions contained in the definitive loan agreements. These commitment letters are filed as exhibits to the Company's Schedule 13E-3.


CONDUCT OF PHYSICIANS' SPECIALTY BUSINESS AFTER THE MERGER

     The Investor Group is continuing to evaluate the Company's business, practices, operations, properties, corporate structure, capitalization, management, and personnel and will discuss what changes, if any, will be desirable. Subject to the foregoing, the Investor Group expects that the day-to-day business and operations of the Surviving Corporation will be conducted substantially as they are currently being conducted by Physicians' Specialty. The Investor Group does not currently intend to dispose of any assets of Physicians' Specialty, other than in the ordinary course of business. Additionally, the Investor Group does not currently contemplate any material change in the composition of the Company's current management or personnel, although after the Merger the Board will consist of Dr. Tritt and Messrs. Benjamin and Ballard (as designees of the Company's management), Richard Tadler and David S. B. Lang (as designees of the TA Investors) and up to two outside directors to be determined at a later time.

RISK THAT THE MERGER WILL NOT BE CONSUMMATED

     Consummation of the Merger is subject to several conditions, including receipt of the required approval of the Physicians' Specialty stockholders, the absence of an injunction or other order prohibiting consummation of the Transactions, the absence of a change resulting in a material adverse effect on the business, results of operations, or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, receipt of required debt financing and holders of not more than 5% of the outstanding shares of Physicians' Specialty Common Stock electing to demand appraisal rights. See "THE MERGER -- Conditions to Consummation of the Merger." Although, as described in "-- FINANCING OF THE MERGER," the Company and TA Associates have obtained commitments for the required debt financing, these commitments contain several conditions. Therefore, even if the required stockholder approval is obtained, there can be no assurance that the Merger will be consummated.

     EVEN IF THE STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

     The Merger Agreement provides for the following payments in the event of the termination of the Merger Agreement. Physicians' Specialty will pay MergerCo a termination fee equal to $3.5 million plus up to $750,000 of MergerCo's out-of-pocket fees and expenses if Physicians' Specialty terminates the Merger Agreement because it has entered into a definitive agreement concerning an Acquisition Proposal or if either party terminates the Merger Agreement because of the failure to obtain the required stockholder approval and the Company under certain circumstances enters into a definitive agreement concerning an Acquisition Proposal within 12 months of termination. The Company will pay MergerCo's out-of-pocket fees and expenses (not to exceed $750,000) if MergerCo terminates the Merger Agreement because the Physicians' Specialty Board has withdrawn or adversely modified its recommendation of the Merger or Physicians' Specialty has entered into a definitive agreement concerning an Acquisition Proposal. Each of MergerCo and Physicians' Specialty agrees to pay the other party's fees and expenses (not to exceed $750,000) upon the termination of the Merger Agreement based on a material breach of any representation, warranty or covenant that such party has made under the Merger Agreement. No other transaction is currently being considered by the Company as an alternative to the Merger.

                              THE SPECIAL MEETING

DATE, TIME, AND PLACE OF THE SPECIAL MEETING


     The Special Meeting of Physicians' Specialty will be held on October 28, 1999, at 9:00 a.m., local time, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia.


PROXY SOLICITATION


     This Proxy Statement is being solicited by the Company. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers, and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about September 29, 1999.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the Company's stockholders will be asked to vote upon a proposal to approve and adopt the Merger Agreement, which is attached as Appendix A hereto. The Company's stockholders may also be asked to vote on adjournment of the Special Meeting so that the Company may solicit additional proxies if a motion to adjourn the Special Meeting is properly brought.

RECORD DATE AND QUORUM REQUIREMENT


     The Common Stock is the only outstanding voting security of the Company. The Board has fixed the close of business on September 27, 1999 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. At the close of business on the Record Date, there were 9,143,677 shares of Common Stock issued and outstanding held by 57 holders of record. Each holder of record of Physicians' Specialty Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter that may properly come before the Special Meeting.


     The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES

     Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. The Management Sponsors, their affiliates and certain affiliated physicians, who as of the Record Date, beneficially owned approximately 40% of the outstanding shares of Physicians' Specialty Common Stock, have agreed to vote their shares for approval and adoption of the Merger Agreement. The Merger has not been structured to require approval of a majority of stockholders not affiliated with Physicians' Specialty or the Investor Group. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker non-vote will have the same effect as a vote against the Merger Agreement.

     Any proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies must be approved by a majority of the Company's stockholders present in person or by proxy. Votes to abstain will constitute, in effect, votes against such adjournment. If the Special Meeting is adjourned for any purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

     Under Delaware law, holders of Physicians' Specialty Common Stock who do not vote in favor of the proposal to approve and adopt the Merger Agreement and who comply strictly with the notice requirements and other procedures of Section 262 are entitled to exercise their appraisal rights and to be paid cash for the "fair value" of their shares as finally determined under such procedures. The fair value may be more or less than the consideration to be received by other stockholders of the Company under the terms of the Merger Agreement. Failure to follow such procedures precisely may result in loss of appraisal rights. See "RIGHTS OF DISSENTING STOCKHOLDERS."

VOTING AND REVOCATION OF PROXIES

     A stockholder who gives a proxy may revoke it at any time before it is voted at the Special Meeting by (i) filing with the Secretary of the Company an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of the Company will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve and adopt the Merger Agreement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment thereof.

     The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES


     The effective time of the Merger, which shall be the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), is currently expected to occur as soon as practicable after the Special Meeting, subject to approval and adoption of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of Common Stock certificates, together with a letter of transmittal, will be forwarded to stockholders by the Company's exchange agent, SunTrust Bank, Atlanta (the "Exchange Agent"), promptly following the Effective Time. Stockholders should not submit their certificates to the Exchange Agent until they have received such materials. The Exchange Agent will send payment of the Cash Merger Consideration to stockholders as promptly as practicable following receipt by the Exchange Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. Stockholders should not send any certificates at this time. See "THE MERGER -- Conditions."


OTHER MATTERS TO BE CONSIDERED

     The Company's Board of Directors is not aware of any other matters which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted in accordance with the discretion of the holders of such proxies.

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

                                   THE MERGER

TERMS OF THE MERGER AGREEMENT

     General. The Merger Agreement provides that subject to satisfaction of certain conditions, MergerCo will be merged with and into Physicians' Specialty, and that following the Merger, the separate existence of MergerCo will cease and Physicians' Specialty will continue as the Surviving Corporation. At the Effective Time, and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than shares as to which appraisal rights are properly perfected and not withdrawn, shares held by the Company or any of its subsidiaries or by MergerCo, and shares held at the Effective Time by the Management Sponsors, their affiliates and the Physician Investors and certain shares held by employee option holders (the "Recapitalization Shares")) will, by virtue of the Merger, be canceled and converted into the right to receive $10.50 in cash, without interest (the "Cash Merger Consideration"). As a result of the Merger, the Common Stock will no longer be publicly traded and the equity of the Surviving Corporation will be 100% owned by the Investor Group.

     The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

     Merger Consideration. Upon consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned by the Company or any of its subsidiaries or by MergerCo, the Recapitalization Shares and dissenting shares) will be converted into the right to receive the Cash Merger Consideration, upon surrender and exchange of the certificate or certificates which immediately prior to the Effective Time evidenced Common Stock (the "Certificate(s)"). All such shares of Common Stock, when converted (the "Shares"), will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each Certificate previously evidencing such Shares will thereafter represent only the right to receive the Cash Merger Consideration.

     As holders of Recapitalization Shares, the Management Sponsors and their affiliates will in the aggregate have 1,574,330 shares of Common Stock converted in the Merger into 1,574,330 shares of common stock of the Surviving Corporation, and the Physician Investors, as holders of Recapitalization Shares, will have in the aggregate 472,980 shares of Common Stock converted in the Merger into 472,980 shares of common stock of the Surviving Corporation. In addition, each share of convertible participating preferred stock and redeemable preferred stock of MergerCo outstanding immediately prior to the Effective Time (all of which shares are held by the TA Investors) will be converted into a share of Convertible Participating Preferred Stock and Redeemable Preferred Stock, respectively. As a result, upon consummation of the Merger, the TA Investors and their assigns will hold approximately 3.2 million shares of Convertible Participating Preferred Stock and 27,800 shares of Redeemable Preferred Stock of the Surviving Corporation.

     Payment for Shares. Within 30 days after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate (other than Physicians' Specialty or any of its subsidiaries or MergerCo or holders of dissenting shares or Recapitalization Shares) a form of letter of transmittal and instructions for use in effecting the surrender of the Certificate in exchange for payment therefor. Within 30 days after surrender of a Certificate for cancellation to the Exchange Agent, together with such duly executed letter of transmittal, and any additional requested items, the holder of such Certificate will be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of shares of Common Stock represented by such Certificate and (y) the Cash Merger Consideration. Holders of Certificates will not receive interest on the Cash Merger Consideration payable on their shares of Common Stock after the Effective Time. Accordingly, holders of Certificates are urged to promptly return their Certificates with a duly executed letter of transmittal.

     Stock Options. Pursuant to the Company's 1996 Stock Option Plan, as amended, and the 1996 Healthcare Professionals Stock Option Plan and resolutions of the Physicians' Specialty Board of Directors, each outstanding option will vest and become fully exercisable at or prior to the Effective Time. The Merger Agreement provides that the Company will use its reasonable best efforts to cause each holder of options to purchase Physicians' Specialty Common Stock to enter into an Option Exercise Agreement. The Option Exercise Agreement will provide for a cashless exercise of options which have an exercise price of less than $10.50 per share and the termination and cancellation of options which have an exercise price of greater than or equal to $10.50 per share. In addition, the Merger Agreement required Physicians' Specialty to terminate, effective as of June 30, 1999, the Physicians' Specialty 1997 Employee Stock Purchase Plan.

     Transfer of Shares. At the Effective Time, the stock transfer books of Physicians' Specialty will be closed and there will be no further transfer of shares of Common Stock thereafter on the records of Physicians' Specialty. On or after the Effective Time, any certificates presented to the Surviving Corporation or the Exchange Agent for any reason will be canceled in return for the Cash Merger Consideration.

     Conditions to the Merger. Each party's respective obligation to effect the Merger is subject to the satisfaction, prior to the Closing Date, of each of the following conditions: (i) the Merger Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Physicians' Specialty Common Stock to the extent required by the DGCL and the Physicians' Specialty Certificate of Incorporation; (ii) all necessary approvals, authorizations and consents of governmental or regulatory entities required to consummate the Merger shall have been obtained and remain in full force and effect and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; (iii) no injunction, order, decree or ruling nor any statute, rule or regulation shall be in effect which would make the consummation of the Merger illegal or otherwise prevent or prohibit the consummation of the Transactions including the Merger, or prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any portion of its or their business, properties or assets which is material, or compel the Company or any of its subsidiaries to dispose of or hold separate any portion of the Company's or the subsidiaries' business, properties or assets which is material; and (iv) any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

     The obligations of MergerCo and each of the TA Investors, who have agreed, subject to certain limitations, to guarantee certain obligations of MergerCo under the Merger Agreement, to effect the Merger are subject to the satisfaction of the following conditions, unless waived by MergerCo and the TA Investors: (i) there shall not have occurred a change which would reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of Physicians' Specialty in the Merger Agreement, which are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the closing of the Merger (the "Closing Date") as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date) and those other representations and warranties of Physicians' Specialty in the Merger Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date);
(iii) Physicians' Specialty shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; (iv) debt financing in amounts and substantially on the terms set forth in the existing bank commitments shall have been obtained; (v) the holders of no more than 5% of the outstanding shares of Physicians' Specialty Common Stock shall have taken all required actions to assert appraisal rights under Section 262 of the DGCL and not withdrawn or otherwise permitted to lapse such appraisal rights or demands therefor; (vi) not less than 2,047,310 shares of Physicians' Specialty Common Stock shall be subject to a Rollover Agreement which shall be in full force and effect; (viii) the Amended Employment Agreements shall be in full force and effect; (ix) amounts owing by Physicians' Specialty to NationsBank under the existing credit facility shall have been repaid and releases of related liens shall have been obtained pending receipt of amounts stated in payoff letters;
(x) all consents and approvals by third parties (A) identified as conditions to closing and (B) that are required to prevent a breach of, default under, or termination, change in the terms or conditions or modification of, any contract or other agreement, where such breach, default, termination or change would have a Company Material Adverse Effect, will have been obtained; and (xi) the Commission shall not have disapproved of the statement made in this Proxy Statement that the Merger will be treated as a recapitalization for accounting purposes.


     In the event of fluctuations in the total amount of funds necessary to consummate the Transactions or fluctuations in the availability of the exact amount of each source of funds set forth under "Financing of the Merger" (which could result from, among other things, a decrease in availability under the $60.0 million revolving credit facility), an additional equity investment could be required to consummate the Transactions. Physicians' Specialty currently does not expect that such additional equity contribution will be required. In the event that such additional equity contribution is required and the amount of such investment is not material, the Company would expect that the TA Investors and the Management Sponsors would make such additional investment. However neither the TA Investors or the Management Sponsors would be required to make such investment, and no assurances can be given that the Management Sponsors and/or the TA Investors would make such additional investment. In the event that the Management Investors and/or the TA Investors make such investment, it is expected that the TA Investors would invest additional equity and/or the Management Sponsors would either exchange additional shares of Physicians' Specialty Common Stock for Surviving Corporation common stock (which would reduce the amount of funds necessary to consummate the transactions by $10.50 for each share exchanged) or invest additional equity.


     The obligations of Physicians' Specialty to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Physicians'
Specialty: (i) the representations and warranties of MergerCo contained in the Merger Agreement which are qualified by materiality or MergerCo Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date) and those other representations and warranties of MergerCo in the Merger Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) MergerCo shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date; and (iii) the stock purchase between the TA Investors and the Management Sponsors, their affiliates and the Physician Investors shall have been consummated.

     Subject to applicable law, the Merger Agreement may be amended by written agreement of the parties to the Merger Agreement; provided, however, that, after the Merger Agreement is approved by the Physicians' Specialty stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be received by the Physicians' Specialty stockholders. If Physicians' Specialty or any other party waives a condition to its obligations to perform under the Merger Agreement, Physicians' Specialty will resolicit stockholder approval only if such waiver reduces the amount or changes the form of consideration to be received by Physicians' Specialty Public Stockholders, or is otherwise required by applicable law.

     EVEN IF THE STOCKHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

     Representations and Warranties. Physicians' Specialty has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the Transactions, its capitalization, its financial statements, the absence of certain changes in the business of Physicians' Specialty since December 31, 1998, the content and submission of forms and reports required to be filed by Physicians' Specialty with the Commission, requisite governmental and other consents and approvals, compliance with applicable laws, absence of litigation against Physicians' Specialty, brokers and finders fees, requisite tax filings, absence of defaults under material contracts, employee benefits, environmental matters, healthcare compliance and intellectual property matters.

     MergerCo has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, its prior activities, authority to enter into the Transactions, the requisite governmental and other consents and approvals, and accuracy of information supplied by MergerCo for submission on forms and reports required to be filed by Physicians' Specialty with the Commission.

     The TA Investors have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, authority to enter into the transaction, requisite governmental and other consents and approvals, accuracy of information supplied by the TA Investors for submission on forms and reports required to be filed by Physicians' Specialty with the Commission, and certain financing commitments.

     The representations, warranties and agreements (other than Sections 7.4, 7.6, 7.7, 10.3 and 10.7) in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will expire at the Effective Time.

     Covenants. In the Merger Agreement, Physicians' Specialty has agreed that prior to the Effective Time, unless otherwise agreed to in writing by MergerCo or as otherwise expressly contemplated or permitted by the Merger Agreement, Physicians' Specialty and each of its subsidiaries will, among other things, carry on its business in the ordinary course consistent with past practice, including, without limitation, not declaring any dividend on its capital stock, issuing any shares of capital stock or entering into certain transactions.

     Solicitation of Acquisition Proposal. The Merger Agreement provides that neither Physicians' Specialty nor its subsidiaries nor any of their respective officers, directors, employees or representatives shall be permitted, directly or indirectly, to initiate, solicit, encourage (including by way of furnishing non-public information) or take any action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined below); to participate in discussions or negotiations regarding an Acquisition Proposal; or to enter into any agreements, definitive or otherwise, regarding an Acquisition Proposal. Physicians' Specialty may, however, upon receipt of a non-solicited Acquisition Proposal at any time prior to the approval of the Merger Agreement by the Physicians' Specialty stockholders, furnish non-public information with respect to Physicians' Specialty and its subsidiaries to the person making such proposal and may participate in discussions with such party if the Board of Directors of Physicians' Specialty determines based on the advice of independent legal counsel that failure to do so would be inconsistent with its fiduciary duties and determines based on advice of its financial advisors that such Acquisition Proposal is likely to lead to a Superior Acquisition Proposal.

     Physicians' Specialty will advise MergerCo promptly after it receives an indication of interest, inquiry or proposal from a third party regarding an Acquisition Proposal and of the status of material developments in the negotiations with respect to the Acquisition Proposal or the taking of actions not otherwise permitted under the Merger Agreement with respect to such Acquisition Proposal.

     As defined in the Merger Agreement, an "Acquisition Proposal" means any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition of any assets of the Company or the Company's subsidiaries representing 15% or more of their consolidated assets, (iii) issuance, sale or other disposition by the Company of securities representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) tender or exchange offer in which any person shall acquire or has the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of the Company's Common Stock, (v) recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

     Indemnification and Insurance. The Merger Agreement provides that the Company's current and former directors and officers will be indemnified by the Surviving Corporation, to the fullest extent permitted under the DGCL, against any costs, expenses, losses, claims, damages, liabilities or judgments, or amounts paid in settlement with the approval of the indemnifying party in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such person is or was a director or officer of Physicians' Specialty or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time, and whether asserted or claimed prior to, or at or after, the Effective Time. In addition, the Surviving Corporation is required to maintain in effect, for a period of six years after the Effective Time, Physicians' Specialty's policies of directors' and officers' liability insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same amounts and comparable coverage). However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of $150,000.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Physicians' Specialty: (a) by mutual written consent of Physicians' Specialty and MergerCo; (b) by Physicians' Specialty if MergerCo shall have breached in any material respect any of its representations, warranties, covenants or other agreements (except where such representations, warranties, covenants or other agreements are qualified by materiality or MergerCo Material Adverse Effect, in which case MergerCo's breach shall not be qualified as to materiality), which breach or failure to perform has not been or cannot be cured within 15 days following the giving to MergerCo of notice of such breach or failure, except for breaches which are not reasonably likely to affect adversely MergerCo's ability to consummate the Merger; (c) by MergerCo if Physicians' Specialty shall have breached in any material respect any of its representations, warranties, covenants or other agreements (except where such representations, warranties, covenants or other agreements are qualified by materiality or Company Material Adverse Effect, in which case the Company's breach shall not be qualified as to materiality), which breach or failure to perform has not been or cannot be cured within 15 days following the giving to MergerCo of notice of such breach; (d) by MergerCo or Physicians' Specialty if any court or other governmental entity shall have issued an injunction or other order, ruling or decree which permanently restrains, enjoins or otherwise prohibits the Merger which shall have become final and nonappealable; (e) by MergerCo or Physicians' Specialty if the Merger shall not have occurred on or before November 30, 1999; (f) by MergerCo in the event (i) the Physicians' Specialty Board shall have withdrawn or adversely modified its approval or recommendation of the Merger or the Merger Agreement to the Physicians' Specialty stockholders, or (ii) the Company shall have entered into an agreement concerning an Acquisition Proposal; (g) by Physicians' Specialty in connection with entering into a definitive agreement to effect a Superior Acquisition Proposal; provided, however that Physicians' Specialty shall not terminate the Merger Agreement in this manner without (i) providing MergerCo at least five days prior written notice, which notice shall include in reasonable detail the terms of the Superior Acquisition Proposal, and (ii) making payments to MergerCo in accordance with Section 9.2 of the Merger Agreement (as described below); or (h) by MergerCo or Physicians' Specialty if the Merger and the Merger Agreement shall have been voted on by the Physicians' Specialty stockholders, and the votes shall not have been sufficient to satisfy the condition set forth in Section 8.1(a) of the Merger Agreement.

     Fees and Expenses. Except as otherwise provided in Section 9.2 of the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses; provided that the Company shall pay the reasonable out-of-pocket costs of MergerCo and the TA Investors if the Merger is consummated. Physicians' Specialty agrees to pay MergerCo a fee in immediately available funds equal to $3.5 million plus the amount of all of MergerCo's Designated Expenses (as defined below) (i) if the Company terminates the Merger Agreement pursuant to Section 9.1(c)(i) of the Merger Agreement or (ii) either

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

the Company or MergerCo terminates the Merger Agreement pursuant to Section 9.1(b)(i) of the Merger Agreement and (A) prior to the Special Meeting, an Acquisition Proposal shall have been made to the Company's Stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention to make an Acquisition Proposal or solicited proxies or consents in opposition to the Merger, and (B) Physicians' Specialty shall have entered into a definitive agreement on or before the first anniversary of the termination of the Merger Agreement with respect to an Acquisition Proposal. MergerCo agrees to pay Physicians' Specialty a fee in immediately available funds equal to the amount of all of Physicians' Specialty's Designated Expenses if the Company terminates the Merger Agreement pursuant to Section 9.1(c)(ii), and Physicians' Specialty agrees to pay MergerCo a fee in immediately available funds equal to the amount of all MergerCo's Designated Expenses if MergerCo terminates the Merger Agreement pursuant to Section 9.1(d) of the Merger Agreement. All Designated Expenses shall be paid within three days of termination. The term "Designated Expenses" shall mean all out-of-pocket costs and expenses (not to exceed $750,000) incurred in connection with the Merger Agreement and the Transactions.

     Terms of the Convertible Participating Preferred Stock and Redeemable Preferred Stock. The following description of the Convertible Participating Preferred Stock and the Redeemable Preferred Stock is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation of the Surviving Corporation which will become effective following the consummation of the Merger and which is attached as an exhibit to the Merger Agreement (the "Certificate of Incorporation").

  Convertible Participating Preferred Stock

     Voting. For so long as the holders of shares of Convertible Participating Preferred Stock hold at least 25% of the shares of such Convertible Participating Preferred Stock issued in the original issuance, the holders will be entitled to elect two directors to the Board of Directors of the Surviving Corporation. In addition, each share of Convertible Participating Preferred Stock will entitle the holder thereof to the number of votes equal to the number of full shares of common stock of the Surviving Corporation into which such shares of Convertible Participating Preferred Stock could be converted (as described below) on the record date for the vote or written consent of stockholders, if applicable, with appropriate adjustments for stock splits, stock dividends, recapitalizations and the like. The holders of Convertible Participating Preferred Stock will vote together with holders of common stock of the Surviving Corporation as a single class upon all matters submitted to a vote of stockholders, except those matters required to be submitted to a class or series vote pursuant to the Certificate of Incorporation or by applicable law.

     Dividends. The holders of Convertible Participating Preferred Stock will be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Surviving Corporation may determine in its sole discretion; provided, however, that no such dividend may be declared or paid on any shares of Convertible Participating Preferred Stock unless at the same time a dividend is declared or paid on all outstanding shares of common stock of the Surviving Corporation and vice versa. The holders of Convertible Participating Preferred Stock and common stock of the Surviving Corporation shall share in any such dividends as if they constituted a single class of stock with each holder of shares of Convertible Participating Preferred Stock entitled to receive such dividends based on the number of shares of common stock of the Surviving Corporation into which such shares of Convertible Participating Preferred Stock are then convertible.

     Liquidation Preference. Upon any liquidation, dissolution or winding up of the Surviving Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Convertible Participating Preferred Stock shall be entitled to receive out of the assets of the Surviving Corporation available for distribution to stockholders and before any amount shall be paid or distributed to the holders of common stock of the Surviving Corporation or any other stock of the Surviving Corporation ranking junior to the Convertible Participating Preferred Stock (collectively, "Junior Stock"), an amount of cash equal to (i) $1.53 per share of Convertible Participating Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalization and similar events with respect to the Convertible Participating Preferred Stock), plus (ii) any declared but unpaid dividends to which such holder of outstanding shares of Convertible Participating Preferred Stock is then entitled (the sum of clauses
(i) plus (ii) being the "Convertible Preferred Base Liquidation Amount"), plus
(iii) any Unredeemed Shares Interest (as defined below) (the sum of clauses (i),
(ii) and (iii) being the "Convertible Preferred Liquidation Preference Amount"); provided, however, that if upon any Liquidation Event the amounts payable with respect to the Convertible Preferred Liquidation Preference Amount are not paid in full, the holders of the Convertible Participating Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and provided further, however, that if upon any Liquidation Event the holders of the outstanding shares of Convertible Stock would receive more than the Convertible Liquidation Preference Amount in the event their shares were converted into Common Stock immediately prior to such Liquidation Event and such shares of common stock received a liquidating distribution from the Corporation (after giving effect to the preferential amounts payable to the holders of the Redeemable Preferred Stock), then each holder of Convertible Participating Preferred Stock shall receive as a distribution from the Corporation in connection with such Liquidation Event an amount equal to the amount that would be paid if such holder's shares of Convertible Participating Preferred Stock were converted into common stock immediately prior to such Liquidation Event, in lieu of the Convertible Liquidation Preference Amount.

     Redemption. At any one time on or after the sixth anniversary of the date of original issuance of the Convertible Participating Preferred Stock, upon the election of holders of not less than two-thirds of the outstanding Convertible Participating Preferred Stock, the Surviving Corporation shall redeem all of the outstanding shares of the Convertible Participating Preferred Stock at the Convertible Preferred Redemption Price (as defined below). The Convertible Preferred Redemption Price for each share of Convertible Stock redeemed shall be the per share Convertible Liquidation Preference Amount. In addition, upon the election of the holders of not less than two-thirds of the outstanding Convertible Participating Preferred Stock, to have the Convertible Participating Preferred Stock redeemed or otherwise to participate in connection with the occurrence of any of the following events: (A) a merger or consolidation of the Surviving Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by stockholders of the Surviving Corporation immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Surviving Corporation, (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Surviving Corporation (either through a negotiated stock purchase or a tender for such shares, the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Surviving Corporation immediately after such purchase, (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Surviving Corporation or (E) a public offering not constituting a qualified public offering (as defined in the Certificate of Incorporation) (each an "Extraordinary Transaction"), then as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless the holders of Convertible Stock shall have elected to convert their shares of Convertible Participating Preferred Stock into common stock in accordance with the voluntary conversion provisions (described below) prior to the effective date of such Extraordinary Transaction, the Surviving Corporation shall either redeem all of the outstanding shares of Convertible Participating Preferred Stock for the Convertible Redemption Price, if redemption is elected, or if the holders elect to participate in the transaction, the Surviving Corporation shall take actions that facilitate the holders of Convertible Participating Preferred Stock receiving such Convertible Redemption Price as a preferential amount, in which event the distribution to the holders of Convertible Participating Preferred Stock of such preferential amount shall be deemed a Liquidation Event. Notwithstanding the foregoing, if upon any Extraordinary Transaction the holders of the outstanding shares of Convertible Participating Preferred Stock would receive more than the Convertible Redemption Price in the event their shares were converted into shares of common stock immediately prior to such Extraordinary Transaction and such shares of common stock were purchased or otherwise participated in such Extraordinary Transaction, then each holder of Convertible Participating Preferred Stock shall receive from the Surviving Corporation or the relevant purchaser, as applicable, upon the election by a two-thirds interest to redeem or otherwise to participate in such Extraordinary Transaction an amount equal to the amount per share that would be paid if the shares of Surviving Corporation common stock receivable upon conversion of the Convertible Participating Preferred Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for other shares of common stock, which amount shall be paid in the same form of consideration as is paid to the holders of common stock, as if each share of Convertible Participating Preferred Stock had been converted into the number of Shares of common stock issuable upon the conversion of such share of Convertible Participating Preferred Stock immediately prior to such Extraordinary Transaction.

     If the Surviving Corporation is prohibited under the DGCL from redeeming all the outstanding shares of Convertible Participating Preferred Stock on the date on which it is required to redeem the Convertible Participating Preferred Stock, then it shall redeem such shares on a pro rata basis among the holders of Convertible Participating Preferred Stock in proportion to the full respective redemption amounts to which they are entitled to the extent possible and shall redeem the remaining shares (the "Unredeemed Shares") as soon as the Surviving Corporation is not prohibited from redeeming some or all of such shares under the DGCL. Any Unredeemed Shares shall remain outstanding and entitled to all of the rights and preferences of Convertible Participating Preferred Stock until they are redeemed. The Surviving Corporation shall take such commercially reasonable action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem the Unredeemed Shares. In addition, from the date on which the Surviving Corporation is first required to redeem the Unredeemed Shares until such shares are redeemed, the applicable Convertible Preferred Base Liquidation Amount will bear interest, payable in cash, at the higher of 10% per annum or 4% over the prime rate as reported in the Wall Street Journal on the Convertible Redemption Date, provided, however, that such interest does not exceed the maximum permitted rate of interest under applicable law ("Unredeemed Share Interest").

     Conversion. Each holder of a share of Convertible Participating Preferred Stock may, upon the written election of such holder, without any additional consideration, convert such share of Convertible Participating Preferred Stock into one fully paid and nonassessable share of common stock of the Surviving Corporation, subject to adjustment. In addition, the holders of not less than two-thirds of the outstanding shares of Convertible Participating Preferred Stock may elect to convert all (but not less than all) of the outstanding Convertible Stock without the payment of any additional consideration, or cause all (but not less than all) of the outstanding shares of Convertible Participating Preferred Stock to be automatically converted into common stock. If the holders of shares of Convertible Participating Preferred Stock elect to convert their shares of Convertible Preferred Stock, or if such shares are automatically converted into shares of common stock at a time when there are any declared but unpaid dividends or other amounts owed on or in respect of such shares, the Surviving Corporation shall pay such amounts in full in cash in connection with such conversion.

  Redeemable Preferred Stock

     Voting. Except to the extent required under the DGCL, the Redeemable Preferred Stock is not entitled to vote on any matters.

     Dividends. The holders of shares of Redeemable Preferred stock will be entitled to receive, in preference to the holders of any and all other classes of capital stock of the Surviving Corporation, out of any funds legally available therefor, cumulative annual cash dividends subject to adjustment, or at the option of the holders of not less than two-thirds of the outstanding shares of Redeemable Preferred Stock, in shares of common stock of equivalent value, at the per share rate per annum of six percent (6%).

     Liquidation Preference. Upon any Liquidation Event, each holder of Redeemable Preferred Stock will be entitled to receive, out of the assets of the Surviving Corporation available for distribution to stockholders and before any amount shall be paid or distributed to the holders of Common Stock or any other stock ranking junior to the Redeemable Preferred Stock, an amount of cash equal to $1,000 per share held by such holder, subject to adjustment, plus, any accumulated but unpaid dividends (the "Redeemable Base Liquidation Amount"), plus any interest accrued at the rate of the higher of 10% per annum or 4% over the prime rate as reported in the Wall Street Journal on the Redeemable Redemption Date (the sum of which is the "Redeemable Liquidation Preference Amount"). If, upon any Liquidation Event, the amounts payable with respect to the Redeemable Preferred Stock Liquidation Preference Amount are not paid in full, the holders of the Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

     Redemption. Immediately upon the closing of a "qualified public offering," the Surviving Corporation will automatically redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Redemption Price in cash, unless the principal underwriter expressly and reasonably requests, or causes the Surviving Corporation to request, that the holders of Redeemable Preferred Stock waive the election to have all of such holders' shares of Redeemable Preferred Stock redeemed for cash, with any outstanding shares of Redeemable Preferred Stock exchangeable for any combination or cash and notes of the Surviving Corporation ("Series A Notes"), without any additional consideration. In addition, at any one time on or after the sixth anniversary of the date of original issuance of the Redeemable Preferred Stock, upon the election of not less than two-thirds of the outstanding Redeemable Preferred Stock, the Surviving Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Redemption Price. The Redeemable Redemption Price is the per share Redeemable Liquidation Preference Amount. Upon the closing of an Extraordinary Transaction, if the Redeemable Preferred Stock is acquired in such an Extraordinary Transaction on terms giving effect to the preferential amount to which the Redeemable Preferred Stock would be entitled in connection with a Liquidation Event and otherwise as agreed to by the holders of not less than two-thirds of the voting power of the Redeemable Preferred Stock, the Surviving Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Redemption Price, payable in cash.

ESTIMATED FEES AND EXPENSES OF THE MERGER

     Estimated fees and expenses incurred or to be incurred by the Surviving Corporation are approximately as follows:


Advisory fees and expenses (1)..............................  $1,650,000
Lender fees and expenses (2)................................   1,650,000
Legal fees and expenses (3).................................     800,000
Accounting fees and expenses................................     175,000
Exchange Agent fees and expenses............................       5,000
Securities and Exchange Commission filing fee...............      19,893
Printing and mailing costs..................................     150,000
Miscellaneous expenses......................................      50,107
                                                              ----------
          Total.............................................   4,500,000
                                                              ==========


- ---------------

(1) Includes the fees and expenses of Robinson-Humphrey and PHC.

(2) Includes the fees and expenses of First Union National Bank and Allied Capital Corporation.

(3) Includes the estimated fees and expenses of counsel for the Company, the Special Committee, the TA Investors and the Management Sponsors.

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of shares of the Physicians' Specialty Common Stock are entitled to appraisal rights under Section 262 of the DGCL provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Appendix C to this Proxy Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of the Physicians' Specialty Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Physicians' Specialty Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to properly follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     Each stockholder electing to demand the appraisal of his shares must deliver to the Company, before the taking of the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his shares of Physicians' Specialty Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the shares of Physicians' Specialty Common Stock held by him. This written demand for appraisal of the shares of Physicians' Specialty Common Stock must be in addition to and separate from any proxy or vote against the Merger Agreement. Voting against, abstaining from voting, or failing to vote on the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. Any stockholder electing to demand his appraisal rights will not be entitled to appraisal rights under Section 262 if such stockholder has either voted in favor of the proposal to approve and adopt the Merger Agreement or consented thereto in writing. Additionally, a stockholder will not be entitled to appraisal rights under Section 262 if the stockholder does not continuously hold through the Effective Time his shares of Physicians' Specialty Common Stock with respect to which he demands appraisal.

     A demand for appraisal must be executed by or for the stockholder of record. If the shares of Physicians' Specialty Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the shares of Physicians' Specialty Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     If a stockholder holds shares of Physicians' Specialty Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record owner, such as a broker, who holds shares of Physicians' Specialty Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares of Physicians' Specialty Common Stock held for all or less than all beneficial owners of shares of Physicians' Specialty Common Stock as to which such person is the record owner. In such case, the written demand must set forth the number of shares of Physicians' Specialty Common Stock covered by such demand. Where the number of shares of Physicians' Specialty Common Stock is not expressly stated, the demand will be presumed to cover all shares of Physicians' Specialty Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

     A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of the Company at 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Physicians' Specialty Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for or consented to approval and adoption of the Merger Agreement.

     Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court"), with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Physicians' Specialty Common Stock of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Physicians' Specialty Common Stock owned by such stockholders, determining the fair value of such shares of Physicians' Specialty Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     The Delaware Chancery Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Delaware Chancery Court may dismiss the proceedings as to such stockholder.

     Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Physicians' Specialty Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed (i) within 10 days after the written request therefor has been received by the Company or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

     Stockholders who are considering whether to seek appraisal should have in mind that, although the Company believes that the Cash Merger Consideration is fair, the "fair value" of their shares of Physicians' Specialty Common Stock as determined by the Delaware courts in an appraisal proceeding under Section 262 could be more than, the same as, or less than the Cash Merger Consideration to be received by the Company's stockholders in the Merger, and that the opinion of Robinson-Humphrey as to fairness, from a financial point of view, is not an opinion as to fair value under Section 262. Moreover, the Company does not anticipate offering more than the Cash Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share Physicians' Specialty Common Stock is less than the Cash Merger Consideration. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances.

However, costs do not include attorneys' and expert witness fees. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of the Company's Common Stock entitled to appraisal.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote for any purpose the shares of Physicians' Specialty Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares of Physicians' Specialty Common Stock, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement by delivering a written withdrawal of his demand for appraisal and acceptance of the Cash Merger Consideration; after this period, the stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Physicians' Specialty Common Stock shall be entitled to receive the Cash Merger Consideration as provided for in the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                              ACCOUNTING TREATMENT

     The Merger will be accounted for as a recapitalization for accounting purposes.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Physicians' Specialty Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Physicians' Specialty Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons who will own stock of Physicians' Specialty (actually or constructively, under certain constructive ownership rules in the Code) after the Merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

     The receipt of the Cash Merger Consideration in the Merger by holders of Physicians' Specialty Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Physicians' Specialty Common Stock will be equal to the difference between $10.50 and the holder's basis in that particular share of the Common Stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts, and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Physicians' Specialty Common Stock held for more than 12 months prior to the date of disposition.

     A holder of Physicians' Specialty Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Physicians' Specialty Common Stock pursuant to the Merger, each holder must provide the Exchange Agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Physicians' Specialty Common Stock who does not provide Physicians' Specialty with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Physicians' Specialty (or its agent) will report to the holders of Physicians' Specialty Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

     THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF STOCKHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A STOCKHOLDER WHO CONTINUES TO OWN STOCK OF THE COMPANY (ACTUALLY OR CONSTRUCTIVELY) AFTER THE MERGER OR WHO ACQUIRED HIS OR HER SHARES OF PHYSICIANS' SPECIALTY COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                            BUSINESS OF THE COMPANY

GENERAL DEVELOPMENT OF BUSINESS


     Physicians' Specialty provides comprehensive practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head and neck, known as ENT and to specialists practicing in the fields of allergy, audiology, oral surgery, plastic surgery, pulmonology and sleep medicine. Following the closing of its initial public offering, Physicians' Specialty was affiliated with 23 physicians, one dentist and 26 allied healthcare professionals operating 19 clinical locations. From the closing of its initial public offering through the end of calendar year 1997, Physicians' Specialty affiliated with an additional 24 physicians and 19 allied healthcare professionals operating 21 clinical locations.


     Since January 1, 1998, Physicians' Specialty has acquired substantially all of the non-medical assets and assumed certain liabilities of:


     - four ENT physician practices in the metropolitan New York area with 34 physicians and 16 allied health care professionals with 11 clinical offices;



     - four ENT physician practices in South Florida with five physicians and four allied health care professionals with five clinical offices;



     - two ENT physician practices in the metropolitan Cleveland, Ohio area with ten physicians and eight allied health care professionals with eight clinical offices;


     - one solo ENT physician practice in the metropolitan Atlanta area with one clinical office;


     - Preferred Diagnostic Services Inc., which operates 12 sleep diagnostic laboratories in the metropolitan Atlanta area;



     - Computerized Tomography Center, Inc., which operates a diagnostic imaging center in the metropolitan Atlanta area; and



     - one pulmonology physician practice in the greater Cleveland, Ohio area with ten physicians and 12 clinical locations.



     Physicians' Specialty also acquired minority limited partnership interests in Atlanta Surgery Center Ltd., a limited partnership operating three multi-specialty ambulatory surgery centers, and Marietta Outpatient Surgery, Ltd., a limited partnership operating a multi-specialty ambulatory surgery center. Additionally, Physicians' Specialty opened a sleep diagnostic laboratory in Cleveland, Ohio in August 1999.



     Physicians' Specialty is currently affiliated with 105 physicians, one dentist and 86 allied health care professionals operating 79 clinical locations in Alabama, Florida, Georgia, Illinois, New Jersey, New York and Ohio.


     Physicians' Specialty currently holds, manages and administers capitated ENT managed care contracts covering an aggregate of approximately 363,000 enrollees of health maintenance organization plans of United HealthCare of Georgia, Inc., United HealthCare of Alabama, Inc. and Cigna HealthCare of Georgia, Inc. Physicians' Specialty believes it is the leading physician practice management company focusing solely or substantially on affiliating with and managing ENT physician practices.

     Physicians' Specialty was incorporated in Delaware in July 1996. The Company's executive offices are located at 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342. The Company's telephone number is (404) 256-7535 and its fax number is (404) 256-1078.

INDUSTRY SEGMENTS

     Physicians' Specialty operates in only one business segment.

DESCRIPTION OF BUSINESS

     General


     Physicians' Specialty provides comprehensive practice management services to physician practices and health care providers specializing in the treatment and management of ENT diseases and disorders and to specialists practicing in the related fields of allergy, audiology, oral surgery, plastic surgery and sleep medicine. Physicians' Specialty seeks to affiliate with physician practices and health care professionals who provide high quality, cost effective medical and surgical services to fee-for-service patients and capitated managed care enrollees. Physicians' Specialty provides:


     - financial and administrative management;

     - enhancement of clinical operations;

     - access to ancillary services; and

     - network development and payor contracting services, including the negotiation and administration of capitated arrangements.

HEALTH CARE INDUSTRY OVERVIEW

     General. The health care delivery system in the United States has been undergoing substantial change, largely in response to concerns over the quality and escalating cost of health care. The growth in health care expenditures has increased the demand by government and third party payors to control health care costs.

     Significant changes in the way physicians organize have been precipitated and accelerated by:

     - the emphasis on cost containment;

     - the consolidation of the health care market in general;

     - the increased market share of managed care companies;

     - the transfer of risk from payors to providers;

     - the focus on improving the quality of patient care; and

     - reduced payments under government reimbursement programs.

     Health care in the United States historically has been delivered by a fragmented system of health care providers, including hospitals, individual physicians and physician group practices. Compared to physician practice management companies and larger group practices, individual physicians and small group practices tend to have limited capacity for any of the following:

     - ties to other health care providers, restricting their ability to coordinate care across a variety of specialties;

     - access to patients;

     - capital to invest in new clinical equipment and technologies; and

     - purchasing power with vendors of medical supplies.

     Individual physicians and small group practices also typically lack the negotiating leverage with payors and information systems necessary to manage risk-sharing contracts.

     In response to the foregoing factors, physicians are increasingly forming larger group practices and affiliating with physician networks and physician hospital organizations. Physicians are also affiliating with physician practice management companies in order to gain greater access to:

     - third party payor contracts;

     - patient information and management systems;

     - leverage with vendors and payors;

     - capital resources; and

     - ancillary services frequently unavailable to independent practitioners.

     In addition, many payors and their intermediaries, including governmental entities and managed care companies, are increasingly looking to outside providers of physician services to develop and maintain quality outcomes, management programs and patient care data.

     Several multi-specialty companies in the physician practice management industry have discontinued physician practice management activities or divested assets related to physician practice management or announced plans to do so. Other physician practice management companies have completed or announced transactions, including mergers, recapitalizations or other corporate transactions, as a result of which they are no longer public companies. As a result of these trends and the depressed stock prices of physician practice management companies, Physicians' Specialty believes that physician practice management companies may generally experience a decrease in practice acquisition activity and an associated slow down in revenue growth attributable to practice acquisitions. Consistent with the Company's market driven strategy, Physicians' Specialty focuses primarily on practice and ancillary services acquisitions in markets in which Physicians' Specialty already manages ENT practices and to a lesser extent, in new markets.

 Otolaryngology

     Otolaryngology is the management of diseases and disorders of the ear, nose, nasal passages, sinuses, larynx, mouth and throat, as well as structures of the neck and face. An otolaryngologist is commonly referred to as an ENT physician and provides some or all of the following subspecialty services:

     - Pediatric Otolaryngology: the medical and surgical treatment of diseases of the ear, nose and throat in children.

     - Head and Neck Surgery: the medical and surgical treatment of cancerous and noncancerous tumors in the head and neck, including thyroid and parathyroid surgery.

     - Rhinology: the medical and surgical treatment of disorders of the nose and sinuses.

     - Allergy: the medical treatment of inhalant allergies affecting the upper respiratory system.

     - Facial Plastic and Reconstructive Surgery: the treatment of cosmetic, functional and reconstructive abnormalities of the face and neck.

     - Otology/Neurotology: the medical and surgical treatment of diseases of the ear, including traumatic and cancerous disorders of the external, middle and inner ear, as well as the nerve pathways which affect hearing and balance.

     - Laryngology: the medical and surgical treatment of disorders of the throat, including the voice.

     ENT services in the United States are delivered largely through individual and small single specialty group practices and, to a lesser extent, multi-specialty clinics.

     According to the American Academy of Otolaryngology-Head and Neck Surgery, Inc., there were approximately 9,000 ENT physicians in the United States as of December 31, 1997 and, based upon membership in the Academy, Physicians' Specialty estimates that at least 70% of all ENT practices consist of individual practitioners or small group practices (less than four physicians). According to industry sources, ENT physicians and related specialists are increasingly seeking to form larger group practices and affiliate with physician practice management companies which understand the needs of ENT physicians and can enhance practice performance.


  Pulmonology





     Pulmonology is the treatment of diseases and conditions of the lungs and airways and is a sub-specialty of internal medicine.


AFFILIATED PRACTICES


     Physicians' Specialty is affiliated with 105 physicians, one dentist and 86 allied health care professionals operating 79 clinical locations in Alabama, Florida, Georgia, Illinois, New Jersey, New York and Ohio. The following table sets forth certain information concerning Physicians' Specialty's affiliated practices as of September 23, 1999:



                                                                                     ALLIED
                                                    AREAS                          HEALTH CARE
   MEDICAL GROUP          LOCATION                 SERVED            PHYSICIANS   PROFESSIONALS   LOCATIONS
   -------------     -------------------  -------------------------  ----------   -------------   ---------
Atlanta Ear, Nose &  Atlanta, Georgia     Metropolitan Atlanta           31*           41            33
  Throat
  Associates, P.C
PSC Alabama Corp.    Birmingham, Alabama  Birmingham                       2            1             1
Allatoona E.N.T &    Cartersville,        Cartersville                     2            1             1
  Facial Plastic     Georgia
  Surgery, P.C
Otolaryngology       Chicago, Illinois    Barington, Crystal Lake          4            3             3
  Medical &                                 and McHenry
  Surgical
  Associates, Ltd.
Ear, Nose & Throat   Boca Raton, Florida  Boca Raton, Pompano             13           11             9
  Associates of                             Beach, West Palm Beach
  South Florida P.A                         & Delray Beach
ENT Associates, LLP  New York and         Metropolitan New York           34           16            13
                     New Jersey
Cleveland Ear, Nose  Cleveland, Ohio      Greater Cleveland               10           13             7
  & Throat Center,
  Inc.
Physicians for       Cleveland, Ohio      Greater Cleveland               10           --            12
  Pulmonary &
  Critical Care
  Corp.
                                                                        ----           --            --
                                                                        106*           86            79
                                                                        ====           ==            ==


- ---------------

* Includes one dentist.

     Atlanta Ear, Nose & Throat Associates, P.C. Physicians' Specialty believes Atlanta ENT is the largest independent (non-academic) otolaryngology group practice in the United States. Atlanta ENT consists of 31 ENT physicians, one dentist, 29 audiologists, 11 physician assistants, one nurse practitioner and one clinical esthetician with 29 clinical offices. Atlanta ENT offers a wide range of ENT subspecialty services, including pediatric otolaryngology, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the metropolitan Atlanta area. The practice also provides audiology services, hearing aid sales, temporo-mandibular joint diagnostics and snoring and sleep apnea laser surgical services. The affiliated physicians at Atlanta ENT maintain privileges at 34 hospitals and eight ambulatory surgical centers throughout metropolitan Atlanta. Ramie A.

Tritt, M.D., the Company's Chairman of the Board and President and a principal stockholder of Physicians' Specialty, is the President and founder of Atlanta ENT. Preferred Diagnostic Services, Inc. and Computerized Tomography Center, Inc. are subsidiaries of Atlanta ENT.

     PSC Alabama Corp. PSC Alabama Corp. is one of the Company's wholly-owned subsidiaries and consists of two ENT physicians and one audiologist with one clinical office. PSC Alabama Corp. provides a wide range of ENT subspecialty services, including allergy testing and treatment, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology, neurotology and laryngology, to children and adults in the metropolitan Birmingham area.

     Allatoona ENT & Facial Plastic Surgery, P.C. Allatoona ENT consists of two ENT physicians and one audiologist with one clinical office. Allatoona ENT provides a wide range of ENT subspecialty services, including allergy testing and treatment, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the North Georgia area. The physicians at Allatoona ENT also have instituted a hearing screening program for infants and newborns.

     Otolaryngology Medical & Surgical Associates, Ltd. Otolaryngology Medical & Surgical Associates, Ltd. consists of four ENT physicians and three clinical audiologists with three clinical offices in the Barington, Crystal Lake and McHenry suburbs of Chicago. Otolaryngology Medical & Surgical Associates provides a wide range of ENT subspecialty services, including head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the metropolitan Chicago area. The practice also provides audiology services, hearing aid sales and snoring and sleep apnea surgical services. The affiliated physicians at Otolaryngology Medical & Surgical Associates maintain privileges at three hospitals and one ambulatory surgical center in metropolitan Chicago.

     Ear, Nose & Throat Associates of South Florida, P.A. Ear, Nose & Throat Associates of South Florida, P.A. consists of 13 ENT physicians and 11 clinical audiologists with nine clinical offices in Boca Raton, Pompano Beach, Palm Beach, Delray Beach, Hollywood, Fort Lauderdale and Lacahatchee, Florida. Ear, Nose & Throat Associates of South Florida provides a wide range of ENT subspecialty services, including allergy testing and treatment, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and neurotology, to children and adults in the South Florida area. The practice also provides audiology services, hearing aid sales and snoring and sleep apnea surgical services. The affiliated physicians at Ear, Nose & Throat Associates of South Florida maintain privileges at six hospitals and two ambulatory surgical centers in South Florida.

     ENT Associates, LLP. ENT Associates, LLP consists of 33 ENT physicians and 16 clinical audiologists with 10 clinical offices. ENT Associates provides a wide range of ENT subspecialty services, including pediatric otolaryngology, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the metropolitan New York area. The practice also provides audiology services, hearing aid sales and snoring and sleep apnea laser surgical services. The affiliated physicians at ENT Associates maintain privileges at 15 hospitals throughout metropolitan New York.

     Cleveland Ear, Nose & Throat Center, Inc. Cleveland Ear, Nose & Throat Center, Inc. ("Cleveland ENT") consists of nine ENT physicians and eleven clinical audiologists with seven clinical offices. Cleveland ENT provides a wide range of ENT subspecialty services, including pediatric otolaryngology, head and neck surgery, rhinology, facial plastic and reconstructive surgery, otology and laryngology, to children and adults in the metropolitan Cleveland area. The practice also provides audiology services, hearing aid sales and snoring and sleep apnea laser surgical services. The affiliated physicians at Cleveland ENT maintain privileges at nine hospitals and four ambulatory surgical centers throughout metropolitan Cleveland.


     Physicians for Pulmonary & Critical Care Corp. Physicians for Pulmonary & Critical Care Corp. ("PPCC") consists of ten physicians specializing in pulmonology and has 12 clinical locations. PPCC provides pulmonary and critical care services in its clinical offices and area hospitals to children and adults in the greater Cleveland area. The affiliated physicians at PPCC maintain privileges at nine hospitals and numerous long-term care facilities throughout greater Cleveland.


AMBULATORY SURGERY CENTERS, SLEEP DIAGNOSTIC LABORATORIES AND DIAGNOSTIC IMAGING CENTERS

     PSC Ambulatory Surgery, Ltd. and PSC Marietta Ambulatory Surgery, Ltd. PSC Ambulatory Surgery, Ltd. and PSC Marietta Ambulatory Surgery, Ltd. are limited partnerships of which a subsidiary of Physicians' Specialty is the sole general partner and one of the Company's affiliated practices is the sole limited partner. PSC Ambulatory Surgery owns a 17.5% limited partnership interest in Atlanta Surgery Center, Ltd., the general partner of which is not affiliated with Physicians' Specialty, and PSC Marietta Ambulatory Surgery, Ltd. owns a 12.5% limited partnership interest in Marietta Outpatient Surgery, Ltd., the general partner of which is not affiliated with the Company. Atlanta Surgery Center operates three multi-specialty ambulatory surgery centers, consisting of 14 operating rooms, in the metropolitan Atlanta area. Marietta Outpatient Surgery operates a multi-specialty ambulatory surgery center, consisting of 8 operating rooms in the Marietta suburbs of Atlanta. The Company's affiliated physicians, as well as other surgeons in the Atlanta area, utilize these surgery centers for a variety of outpatient surgical procedures. In 1998, in excess of 28,000 cases were performed at these surgery centers.


     Preferred Diagnostic Services, Inc. and PSC Sleep Centers, Inc. Preferred Diagnostic Services, Inc. operates 12 sleep diagnostic laboratories in the metropolitan Atlanta area. Preferred Diagnostic Services provides testing for a variety of sleep disorders, including severe snoring, sleep apnea and restless leg syndrome. PSC Sleep Centers, Inc. operates one sleep diagnostic laboratory in the greater Cleveland, Ohio area.


     Computerized Tomography Center, Inc. Computerized Tomography Center, Inc. operates a diagnostic imaging center in the Atlanta area. In 1998, in excess of 3,000 MRI and CT diagnostic imaging studies were performed at the Computerized Tomography Center.

COMPANY OPERATIONS

     Physicians' Specialty has a long term management services agreement with each of its affiliated physician practices. Under the terms of a management services agreement, Physicians' Specialty employs the practice's non-medical personnel, provides offices for the practice and provides services in the areas of practice management, information systems and negotiation and management of payor contracts. The non-medical personnel, together with additional personnel at the Company's headquarters, manage the day-to-day non-medical operations of each affiliated practice, including providing administrative, bookkeeping, scheduling and other routine services. This operating structure established by the Company facilitates close cooperation between the Company and the affiliated practice, while ensuring that the affiliated practice maintains clinical autonomy.

     Under the terms of the management services agreements, Physicians'
Specialty:

     - assists the affiliated practices in strategic planning, preparation of operating budgets and capital project analysis;

     - coordinates group purchasing of supplies, inventory and insurance for the practices;

     - assists the affiliated practices in physician recruitment by introducing physician candidates to the affiliated practices and advising the affiliated practices in structuring employment arrangements; and

     - provides or arranges for a variety of additional services relating to the day-to-day non-medical operations of the affiliated practices, including:

        - managing and monitoring each practice's billing levels, invoicing and accounts receivable collection by payor type;

        - accounting and payroll services and records; and

        - cash management and centralized disbursements.

     These services are designed to reduce the amount of time physicians spend on administrative matters, thereby enabling the physicians to dedicate more of their efforts toward the delivery of care.

     The Company has similar management service agreements with Preferred Diagnostic Services, Inc. and Computerized Tomography Center, Inc.

     Physicians' Specialty establishes an advisory board at each affiliated practice consisting of physicians of the affiliated practice and the Company's management personnel whose responsibilities are advisory in nature. The advisory board reviews, evaluates and makes recommendations to the officers of the affiliated practice and Physicians' Specialty's officers with respect to strategic and operational planning, physician employment and recruitment, patient fees and collection policies, quality review and the establishment and maintenance of relationships with managed care and other payors. Notwithstanding recommendations of the advisory board, Physicians' Specialty has ultimate control over all decisions relating to the non-medical operations of the affiliated practice, and the affiliated practice has ultimate control over all decisions relating to the practice of medicine. See "-- Affiliation Agreements."

INFORMATION SYSTEMS

     Physicians' Specialty supports free-standing practice management systems utilized by its affiliated practices to facilitate patient scheduling, billing and collection, accounts receivable management, provider productivity analysis and certain cash disbursement functions. Rather than replacing systems utilized by affiliated practices, Physicians' Specialty generally integrates an affiliated practice's systems in order to streamline consolidated financial reporting, accounts receivable management and productivity analysis functions. Physicians' Specialty is also evaluating patient electronic medical record systems for possible implementation at affiliated practices. Physicians' Specialty believes that the use of an electronic medical record system may enhance operating efficiency through automation of many routine functions, as well as the capacity to link "procedure specific" treatment protocols, thereby enhancing the physician's ability to provide quality cost-effective patient care.

     Physicians' Specialty believes that effective and efficient access to key patient data is critical in controlling costs and improving quality outcomes in connection with managing risk contracts. The Company's proprietary comprehensive network administration and utilization management system designed specifically for ENT practices provides effective and efficient access to key patient data and performs the complex processing and analytical tasks required to manage risk contracts effectively. The Company's system facilitates the automation of many routine functions and provides affiliated physicians with Internet access to the clinical and financial data necessary to issue and manage authorization for surgeries, to track diagnosis, procedures and admissions and to perform outcome studies, cost analysis, quality and utilization management and reviews.

     The Company's system integrates the following functions:

     - tracking referrals from primary care and other physicians;

     - issuing and managing authorization for surgeries and tracking diagnoses, procedures and admissions;

     - processing claims for physician payment;

     - providing extensive customized management reports, including diagnosis and procedure utilization data; and

     - maintaining support files.

     Physicians' Specialty believes that this system provides it with a competitive advantage in procuring, managing and administering risk contracts.

COMPETITION

     The physician practice management industry is highly competitive. The restructuring of the health care system is leading to rapid consolidation of the existing highly fragmented health care delivery system into larger and more organized groups and networks of health care providers. Physicians' Specialty expects competition to increase as a result of consolidation and ongoing cost containment pressures, among other factors. Physicians' Specialty competes with:

     - physician practice management companies;

     - hospitals;

     - managed care companies;

     - physician practices; and

     - other competitors seeking to affiliate with physicians or provide management services to physicians.

     As compared to the Company, many of these competitors are:

     - significantly larger;

     - provide a wider variety of services;

     - have greater experience in providing practice management services;

     - have longer established relationships with customers for these services; and

     - have access to substantially greater financial resources.

     There can be no assurance that Physicians' Specialty will be able to affiliate with a sufficient number of competent physicians and other health care professionals to expand its business. Physicians' Specialty believes that the quality of its management services, experience in procuring, managing and administering capitated managed care contracts, the breadth of ENT medical and surgical professional services provided by affiliated physicians and the utility of its network management system position it to compete favorably for affiliation with additional ENT and related specialty practices.

     Physicians are facing the challenge of providing quality patient care while experiencing rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payors. Physicians' Specialty believes that competition for patients is dependent upon:

     - the geographic coverage of affiliated practices;

     - the reputation and referral patterns of affiliated physicians; and

     - the breadth of ENT and related specialty medical and surgical professional services provided by physicians practicing at Physicians' Specialty's affiliated practices.

     As a result, the Company's success is dependent upon its or its affiliated practices' ability to recruit, train and retain qualified health care professionals in new and existing markets. Physicians' Specialty faces competition for these personnel from other health care providers, research and academic institutions, government entities and other organizations. There can be no assurance that sufficient numbers of qualified health care professionals can be hired and retained. The inability to hire and retain such health care professionals could have a material adverse effect on the Company's operations and financial condition.

     Concern over the rising cost of health care has led to the emergence and increased prominence of managed care and a resulting increase in competition for managed care contracts. The Company's ability to compete successfully for managed care contracts may depend upon its ability to manage utilization under such contracts and to increase the number of associated physicians and other health care professionals included in the Company's provider networks.

MEDICAL ADVISORY BOARD

     Physicians' Specialty has a medical advisory board whose responsibilities include:

     - reviewing the medical appropriateness of the Company's policies and procedures with respect to disease management and utilization management protocols and practice and surgery guidelines;

     - consulting with it on acquisitions;

     - reviewing the medical appropriateness of information systems utilized or developed by Physicians' Specialty;

     - evaluating new medical technologies to be utilized by affiliated practices; and

     - developing and coordinating the Company's sponsored managed care and practice management seminars for ENT physicians.

     The Company's advisory board consists of three affiliated ENT physicians, including Dr. Tritt, the Company's Chairman of the Board and President, and three non-affiliated ENT physicians.

AFFILIATION AGREEMENTS

     The relationship between Physicians' Specialty and its affiliated practices and physicians is set forth in asset or stock acquisition agreements, management services agreements and employment agreements.

     Acquisition Agreements. Pursuant to acquisition agreements, Physicians' Specialty acquires either substantially all of the assets utilized in a practice or the equity of the practice, other than in either case certain excluded assets such as employment agreements and patient charts, records and files, and assumes certain liabilities of the practice group.

     The practice remains liable for the payment of liabilities not assumed by Physicians' Specialty under the acquisition agreement. Under the acquisition agreements the medical practice and/or the stockholders of the practice agree for a period of time following the closing of the acquisition, not to compete with Physicians' Specialty within a specified geographic area, solicit patients of the practice within such geographic area or solicit the Company's employees. The acquisition agreements also contain representations and warranties and indemnification provisions by each of the parties to the agreement.

     Simultaneously with the closing of an acquisition, employment agreements are entered into between the practice and each of its physicians, and Physicians' Specialty enters into a management services agreement with the practice.

     Management Services Agreements. The Company's management services agreements provide for the affiliated practice to:

     - assign to Physicians' Specialty all of its non-governmental accounts receivable and all of its rights and interest in the proceeds of its governmental accounts receivable, or the revenue it receives, to the extent permitted by applicable law;

     - grant to Physicians' Specialty the right to collect and retain the proceeds of the accounts receivable, or revenue, for its account to be applied in accordance with the management services agreements; and

     - grant to Physicians' Specialty the right to grant a security interest and factor the accounts receivable to secure its borrowings under its credit facility.

     Physicians' Specialty generally retains a management fee equal to:

     - a stipulated percentage of all revenue generated by or on behalf of physicians at the affiliated practice, after adjustment for contractual allowances, as payment for the services provided by Physicians' Specialty and non-allocable costs incurred by it as a result of providing management services; and

     - an amount equal to all operating and capital expenses of the practice, including depreciation, amortization and interest.

     In New York, in order to comply with state law, the affiliated practice reimburses Physicians' Specialty for the practice's operating and non-operating expenses and pays Physicians' Specialty a fixed management fee.

     Under the Company's management services agreements, Physicians' Specialty is responsible for the payment of and incurs:

     - operating expenses of the affiliated practice, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment and medical and office supplies; and

     - the non-operating expenses of the affiliated practice.

Physicians' Specialty pays for all these expenses, including its fees, directly out of the proceeds of the accounts receivable, or revenue, assigned to it by the affiliated practice. The remaining net practice revenue is remitted to the affiliated practice.

     The affiliated practice retains the responsibility for:

     - compensating physician employees and physician assistants;

     - paying insurance premiums and deductibles for professional liability insurance policies;

     - ensuring that affiliated physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties; and

     - complying with federal and state laws and regulations applicable to the practice of medicine.

The affiliated practice also retains exclusive control over all aspects of the practice of medicine and the delivery of medical services.

     Under the management services agreements, Physicians' Specialty:

     - acts as the exclusive manager and administrator relating to all non-medical operations of the affiliated practice;

     - bills patients, insurance companies and other third party payors and collects, on behalf of the affiliated practice, the fees for professional medical services and other services and products rendered or sold by the affiliated practice;

     - provides clerical, accounting, purchasing, payroll, bookkeeping and computer services and personnel and information management services to the affiliated practice;

     - supervises and maintains custody of all files and records of the affiliated practice;

     - provides facilities, furniture and equipment for the affiliated practice;

     - prepares all annual and capital operating budgets of the affiliated practice;

     - orders and purchases inventory and supplies as reasonably required by the affiliated practice;

     - provides financial and business assistance to the affiliated practice in the negotiation, establishment, evaluation and administration of contracts and relationships with managed care and other similar providers and payors; and

     - performs administrative services relating to the recruitment of physicians for the affiliated practice.

     The management services agreements have an initial term of 40 years, which may be extended for separate and successive five year terms. The management services agreements may be terminated by either party if the other party files a petition in bankruptcy or other similar events occur or if the other party defaults on the performance of a material duty or obligation, which default continues without cure for a specified term after notice.

     During the term of a management services agreement, the affiliated practice agrees, with respect to management services, not to compete with Physicians' Specialty within a specified geographic area. During the term of a management services agreement and for a period following the termination of such agreement, the affiliated practice also agrees not to solicit any of Physicians' Specialty's employees or persons affiliated with Physicians' Specialty or to contract with any entity for the provision of management services substantially of the kind contemplated by the management services agreement. The affiliated practice also agrees not to disclose certain confidential and proprietary information relating to Physicians' Specialty and the affiliated practice.

     Physician Employment Agreements. Physicians at the Company's affiliated practices have employment agreements with their respective practice. Affiliated physicians are compensated based upon either productivity or other negotiated formulas agreed upon between the affiliated physician and the affiliated practice. The affiliated practice may provide the affiliated physicians with health, death and disability insurance and other benefits. Affiliated physicians are obligated to obtain and maintain professional liability insurance coverage which Physicians' Specialty may procure on behalf of the affiliated physicians.

     Generally, under the employment agreements, affiliated physicians agree not to compete with the affiliated practice, not to solicit patients of the affiliated practice and not to interfere with employees of the affiliated practice for a certain period following the termination of such employment agreement unless the agreement is terminated by the affiliated physician for cause. However, in certain states, such as Alabama, certain types of restrictive covenants, including non-competition covenants, are deemed to be unenforceable against professionals, including physicians. In other states, these provisions may be deemed to be unenforceable if a court determines that the duration of the restriction, the territory covered by such restriction or the activities restricted were unreasonable or otherwise violated public policy.

     In addition, affiliated physicians agree:

     - not to disclose any confidential and proprietary information of the affiliated practice during the term of the agreement and for a certain period following the termination of the agreement;

     - to assign to the affiliated practice all revenue related to contracts with managed care companies and to grant the affiliated practice the right to enter into such contracts on behalf of the physicians; and

     - to exercise independent professional and ethical judgment in all patient care responsibilities.

     The employment agreements with the affiliated physicians generally provide for an initial term of five years. The agreements are automatically renewed for successive one or two year terms unless an affiliated physician or the medical practice elects not to renew the term by providing at least 90 days written notice of such election or such agreement is otherwise terminated for cause or the death or disability of an affiliated physician. The employment agreements with the physicians of PSC Alabama Corp., one of the Company's wholly-owned subsidiaries, provide for an initial term of six years and six months, which will be automatically renewed for successive one or two year terms unless the physician or PSC Alabama Corp. elects not to renew the agreement.

ACQUISITION OF ENT PRACTICES SINCE JANUARY 1, 1998

     In May 1998, Physicians' Specialty acquired the stock of three corporations that had been affiliated with Physicians' Domain, Inc., a White Plains, New York based ENT physician practice management company, employing an aggregate of 20 physicians and 16 allied health care professionals with 11 clinical offices in the metropolitan New York area.

     In connection with this transaction, Physicians' Specialty:

     - paid approximately $5.4 million in cash;

     - discharged approximately $3.8 million of liabilities; and

     - issued a note in the principal amount of approximately $6.4 million, payable in May 2003.

     The note accrues interest at a rate of 6.0% per annum, payable quarterly, is secured by the fixed assets acquired by Physicians' Specialty in the transaction and is subordinate to senior indebtedness, including borrowings under the Company's credit facility. Physicians' Specialty also agreed to pay an additional $500,000, in cash or shares of its common stock at its option, if these practices achieve certain performance targets. Pursuant to the stock purchase agreement, the New York physicians nominated one member to the Company's Board of Directors, Steven H. Sacks, M.D.

     Physicians' Specialty entered into a management services agreement with a newly organized ENT practice employing the 20 ENT physicians that had been affiliated with Physicians' Domain. The management services agreement provided for a fixed annual management fee of approximately $2.1 million, plus reimbursement of practice operating expenses. In March 1999, in connection with an additional acquisition in the metropolitan New York area, the management services agreement was amended and the fixed annual management fee was increased to approximately $2.6 million. Under the management services agreement, the fixed management fee is subject to annual increases after May 27, 2003 consistent with the annual percentage increase in the consumer price index for the prior year. The management services agreement also provides for mutually agreed increases in the fixed management fee upon Physicians' Specialty's management of ancillary business developed or acquired or the acquisition of additional physician practices which become part of the existing practice.

     In October 1998, Physicians' Specialty acquired the assets of Cleveland Ear, Nose and Throat Center, Inc., a ten physician ENT practice with eight allied health care professionals and eight clinical offices in metropolitan Cleveland, Ohio. Cleveland ENT had previously been affiliated with MedPartners, Inc. Physicians' Specialty also entered into a management services agreement with Cleveland ENT maintaining as a management fee the percentage of net income structure which existed in the agreement between MedPartners and Cleveland ENT. Under the terms of the transaction, Physicians' Specialty granted Cleveland ENT the option to unwind the transaction by December 15, 1998 and repurchase all Cleveland ENT non-medical assets acquired by the Company for a total cash purchase price equal to the price paid by the Company to MedPartners for such assets, plus amounts invested by the Company in Cleveland ENT. Physicians' Specialty paid approximately $4.2 million consisting of cash and borrowings under its credit facility, and Physicians' Specialty issued a $150,000 non-interest bearing contingent promissory note which is payable at its option in cash or its Common Stock upon Cleveland ENT achieving certain performance targets. Cleveland ENT did not exercise its option to unwind the transaction. Physicians' Specialty amended the management services agreement with Cleveland ENT to provide that, effective January 1, 1999, Physicians' Specialty would receive a management fee equal to 12.5% of all net clinic revenue, after adjustment for contractual allowances, generated by Cleveland ENT.

     In January 1999, Physicians' Specialty entered into a financing arrangement with the physicians at Cleveland ENT. Under the financing arrangement, Physicians' Specialty loaned $1.475 million to the Cleveland physicians. The loan bears interest at a rate of 6% per annum and matures on the earlier of January 14, 2000, the termination of the management services agreement or the termination of the employment of three or more of the Cleveland physicians. Physicians' Specialty also granted the physicians the right and option to require Physicians' Specialty to purchase from the physicians all of the common stock of a newly organized corporate entity owned by the physicians, which holds two corporate domain names. The option may be exercised by the physicians between January 10, 2000 and March 1, 2000. If the physicians exercise the option, Physicians' Specialty would be required to purchase the common stock for approximately $2 million in cash and issue a subordinated promissory note in the principal amount of $520,000. The cash portion of the purchase price would be reduced by any amounts owed by the physicians to Physicians' Specialty pursuant to the loan or any other obligations. The subordinated promissory note would bear interest at a rate of 6% per annum and would be payable in four equal annual installments commencing on the first anniversary of the date of issuance of the note. Physicians' Specialty has also agreed to indemnify the physicians for certain matters in connection with or arising out of this transaction.


     In September 1999, Physicians' Specialty acquired the stock of Physicians for Pulmonary and Critical Care, Inc., a ten physician pulmonology practice with 12 clinical locations in greater Cleveland, Ohio. Physicians' Specialty paid approximately $2.0 million in cash and issued non-negotiable subordinated promissory notes payable to the individual physician shareholders aggregating approximately $1.5 million. The subordinated promissory notes bear interest at a rate of 6% per annum and are payable in five equal annual installments commencing on the first anniversary of the date of the issuance of the notes. As a part of the transaction, Physicians' Specialty entered into a management services agreement with a newly formed corporation owned by the pulmonology physicians, PPCC, which employs the ten physicians previously employed by Physicians for Pulmonary and Critical Care, Inc. The management services agreement provides for a management fee equal to 12.5% of all net revenues, after adjustments for contractual allowances, generated by and on behalf of the practice with a minimum annual management fee of $580,000 for the initial three years of affiliation. Additionally, under the terms of the transaction, both Physicians' Specialty and PPCC have the option to unwind the transaction by September 13, 2001. PPCC further has the option to unwind the transaction by September 13, 2009, if both (i) the Company is acquired by another PPM company and (ii) the Company's strategic focus is altered so as not to include management of providers dedicated to upper airway disease management. If either the Company or PPCC exercises its option to unwind the transaction, PPCC would be required to purchase all the assets acquired by the Company pursuant to the transaction at book value (including unamortized goodwill and accounts receivable at net realizable value) and all assets utilized in connection with ancillary businesses developed by the Company for, on behalf of, or in conjunction with PPCC for a total cash purchase price equal to the net realizable value of such assets as of the date the option is exercised. The option may be exercised by PPCC only upon the unanimous written consent of all the then-existing PPCC physicians.


     Since January 1, 1998, Physicians' Specialty also has acquired:

     - substantially all of the assets and assumed certain contractual liabilities of four ENT physician practices in the metropolitan New York area, four ENT physician practices in South Florida, one ENT physician practice in the metropolitan Atlanta area and one ENT physician practice in the metropolitan Cleveland area;

     - minority limited partnership interests in Atlanta Surgery Center, Ltd., a limited partnership operating three multi-specialty ambulatory surgery centers, and Marietta Outpatient Surgery, Ltd., a limited partnership operating a multi-specialty ambulatory surgery center;

     - substantially all of the assets of Preferred Diagnostic Services, which operates 12 sleep centers in the metropolitan Atlanta area; and

     - substantially all of the assets of Computerized Tomography Center, Inc., which operates a diagnostic imaging center in the metropolitan Atlanta area.

     In connection with these acquisitions, Physicians' Specialty:


     - paid an aggregate of approximately $13.3 million in cash;


     - issued an aggregate of 69,873 shares of common stock, valued at the time of issuance at an aggregate of approximately $532,000:

     - agreed to issue to four of the affiliated practices beginning in February 1999, an aggregate of 79,675 additional shares of common stock, valued at the time of issuance at an aggregate of approximately $628,000;

     - issued a subordinated convertible promissory note in the principal amount of $250,000, accruing interest at a rate of 6% per annum and payable in April 2000 in cash or Physicians' Specialty's common stock, at Physicians' Specialty's option;


     - issued subordinated promissory notes in the aggregate principal amounts of approximately $1.525 million of which $1.4 million in notes accrue interest at 6% per annum payable quarterly beginning in May 1999 with five annual equal payments of principal beginning on February 1, 2000 and of which a note in the principal amount of $125,000 accrues interest of 6% per annum payable quarterly beginning September 1999 with three equal annual payments of principal beginning on June 30, 1999;



     - issued subordinated promissory notes in the aggregate amount of approximately $2.0 million which accrue interest at 6% per annum payable quarterly with five equal annual payments of principal beginning on September 13, 2000; and


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

     - issued a non-interest bearing contingent subordinated promissory note in the principal amount of $150,000. The payment of this note is contingent upon the physicians or practice holding such note reaching certain performance targets. This contingent note is payable by Physicians' Specialty, at its option, in cash or shares of its common stock, valued at the average closing price of the Company's common stock for the ten trading days preceding the date of delivery of such shares.

CAPITATED MANAGED CARE CONTRACTS; NETWORK DEVELOPMENT AND MANAGEMENT

     At December 31, 1998, the Company's Atlanta affiliated practices served as the primary ENT provider network for three capitated managed care contracts for United HealthCare of Georgia, Cigna HealthCare of Georgia and The Morgan Health Group covering an aggregate of approximately 351,400 enrollees in the metropolitan Atlanta area. At December 31, 1998, the Company's Birmingham, Alabama affiliated ENT practice participated in an exclusive panel of ENT physicians providing services for a capitated managed care contract for United HealthCare of Alabama covering approximately 80,000 enrollees in the metropolitan Birmingham area. The following table sets forth the covered lives for each managed care contract as of December 31, 1998:

                                                              CAPITATED
                                                               COVERED
                                                                LIVES
                                                              ---------
United HealthCare of Georgia, Inc...........................   169,200
United HealthCare of Alabama, Inc...........................    79,694
Cigna HealthCare of Georgia, Inc............................   114,571
The Morgan Health Group, Inc.*..............................    67,629
                                                               -------
                                                               431,094
                                                               =======

- ---------------

* Contract terminated effective June 16, 1999.

     These managed care contracts are held, managed and administered by three of the Company's wholly-owned subsidiaries. Through these subsidiaries, Physicians' Specialty manages the existing provider networks, and performs quality and utilization management under each contract. Physicians' Specialty receives a pre-determined capitation fee per enrollee per month from the payors of the managed care contracts in exchange for agreeing to arrange for the provision of ENT medical and surgical professional services required by enrollees. Physicians' Specialty has contracted with physicians at certain of its affiliated practices and with non-affiliated physicians to provide these services to enrollees. The physicians providing services are compensated by Physicians' Specialty on a discounted fee-for-service or contract capitation basis. For the year ended December 31, 1998, approximately 8% of the Company's net revenue was attributable to ENT medical and surgical professional services rendered pursuant to the Company's managed care contracts.

     Physicians' Specialty intends to develop or acquire additional ENT provider networks in order to enter into exclusive managed care contracts with payors. Physicians' Specialty expects that the networks will consist of affiliated physicians and related specialists as well as non-affiliated physicians and other health care providers engaged in ENT and related specialties who will enter into network administration agreements with Physicians' Specialty. These agreements will provide for Physicians' Specialty to manage the provider network, negotiate managed care contracts and perform quality and utilization management functions. Physicians' Specialty anticipates working with specialty group practices in:

     - developing capitated contract proposals;

     - evaluating and assembling provider networks;

     - negotiating contract rate schedules and exclusions;

     - utilization and quality management; and

     - developing provider compensation methodologies.

     Physicians' Specialty also anticipates eventually tracking outcomes to demonstrate the cost effectiveness of care being delivered in connection with its managed care contracts. Physicians' Specialty believes the principal benefit from including affiliated as well as non-affiliated physicians in Physicians' Specialty's provider networks will be the expansion and diversification of provider networks available to managed care enrollees, as increasingly required by managed care companies.

CAPITATED AGREEMENTS WITH THIRD PARTY PAYORS

     Under participation agreements between Physicians' Specialty and the physicians providing services to managed care enrollees, the physicians must follow administrative procedures established by Physicians' Specialty and the managed care companies, such as:

     - referring enrollees to participating providers;

     - obtaining prior authorization for certain procedures; and

     - participating in quality and utilization management programs.

     Quality management includes the process established by Physicians' Specialty and the payor to improve the quality of covered services. Utilization management includes the process established to review whether certain health care services provided to enrollees are in accordance with the requirements established by Physicians' Specialty and the payor. Under the participation agreements, the physicians are also required to obtain and maintain malpractice and general liability insurance. The participation agreements may generally be terminated by Physicians' Specialty without cause upon 60 to 90 days notice or with cause upon 30 to 60 days notice and by a physician, with or without cause, upon 60 days notice. The participation agreements also automatically terminate upon the termination of the relevant capitated managed care contract.

     The Company's subsidiaries hold capitated managed care contracts with United HealthCare of Georgia, Cigna HealthCare of Georgia and United HealthCare of Alabama which were entered into in 1991, 1992 and 1997, respectively. The contract with United HealthCare of Georgia expires in November 1999. The contract with Cigna HealthCare of Georgia provides for automatic annual renewals. The contract with United HealthCare of Alabama expires in October 2000 and provides for automatic annual renewals. The managed care contracts with Cigna and United HealthCare may be terminated by either party for cause, including a material breach of the contract, generally upon 30 to 60 days notice by the terminating party or without cause upon 90 to 120 days notice by the terminating party generally following the initial term of the agreement. In March 1999, Physicians' Specialty received notification from Cigna that Cigna was terminating its relationship with The Morgan Health Group and was assuming The Morgan Health Group's responsibility under the agreement for certain of the enrollees covered by Cigna effective May 1, 1999 and that future payments for such enrollees to be received by Physicians' Specialty under the contract would be paid by Cigna. Additionally, Physicians' Specialty terminated its contract with The Morgan Health Group effective June 16, 1999.

GOVERNMENT REGULATION

     The health care industry is highly regulated and Physicians' Specialty cannot predict whether the regulatory environment in which Physicians' Specialty operates will change significantly or adversely in the future. The regulation of the health care industry, including scrutiny of the methods and levels of payment to health care providers, is increasing on both the federal and state levels. Physicians' Specialty believes that health care legislation, regulations and interpretations will continue to change. Physicians' Specialty expects to modify its agreements and operations from time to time as the business and regulatory environments change. While Physicians' Specialty believes it will be able to structure its agreements and operations in accordance with applicable law, the lack of definitive interpretations of many statutory and regulatory provisions means that there can be no assurance that Physicians' Specialty's arrangements are in compliance with such provisions or will not be successfully challenged.

     Government Reimbursement Programs. Under the federal Medicare program, payment for physician services, other than under Medicare risk contracts and Medicare+Choice plans, is based on an annually adjusted fixed fee schedule known as the Resource-Based Relative Value Scale ("RBRVS"). The Balanced Budget Act of 1997 modified the RBRVS system to adjust the per patient payments from the Medicare program for certain physician services, and Physicians' Specialty anticipates further modifications in the RBRVS system in the future. Additionally, the Balanced Budget Act created the Medicare+Choice plan which provides Medicare beneficiaries with the option to receive services through managed care entities including HMOs and preferred provider organizations, and payment for physician services under the Medicare+Choice plan may be on a capitated basis as opposed to the RBRVS system.

     This change of payment method may result in an overall decrease in compensation for physician services under the Medicare program. Because Physicians' Specialty anticipates that approximately 10% of its revenues will be derived from government-funded health care programs, principally, Medicare and Medicaid, Physicians' Specialty does not believe that such reductions will result in a material adverse change in its results of operations. The Medicaid program is a partially federal-funded, partially state-funded and state administered program for the indigent. Payment to physicians under state Medicaid programs is generally based upon fee schedules. However, some states have authorized Medicaid HMOs, and payments for physician services under these programs may be on a capitated basis.

  Stark Legislation, Fraud and Abuse Laws and Similar Laws

     Physicians' Specialty and its affiliated physicians are subject to a variety of laws and regulations governing the referral of patients for certain health services to entities with which the referring physician has a financial relationship. Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. The Stark Law prohibits, subject to certain exceptions, a physician, or a member of the physician's immediate family, from referring Medicare or Medicaid patients or patients in federally funded health care programs for "designated health services" to an entity with which the physician has a financial relationship. The designated health services include clinical laboratory services, radiology services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The Stark laws further imposes reporting requirements on any entity providing covered items or services for which payment may be made under Medicare or Medicaid. An entity is required to report information concerning the entity's ownership, investment and compensation arrangements. The penalties for violating the Stark laws include:

     - substantial civil or criminal penalties;

     - denial of payment; and

     - exclusion from participation in the Medicare, Medicaid and federally funded health care programs.

     The Stark laws are broad and ambiguous; however, Physicians' Specialty believes that its activities are not in violation of the Stark laws.

     In addition, a number of states, including certain states in which Physicians' Specialty operates or may operate in the future, have enacted similar laws which apply to referrals made for services reimbursed by all payors, and not simply Medicare, Medicaid or federally funded health care programs. Physicians' Specialty believes that its activities are not in violation of these laws. However, Physicians' Specialty cannot predict whether future interpretations of these laws will require structural and organizational modification of its affiliation structure in those states. Future legislation or regulations could require Physicians' Specialty to modify the form of its relationships with physician organizations. Moreover, the violation of the Stark laws or similar state laws by Physicians' Specialty's affiliated physician organizations could result in significant fines and loss of reimbursement which could materially adversely affect the Company's operations and financial condition.

     Physicians' Specialty and its affiliated physicians are also subject to federal and state fraud and abuse laws. These laws include the federal anti-kickback statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any remuneration, directly or indirectly in return for:

     - the referral of patients for items or services that are paid for in whole or in part by Medicare, Medicaid or federally funded programs; or

     - arranging for the furnishing of items and services that are paid for in whole or in part by Medicare, Medicaid or federally-funded programs.

     The courts and the Office of Inspector General of The Department of Health and Human Services have stated that the anti-kickback statute is violated if one purpose, as opposed to a primary or sole purpose, of the arrangement is to induce referrals. In April 1998, the Office of Inspector General of the Department of Health and Human Services issued an advisory opinion which states that a percentage fee based management arrangement between a physician practice management company and a physician group could violate the federal anti-kickback statute if one of the purposes of the arrangement is to compensate the management company for its efforts to arrange for referrals for the group through its services provided to the group, including marketing and advertising. Violations of the anti-kickback statute are punishable by criminal or civil penalties and/or exclusion of the provider from future participation in the Medicare, Medicaid and federally-funded programs. The federal government has published exemptions, or "safe harbors," for business transactions that will be deemed not to violate the anti-kickback statute. Although satisfaction of the requirements of these safe harbors provides protection from enforcement action under the anti-kickback legislation, failure to meet the safe harbors does not necessarily mean that the activity violates the statutory prohibitions. Rather, the legality of a particular business arrangement will be assessed by comparing the particular facts of the transaction to the proscriptions of the statute. In addition, a number of states have enacted similar laws, which vary from state to state, prohibiting remuneration or fee-splitting arrangements between health care providers for the referral of patients to a particular provider, regardless of the payor source.

     Under separate statutes, including the Federal False Claims Act, submission of claims for payment that are "not provided as claimed" may lead to:

     - civil monetary penalties;

     - criminal fines and imprisonment; and/or

     - exclusion from participation in the Medicare, Medicaid and federally-funded health care programs.

     Under the Federal False Claims Act, any person may bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and share in any amounts paid by the entity to the government in fines or settlement. Such qui tam actions have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claims action, pay fines or be excluded from participation in the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action. Congress also enacted the Health Insurance Portability and Accountability Act of 1996, which includes an expansion of certain fraud and abuse provisions to health care programs. Due to the breadth of the statutory provisions of the fraud and abuse laws and the absence of definitive regulations or court decisions addressing the type of arrangements by which Physicians' Specialty and its affiliated entities conduct and will conduct its or their business, from time to time certain of the Company's practices may be subject to challenge under these laws.

     Physicians' Specialty has attempted to structure its business relationships to comply with the Stark laws, the fraud and abuse laws and all other applicable federal and state health care laws and regulations. However, there can be no assurance that such laws and regulations will be interpreted in a manner consistent with the Company's practices. There can be no assurance that challenges under such laws or regulations or new laws or regulations will not require Physicians' Specialty or its affiliated entities to change its or their practices or will not have a material adverse effect on the Company's operations and financial condition. Furthermore, the addition of ancillary services may require Physicians' Specialty or its affiliated practices to alter its or their operations to comply with applicable federal or state health care laws and regulations.

     Health Care Reform. Political, economic and regulatory influences are continuously subjecting the health care industry in the United States to fundamental change. On August 5, 1997, President Clinton signed the Balanced Budget Act which contemplates savings of $115 billion in Medicare spending and $13 billion in Medicaid spending over the five-year period from 1998 to 2002. The savings will result primarily from reductions in reimbursements to providers due to several factors, including but not limited to, alterations in the methodology for calculating physician fee schedule payments, application of a budget neutrality adjustment to prevent physician fees from increasing above a certain aggregate amount, and expansion of options for Medicare delivery including provider-sponsored organizations, HMOs, preferred provider organizations and private fee-for-service plans. The Balanced Budget Act also establishes more stringent sanctions for convictions of health care related crimes including permanent exclusion from participation in the Medicare Program after conviction of three health care related crimes and imposition of civil monetary penalties for violations of the federal anti-kickback statute. Due to the enactment of this health care reform and uncertain interpretation of these reform measures by regulatory authorities, it is difficult to determine the impact that this reform will have upon Physicians' Specialty and its affiliated physicians, and there can be no assurances that these reform measures will not have a material adverse effect on the Company's operations and financial condition. In addition to federal health care reform, some states in which Physicians' Specialty operates or may operate in the future are also considering various health care reform proposals. Physicians' Specialty anticipates that both federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies, and that additional reforms will likely occur in the future. Due to uncertainties regarding the additional reforms and their enactment and implementation, Physicians' Specialty cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's operations and financial condition. In addition, the actual announcement by competitors and third party payors of their strategies to respond to such initiatives or reforms, could produce volatility in the trading and market price of the Physicians' Specialty Common Stock.

     Other Licensing Requirements. Every state imposes licensing requirements on individual physicians, and some regulate facilities operated and services provided by physicians. In addition, many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services, or making certain capital expenditures in excess of statutory thresholds for health care equipment, facilities or services. To date, only one affiliated entity, Computerized Tomography Center, Inc., is subject to certificate of need requirements, and it currently holds a valid certificate of need which permits it to operate a diagnostic imaging center. However, the addition of ancillary services by one or more of the other affiliated healthcare providers or changes in law or regulations could require licensure, certificates of need, or both. There is no assurance that such required state regulatory approvals could be obtained, or even if initially obtained, would not thereafter be withdrawn or restricted. In connection with the expansion of its operations into new markets and contracting with managed care companies, Physicians' Specialty and its affiliated practices may become subject to compliance with additional regulations. In addition, Physicians' Specialty and its affiliated practices are subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulation, civil rights and discrimination, medical waste and other environmental issues. Increasingly, federal, state and local governments are expanding the regulatory requirements for businesses, including medical practices. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of the Company's operations.

     Restrictions on Corporate Practice of Medicine and Unlawful Fee
Splitting. The laws of certain states in which Physicians' Specialty operates or may operate in the future prohibit non-physician entities from practicing medicine or from exercising control over the professional judgments or decisions of physicians concerning the treatment and diagnosis of patients. Although Physicians' Specialty has structured its affiliations with physician groups so that the associated physicians maintain exclusive authority regarding the delivery of medical care and exercise their independent professional judgment in rendering medical decisions, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on the Company's business.

     In addition, the laws of certain states in which Physicians' Specialty operates or may operate in the future prohibit certain practices such as splitting fees with physicians or receiving fees for the referral of patients. In Florida, the Board of Medicine has issued declaratory statements interpreting Florida fee splitting statutes concerning the payment of percentage based fees to physician practice management companies in return for the provision of services to physician practices. These decisions are based upon the facts of the particular case, and the Board of Medicine has determined that certain percentage based fee arrangements violate Florida fee splitting statutes and other percentage based fee arrangements do not violate the statutes. At this time, further clarification is needed, and such clarification by the Board may require Physicians' Specialty to revise its contracts with its affiliated practices in a manner that could have adverse effects on the Company. Although Physicians' Specialty has endeavored to structure its affiliations with physician groups to comply with applicable state fee splitting laws and anti-referral laws, there can be no assurance that these laws will be interpreted in a manner consistent with the Company's practices or that other laws or regulations will not be enacted in the future which could have a material adverse effect on the Company's business. If a corporate practice of medicine law or fee splitting statute is interpreted in a manner that is inconsistent with Physicians' Specialty's practices, Physicians' Specialty would be required to restructure or terminate its relationship with the applicable physician group in order to bring its activities into compliance with such law. The termination of, or failure by Physicians' Specialty to successfully restructure, any such relationship could result in fines or a loss of revenue that could have a material adverse effect on Physicians' Specialty's operations and financial condition.

LIABILITY AND INSURANCE

     The provision of health care services entails the risk of potential claims of medical malpractice and similar claims. Physicians' Specialty does not engage in the practice of medicine or have responsibility for compliance with regulatory requirements directly applicable to physicians and requires affiliated physicians performing medical services at its facilities to maintain medical malpractice insurance. Nevertheless, Physicians' Specialty cannot predict whether malpractice claims will be asserted against it directly in the event that services or procedures performed at one of its facilities are alleged to have resulted in injury or other adverse effects. In addition, in connection with the acquisition of assets of affiliated practices, Physicians' Specialty has assumed certain of the stated liabilities of such practices. Claims may be asserted against Physicians' Specialty for events related to affiliated practices that occurred prior to the Company's affiliation. Although Physicians' Specialty maintains liability insurance that it believes will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on its operations and financial condition. Moreover, a malpractice claim asserted against Physicians' Specialty could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of such claim. In addition, Physicians' Specialty cannot predict whether it will be able to obtain such insurance on commercially reasonable terms in the future or that any such insurance will provide adequate coverage against potential claims.

     In addition to the liability insurance maintained by it, Physicians' Specialty is named as an additional insured on the professional liability insurance policies held by Physicians' Specialty's affiliated physicians. Such insurance would provide coverage, subject to policy limits in the event Physicians' Specialty were held liable as a co-defendant in a lawsuit for professional malpractice against an affiliated physician. In addition, Physicians' Specialty is indemnified under the management services agreements by the affiliated physician groups for liabilities resulting from the performance of medical services.

EMPLOYEES

     As of June 30, 1999, Physicians' Specialty had approximately 574 full-time employees, including 2 physicians and 85 allied health care professionals. None of Physicians' Specialty's employees are represented by a labor union and Physicians' Specialty believes its relations with Physicians' Specialty's employees are good.

PROPERTIES

     Physicians' Specialty leases approximately 5,000 square feet of office space for its executive offices in Atlanta, Georgia. The lease provides for annual rent of approximately $90,000, subject to specified annual increases, and expires in July 2002. Physicians' Specialty also leases the 60 facilities currently used by the physicians at its affiliated practices. These leases have varying remaining terms ranging from approximately one month to 13 years and aggregate annual rent of approximately $3.0 million. Physicians' Specialty believes that these facilities are suitable for its current and anticipated needs and the current and anticipated needs of its affiliated practices.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     Physicians' Specialty provides comprehensive management services to physician practices and health care providers specializing in the treatment and management of ENT diseases and disorders and to specialists practicing in the related fields of allergy, audiology, oral surgery, plastic surgery, pulmonology and sleep medicine. Physicians' Specialty is currently affiliated with 105 physicians, one dentist and 86 allied health care professionals operating 79 clinical locations in Alabama, Florida, Georgia, Illinois, New Jersey, New York and Ohio. Physicians' Specialty is also affiliated with a diagnostic imaging center located in Atlanta and a sleep diagnostic laboratory company in the metropolitan Atlanta area operating 12 sleep diagnostic laboratories, operates a sleep diagnostic laboratory in Cleveland, Ohio, and owns minority equity interests in Atlanta Surgery Center, which operates three multi-specialty ambulatory surgery centers containing 14 operating rooms, and Marietta Outpatient Surgery, which owns an ambulatory surgery center containing eight operating rooms.


     The Company's revenue is derived:

     - from patient service revenue generated by physicians who are affiliated or employed by the Company;

     - from the Company's capitated managed care contracts;

     - from earnings related to ambulatory surgery centers in which the Company owns a minority interest; and

     - from transitional management fees earned in conjunction with integration of the Company's acquired affiliated practices.

     Patient service revenue consists of gross charges, less allowances for bad debts and contractual adjustments, generated by or on behalf of physicians affiliated with Physicians' Specialty or practicing at Physicians' Specialty's wholly-owned subsidiary, PSC Alabama Corp. Capitation revenue consists of fixed monthly payments received by Physicians' Specialty directly from HMOs or payors subcontracting with HMOs. Additionally, Physicians' Specialty records its allocable share of earnings for its minority interests in Atlanta Surgery Center and PSC Marietta Ambulatory Surgery Center, Inc. on the equity basis of accounting.

MANAGEMENT SERVICES AGREEMENTS

     The management services agreements delineate the responsibilities and obligations of Physicians' Specialty and its affiliated practices. Under the management services agreements, the affiliated practice assigns to Physicians' Specialty all of its non-governmental accounts receivable and all of its right and interest in the proceeds of its governmental accounts receivable and grants to Physicians' Specialty the right to collect and retain the proceeds of the accounts receivable for the Company's account to be applied under the terms of the agreement. Physicians' Specialty is responsible for the payment of practice expenses which include:

     - operating expenses of the affiliated practice, including salaries and benefits of non-medical employees of the practice, lease obligations of office space and equipment, and medical and office supplies; and

     - the non-operating expenses of the affiliated practice.

     Physicians' Specialty pays for all such expenses directly out of the proceeds of the accounts receivable, or revenue, assigned to it by the affiliated practice. In addition, under the Company's management services agreements, the Company retains, as a part of its management fee, a stipulated percentage (generally between 12.5% and 15%) of all revenue (after adjustment for contractual allowances) generated by or on behalf of physicians practicing at such practice. Contractual allowances are the differences between the amounts customarily charged by physicians practicing at such practice and the amounts received pursuant to negotiated fee schedules from payors under managed care, governmental and indemnity arrangements. Physicians' Specialty believes that such contractual allowances are not currently expected to materially adversely affect its revenue. In New York, in order to comply with state law, Physicians' Specialty is reimbursed for practice expenses and is paid a fixed management fee of approximately $2.5 million per year subject to annual increases after the fifth anniversary of the date of the management services agreement, consistent with the annual percentage increase in the consumer price index. Physicians' Specialty's management fees under future management services agreements will be determined based upon negotiations between Physicians' Specialty and future affiliating practices and may vary significantly in the future.

CAPITATED MANAGEMENT CONTRACTS

     Physicians' Specialty's managed care contracts require it to contract for the provision of substantially all of the ENT medical and surgical professional services required by the enrollees under the managed care contracts. Physicians' Specialty has contracted with physicians, including those at Physicians' Specialty's affiliated practices in Atlanta, North Georgia and Birmingham, Alabama, to provide a substantial portion of the medical professional services in exchange for compensation on a discounted fee-for-service or contract capitation basis.

     Physicians' Specialty incurs direct costs or provider claims based on medical services provided by the participating physicians to the managed care company's enrollees. As a result, if capitation amounts received by Physicians' Specialty are reduced by the managed care companies or if enrollees covered by capitated contracts require more frequent or more extensive care than is anticipated, operating margins may be reduced or the revenue derived from such contracts may be insufficient to cover the direct costs of the professional services provided by associated physicians to enrollees under the contracts. As a result, Physicians' Specialty may be required to adjust its rates paid to participating physicians, and Physicians' Specialty's business, financial condition and results of operations may be adversely affected, particularly if Physicians' Specialty is unable to renegotiate compensation levels paid to participating physicians under the participation agreements on a timely or favorable basis or negotiate capitated managed care contracts on terms favorable to it.

     Prior to entering into a capitated managed care contract, Physicians' Specialty analyzes the costs of managing such contracts including a study of the number of lives to be covered, the geographic region to be covered and the historical utilization patterns and the associated costs of enrollees. Physicians' Specialty then determines the capitation fee necessary to generate acceptable returns under the contract and negotiates the capitation rate with the managed care company. Capitation fees are generally a fixed amount per enrollee per month. Capitated managed care contracts frequently provide for periodic renegotiation of capitation fees and adjustments based upon changes in the number of enrollees under the contracts, changes in the types of professional services to be provided under the contracts, and changes in the geographic areas to be covered under the contracts.

     To assist in monitoring and controlling direct costs or provider claims under capitated managed care contracts held by it, Physicians' Specialty utilizes its management information system, a comprehensive capitation administration and utilization management system. Physicians' Specialty believes the system enables it to effectively analyze clinical and cost data necessary to monitor and control expenses and manage profitability under capitated arrangements and to accurately anticipate the costs participating physicians will incur in providing services under such contracts so that Physicians' Specialty undertakes contracts which Physicians' Specialty can expect to realize adequate profit margins or otherwise meet its objectives.

     During the years ended December 31, 1997 and 1998, approximately 14.8% and 8% of Physicians' Specialty's net revenue, respectively, was derived from capitated arrangements.

RESULTS OF OPERATIONS

  Comparison of First Six Months Results

     Revenue. Net patient service revenue increased to $20,785,000 and $40,296,000 for the three and six months ended June 30, 1999 as compared with $12,780,000 and $23,580,000 for the same periods in 1998, representing increases of $8,005,000 and $16,716,000 or 63% and 71%, respectively. The increase in patient service revenue is primarily attributable to an increase in the number of physicians affiliated with the Company to 92 physicians at June 30, 1999 as compared with 68 physicians at June 30, 1998, an increase of 24 physicians or 35%. Patient service revenue generated by physicians who were affiliated with the Company for both six month periods ended June 30, 1998 and 1999 increased on average approximately 10% per physician. Capitation revenues increased to $1,312,000 and $2,674,000 for the three and six months ended June 30, 1999 as compared with $1,145,000 and $2,311,000 for the same periods in 1998 representing increases of $167,000 and $363,000 or 15% and 16%, respectively. The increase in capitation revenues was primarily attributable to an increase in the aggregate number of enrollees to approximately 358,000 at June 30, 1999 as compared to approximately 320,000 at June 30, 1998, an increase of approximately 38,000 enrollees or 12%. Management fees increased to $561,000 and $904,000 for the three and six months ended June 30, 1999 as compared with $288,000 and $327,000 for the same periods in 1998 primarily as a result of transitional management fees earned in conjunction with integration of the Company's acquired affiliated practices. For the three and six months ended June 30, 1999, Physicians' Specialty recorded as revenue earnings from its equity interests in Atlanta Surgery Center and Marietta Surgery Center in the amount of $473,000 and $768,000. This revenue is not included in the three and six months ended June 30, 1998. As a result of the foregoing factors, the Company's net revenue increased to $23,131,000 and $44,642,000 for the three and six months ended June 30, 1999 as compared with $14,213,000 and $26,218,000 for the same periods in 1998, representing increases of $8,918,000 and $18,424,000 or 63% and 70%
respectively.

     Provider Claims, Wages and Benefits. Provider claims, wages and benefits, which includes physician compensation, increased to $15,270,000 and $29,353,000 for the three and six months ended June 30, 1999, as compared with $9,530,000 and $17,455,000 for the same periods in 1998 representing increases of $5,740,000 and $11,898,000 or 60% and 68%, respectively. The dollar increase in provider claims, wages and benefits is primarily attributable to the increase in the number of affiliated physicians managed by the Company and the addition of non-medical personnel at the Company's affiliated practices required to support the increase in the number of affiliated physicians. As a percent of net revenue, provider claims, wages and benefits decreased slightly to 66% for both the three and six month periods ended June 30, 1999 as compared to 67% for the same periods in 1998.

     General and Administrative. General and administrative expenses increased to $4,043,000 and $8,008,000 for the three and six months ended June 30, 1999 as compared with $2,562,000 and $4,820,000 for the same periods in 1998, representing increases of $1,481,000 and $3,188,000 or 58% and 66%, respectively. These increases are primarily attributable to the addition of personnel and greater support costs associated with the Company's expansion during 1998. As a percent of net revenue, general and administrative expenses were 18% for both the three and six months ended June 30, 1999 as compared to 18% for the same periods in 1998.

     Depreciation and Amortization. Depreciation and amortization expenses increased to $686,000 and $1,373,000 for the three and six months ended June 30, 1999 as compared with $403,000 and $686,000 for the same periods in 1998, representing increases of $283,000 and $687,000 or 70% and 100%, respectively, These increases were primarily the result of the increases in intangible assets, or goodwill, resulting from additional acquisitions and resulting increases in amortization of intangible assets associated with these acquisitions, as well as investments in equipment, leasehold improvements and management information systems and resulting increases in depreciation of these assets. As a percent of net revenue, depreciation and amortization expense remained at 3% for both the three and six month periods ended June 30, 1999 as compared to 3% for the same periods in 1998.

     Other Income (Expense). Other expense for the three and six months ended June 30, 1999 was $219,000 and $234,000, respectively representing interest expense related primarily to the subordinated seller notes and borrowings in conjunction with the Company's $45,000,000 senior credit facility which was offset by interest income earned on interest bearing promissory notes and the short term investment of excess cash and cash equivalents. Other income for the three and six months ended June 30, 1998 was $125,000 and $154,000, respectively and was derived from interest income earned on the short term investment of cash and cash equivalents net of amounts of interest paid primarily on the subordinated seller notes.

     Income Taxes. Income taxes were provided for at 39% effective tax rates for the three and six month periods ended June 30, 1999 and 1998 respectively.

     Net Income. As a result of the foregoing factors, net income increased to $1,777,000 and $3,462,000 for the three and six months ended June 30, 1999 as compared to $1,124,000 and $2,081,000 for the same periods in 1998, representing increases of $653,000 and $1,381,000 or 58% and 66%, respectively.


  Comparison of Year ended December 31, 1998 with Year ended December 31, 1997


     Overview. Physicians' Specialty was incorporated in July 1996 and did not conduct any significant operations prior to the closing of its initial public offering and initial acquisitions in March 1997. Accordingly, only nominal revenues were recognized and general and administrative expenses were incurred during the period from inception to March 1997. However, Physicians' Specialty did incur various legal, accounting and auditing costs in connection with its initial public offering and acquisitions during the period from inception through December 31, 1996. In addition, the Company's results of operations for its year ended December 31, 1997 represent less than a full year of business operations.

     In March 1998, the Emerging Issues Task Force of the FASB issued its Consensus on Issue 97-2. EITF 97-2 addresses certain specific matters pertaining to the physician practice management industry. EITF 97-2 is effective for Physicians' Specialty for its year ended December 31, 1998. EITF 97-2 addresses the ability of physician practice management companies to consolidate the results of operations of physician practices with which it has an existing contractual relationship. Physicians' Specialty has determined that its contracts met the criteria of EITF 97-2 for consolidating the results of operations of the related physician practices, and Physicians' Specialty has adopted EITF 97-2 in its consolidated statement of operations for Physicians' Specialty's year ended December 31, 1998. In addition, Physicians' Specialty has adjusted its consolidated statement of operations for its year ended December 31, 1997 to conform with such consolidation.

     The following table shows the percentage of net revenue represented by various expense categories reflected in Physicians' Specialty's consolidated statement of operations:

                                                              YEAR ENDED    DECEMBER 31,
                                                                 1997           1998
                                                              ----------    ------------
Net Revenues................................................    100.0%         100.0%
Operating expenses:
  Provider claims, wages and benefits.......................     68.4           62.2
  General and administrative................................     17.9           21.4
  Depreciation and amortization.............................      1.5            3.0
                                                                -----          -----
          Total operating expenses..........................     87.8           86.6
                                                                -----          -----
Operating Income:...........................................     12.2           13.4
  Other income (expense) -- net.............................      1.8           (0.1)
                                                                -----          -----
Income before income taxes..................................     14.0           13.3
Provision for income taxes..................................      5.6            5.2
                                                                -----          -----
          Net Income........................................      8.4%           8.1%
                                                                =====          =====

     In the following discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all such figures are approximations.

     Revenue. Net patient service revenue increased from $20.7 million in 1997 to $54.9 million in 1998, an increase of $34.2 million, or 165%. The increase in patient service revenue was primarily attributable to an increase in the number of physicians affiliated with Physicians' Specialty to 82 physicians at December 31, 1998 as compared with 46 physicians at December 31, 1997. Patient service revenue generated by physicians who were affiliated with Physicians' Specialty for both 1997 and 1998 increased on average 12% per physician. Capitation revenues increased from $3.6 million in 1997 to $4.9 million in 1998, an increase of $1.3 million, or 36%. The increase in capitation revenues was primarily attributable to an increase in the aggregate number of enrollees to approximately 431,000 at December 31, 1998 as compared to approximately 315,000 at December 31, 1997, an increase of approximately 116,000 enrollees, or 37%. Management fees increased from $169,000 in 1997 to $1.2 million in 1998 primarily as a result of transitional management fees earned in conjunction with integration of Physicians' Specialty's acquired affiliated practices. For 1998, Physicians' Specialty recorded as revenue earnings from its 17.5% equity interest in Atlanta Surgery Center, which Physicians' Specialty acquired in September 1998, in the amount of $630,000.

     As a result of the foregoing factors, Physicians' Specialty's net revenue increased to $61.6 million in 1998 as compared with $24.5 million in 1997, an increase of $37.1 million or 152%.

     Provider Claims, Wages and Benefits. Provider claims, wages and benefits, which includes physician compensation, increased to $38.3 million in 1998 from $16.7 million in 1997, an increase of $21.6 million or 129%. The dollar increase in provider claims, wages, and benefits was primarily attributable to the addition of non-medical personnel at Physicians' Specialty's affiliated practices required to support the increase in the number of affiliated physician groups managed by it. As a percent of net revenue, provider claims, wages and benefits decreased to 62% in 1998 from 68% in 1997.

     General and Administrative. General and administrative expenses increased to $13.1 million in 1998 from $4.4 million in 1997, an increase of $8.7 million or 198%. This increase was primarily attributable to the addition of personnel and greater support costs associated with Physicians' Specialty's rapid expansion since March 1997. As a percent of net revenue, general and administrative expenses increased to 21% in 1998 as compared to 18% in 1997.

     Depreciation and Amortization. Depreciation and amortization expenses increased to $1.8 million in 1998 from $377,000 in 1997, an increase of $1.4 million or 377%. The increase was primarily the result of the increases in intangible assets, or goodwill, resulting from additional acquisitions and resulting increases in amortization of intangible assets associated with these acquisitions, as well as investments in equipment, leasehold improvements and management information systems and resulting increases in depreciation of these assets. As a percent of net revenue, depreciation and amortization expense increased to 3% in 1998 from 1.5% in 1997.

     Other Income (Expense). Other expense for 1998 was $54,000 representing interest expense related primarily to the subordinated seller notes and borrowings and the commitment fee in conjunction with Physicians' Specialty's $45 million senior credit facility which was offset by interest income earned on the short term investment of excess cash and cash equivalents. Other income for 1997 was $429,000 and was derived from interest income earned on the short term investment of cash and cash equivalents of Physicians' Specialty's initial public offering proceeds, net of amounts of immaterial interest.

     Income Taxes. Income taxes were provided for at 39% and 40% effective tax rates for 1998 and 1997, respectively.

     Net Income. As a result of the foregoing factors, net income increased to $5.0 million in 1998 as compared to $2.1 million in 1997, an increase of $2.9 million or 138%.

  Quarterly Results


     The following table presents certain unaudited quarterly financial data for each of the quarters during the years ended December 31, 1997 and 1998. This information has been prepared on the same basis as Physicians' Specialty's consolidated financial statements appearing elsewhere in this Proxy Statement and include, in Physicians' Specialty's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the quarterly results when read in conjunction with Physicians' Specialty's consolidated financial statements and the notes thereto. Physicians' Specialty has historically experienced and expects to continue to experience quarterly fluctuations in net revenue and net income primarily relating to the timing of acquisitions and seasonable variations. As a result, the operating results for any quarter are not necessary indicative of results for any future period or for the full year.

                                             1997                                 1998
                               --------------------------------   -------------------------------------
                               FIRST   SECOND   THIRD    FOURTH    FIRST    SECOND     THIRD    FOURTH
                               -----   ------   ------   ------   -------   -------   -------   -------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue..................  $ 634   $6,263   $7,785   $9,806   $12,004   $14,213   $16,613   $18,771
Operating income.............     20      720      962    1,291     1,539     1,718     2,306     2,708
Net income...................     20      512      664      864       957     1,124     1,357     1,572
Basic net income per share...  $0.02   $ 0.09   $ 0.11   $ 0.14   $  0.15   $  0.15   $  0.15   $  0.18
Diluted net income per
  share......................  $0.02   $ 0.09   $ 0.11   $ 0.13   $  0.14   $  0.14   $  0.15   $  0.17

LIQUIDITY AND CAPITAL RESOURCES

     Physicians' Specialty utilized capital primarily:

     - to acquire assets or equity of physician practices and related ancillary businesses;

     - to acquire equipment utilized by our affiliated practices;

     - to fund corporate capital expenditures including management information systems; and

     - to fund ongoing corporate working capital requirements.

     At June 30, 1999, Physicians' Specialty had working capital of $15,801,000 compared to $18,388,000 at December 31, 1998, a decrease of $2,587,000. The decrease in working capital was due primarily to the decrease in cash and cash equivalents at June 30, 1999 relating to the cash consideration paid for acquisitions completed by the Company during the six month period ended June 30, 1999.

     For the six month period ended June 30, 1999 net cash provided by operating activities was $1,332,000 compared to net cash used in operating activities of $111,000 for the same period in 1998. Net cash provided by operating activities for the period ended June 30, 1999 consists of the Company's net income, increased by non-cash expenses such as depreciation and amortization and decreased by non-cash earnings from the Company's equity interests in Atlanta Surgery Center and Marietta Surgery Center, and adjusted by changes in the components of working capital primarily accounts receivable, prepayments and accounts payable.

     Net cash used in investing activities was $7,541,000 for the six month period ended June 30, 1999 compared to $11,228,000 for the same period in 1998. The Company's uses of cash in investing activities related primarily to acquisitions and capital expenditures in both the 1999 and 1998 periods. For the six month period ended June 30, 1999 Physicians' Specialty received a distribution from its equity interest in Atlanta Surgery Center of approximately $574,000.

     Net cash provided by financing activities was $2.7 million for the six month period ended June 30, 1999 primarily due to borrowings of approximately $2.9 million under the Company's $45 million credit facility. For the same period in 1998 the Company realized net proceeds of $16.5 million in connection with a public offering of approximately 2.3 million shares of the Company's common stock.

     On July 31, 1998, Physicians' Specialty closed on a four year $45 million amended and restated senior credit facility syndicated by Nationsbanc Montgomery Securities LLC. Syndicate lenders include

NationsBank, N.A., PNC Bank and Rabobank Nederland (the "Credit Facility"). The Credit Facility replaced the Company's $20 million senior credit facility. Borrowings under the Credit Facility (i) are secured by the assignment to the banks of the Company's stock in all of the Company's material subsidiaries and accounts receivable, including the accounts receivable assigned to Physicians' Specialty by affiliated practices pursuant to management services agreements,
(ii) are guaranteed by all material subsidiaries (including future subsidiaries) and (iii) restrict the Company from pledging its assets to any other party. Advances under the Credit Facility will be used to fund acquisitions and working capital, will be governed by a borrowing base related primarily to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") and will bear interest, at the Company's option, based upon either a prime-based or LIBOR-based rate. EBITDA is used by Physicians' Specialty as an indicator of the Company's ability to incur and service debt. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance, or as a measure of liquidity. The Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including maximum indebtedness to pro forma EBITDA, maximum indebtedness to capital, minimum net worth, minimum current ratio and minimum fixed charges coverage), limit the amounts of additional indebtedness, dividends, advances to the Company's officers, shareholders and physicians, acquisitions, investments and advances to subsidiaries, and restrict changes in management and the Company's business. As of August 13, 1999, Physicians' Specialty had approximately $5.8 million of borrowings outstanding under the Credit Facility with approximately $34.6 million available under the Credit Facility.


     During the three month period ended June 30, 1999, PSC Marietta Ambulatory Surgery, Ltd., a Georgia limited partnership ("PSC Marietta Partnership"), of which the Company's subsidiary PSC Georgia Corp. is the sole general partner, and Atlanta ENT is the sole limited partner, acquired in the aggregate a 12.5% limited partnership interest in Marietta Outpatient Surgery, Ltd., a Georgia limited partnership ("Marietta Surgery Center"). The aggregate purchase price was paid by the Company. Pursuant to the terms of the transaction, Physicians' Specialty and Atlanta ENT own 99% and 1% respectively, of the partnership interest in PSC Marietta Partnership provided that Atlanta ENT has an option to purchase up to 40% of the partnership interest from Physicians' Specialty based upon the Company's cost of such interest. Marietta Surgery Center operates a multi-specialty ambulatory surgery center consisting of 8 operating rooms, in the Marietta suburb of metropolitan Atlanta. As a result of the transaction, effective April 1, 1999, the PSC Marietta Partnership will receive 12.5% of the distributions made by Marietta Surgery Center, and Physicians' Specialty and Atlanta ENT will receive the Company's pro rata share of such distributions based on each of the Company's respective ownership interests in the PSC Marietta Partnership.

     Also, during the three months period ended June 30, 1999, Physicians' Specialty acquired the assets of Computerized Tomography Center, Inc. ("CTC"), a diagnostic imaging center located in the northern suburbs of metropolitan Atlanta. CTC was previously an indirect wholly-owned subsidiary of PhyMatrix Corp.


     In connection with the PSC Marietta Partnership and CTC transactions completed by the Company during the three month period ended June 30, 1999, Physicians' Specialty (i) paid an aggregate of $3,497,100 in cash, (ii) issued a subordinated promissory note in the principal amount of $125,000 with principal payments beginning in June 2000, and bearing interest at a rate of 6% per annum,
(iii) agreed to pay in cash $192,900 upon the satisfactory completion of a computer upgrade installation and (iv) entered into a Non Compete/Non Solicitation Agreement providing for additional cash consideration in the amount of $500,000 payable in equal monthly installments of $10,000 (without interest) for 35 consecutive months, with a final payment of $150,000 on the 36th month. In connection with these acquisitions, the Company paid approximately $240,000 to PHC.



     In September, 1999 Physicians' Specialty acquired the stock of Physicians for Pulmonary and Critical Care, Inc., a ten-physician pulmonology practice with 12 clinical locations in greater Cleveland, Ohio. In connection with this transaction Physicians' Specialty (i) paid $2,005,000 in cash, and (ii) issued seven subordinated promissory notes in the aggregate principal amount of approximately $1,500,000 with principal payments payable in five equal installments beginning in September 2000 and bearing interest at a rate of 6% per annum. In connection with this acquisition, the Company paid approximately $124,000 to PHC.



     In August 1999, the Company received a proposal from DVI Financial Corp. ("DVI") to enter into a sale/leaseback transaction whereby select items of personal property utilized by the Company in conjunction with the management of its Atlanta, Georgia and Cleveland, Ohio affiliated ENT practices would be acquired by DVI subject to an 84 month operating leaseback arrangement. At the end of the 84 month lease term, Physicians' Specialty would have the option to either reacquire the subject assets at fair market value, execute a lease extension having rental payments at fair market value or deliver the leased property as instructed by the Lessor. Under the proposed sale/leaseback arrangement, DVI would be acquiring personal property having a net book value of approximately $4.0 million for $4.0 million payable in cash at closing. Rentals are anticipated to approximate $65,000 per month based upon an implicit lease interest rate of approximately 9.25% per annum. Although the Company has received a commitment letter from DVI with respect to the transaction, there can be no assurance that the sale/leaseback transaction will be consummated.


     Several multi-specialty companies in the physician practice management industry have discontinued physician practice management activities or divested assets related to physician practice management or announced plans to do so. Other physician practice management companies have completed or announced transactions, including mergers, recapitalizations or other corporate transactions, as a result of which they are no longer public companies. As a result of these trends and the depressed stock prices of physician practice management companies, the Company believes that physician practice management companies may generally experience a decrease in practice acquisition activity and an associated slow down in revenue growth attributable to practice acquisitions. Consistent with the Company's market driven strategy, Physicians' Specialty focuses primarily on practice and ancillary services acquisitions in markets in which Physicians' Specialty already manages ENT practices and to a lesser extent, in new markets.

YEAR 2000

     The Year 2000 issue is the result of using only the last two digits to indicate the year in computer hardware and software programs and embedded technology such as micro-controllers. As a result, these programs do not properly recognize a year that begins with "20" instead of the familiar "19." If uncorrected, such programs will be unable to interpret dates beyond the year 1999, which could cause computer system failure or miscalculations which could disrupt the Company's operations and adversely affect the Company's cash flows and results of operations.

     Physicians' Specialty recognizes the importance of the Year 2000 issue and has given it high priority. The Company's objective is to ensure an uninterrupted transition to the year 2000 by assessing, testing and modifying products and information technology ("IT") systems and non-IT systems so that such systems and software will perform as intended and information and dates can be processed with expected results. The scope of the Company's compliance efforts include (i) identification and assessment of risks, including the risks of non-compliance by third parties, (ii) development of remediation and contingency plans, (iii) implementation and (iv) testing.

     There are three major IT system applications that Physicians' Specialty relies upon to process transactions and provide information for managing its operations. These applications have been identified as follows:

     - accounting and financial reporting system;

     - practice management billing and account receivable systems; and

     - capitated claims processing and reporting system.

     Accounting and financial reporting system. During 1998 Physicians' Specialty fully implemented the Great Plains accounting and financial reporting software applications at all of the Company's affiliated practices, its subsidiaries and its corporate locations. The Great Plains accounting package has been modified and tested and Physicians' Specialty believes it is Year 2000 compliant.

     Practice management billing and accounts receivable systems. The Company's affiliated practices currently utilize software packages which were developed by large third party software development companies such as Medic, Medical Manager, Verysis and Reynolds & Reynolds. Physicians' Specialty has been in contact with all of these companies and believes that all Year 2000 compliant modified programs will be fully tested and implemented by the Company and the Company's affiliates during the third quarter of 1999.

     Capitalized claims processing and reporting system. Physicians' Specialty has internally developed a proprietary capitated claims processing and reporting system which Physicians' Specialty believes is Year 2000 compliant.

     Physicians' Specialty is also highly dependent on receiving payments from third party payors for capitated fees and for insurance reimbursement for claims submitted by the Company's affiliated practices, and as such, the ability of such payors to process claims submitted by affiliated practices accurately and timely, constitutes a significant risk to the Company's cash flow and could materially adversely affect the Company's operations. Physicians' Specialty and its affiliated practices have been or will be in communication with these payors to ensure that these payors will be Year 2000 compliant and will be able to process claims uninterrupted. However, there can be no assurance that such third party payors will be Year 2000 compliant.

     Like virtually every company, Physicians' Specialty is at risk for the failure of major infrastructure providers to adequately address potential Year 2000 problems. The Company is highly dependent on a variety of public and private infrastructure providers to conduct the Company's business. Failures of banking systems, basic utility providers, telecommunication providers and other services to achieve Year 2000 compliance, could have a material adverse effect on the Company's and its affiliated practices' ability to conduct business. While Physicians' Specialty is aware of these risks, a complete assessment of all such risks is beyond the scope of the Company's Year 2000 project.

     Through June 30, 1999, Physicians' Specialty has incurred costs of approximately $125,000 related to the Year 2000 issue. Physicians' Specialty does not anticipate that it will incur any additional material costs associated with addressing Year 2000 issues.

     The Company's current estimates of the amount of time and costs necessary to remediate and test the Company's computer systems are based on the facts and circumstances existing at this time. The estimates were made using assumptions of future events including the continued availability of certain resources, Year 2000 modification plans, implementation success by key third-parties, and other factors. New developments may occur that could affect the Company's estimates of the amount of time and costs needed to modify and test the Company's IT and non-IT systems for Year 2000 compliance. These developments include, but are not limited to:

     - the availability and cost of personnel trained in this area;

     - the ability to locate and correct all relevant date-sensitive codes in both IT and non-IT systems;

     - unanticipated failures in our IT and non-IT systems; and

     - the planning and Year 2000 compliance success that third-parties attain.

     Physicians' Specialty cannot determine the impact of these potential developments on the current estimate of probable costs of making our IT and non-IT systems Year 2000 compliant. Accordingly, Physicians' Specialty is not able to estimate our possible future costs beyond the current estimate of costs. As new developments occur, these cost estimates may be revised to reflect the impact of these developments on the costs to the Company of making the Company's IT and non-IT systems Year 2000 compliant. Such revisions in costs could have a material adverse impact on the Company's results of operations in the quarterly period in which they are recorded. Although Physicians' Specialty considers it unlikely, such revisions could also have a material adverse effect on the business, financial condition or results of the Company's operations. If Year 2000 compliance is not achieved, Physicians' Specialty has developed a contingency plan which includes:

     - increasing normal inventories of critical supplies for the Company's affiliated practices prior to December 31, 1999;

     - ensuring an adequate line of bank credit if third party payor payments are disrupted; and

     - ensuring that all critical staff are available or scheduled to work prior to, during and immediately after December 31, 1999.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by (i) each stockholder known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director and named executive officer of the Company, (iii) all executive officers and directors of the Company as a group and (iv) TA Associates and each of the other members of the TA Investors and the Management Sponsors based upon the number of outstanding shares of common stock as of July 1, 1999.


                                                                  BENEFICIAL
                                                                 OWNERSHIP(2)
                                                              -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        SHARES     PERCENT
- ---------------------------------------                       ---------   -------
Ramie A. Tritt, M.D.(3).....................................  1,839,441    19.9%
Gerald R. Benjamin(4).......................................    356,448     3.9
Richard D. Ballard(5).......................................    192,476     2.1
Lawrence P. Kraska(6).......................................    101,244     1.1
Robert A. DiProva(7)........................................    117,485     1.3
Edward R. Casas, M.D.(8)....................................     12,500       *
Steven L. Posar, M.D.(8)....................................     12,500       *
Sidney Kirschner(8).........................................     12,500       *
Steven H. Sacks, M.D.(9)....................................      2,500       *
BankAmerica Corporation.....................................    566,900     6.2
  100 North Tryon St.
  Charlotte, NC 28255(10)
Fleet Financial Group, Inc..................................    532,410     5.8
  One Federal Street
  Boston, MA 02110(11)
All executive officers and directors of the Company as a
  group (9 persons)(12).....................................  2,647,094    27.1

- ---------------

   * Less than 1%
 (1) Unless otherwise indicated, the address is c/o Physicians' Specialty Corp., 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342. Except for the shares that are subject to the Voting Agreement and as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.
 (2) In computing the number and percentage ownership of shares beneficially owned by a person, shares of Common Stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person.
 (3) Includes
     - 1,761,257 shares of Common Stock owned directly by Dr. Tritt;
     - 75,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days; and
     - 3,184 shares of Common Stock held by members of Dr. Tritt's family. Excludes 175,000 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.
 (4) Includes
     - 57,500 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days; and
     - 293,948 shares of Common Stock owned by Bock, Benjamin & Co. Partners, L.P. Mr. Benjamin is a principal of Bock, Benjamin & Co., the general partner of Bock, Benjamin & Co. Partners, L.P.
    Excludes 132,500 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.

 (5) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 177,492 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.
 (6) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 133,748 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.
 (7) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 82,495 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.
 (8) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 5,000 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.
 (9) Represents shares of Common Stock issuable upon exercise of options that are exercisable within 60 days.
(10) Based on information provided by BankAmerica Corporation in a Schedule 13G filed under the Securities Exchange Act of 1934 dated January 29, 1999. Represents shares of Common Stock held by subsidiaries of BankAmerica. BankAmerica may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BankAmerica subsidiaries may be deemed to posses indirect beneficial ownership of shares beneficially owned directly by lower tier BankAmerica subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.
(11) Based on information provided by Fleet Financial Group, Inc., in a Schedule 13G filed under the Securities Exchange Act of 1934 dated February 12, 1999. Includes shares of Common Stock held by subsidiaries of Fleet Financial Group.
(12) Includes 583,705 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 716,235 shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.

                    CERTAIN INFORMATION CONCERNING MERGERCO
                             AND THE INVESTOR GROUP

MERGERCO

     MergerCo is a newly formed Delaware corporation organized at the direction of the TA Investors, each of which is a private investment partnership or an affiliate thereof. MergerCo is not expected to have any significant assets or liabilities (other than those arising in connection with the Merger and related transactions) or engage in any activities (other than those incident to its formation and the Merger). The principal executive offices of MergerCo are located at c/o TA Associates, Inc., 125 High Street, Suite 2500, Boston, Massachusetts 02110.

TA INVESTORS

     TA/Advent VIII L.P., a Delaware limited partnership, TA/Atlantic and Pacific IV L.P., a Delaware limited partnership, TA Executives Fund LLC, a Delaware limited liability company, and TA Investors LLC, a Delaware limited liability company, are principally engaged in the business of investing in other companies. The sole general partner of TA/Advent VIII, L.P. is TA Associates VIII LLC, a Delaware limited liability company. The sole general partner of TA/Atlantic and Pacific IV, L.P. is TA Associates AP IV, L.P., a Delaware limited partnership. The sole general partner of TA Associates AP IV, L.P., and the manager of TA Associates VIII LLC, TA Executives Fund LLC, and TA Investors LLC is TA Associates, Inc., a Delaware corporation.

     Set forth below is the name of each director and executive officer of TA Associates, Inc. and the present principal occupation or employment of each such person and a brief description of his principal occupation and business experience during at least the last five years. Each person listed below is a citizen of the United States.

     C. Kevin Landry. Mr. Landry has been the President and Chief Executive Officer, a Managing Director and Chairman of the Board of Directors of TA Associates, Inc. since January 1, 1994.

     P. Andrews McLane. Mr. McLane has been the Senior Managing Director of TA Associates, Inc. since January 1, 1997 and a member of the Board of Directors since January 1, 1994. From January 1, 1994 to January 1, 1997, Mr. McLane was a Managing Director of TA Associates, Inc.

     Jeffrey T. Chambers. Mr. Chambers has been a member of the Board of Directors and a Managing Director of TA Associates, Inc. since January 1, 1994.

     Jacqueline C. Morby. Ms. Morby has been a member of the Board of Directors and a Managing Director of TA Associates, Inc. since January 1, 1994.

     Katherine S. Cromwell. Ms. Cromwell has been a Managing Director and the Chief Financial Officer, Treasurer and Secretary of TA Associates, Inc. since January 1, 1994.

     Richard Tadler. Mr. Tadler has been a Managing Director of TA Associates, Inc. since January 1, 1994.

     TA Associates, Inc. will not have a direct equity interest in the Surviving Corporation and is therefore not included in the references in this proxy statement to the TA Investors' equity interest in the Surviving Corporation.

     The principal executive offices of TA Associates, Inc. and all related entities and the business address for each of the individuals listed above is 125 High Street, Suite 2500, Boston, Massachusetts 02110.

MANAGEMENT SPONSORS

     The Management Sponsors are the following executive officers of Physicians'
Specialty:

     Ramie A. Tritt, M.D. Dr. Tritt has served as Chairman of the Board and President of Physicians' Specialty since its inception in July 1996. Dr. Tritt serves as President of Atlanta Ear, Nose and Throat Associates, P.C., a multi-site otolaryngology group practice which is a successor to a practice founded by Dr. Tritt in 1979. Dr. Tritt also serves as President and Medical Director of the ENT Center of Atlanta, Inc., Atlanta ENT Center for Physicians, Inc., and Atlanta AHP, Inc., three otolaryngology provider networks established to contract with HMOs in greater Atlanta, each of which is a wholly-owned subsidiary of Physicians' Specialty. Dr. Tritt was a founding member and currently serves as President of Georgia Multi-Specialty Group, L.L.C., a consortium of 15 specialty group practices, encompassing approximately 650 physicians, which contracts with payors for specialty medical services throughout the metropolitan Atlanta area. Dr. Tritt also serves on our Medical Advisory Board. Dr. Tritt received his M.D. degree from McGill University.

     Richard D. Ballard. Mr. Ballard has served as Chief Executive Officer and a director of Physicians' Specialty since November 1996. Prior to joining Physicians' Specialty, Mr. Ballard served as Vice President of Recruiting for Physicians' Online, Inc., an internet physician recruiting service. Prior to joining Physicians' Online, Inc. in September 1995, Mr. Ballard served as Executive Vice President, President and Chief Executive Officer of Allegiant Physician Services, Inc. (formerly Premier Anesthesia, Inc.), an anesthesia contracting and physician practice management company. Prior to joining Premier Anesthesia in 1988, Mr. Ballard served for six years as Executive Vice President of Jackson & Coker Inc., a national physician recruiting firm and for seven years as director of national recruiting for Spectrum Emergency Care, Inc.

     Gerald R. Benjamin. Mr. Benjamin has served as Vice Chairman and Secretary of Physicians' Specialty since its inception in July 1996 and Treasurer since June 1998. Mr. Benjamin serves as Chief

Executive Officer of Premier HealthCare, a division of Bock, Benjamin & Co., a boutique health care investment banking concern which Mr. Benjamin co-founded in 1993. Prior to founding Bock, Benjamin & Co., Mr. Benjamin served as Chief Executive Officer of Premier HealthCare, Inc., a health care venture development and management firm which Mr. Benjamin co-founded in 1991. Prior to co-founding Premier HealthCare, Inc., Mr. Benjamin served for ten years as Managing Partner and Director of Corporate Finance Services for Williams, Benjamin, Benator & Libby, an Atlanta, Georgia-based Certified Public Accounting firm. Prior to joining Williams, Benjamin, Benator & Libby in 1982, Mr. Benjamin was a member of the Atlanta office of Ernst & Young. Mr. Benjamin is a Certified Public Accountant and received his B.S. degree in accounting from the University of Kentucky, where he was named a Coopers & Lybrand scholar.

     Lawrence P. Kraska. Mr. Kraska has served as Chief Operating Officer and Executive Vice President of Physicians' Specialty since April 1999, following one year terms as Executive Vice President -- Operations and Vice
President -- Operations, respectively. Prior to joining Physicians' Specialty, Mr. Kraska served as Administrator of Atlanta ENT. Prior to joining Atlanta ENT in June 1994, Mr. Kraska provided hospital administration, physician recruiting and practice management services as the Regional Director of Professional Relations for the Atlanta division of National Medical Enterprises from July 1993 to May 1994, for Charter Medical Corporation -- Charter Peachford Hospital from September 1992 to June 1993 and as the Administrator for The Center For Psychiatry, a large multi-specialty mental health group practice, from March 1990 to August 1992. Mr. Kraska received his M.B.A. from Kennesaw State University.

     Robert A. DiProva. Mr. DiProva has served as Executive Vice President and Chief Financial Officer of Physicians' Specialty since March 1997. Mr. DiProva served as Vice President -- Administration, Chief Financial Officer, Secretary and Treasurer of A.D.A.M. Software, Inc., a publicly traded medical software company, from September 1995 to February 1997. Prior to joining A.D.A.M. Software in 1995, Mr. DiProva served for six years as Vice President, Chief Financial Officer and Treasurer of DATEQ Information Network, Inc., a publicly traded data management company. Mr. DiProva is a Certified Public Accountant and received his M.B.A. from Emory University.

     The business address for each Management Sponsor is the principal executive offices of Physicians' Specialty, 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342. Each Management Sponsor is a citizen of the United States.

                  PURCHASES OF COMMON STOCK BY CERTAIN PERSONS

     The following table sets forth certain information concerning purchases of Common Stock since January 1, 1997 by the Company, the Management Sponsors, the TA Investors and TA Associates.

                                            NUMBER      PRICE PER
                                              OF        SHARE OR              WHERE AND HOW
                                            SHARES      RANGE OF               TRANSACTION
NAME                              DATE     PURCHASED   PRICES PAID              EFFECTED
- ----                             -------   ---------   -----------            -------------
Ramie A. Tritt, M.D.             3/26/97   1,455,312       $8        Stock exchanged for Atlanta ENT
                                                                     assets and The ENT Networks
Gerald R. Benjamin               7/27/98       5,000       $6        NASDAQ Open Market Purchase

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheets as of December 31, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows of Physicians' Specialty for the period from inception (July 31, 1996) to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998 and the financial statements of Ear, Nose and Throat Associates, P.C., as of December 31, 1997 and 1996 and for the year then ended, included in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein. A representative of Arthur Andersen LLP will be at the Special Meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement, if so desired.

                             STOCKHOLDER PROPOSALS

     If the Merger is not consummated for any reason, proposals of stockholders intended to be presented at the Company's next annual meeting must be received by the Company at its principal executive offices within a reasonable time before the Company begins to print and mail its proxy materials to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. In addition, the Company's bylaws provide that a stockholder proposal may only be acted upon at an annual meeting of stockholders if the stockholder gives notice not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If the Merger is not consummated for any reason, the persons named as proxies for the next annual meeting will have discretionary voting authority with respect to any stockholder proposal submitted to the Company to be considered at such meeting otherwise then in conformity with such requirements of the Company's bylaws.

                                 OTHER MATTERS

     Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                      WHERE YOU CAN FIND MORE INFORMATION


     Physicians' Specialty files annual, quarterly, and current reports, proxy statements, and other information with the Commission. You may read and copy any reports, statements, or other information that Physicians' Specialty files at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Physicians' Specialty's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http:/www.sec.gov. Reports, proxy statements, and other information concerning Physicians' Specialty Corp. also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.



     THE COMPANY, MERGERCO, THE TA INVESTORS, TA ASSOCIATES AND THE MANAGEMENT SPONSORS HAVE FILED A SCHEDULE 13E-3 WITH THE COMMISSION WITH RESPECT TO THE MERGER. AS PERMITTED BY THE COMMISSION, THIS PROXY STATEMENT OMITS CERTAIN INFORMATION CONTAINED IN THE SCHEDULE 13E-3. THE SCHEDULE 13E-3, INCLUDING ANY AMENDMENTS AND EXHIBITS FILED OR INCORPORATED BY REFERENCE AS A PART THEREOF, IS AVAILABLE FOR INSPECTION OR COPYING AS SET FORTH ABOVE. STATEMENTS CONTAINED IN THIS PROXY STATEMENT AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT REFERRED TO HEREIN OR THEREIN ARE NOT NECESSARILY COMPLETE AND IN EACH INSTANCE REFERENCE IS MADE TO SUCH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE
SCHEDULE 13E-3 OR SUCH OTHER DOCUMENT, AND EACH SUCH STATEMENT SHALL BE DEEMED QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE.



     You should rely only on the information contained in this document to vote your shares at the Special Meeting. Physicians' Specialty has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated September 29, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS OF PHYSICIANS' SPECIALTY CORP.
June 30, 1999 Unaudited Condensed Consolidated Financial
  Statements:
  Unaudited Condensed Consolidated Balance Sheets as of June
     30, 1999 and December 31, 1998.........................   F-2
  Unaudited Consolidated Statements of Operations for the
     Three and Six Months Ended June 30, 1999 and 1998......   F-3
  Unaudited Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 1999 and 1998................   F-4
  Notes to the Consolidated Financial Statements
     (Unaudited)............................................   F-5
December 31, 1998 Consolidated Financial Statements:
  Report of Independent Public Accountants..................  F-13
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................  F-14
  Consolidated Statements of Operations for the period from
     inception (July 31, 1996) to December 31, 1996 and for
     the Years Ended December 31, 1997 and 1998.............  F-15
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1998, 1997, and 1996..........  F-16
  Consolidated Statements of Cash Flows for the period from
     inception (July 31, 1996) to December 31, 1996 and for
     the Years Ended December 31, 1997 and 1998.............  F-17
  Notes to Consolidated Financial Statements................  F-18

FINANCIAL STATEMENTS OF EAR, NOSE & THROAT ASSOCIATES, P.C.
  (a medical practice whose shareholders own more than 50%
  of the equity of Physicians' Domain, which was acquired by
  Physicians' Specialty Corp. on May 27, 1998)
Financial Statements of the Business Acquired:
  Report of Independent Public Accountants..................  F-35
  Balance Sheets at December 31, 1997 and 1996..............  F-36
  Statements of Operations for the Years Ended December 31,
     1997 and 1996..........................................  F-37
  Statements of Stockholders' Equity (Deficit) for the Years
     Ended December 31, 1997 and 1996.......................  F-38
  Statements of Cash Flows for the Years ended December 31,
     1997 and 1996..........................................  F-39
  Notes to Financial Statements.............................  F-40
  Balance Sheet at March 31, 1998 (Unaudited)...............  F-47
  Statement of Operations for the Three Months Ended March
     31, 1998 and 1997 (Unaudited)..........................  F-48
  Statements of Cash Flows for the Three Months Ended March
     31, 1998 and 1997 (Unaudited)..........................  F-49

                          PHYSICIANS' SPECIALTY CORP.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                               JUNE 30,     DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,407,338   $ 4,925,501
  Accounts receivable, net of allowance for doubtful
     accounts of $1,206,863 and $1,700,016 in 1999 and 1998,
     respectively...........................................   20,080,599    16,166,944
  Notes receivable..........................................    1,647,662        80,000
  Prepayments and other.....................................    1,263,960     1,779,070
                                                              -----------   -----------
          Total current assets..............................   24,399,559    22,951,515
PROPERTY AND EQUIPMENT, net.................................   11,300,104     8,861,850
INTANGIBLE ASSETS, net......................................   31,211,198    26,267,950
PROMISSORY NOTE RECEIVABLE -- RELATED PARTY.................    2,152,000            --
INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES...................    4,803,864     5,396,609
OTHER ASSETS................................................      491,749       207,231
                                                              -----------   -----------
          Total assets......................................  $74,358,474   $63,685,155
                                                              ===========   ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $   522,000   $        --
  Due to physicians.........................................      702,539            --
  Accounts payable and accrued expenses.....................    6,127,647     4,563,773
  Borrowing under credit agreement..........................      861,058            --
  Deferred income taxes.....................................      385,184            --
                                                              -----------   -----------
          Total current liabilities.........................    8,598,428     4,563,773
  SUBORDINATED SELLER NOTES AND
     OTHER LONG TERM PAYABLES...............................    8,860,034     7,563,701
  BORROWING UNDER CREDIT AGREEMENT..........................    5,750,000     3,750,000
                                                              -----------   -----------
          Total liabilities.................................   23,208,462    15,877,474
SHAREHOLDERS' EQUITY:
  Common stock, $.001 par value; 50,000,000 shares
     authorized issued: 9,172,025 in 1999 and 9,152,160 in
     1998...................................................        9,172         9,152
  Additional paid-in capital................................   41,147,398    41,083,033
  Treasury stock............................................     (184,272)           --
  Retained earnings.........................................   10,177,714     6,715,496
                                                              -----------   -----------
          Total shareholders' equity........................   51,150,012    47,807,681
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $74,358,474   $63,685,155
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements

                          PHYSICIANS' SPECIALTY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                 THREE MONTHS ENDED           SIX MONTHS ENDED
                                                      JUNE 30,                    JUNE 30,
                                              -------------------------   -------------------------
                                                 1999          1998          1999          1998
                                              -----------   -----------   -----------   -----------
REVENUES
  Net patient service revenues..............  $20,785,144   $12,780,051   $40,295,853   $23,580,191
  Capitation revenues.......................    1,311,944     1,145,368     2,674,114     2,310,674
  Management fees...........................      560,754       288,071       904,054       326,690
  Earnings in unconsolidated subsidiaries...      473,305            --       768,305            --
                                              -----------   -----------   -----------   -----------
          Net revenue.......................   23,131,147    14,213,490    44,642,326    26,217,555
EXPENSES
  Provider claims, wages, benefits..........   15,270,463     9,530,051    29,352,940    17,454,512
  General and administrative................    4,042,772     2,562,405     8,007,521     4,819,759
  Depreciation and amortization.............      686,104       403,331     1,372,536       686,120
                                              -----------   -----------   -----------   -----------
     Operating expenses.....................   19,999,339    12,495,787    38,732,997    22,960,391
  Operating income..........................    3,131,808     1,717,703     5,909,329     3,257,164
  Other income (expense)....................     (219,197)      124,659      (233,964)      153,559
                                              -----------   -----------   -----------   -----------
  Pretax income.............................    2,912,611     1,842,362     5,675,365     3,410,723
  Provision for income taxes................    1,135,678       718,411     2,213,155     1,330,031
                                              -----------   -----------   -----------   -----------
          Net income........................  $ 1,776,933   $ 1,123,951   $ 3,462,210   $ 2,080,692
                                              ===========   ===========   ===========   ===========
Earnings per share:
  Basic earnings per share..................  $      0.19   $      0.15   $      0.38   $      0.29
  Diluted earnings per share................  $      0.19   $      0.14   $      0.37   $      0.27
Weighted average shares outstanding
  Basic.....................................    9,172,025     7,695,730     9,168,388     7,106,869
  Diluted...................................    9,431,594     8,240,675     9,391,427     7,640,821

          See accompanying notes to consolidated financial statements

                          PHYSICIAN'S SPECIALTY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income.............................................  $ 3,462,210   $ 2,080,692
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................    1,372,536       686,120
     Compensation expense...................................           --        32,987
     Earnings in unconsolidated subsidiaries................     (775,697)           --
     Increase in accounts receivable........................   (3,188,709)   (3,197,606)
     Change in prepayments and other........................      282,597      (686,091)
     Change in accounts payable and accrued liabilities.....      179,070       972,442
                                                              -----------   -----------
          Total adjustments.................................   (2,130,203)   (2,192,148)
                                                              -----------   -----------
  Net cash provided by (used in) operating activities.......    1,332,007      (111,456)
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment for acquisitions, net of cash acquired............   (6,431,100)  (10,310,258)
  Distributions from unconsolidated subsidiaries............      574,171            --
  Purchase of property and equipment........................   (1,684,412)     (917,354)
                                                              -----------   -----------
          Net cash used in investing activities.............   (7,541,341)  (11,227,612)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock, net of offering costs...........       14,385    16,520,043
  Common stock repurchased..................................     (184,272)           --
  Borrowing under credit agreement..........................    2,861,058        75,185
                                                              -----------   -----------
          Net cash provided by financing activities.........    2,691,171    16,595,228
                                                              -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................   (3,518,163)    5,256,159
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    4,925,501     5,351,639
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 1,407,338   $10,607,798
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements

                          PHYSICIANS' SPECIALTY CORP.

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 JUNE 30, 1999

NOTE 1.  ORGANIZATION

     Physicians' Specialty Corp. (the "Company") was organized in July 1996 to provide comprehensive physician practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head and neck ("ENT") and related specialties. The Company commenced its business activities upon consummation of the reorganization, as described in Note 3, and its initial public offering ("IPO") on March 26, 1997. The Company provides financial and administrative management, enhancement of clinical operations, network development and payor contracting services, including the negotiation and administration of capitated arrangements. The Company has operations in greater Atlanta, Georgia; Chicago, Illinois; Birmingham, Alabama; the South Florida area; Southern New York and Northern New Jersey and in metropolitan Cleveland, Ohio.

NOTE 2.  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and its investment in an unconsolidated subsidiary and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring items) necessary for a fair presentation of the results for the interim periods presented. These financial statements and footnote disclosures should be read in conjunction with the audited financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

NOTE 3.  REORGANIZATION

     The Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and certain liabilities of (i) Atlanta Ear, Nose & Throat Associates, P.C. ("Atlanta ENT"), (ii) ENT & Allergy Associates, Inc., (iii) Metropolitan Ear, Nose & Throat, P.C., (iv) Atlanta Head and Neck Surgery, P.C., and (v) Ear, Nose & Throat Associates, P.C. (collectively, the "Initial Practices"), and all of the outstanding shares of common stock of three corporations holding managed care contracts (the "ENT Networks") in March 1997 (the "Reorganization"). In connection with the acquisition of assets of the Initial Practices and the common stock of the ENT Networks, the Company issued an aggregate of 3,104,755 shares of its common stock. The Reorganization was accounted for as a promoter transaction under Staff Accounting Bulletin No. 48 at historical cost.

NOTE 4.  ACQUISITIONS

  1998 ACQUISITIONS

     During 1998, the Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and assumed certain contractual liabilities of five ENT physician practices.

     In connection with these acquisitions, the Company (i) paid an aggregate of approximately $1.4 million in cash, (ii) issued an aggregate of 65,273 shares of common stock (valued at approximately $495,000), (iii) agreed to issue an aggregate of 78,038 additional shares of common stock (valued at approximately $615,000) to four of the affiliated practices beginning in February 1999, of which 12,765

                          PHYSICIANS' SPECIALTY CORP.

shares of common stock have been issued, (iv) issued a subordinated convertible promissory note in the principal amount of $250,000 that is convertible into shares of common stock, at the Company's option, valued at the average closing price of such common stock for the ten trading days preceding the date of delivery of such shares, and (v) issued a $150,000 noninterest bearing contingent promissory note which is payable at the Company's option in cash or the Company's common stock upon the holder achieving certain performance targets.

     In addition, in May 1998, the Company acquired (i) substantially all of the tangible assets and assumed certain contractual liabilities of Physicians' Domain, Inc., a White Plains, New York-based ENT physician practice management company ("Physicians' Domain") and (ii) the stock of three corporations that are successors to three ENT physician practices affiliated with Physicians' Domain (collectively "PDI"). In connection with the PDI transaction, the Company (i) paid approximately $5.4 million in cash, (ii) discharged approximately $3.8 million of liabilities of PDI, and (iii) issued a subordinated long-term promissory note in the principal amount of approximately $6.4 million. If the PDI practices achieve stipulated performance targets, the Company will pay an additional $500,000, in cash or shares of common stock, at the Company's option.

     The Company also entered into a management services agreement in connection with the PDI transaction. The management services agreement provides for a fixed annual management fee of approximately $2.1 million, plus reimbursement of practice operating expenses. Pursuant to the management services agreement, the fixed management fee is subject to annual increases after May 27, 2003 consistent with the annual percentage increase in the consumer price index for the prior year. The management services agreement also provides for mutually agreed-on increases in the fixed management fee upon (i) the management by the Company of ancillary business developed or acquired or (ii) the acquisition of additional physician practices which are merged into the existing PDI practices.

     The Company used a portion of the net proceeds received from the Company's public offering in May 1998 to pay the cash component of and to discharge the indebtedness of PDI assumed by the Company in connection with the PDI transaction.

     In addition, PSC Ambulatory Surgery, Ltd., a Georgia limited partnership (the "PSC Partnership"), of which a subsidiary of the Company is the sole general partner, and Atlanta ENT, one of the Company's affiliated practices, is the sole limited partner, acquired in the aggregate a 17.5% limited partnership interest in Atlanta Surgery Center, Ltd., a Georgia limited partnership ("Atlanta Surgery Center"). The aggregate purchase price of approximately $4.8 million was paid in cash by the Company. Pursuant to the terms of the transaction, the Company and Atlanta ENT own 99% and 1%, respectively, of the partnership interest in the PSC Partnership provided that Atlanta ENT had an option to purchase up to 40% of the partnership interest from the Company based upon the Company's cost. Atlanta Surgery Center operates three multispecialty ambulatory surgery centers in the metropolitan Atlanta area. In January 1999, Atlanta ENT issued a secured promissory note in the amount of $2,152,000 as consideration for an additional 39% equity interest in the PSC Partnership. In January 1999 the Company sold 39% of its equity investment in the PSC partnership to New Atlanta ENT.

     Also during 1998, the Company acquired the assets of Cleveland Ear, Nose, and Throat Center, Inc. ("Cleveland ENT") which had previously been affiliated with MedPartners, Inc. ("MedPartners"). In connection with the transaction, the Company entered into a clinic services agreement with Cleveland ENT maintaining the percentage of net income management fee structure which existed in the original agreement with MedPartners. Under the terms of the transaction, the Company granted Cleveland ENT a one-time option to unwind the transaction with the Company and repurchase all Cleveland ENT nonmedical assets acquired by the Company. Cleveland ENT's option to unwind the transaction expired on December 15, 1998. In connection with the acquisition of the assets of this practice, the Company (i) paid approximately $4.2 million in cash and (ii) issued a $150,000 noninterest bearing contingent promissory

                          PHYSICIANS' SPECIALTY CORP.

note which is payable at the Company's option in cash or the Company's common stock upon Cleveland ENT achieving certain performance targets.

     In January 1999, the Company amended the Clinic Services Agreement with Cleveland ENT. Under the Agreement, as amended, the Company receives a management fee equal to 12.5% of all net clinic revenue (after adjustment for contractual allowances) generated by Cleveland ENT. Cleveland ENT also agreed to pay the Company an additional $300,000 for management services provided during the period from October 1, 1998 through December 31, 1998.

     In connection with these acquisitions, the Company paid approximately $1.0 million to Premier HealthCare, an affiliate of the Company's Vice Chairman and Secretary for advisory services rendered.

ACQUISITIONS FROM JANUARY 1, 1999 THROUGH JUNE 30, 1999

     During the three month period ended March 31, 1999, the Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records and files) and assumed certain contractual liabilities of (i) E.N.T. Medical Associates, Inc., P.C. ("ENT Medical"), and (ii) Advanced Surgical Arts, Inc. ("ASA"). In addition the Company acquired substantially all of the business assets and assumed certain contractual liabilities of Preferred Diagnostic Services, Inc. ("PDS"). In connection with the ENT Medical, ASA, and PDS transactions completed by the Company during the three month period ended March 31, 1999, the Company (i) paid an aggregate of $2,102,000 in cash, (ii) issued an aggregate of 4,600 shares of common stock (valued at the time of issuance at an aggregate of approximately $37,000, (iii) agreed to issue an aggregate of 1,637 shares of common stock (valued at an aggregate of approximately $13,000 and (iv) issued subordinated promissory notes in the aggregate principal amounts of $1,360,000 which accrue interest at a rate of 6% per annum payable quarterly beginning in May 1999 with principal payments beginning in February 2000. In connection with these acquisitions, the Company paid approximately $207,000 to Premier HealthCare, an affiliate of the Company's Vice Chairman and Secretary for advisory services rendered.

     During the three month period ended June 30, 1999, PSC Marietta Ambulatory Surgery, Ltd., a Georgia limited partnership ("PSC Marietta Partnership"), of which the Company is the sole general partner, and Atlanta ENT, one of the Company's affiliated practices, is the sole limited partner, acquired in the aggregate a 12.5% limited partnership interest in Marietta Outpatient Surgery, Ltd., a Georgia limited partnership ("Marietta Surgery Center"). The aggregate purchase price was paid by the Company. Pursuant to the terms of the transaction, the Company and Atlanta ENT own 99% and 1% respectively, of the partnership interest in PSC Marietta Partnership provided that Atlanta ENT has an option to purchase up to 40% of the partnership interest from the Company based upon the Company's cost. Marietta Surgery Center operates a multi-specialty ambulatory surgery center consisting of 8 operating rooms, in the Marietta suburb of metropolitan Atlanta. As a result of the transaction, effective April 1, 1999, the PSC Marietta Partnership will receive 12.5% of the distributions made by Marietta Surgery Center and the Company and Atlanta ENT will receive their pro rata share of such distributions based on their ownership interest in the PSC Marietta Partnership.

     Also, during the three months period ended June 30, 1999, the Company acquired the assets of Computerized Tomography Center, Inc. ("CTC"), a diagnostic imaging center located in the northern suburbs of metropolitan Atlanta. CTC was previously an indirect wholly-owned subsidiary of PhyMatrix Corp.

     In connection with the PSC Marietta Partnership and CTC transactions completed by the Company during the three month period ended June 30, 1999, the Company (i) paid an aggregate of $3,497,100 in cash (ii) issued a subordinated promissory note in the principal amount of $125,000 with principal payments beginning in June 2000, and bearing interest at a rate of 6% per annum, (iii) agreed to pay in

                          PHYSICIANS' SPECIALTY CORP.

cash $192,900 upon the satisfactory completion of a computer upgrade installation and (iv) entered into a Non Compete/Non Solicitation Agreement with PhyMatrix providing for additional cash consideration in the amount of $500,000 payable in equal monthly installments of $10,000 (without interest) for 35 consecutive months, with a final payment of $150,000 on the 36th month. In connection with these acquisitions, the Company paid approximately $240,000 to Premier HealthCare, an affiliate of the Company's Vice Chairman and Secretary for advisory services rendered.

NOTE 5.  PUBLIC OFFERINGS

     On March 26, 1997, the Company completed its IPO of 2,200,000 shares of its common stock. The net proceeds of the IPO were approximately $14,275,000, a portion of which was used for repayment of indebtedness of the acquired practices, repayment of indebtedness of the Company, payment of a consulting fee, and for general corporate purposes and working capital requirements.

     In May 1998, the Company registered under the Securities Act of 1933, as amended, an aggregate of 3,146,514 shares of common stock of which (i) 2,750,000 shares may be issued from time to time by the Company in connection with potential future affiliation transactions with ENT physicians or related specialty practices or the merger with or acquisition by the Company of other related businesses or assets, (ii) 220,000 shares are issuable upon exercise of warrants issued to the representatives of the underwriters in the IPO which may be sold from time to time by the holders of the warrants after issuance, and
(iii) 176,514 shares which were issued in December 1998 in connection with a practice asset acquisition completed in December 1997, may be sold from time to time by the physician stockholders.

     In May 1998, the Company completed a public offering of 2,050,263 shares of its common stock (i) of which 2,000,000 shares were sold by the Company and (ii) 50,263 shares were sold by certain stockholders of the Company. In May 1998, the Company's underwriters exercised their option to purchase 307,540 additional shares of common stock from the Company to cover over-allotments. The net proceeds to the Company from this offering and the exercise of the over-allotment shares were approximately $16,520,000, with approximately $5,400,000 and $3,800,000, respectively, used to pay the cash portion of the purchase price of the PDI transaction and to repay outstanding indebtedness of PDI.

NOTE 6.  INTANGIBLE ASSETS

     The Company's physician practice acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired practices. As part of the purchase price allocation, the Company allocates the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair market values. Costs of acquisitions in excess of the net estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed are amortized using the straight line method over a period of 25 years. At June 30, 1999, the amount of such intangible assets was approximately $31,211,000 with accumulated amortization totaling approximately $1,454,000.

NOTE 7.  NOTES RECEIVABLE

     In January 1999, the Company loaned $1,475,000 to the Cleveland ENT physicians. This loan bears interest at a rate of 6% per annum and matures on the earlier of January 14, 2000, the termination of the management services agreement, or the termination of the employment of three or more of the physicians. In addition, the Company granted the physicians the right and option (the "Put Option") to require the Company to purchase from the physicians all of the outstanding shares of common stock of Ohio Nasal Sinus Center, Inc. ("ONSC"), the sole asset of which is a corporate domain name. The Put Option may be exercised by the physicians commencing January 10, 2000 and expiring on March 1, 2000. In the event the physicians exercise the Put Option, the Company would be required to purchase the ONSC common

                          PHYSICIANS' SPECIALTY CORP.

stock for approximately $2 million in cash and the issuance of a subordinated promissory note in the principal amount of $520,000 (collectively, the "Put Purchase Price"). The subordinated promissory note would bear interest at a rate of 6% per annum and would be payable in four equal annual installments commencing on the first anniversary of the date of issuance of the note. In the event the Put Option is exercised by the physicians, the cash portion of the Put Purchase Price would be reduced by any amounts owed under the loan or any other monetary obligations owed by the physicians to the Company. Pursuant to the terms of the transaction, the Company has agreed to indemnify the physicians for certain matters arising out of the transaction. The Company expects loan repayment from Cleveland ENT physicians even if the Put Option is not exercised.

     In January 1999, Atlanta ENT issued a secured promissory note in the amount of $2,152,000 to PSC Georgia Corp., a wholly owned subsidiary of the Company and the general partner of PSC Ambulatory Surgery, Ltd., as consideration for an additional 39% equity interest in PSC Ambulatory Surgery Ltd. This note bears a fluctuating rate of interest equal to the prime rate (as defined in the note), and is payable on a monthly basis commencing February 1999 and continues for 119 consecutive months at which time all accrued interest and principal is due and payable. The note is secured by Atlanta ENT's acquired interest in PSC Ambulatory Surgery, Ltd.

NOTE 8.  NET PATIENT SERVICE REVENUE

     Net patient service revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs, and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's practices.

     In March 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board (the "FASB") issued its Consensus on Issue 97-2 ("EITF 97-2"). EITF 97-2 addresses certain specific matters pertaining to the physician practice management industry. EITF 97-2 was effective for the Company for the year ended December 31, 1998. EITF 97-2 addresses the ability of physician practice management companies to consolidate the results of physician practices with which it has an existing contractual relationship. The Company has determined that its contracts met the criteria of EITF 97-2 for consolidating the results of operations of the related physician practices, and the Company has adopted EITF 97-2 in its consolidated statement of operations effective for the year ended December 31, 1998. The Company has adjusted the statement of operations for the three and six months ended June 30, 1998 to conform with such consolidation. EITF 97-2 also has addressed the accounting method for future combinations with individual physician practices. The Company believes that, based on the criteria set forth in EITF 97-2, any future acquisitions of individual physician practices will be accounted for under the purchase method of accounting.

NOTE 9.  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders. SFAS No. 130 was effective for the year beginning January 1, 1998. For the three month period ended March 31, 1999, comprehensive income equals net income.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that an enterprise disclose certain information about operating segments. SFAS No. 131 was effective for the Company's financial statements for the year ended

                          PHYSICIANS' SPECIALTY CORP.

December 31, 1998. The Company considers its entire business as one reporting segment: providing comprehensive physician practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head, and neck and related specialties.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures About Pensions and Other Postretirement Benefits," which requires disclosure of additional information about the cost and financial status of pension and postretirement plans. SFAS No. 132 was effective for financial statements for the year ended December 31, 1997. SFAS No. 132 did not require any significant disclosures or revision of prior disclosures.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for reporting and disclosing information about derivative instruments. SFAS No. 133 is effective for financial statements for the Company's fiscal quarter beginning July 1, 1999. The Company does not expect SFAS No. 133 will have a significant effect on its current financial reporting.

NOTE 10.  EARNINGS PER SHARE

     The Company has calculated its basic and diluted earnings per share in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per share are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the periods presented. Diluted earnings per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Interest expense, net of tax, of approximately $8,000 and $15,000 and $10,000 and $19,000 related to the subordinated seller notes was added to net income in computing diluted earnings per share for the three and six month periods ending June 30, 1999 and 1998, respectively.

     A reconciliation of the number of weighted average shares used in calculating basic and diluted earnings per share is as follows:

                                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                                    JUNE 30,                JUNE 30,
                                              ---------------------   ---------------------
                                                1999        1998        1999        1998
                                              ---------   ---------   ---------   ---------
Weighted average number of common shares
  outstanding -- basic......................  9,172,025   7,695,730   9,168,388   7,106,869
Effect of potentially dilutive shares
  outstanding...............................    142,247     431,490     105,717     431,577
Effect of convertible debt..................    117,322     113,455     117,322     102,375
                                              ---------   ---------   ---------   ---------
Weighted average number of common shares
  outstanding -- diluted....................  9,431,594   8,240,675   9,391,427   7,640,821
                                              =========   =========   =========   =========

NOTE 11.  CREDIT AGREEMENT

     Effective July 31, 1998, the Company closed on a four year $45 million amended and restated senior credit facility syndicated by Nationsbanc Montgomery Securities LLC. Syndicate lenders include NationsBank, N.A., PNC Bank and Rabobank Nederland (the "Credit Facility"). The Credit Facility replaced the Company's $20 million senior credit facility. Borrowings under the Credit Facility (i) are secured by the assignment to the banks of the Company's stock in all of its material subsidiaries and the Company's accounts receivable, including the accounts receivable assigned to the Company by affiliated practices pursuant to management services agreements, (ii) are guaranteed by all material subsidiaries (including future subsidiaries) and (iii) restrict the Company from pledging its assets to any other party. Advances under the Credit Facility are used to fund acquisitions and working capital, are governed by a

                          PHYSICIANS' SPECIALTY CORP.

borrowing base related primarily to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") and bears interest, at the Company's option, based upon either a prime-based or LIBOR-based rate. EBITDA is used by the Company as an indicator of a company's ability to incur and service debt. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance, or as a measure of liquidity. The Credit Facility contains affirmative and negative covenants which, among other things, require the company to maintain certain financial ratios (including maximum indebtedness to pro forma EBITDA, maximum indebtedness to capital, minimum net worth, minimum current ratio and minimum fixed charges coverage), limit the amounts of additional indebtedness, dividends, advances to officers, shareholders and physicians, acquisitions, investments and advances to subsidiaries, and restrict changes in management and the Company's business. As of August 13, 1999, the Company had approximately $5.8 million of borrowings outstanding under the Credit Facility with approximately $34.6 million available under the Credit Facility.

NOTE 12.  DEFINITIVE MERGER AGREEMENT

     On June 14, 1999, the Company announced the signing of a definitive merger agreement between the Company and a new company organized at the direction of TA Associates ("MergerCo"). Under the terms of the merger agreement, each outstanding share of Physicians' Specialty Corp. common stock, other than shares as to which appraisal rights are properly perfected and not withdrawn, shares held by the Company or any of its subsidiaries or by MergerCo, certain shares held by management and their affiliates, certain affiliated physicians and certain shares held by employee option holders, will be converted into the right to receive $10.50 per share and certain indebtedness of the Company will be refinanced. In addition, certain shares held by the Company's Chairman and President, other member of Company management and their affiliates, and certain affiliated physicians will be converted into shares of the surviving corporation and management will retain an equity interest in the surviving corporation. Company management and affiliated physicians holding approximately 3.6 million shares of Company common stock (representing 40% of the outstanding shares) have entered into a Voting Agreement, under which they agreed to vote their shares in favor of the proposed merger. TA Associates, Inc. and a syndicate of five commercial banks including and led by First Union National Bank have agreed, subject to the satisfaction of certain terms and conditions, to provide financing in connection with the merger.

     On June 29, 1999, the Company announced that the Company, certain of its directors and TA Associates have been named as defendants in a lawsuit filed as a purported class action in the Chancery Court for New Castle County, Delaware. This suit alleges, that members of the Board of Directors suffer from conflicts of interest that made in impracticable for the Board to conduct a "bona fide" market check or auction of the Company prior to approval of the Merger. The lawsuit also alleges that the announcement of the Merger was timed to place an artificial lid on the market price of Physicians' Specialty Common Stock. The suit seeks, among other things, injunctive relief prohibiting consummation of the merger or, in the event that the transaction is consummated, rescission, compensatory damages and costs and disbursements.

     The Company believes the suit has no merit and intends to vigorously defend the lawsuit.

                          PHYSICIANS' SPECIALTY CORP.

NOTE 13.  SUBSEQUENT EVENT

     On July 1, 1999, the Company acquired substantially all of the assets and assumed certain contractual obligations of Robert A. Mayers M.D., P.C., a solo allergy practice located in Rye Brook, New York. In connection with the acquisition of the assets of this practice, the Company paid $175,000 in cash. In addition the Company paid approximately $5,000 to Premier HealthCare an affiliate of the Company's Vice Chairman and Secretary for advisory services rendered.


     In September, 1999 Physicians' Specialty acquired the stock of Physicians for Pulmonary and Critical Care, Inc., a ten-physician pulmonology practice with 12 clinical locations in greater Cleveland, Ohio. In connection with this transaction Physicians' Specialty (i) paid $2,005,000 in cash, and (ii) issued seven subordinated promissory notes in the aggregate principal amount of approximately $1,500,000 with principal payments payable in five equal installments beginning in September 2000 and bearing interest at a rate of 6% per annum. In connection with this acquisition, the Company paid approximately $124,000 to Premier HealthCare, an affiliate of the Company's Vice Chairman and Secretary for advisory services rendered.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Physicians' Specialty Corp.:

     We have audited the accompanying consolidated balance sheets of PHYSICIANS' SPECIALTY CORP. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (July 31, 1996) to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians' Specialty Corp. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from inception (July 31, 1996) to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 10, 1999

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 5,351,639   $ 4,925,501
  Accounts receivable, net of allowance for doubtful
     accounts of $261,714 and $1,700,016 at December 31,
     1997 and 1998, respectively............................    9,273,565    16,166,944
  Notes receivable..........................................       81,682        80,000
  Prepayments and other.....................................      335,650     1,730,825
  Deferred income taxes.....................................            0        48,245
                                                              -----------   -----------
          Total current assets..............................   15,042,536    22,951,515
EQUIPMENT, NET..............................................    3,431,707     8,861,850
INTANGIBLE ASSETS, NET......................................   11,793,777    26,267,950
INVESTMENT IN UNCONSOLIDATED SUBSIDIARY.....................            0     5,396,609
OTHER ASSETS................................................      330,338       207,231
                                                              -----------   -----------
          Total assets......................................  $30,598,358   $63,685,155
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   397,185   $ 2,012,658
  Due to physicians.........................................    1,177,009             0
  Accrued expenses..........................................    1,701,667     1,978,868
  Accrued income taxes......................................      321,302             0
  Provider claims payable...................................      637,726       572,247
  Deferred income taxes.....................................      338,218             0
                                                              -----------   -----------
          Total current liabilities.........................    4,573,107     4,563,773
                                                              -----------   -----------
SUBORDINATED SELLER NOTES AND DEBENTURE.....................      911,715     7,563,701
BORROWING UNDER CREDIT AGREEMENT............................            0     3,750,000
                                                              -----------   -----------
          Total long-term debt..............................      911,715    11,313,701
                                                              -----------   -----------
          Total liabilities.................................    5,484,822    15,877,474
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value; 10,000 shares
     authorized, no shares issued and outstanding at
     December 31, 1997 and 1998, respectively...............            0             0
  Common stock, $0.001 par value; 50,000,000 shares
     authorized, 6,503,098 and 9,152,160 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................        6,503         9,152
     Additional paid-in capital.............................   23,401,657    41,083,033
  Retained earnings.........................................    1,705,376     6,715,496
                                                              -----------   -----------
          Total stockholders' equity........................   25,113,536    47,807,681
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $30,598,358   $63,685,155
                                                              ===========   ===========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        FOR THE PERIOD
                                                        FROM INCEPTION       FOR THE YEARS ENDED
                                                        (JULY 31, 1996)         DECEMBER 31,
                                                        TO DECEMBER 31,   -------------------------
                                                             1996            1997          1998
                                                        ---------------   -----------   -----------
REVENUE:
  Net patient service revenue.........................     $       0      $20,699,486   $54,889,930
  Management fees.....................................        51,240          169,128     1,164,418
  Capitation revenue..................................             0        3,619,408     4,916,424
  Earnings in unconsolidated subsidiary...............             0                0       630,415
                                                           ---------      -----------   -----------
          Net revenue.................................        51,240       24,488,022    61,601,187
                                                           ---------      -----------   -----------
OPERATING EXPENSES:
  Provider claims, wages, and benefits................        46,582       16,747,582    38,339,351
  General and administrative..........................       357,340        4,370,611    13,140,889
  Depreciation and amortization.......................         1,919          377,286     1,849,864
                                                           ---------      -----------   -----------
          Total operating expenses....................       405,841       21,495,479    53,330,104
                                                           ---------      -----------   -----------
OPERATING INCOME (LOSS)...............................      (354,601)       2,992,543     8,271,083
OTHER INCOME (EXPENSE), NET...........................             0          429,254       (54,169)
                                                           ---------      -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES.....................      (354,601)       3,421,797     8,216,914
PROVISION FOR INCOME TAXES............................             0        1,361,820     3,206,794
                                                           ---------      -----------   -----------
NET INCOME (LOSS).....................................     $(354,601)     $ 2,059,977   $ 5,010,120
                                                           =========      ===========   ===========
EARNINGS (LOSS) PER SHARE:
  Basic...............................................     $   (0.64)     $      0.42   $      0.62
                                                           =========      ===========   ===========
  Diluted.............................................     $   (0.64)     $      0.42   $      0.60
                                                           =========      ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic............................................       552,894        4,868,035     8,021,914
                                                           =========      ===========   ===========
     Diluted..........................................       552,894        4,966,778     8,434,583
                                                           =========      ===========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK      ADDITIONAL
                                              ------------------     PAID-IN      RETAINED
                                               SHARES     AMOUNT     CAPITAL      EARNINGS       TOTAL
                                              ---------   ------   -----------   ----------   -----------
BALANCE, INCEPTION (JULY 31, 1996)                    0   $    0   $         0   $        0   $         0
  Issuance of common stock..................    599,893      600           711            0         1,311
  Compensation expense......................          0        0       343,000            0       343,000
  Net loss..................................          0        0             0     (354,601)     (354,601)
                                              ---------   ------  -----------   ----------   -----------
BALANCE, DECEMBER 31, 1996..................    599,893      600       343,711     (354,601)      (10,290)
  Issuance of common stock, net of offering
    costs...................................  2,200,000    2,200    14,272,859            0    14,275,059
  Issuance of common stock -- practice
    acquisitions............................  3,703,205    3,703     8,737,087            0     8,740,790
  Compensation expense......................          0        0        48,000            0        48,000
  Net income................................          0        0             0    2,059,977     2,059,977
                                              ---------    ------  -----------   ----------   -----------
BALANCE, DECEMBER 31, 1997..................  6,503,098    6,503    23,401,657    1,705,376    25,113,536
  Issuance of common stock, net of offering
    costs...................................  2,307,540    2,308    16,517,458            0    16,519,766
  Issuance of common stock -- practice
    acquisitions............................    341,522      341     1,109,935            0     1,110,276
  Compensation expense......................          0        0        53,983            0        53,983
  Net income................................          0        0             0    5,010,120     5,010,120
                                              ---------   ------   -----------   ----------   -----------
BALANCE, DECEMBER 31, 1998..................  9,152,160   $9,152   $41,083,033   $6,715,496   $47,807,681
                                              =========   ======   ===========   ==========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       FOR THE PERIOD
                                                       FROM INCEPTION
                                                       (JULY 31, 1996)      FOR THE YEARS ENDED
                                                             TO                DECEMBER 31,
                                                        DECEMBER 31,     -------------------------
                                                            1996            1997          1998
                                                       ---------------   ----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................      $(354,601)     $2,059,977   $  5,010,120
                                                          ---------      ----------   ------------
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization..................          1,919         377,286      1,849,864
     Provision for deferred income taxes............              0         338,218       (367,468)
     Compensation expense...........................        343,000          48,000         53,983
     Earnings in unconsolidated subsidiary..........              0               0       (630,415)
     Changes in operating assets and liabilities,
       net of effects from acquisitions of
       businesses:
       Accounts receivable, net.....................        (26,976)     (4,648,359)    (1,882,029)
       Prepayments and other........................         (1,100)       (318,721)    (1,304,647)
       Accounts payable and accrued liabilities.....        118,270         853,751     (1,357,210)
                                                          ---------      ----------   ------------
          Total adjustments.........................        435,113      (3,349,825)    (3,637,922)
                                                          ---------      ----------   ------------
          Net cash provided by (used in) operating
            activities..............................         80,512      (1,289,848)     1,372,198
                                                          ---------      ----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment for acquisitions, net of cash acquired....              0      (4,933,104)   (19,759,897)
  Purchase of property and equipment, net of
     equipment sold.................................        (21,706)       (870,526)    (2,335,215)
  Decrease in other assets..........................              0         135,078              0
  Distributions from unconsolidated subsidiary......              0               0        320,117
                                                          ---------      ----------   ------------
          Net cash used in investing activities.....        (21,706)     (5,668,552)   (21,774,995)
                                                          ---------      ----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock, net of offering costs...          1,311      14,275,059     16,519,766
  Borrowings under short-term debt..................        505,000         170,000              0
  Repayment of debt.................................              0      (2,258,560)      (170,000)
  Borrowing under credit facility, net of issuance
     costs..........................................              0               0      3,626,893
  Deferred offering costs...........................       (441,577)              0              0
                                                          ---------      ----------   ------------
          Net cash provided by financing
            activities..............................         64,734      12,186,499     19,976,659
                                                          ---------      ----------   ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS.............        123,540       5,228,099       (426,138)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......              0         123,540      5,351,639
                                                          ---------      ----------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD............      $ 123,540      $5,351,639   $  4,925,501
                                                          =========      ==========   ============

 The accompanying notes are an integral part of these consolidated statements.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION

     Physicians' Specialty Corp. (the "Company") was organized in July 1996 to provide comprehensive physician practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head, and neck ("ENT") and related specialties. The Company commenced its business activities upon consummation of the reorganization, as described in Note 3, and its initial public offering ("IPO") on March 26, 1997. The Company provides financial and administrative management, enhancement of clinical operations, network development, and payor contracting services, including the negotiation and administration of capitated arrangements. The Company has operations in greater Atlanta, Georgia; Chicago, Illinois; Birmingham, Alabama; the South Florida area; southern New York; and northern New Jersey and in metropolitan Cleveland, Ohio.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

EQUIPMENT

     Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of depreciable assets for financial statement reporting purposes. Maintenance and repairs are charged to expenses as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to operations.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

     Depreciable assets at December 31, 1997 and 1998 consisted of the following:

                                              1997         1998           USEFUL LIVES
                                           ----------   -----------   --------------------
Equipment................................  $1,132,111   $ 5,362,937   Three to seven years
Computer system and software.............     432,157     1,135,673   Three years
Furniture and fixtures...................   1,678,971     2,924,911   Seven years
Automobiles..............................      57,548             0   Five years
Leasehold improvements...................     495,144       882,076   Three to five years
                                           ----------   -----------
          Total cost.....................   3,795,931    10,305,597
  Less accumulated depreciation..........    (364,224)   (1,443,747)
                                           ----------   -----------
                                           $3,431,707   $ 8,861,850
                                           ==========   ===========

INTANGIBLE ASSETS

     The Company's physician practice acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired practices. As part of the purchase price allocation, the Company allocates the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair market values. Costs of acquisitions in excess of the net estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed are amortized using the straight-line method over a period of 25 years. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating possible impairment, the Company uses the most appropriate method of evaluation given the circumstances surrounding the particular acquisition, which has generally been an estimate of the related practice's undiscounted operating income before interest and taxes over the remaining life of the goodwill.

     At December 31, 1997 and 1998, the amount of such intangible assets was approximately $11,884,000 and $27,143,000, respectively, with accumulated amortization totaling approximately $90,000 and $875,000, respectively. Amortization expense was approximately $0, $90,000, and $785,000 during 1996, 1997, and 1998, respectively.

NET PATIENT SERVICE REVENUE

     Net patient service revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs, and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's practices.

     In March 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board (the "FASB") issued its Consensus on Issue 97-2 ("EITF 97-2"). EITF 97-2 addresses certain specific matters pertaining to the physician practice management industry. EITF 97-2 is effective for the Company for the year ended December 31, 1998. EITF 97-2 addresses the ability of physician practice management companies to consolidate the results of physician practices with which it has an existing contractual relationship. The Company has determined that its contracts met the criteria of EITF 97-2 for consolidating the results of operations of the related physician practices, and the Company has adopted EITF 97-2 in its consolidated statement of operations for the year ended December 31, 1998. In addition, the Company has adjusted the statement of operations for the year ended December 31, 1997 to conform with such consolidation. EITF 97-2 also has addressed the accounting method for future combinations with individual physician practices. The Company believes that, based on the criteria set forth in EITF

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

97-2, any future acquisitions of individual physician practices will be accounted for under the purchase method of accounting.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company grants credit without collateral to its patients, most of whom are insured under third-party payor arrangements. The provision for bad debts that relates to patient service revenue is based on an evaluation of potentially uncollectible accounts. The provision for bad debt expense was $0, $133,794, and $805,510 during 1996, 1997, and 1998, respectively. The allowance for doubtful accounts represents the estimate of the uncollectible portion of accounts receivable.

CAPITATED CONTRACTS

     Revenue is recognized over the applicable coverage period on a per-member basis for covered members. Deferred revenue is recorded when premium payments are received in advance of the applicable coverage period.

     The Company establishes accruals for costs incurred in connection with its capitated contracts based on historical trends. Any contracts that would have a realized loss would be immediately accrued for and the loss would be charged to operations.

     During the years ended December 31, 1997 and 1998, approximately 14.8% and 8%, respectively, of the Company's net revenues were derived from capitated arrangements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, subordinated seller notes and debenture, and short-term debt approximated their fair values as of December 31, 1997 and 1998 due to the relatively short maturity of these instruments.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders. SFAS No. 130 was effective for the year beginning January 1, 1998. For the Company, comprehensive income equals net income.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that an enterprise disclose certain information about operating segments. SFAS No. 131 was effective for the Company's financial statements for the year ended December 31, 1998. The Company considers its entire business as one reporting segment: providing comprehensive physician practice management services to physician practices and health care providers specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head, and neck and related specialties.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures About Pensions and Other Postretirement Benefits," which requires disclosure of additional information about the cost and financial status of pension and postretirement plans. SFAS No. 132 was effective for financial statements for the year ended December 31, 1997. SFAS No. 132 did not require any significant disclosures or revision of prior disclosures.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for reporting and disclosing information about derivative instruments. SFAS No. 133 is effective for financial statements for the Company's fiscal quarter beginning July 1, 1999. The Company does not expect SFAS No. 133 will have a significant effect on its current financial reporting.

EARNINGS PER SHARE

     The Company has calculated its basic and diluted earnings per share in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the years presented. Diluted earnings per share reflect the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Interest expense, net of tax, of approximately $0, $8,000, and $31,000 related to the subordinated seller notes was added to net income in computing diluted earnings per share in 1996, 1997, and 1998, respectively.

     A reconciliation of the number of weighted average shares used in calculating basic and diluted earnings per share is as follows:

                                                                  DECEMBER 31,
                                                         -------------------------------
                                                          1996       1997        1998
                                                         -------   ---------   ---------
Weighted average number of common shares outstanding --
  basic................................................  552,894   4,868,035   8,021,914
Effect of potentially dilutive shares outstanding......        0      83,294     304,638
Effect of convertible debt.............................        0      15,449     108,031
                                                         -------   ---------   ---------
Weighted average number of common shares outstanding --
  diluted..............................................  552,894   4,966,778   8,434,583
                                                         =======   =========   =========

INCOME TAXES

     The Company follows the practice of providing for income taxes based on SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

INDUSTRY RISKS

     The health care industry is subject to numerous laws and regulations at all levels of government. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws could result in significant fines and penalties as well as significant payments for services previously billed. The Company is subject to similar regulatory reviews. A determination of liability under any such laws could have a material effect on the Company's financial position, results of operations, stockholders' equity, and cash flows.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                        DECEMBER 31,
                                                              --------------------------------
                                                              1996      1997          1998
                                                              ----   -----------   -----------
Cash paid during the period for interest....................   $0    $    87,474   $   345,006
Cash paid during the period for income taxes, net of
  refunds...................................................    0      2,233,550     3,700,980
Liabilities issued or assumed in connection with businesses
  acquired..................................................    0     (5,758,144)   (6,651,986)
Common stock issued (value at time of issuance).............    0      7,090,000     1,110,000

RECLASSIFICATIONS

     Certain amounts in the December 31, 1996 and 1997 financial statements have been reclassified to conform to the current year presentation.

3. REORGANIZATION

     The Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and certain liabilities of (i) Atlanta Ear, Nose & Throat Associates, P.C. ("AtlantaENT"), (ii) ENT & Allergy Associates, Inc., (iii) Metropolitan Ear, Nose & Throat, P.C., (iv) Atlanta Head and Neck Surgery, P.C., and (v) Ear, Nose & Throat Associates, P.C. (collectively, the "Initial Practices"), and all of the outstanding shares of common stock of three corporations holding managed care contracts (the "ENT Networks") in March 1997 (the "Reorganization"). In connection with the acquisition of assets of the Initial Practices and the common stock of the ENT Networks, the Company issued an aggregate of 3,104,755 shares of its common stock. The Reorganization was accounted for as a promoter transaction under Staff Accounting Bulletin No. 48 at historical cost.

4. ACQUISITIONS

1997 ACQUISITIONS

     During 1997, the Company acquired (a) substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and assumed certain contractual liabilities of six ENT physician practices and (b) the stock of six professional associations owned by seven ENT physicians and a partnership owned and operated by the professional associations in Palm Beach and Broward Counties, Florida.

     In connection with these acquisitions, the Company (i) paid an aggregate of approximately $5 million in cash, (ii) issued an aggregate of 598,450 shares of common stock (valued at approximately $4.5 million), (iii) agreed to issue an aggregate of 276,249 additional shares of common stock (valued at the time of issuance at approximately $2.6 million) to two of the affiliated practices beginning in September 1998 all of which have been issued as of December 31, 1998, (iv) issued subordinated convertible promissory notes in the aggregate principal amount of approximately $912,000 that are convertible into shares of common stock at a conversion price of $10 per share, and (v) issued noninterest bearing contingent subordinated promissory notes in the aggregate principal amount of approximately $3 million. The payment of these notes is contingent upon the physicians or practice holding such notes reaching certain performance targets. Substantially all of these contingent notes are payable by the Company, at the Company's option, in shares of common stock, valued at the average closing price of the common stock for the ten trading days preceding the date of delivery of such shares.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

1998 ACQUISITIONS

     During 1998, the Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and assumed certain contractual liabilities of five ENT physician practices.

     In connection with these acquisitions, the Company (i) paid an aggregate of approximately $1.4 million in cash, (ii) issued an aggregate of 65,273 shares of common stock (valued at approximately $495,000), (iii) agreed to issue an aggregate of 78,038 additional shares of common stock (valued at the time of issuance at approximately $615,000) to four of the affiliated practices beginning in February 1999, (iv) issued a subordinated convertible promissory note in the principal amount of $250,000 that is convertible into shares of common stock valued at the average closing price of such common stock for the ten trading days preceding the date of delivery of such shares, and (v) issued a $150,000 noninterest bearing contingent promissory note which is payable at the Company's option in cash or the Company's common stock upon the holder achieving certain performance targets. The excess of the purchase price over the fair value of net assets acquired (goodwill) was approximately $2.2 million.

     Additionally, in May 1998, the Company acquired (i) substantially all of the tangible assets and assumed certain contractual liabilities of Physicians' Domain, Inc., a White Plains, New York-based ENT physician practice management company ("Physicians' Domain") and (ii) the stock of three corporations that are successors to three ENT physician practices affiliated with Physicians' Domain (collectively "PDI"). In connection with the PDI transaction, the Company (i) paid approximately $5.4 million in cash, (ii) discharged approximately $3.8 million of liabilities of PDI, and (iii) issued a subordinated long-term promissory note in the principal amount of approximately $6.4 million. If the PDI practices achieve stipulated performance targets, the Company will pay an additional $500,000, in cash or shares of common stock, at the Company's option. The excess of the purchase price over the fair value of net assets acquired (goodwill) was approximately $10.2 million.

     The Company also entered into a management services agreement in connection with the PDI transaction. The management services agreement provides for a fixed annual management fee of approximately $1.9 million, plus reimbursement of practice operating expenses. Pursuant to the management services agreement, the fixed management fee is subject to annual increases after May 27, 2003 consistent with the annual percentage increase in the consumer price index for the prior year. The management services agreement also provides for mutually agreed-on increases in the fixed management fee upon (i) the management by the Company of ancillary business developed or acquired or (ii) the acquisition of additional physician practices which are merged into the existing PDI practices.

     The Company used a portion of the net proceeds received from the Company's public offering in May 1998 to pay the cash component of and to discharge the indebtedness of PDI assumed by the Company in connection with the PDI transaction.

     In addition, PSC Ambulatory Surgery, Ltd., a Georgia limited partnership (the "PSC Partnership"), of which the Company is the sole general partner, and Atlanta ENT, one of the Company's affiliated practices, is the sole limited partner, acquired in the aggregate a 17.5% limited partnership interest in Atlanta Surgery Center, Ltd., a Georgia limited partnership ("Atlanta Surgery Center") in July 1998. The aggregate purchase price of approximately $4.8 million was paid in cash by the Company. Pursuant to the terms of the transaction, the Company and Atlanta ENT own 99% and 1%, respectively, of the partnership interest in the PSC Partnership provided that Atlanta ENT has an option to purchase up to 40% of the partnership interest from the Company for an amount equal to the percentage of the PSC Partnership acquired by Atlanta ENT multiplied by the purchase price of $4.8 million. Atlanta Surgery Center operates three multispecialty ambulatory surgery centers in the metropolitan Atlanta area.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

     Additionally in October 1998, the Company acquired the assets of Cleveland Ear, Nose, and Throat Center, Inc. ("Cleveland ENT") which had previously been affiliated with MedPartners, Inc. ("MedPartners"). In connection with the transaction, the Company entered into a clinic services agreement with Cleveland ENT maintaining the percentage of net income management fee structure which existed in the original agreement with MedPartners. Under the terms of the transaction, the Company granted Cleveland ENT a one-time option to unwind the transaction with the Company and repurchase all Cleveland ENT nonmedical assets acquired by the Company. Cleveland ENT's option to unwind the transaction expired on December 15, 1998. In connection with the acquisition of the assets of this practice, the Company (i) paid approximately $4.2 million in cash and
(ii) issued a $150,000 noninterest bearing contingent promissory note which is payable at the Company's option in cash or the Company's common stock upon the holder achieving certain performance targets. The excess of the purchase price over the fair value of net assets acquired (goodwill) was approximately $2.9 million.

     The 1998 acquisitions described above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying statements of operations do not include revenues or expenses related to these acquisitions prior to the respective closing dates. Following are the Company's unaudited pro forma results for 1998 and 1997 assuming the acquisitions occurred on January 1, 1997 and 1998:

                                                                 1998          1997
                                                                 ----          ----
Net revenues................................................  $74,074,187   $44,837,546
Net income..................................................  $ 5,898,134   $ 1,915,980
Diluted earnings per share..................................  $      0.67   $      0.32
Diluted weighted average shares outstanding.................    8,806,245     6,028,678

     These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the combinations been in effect on January 1, 1997 and 1998, or of future results of operations.

     The Company amended the clinic services agreement with Cleveland ENT to provide that, effective January 1, 1999, the Company would receive a management fee equal to 12.5% of all net clinic revenue (after adjustment for contractual allowances) generated by Cleveland ENT.

5. PUBLIC OFFERINGS

     On March 26, 1997, the Company completed its IPO of 2,200,000 shares of its common stock. The net proceeds of the IPO were approximately $14,275,000, a portion of which was used for repayment of indebtedness of the acquired practices, repayment of indebtedness of the Company, payment of a consulting fee, and for general corporate purposes and working capital requirements.

     On May 12, 1998, the Company registered under the Securities Act of 1933, as amended, an aggregate of 3,146,514 shares of common stock of which (i) 2,750,000 shares may be issued from time to time by the Company in connection with potential future affiliation transactions with ENT physicians or related specialty practices or the merger with or acquisition by the Company of other related businesses or assets, (ii) 220,000 shares of common stock are issuable upon exercise of warrants issued to the representatives of the underwriters in the IPO which may be sold from time to time by the holders of the warrants after issuance, and (iii) 176,514 shares of common stock which were issued in December 1998 in connection with a practice asset acquisition completed in December 1997, which may be sold from time to time by the physician stockholders after issuance.

     On May 15, 1998, the Company completed a public offering of 2,050,263 shares of its common stock (i) 2,000,000 of which shares were sold by the Company and (ii) 50,263 of which were sold by certain

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES stockholders of the Company. On May 19, 1998, the Company's underwriters exercised their option to purchase 307,540 additional shares of common stock from the Company to cover over-allotments. The net proceeds to the Company from this offering and the exercise of the over-allotment shares were approximately $16,520,000, with approximately $5,400,000 and $3,800,000, respectively, used to pay the cash portion of the purchase price of the PDI transaction and to repay outstanding indebtedness of PDI.

6. LONG-TERM DEBT

     As of December 31, 1997 and 1998, long-term debt, consisting of borrowings under the credit agreement and subordinated seller notes and debenture, is summarized as follows:

                                                                1997         1998
                                                              --------    -----------
Credit agreement due July 2002; interest rate at LIBOR
  (6.84% at December 31, 1998)..............................  $      0    $ 3,750,000
Subordinated convertible promissory notes payable to
  physicians; due October 2000; interest rate of 5.61%......   911,715        911,715
Subordinated promissory note payable to physicians; due
  April 2000; interest rate of 6%...........................         0        250,000
Subordinated promissory note payable to physicians; due May
  2003; interest rate of 6%.................................         0      6,401,986
                                                              --------    -----------
          Total long-term debt..............................  $911,715    $11,313,701
                                                              ========    ===========

     Principal maturities of long-term debt are as follows:

YEAR ENDED DECEMBER 31,
- -----------------------
     1999...................................................  $         0
     2000...................................................    1,161,715
     2001...................................................            0
     2002...................................................    3,750,000
     2003...................................................    6,401,986
     Thereafter.............................................            0
                                                              -----------
                                                              $11,313,701
                                                              ===========

     On July 31, 1998, the Company closed on a four-year, $45 million amended and restated senior credit agreement (the "Credit Agreement") syndicated by Nationsbanc Montgomery Securities LLC. The Credit Agreement replaced the Company's $20 million senior credit agreement. At December 31, 1998, the Company had $41.25 million available for borrowing under the Credit Agreement. Borrowings under the Credit Agreement (i) are secured by the assignment to the banks of the Company's stock in all of its subsidiaries and the Company's accounts receivable, including the accounts receivable assigned to the Company by affiliated practices pursuant to management services agreements, (ii) are guaranteed by all subsidiaries (including future subsidiaries), and (iii) restrict the Company from pledging its assets to any other party.

     The Credit Agreement contains certain restrictive covenants which, among other things, require the Company to maintain certain financial ratios, limit the amounts of additional indebtedness, dividends, advances to officers, shareholders and physicians, acquisitions, investments and advances to subsidiaries, and restrict changes in management of the Company's business. The Company was in compliance with all debt covenants at December 31, 1998.

     Interest expense was $0, $78,874, and $523,227 during 1996, 1997, and 1998, respectively.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

7. INCOME TAXES

     For all periods presented, the accompanying financial statements reflect provisions for income taxes computed in accordance with the requirements of SFAS No. 109.

     The following summarizes the components of the income tax provision:

                                                          1996      1997         1998
                                                          ----   ----------   ----------
Current:
  Federal...............................................   $0    $  868,153   $3,097,528
  State.................................................    0       155,449      476,734
Deferred:
  Federal...............................................    0       279,108     (319,052)
  State.................................................    0        59,110      (48,416)
                                                           --    ----------   ----------
          Provision for income taxes                       $0    $1,361,820   $3,206,794
                                                           ==    ==========   ==========

     The provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                       1996         1997         1998
                                                     ---------   ----------   ----------
Provision computed at the federal statutory rate...  $(120,564)  $1,163,411   $2,795,676
State income taxes, net of federal income tax
  benefit..........................................    (14,042)     142,573      282,690
Amortization of intangibles........................          0       18,116      108,512
Nondeductible compensation expense.................    130,260            0            0
Other, net.........................................     (1,674)      43,740       19,916
Change in valuation allowance......................      6,020       (6,020)           0
                                                     ---------   ----------   ----------
Provision for income taxes.........................  $       0   $1,361,820   $3,206,794
                                                     =========   ==========   ==========

     The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1997 and 1998 is as follows:

                                                                1997        1998
                                                              ---------   ---------
Deferred income tax assets:
  Accrued shareholder compensation..........................  $ 129,433   $ 167,917
  Allowance for doubtful accounts...........................     10,745     358,605
  Other.....................................................          0       7,415
                                                              ---------   ---------
          Total deferred tax assets.........................    140,178     533,937
                                                              ---------   ---------
Deferred income tax liabilities:
  Acquired accounts receivable..............................   (418,458)   (122,018)
  Depreciation and amortization.............................    (59,938)   (363,674)
                                                              ---------   ---------
          Total deferred tax liabilities....................   (478,396)   (485,692)
                                                              ---------   ---------
Valuation allowance.........................................          0           0
                                                              ---------   ---------
          Net deferred income tax (liabilities) assets......  $(338,218)  $  48,245
                                                              =========   =========

     The Company had no income tax net operating loss carryforwards as of December 31, 1998.

8. STOCKHOLDERS' EQUITY

     The Company has authorized 10,000 shares of preferred stock with $1 par value. No shares have been issued, and therefore, there were no shares outstanding at December 31, 1997 and 1998. The board of

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES directors has the authority to issue these shares and to fix dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. During the period ended December 31, 1996, the Company declared a .6875-to-1 reverse stock split. All financial information has been restated to reflect for the stock split. In connection with certain stock issuances during 1996, 1997, and 1998, the Company recorded a charge to compensation of approximately $343,000, $48,000, and $54,000, respectively.

9. STOCK PLANS

STOCK OPTION PLANS

     In November 1996, the Company adopted two stock option plans, the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Health Care Professionals Stock Option Plan (the "Health Care Professionals Plan").

     In March and November 1998, the board of directors adopted amendments to the 1996 Plan to increase the aggregate number of shares of common stock authorized under the 1996 Plan to 2,000,000 shares of the Company's authorized but unissued common stock authorized for issuance pursuant to the grant by the Company of options to officers, directors, employees, consultants, and independent contractors of the Company.

     The Company may grant options for up to 2,275,000 shares under two plans, the 1996 Plan and the Health Care Professionals Plan. The Company has granted options for up to 439,940 and 993,000 shares through December 31, 1997 and 1998, respectively, under the 1996 Plan and has granted options for up to 35,000 and 63,000 shares under the Health Care Professionals Plan through December 31, 1997 and 1998, respectively. The 1996 Plan and the Health Care Professionals Plan options vest over periods ranging from three to five years, and both expire after ten years. A summary of the status of the Company's two stock option plans at December 31, 1997 and 1998 is presented in the table below:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                                 OPTION PRICE    EXERCISE
                                                      SHARES      (PER SHARE)     PRICE
                                                     ---------   -------------   --------
Outstanding at December 31, 1996...................    247,460   $        6.80    $6.80
  Granted..........................................    227,480   $6.00-$12.875     7.42
  Exercised........................................          0   $        0.00     0.00
  Canceled.........................................     (3,000)  $        8.00     8.00
                                                     ---------   -------------    -----
Outstanding as of December 31, 1997................    471,940   $6.00-$12.875     7.09
  Granted..........................................  1,056,000   $ 5.75-$11.50     8.51
  Exercised........................................          0   $        0.00     0.00
  Canceled.........................................     (4,000)  $8.00-$12.875     8.70
                                                     ---------   -------------    -----
Outstanding as of December 31, 1998................  1,523,940   $5.75-$12.875    $8.08
                                                     =========   =============    =====

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

     The following table summarizes information about the Company's outstanding stock options at December 31, 1998:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                                     WEIGHTED       REMAINING
                                                                     AVERAGE       CONTRACTUAL
                                                       SHARES     EXERCISE PRICE      LIFE
                                                      ---------   --------------   -----------
Range of exercise prices:
  $ 0.00-$8.00......................................  1,014,440       $7.32           8.57
  $ 8.01-$12.00.....................................    497,500        9.53           6.97
  $12.01-$20.00.....................................     12,000       12.41           8.20
                                                      ---------       -----           ----
          Total.....................................  1,523,940       $8.08           8.04
                                                      =========       =====           ====

     The following table summarizes information about the Company's exercisable stock options at December 31, 1998:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                              SHARES     PRICE
                                                              -------   --------
Range of exercise prices:
  $ 0.00-$8.00..............................................  394,010    $7.16
  $ 8.01-$12.00.............................................  110,000     9.37
  $12.01-$20.00.............................................    4,750    12.64
                                                              -------    -----
          Total.............................................  508,760    $7.68
                                                              =======    =====

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. If the Company had elected to recognize compensation cost for these plans based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by SFAS No. 123, net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below at December 31, 1996, 1997, and 1998:

                                                       1996         1997         1998
                                                     ---------   ----------   ----------
Net (loss) income:
  As reported......................................  $(354,601)  $2,059,977   $5,010,120
  Pro forma........................................   (634,924)   1,464,400    2,959,650
(Loss) earnings per share:
  Basic:
     As reported...................................  $   (0.64)  $     0.42   $     0.62
     Pro forma.....................................      (1.15)        0.30         0.37
  Diluted:
     As reported...................................      (0.64)        0.42         0.60
     Pro forma.....................................      (1.15)        0.30         0.35

     The fair value of the Company's stock options used to compute pro forma net income (loss) and earnings (loss) per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997: a dividend yield of 0%, an expected volatility of 44%, and a risk-free interest rate range of 6% to 6.9%, and an expected holding period of seven years; and for 1998: a dividend yield of 0%, an expected volatility of 67.5%, and a risk-free interest rate range of 4.73% - 5.72%, and an expected holding period of seven years.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

1997 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the board of directors in November 1997 and approved by the Company's stockholders in June 1998. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, in order to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. An aggregate of 250,000 shares of the Company's common stock have been reserved for issuance under the Stock Purchase Plan and are available for purchase thereunder, and as of December 31, 1998, no shares have been purchased.

10. RETIREMENT PLAN

     On March 15, 1998, the Company established a defined contribution 401(k) retirement plan (the "Plan") covering substantially all employees who qualify and elect to participate. Participants may make contributions up to a total annual limit of 15% of annual compensation not to exceed $10,000. The Company makes a contribution equal to 1.5% of each participant's salary. The Company contributed approximately $64,000 to the Plan during the year ended December 31, 1998.

11. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. In the opinion of management, the amount of potential liability with respect to these claims will not materially affect the Company's financial position or results of operations.

     No legal proceedings are currently pending against the Company, and the Company is not aware of any outstanding claims against any of its affiliated practices that would have a material adverse effect on the Company's business, financial condition, or results of operations. The Company and its affiliated practices may be involved from time to time in litigation incidental to their respective businesses.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain executive officers of the Company. The agreements, which are substantially similar, provide for compensation to the officers in the form of annual base salaries. The employment agreements also provide for severance benefits upon the occurrence of certain events, including a change in control, as defined.

LEASES

     The Company leases equipment and certain medical office facilities under noncancelable operating lease agreements which expire in various years through 2010. Rental expenses under these leases amounted to approximately $0, $1,157,000, and $2,993,000 in 1996, 1997, and 1998, respectively.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

     Future minimum rental commitments under all noncancelable operating lease agreements, excluding lease agreements that expire within one year, are as follows as of December 31, 1998:

1999........................................................  $ 3,546,687
2000........................................................    3,013,817
2001........................................................    2,420,826
2002........................................................    1,611,562
2003........................................................    1,250,475
Thereafter..................................................    5,565,560
                                                              -----------
          Total.............................................  $17,408,927
                                                              ===========

12. RELATED-PARTY TRANSACTIONS

     In May 1997, the Company entered into an agreement with Premier HealthCare, an affiliate of the Company's vice chairman and secretary, that was amended in March 1998, pursuant to which Premier HealthCare will assist the Company as a financial adviser in connection with acquisitions and similar transactions. In the event that the Company completes any transaction in which Premier HealthCare performed advisory services, Premier HealthCare will receive a fee equal to (i) its out-of-pocket expenses and (ii) 5% of the initial $1 million of the transaction value, as defined, 4% of the next $1 million of the transaction value, 3% of the next $1 million of the transaction value, 2% of the next $1 million of the transaction value, and 1% of the amount of the transaction value in excess of $4 million. Pursuant to the agreement, the fee to be paid to Premier HealthCare for a particular transaction will be reduced by any finder's fee payable by the Company, which has been approved by Premier HealthCare, and the aggregate fee to be paid to Premier HealthCare in any given year will be reduced by the product of (i) $12,500 and (ii) the number of months in any year in which the Company's vice chairman and secretary is employed by the Company. Therefore, so long as the Company's vice chairman and secretary is employed by the Company at his current salary, the aggregate fee to be paid to Premier HealthCare in any given year will be reduced by $150,000. The agreement may be terminated by either party upon 90 days' written notice to the other.

     During the year ended December 31, 1997, the Company paid an aggregate of $647,000 to Premier HealthCare consisting of (i) $250,000 for consulting services in connection with the formation of the Company and the Reorganization and (ii) $397,000 for consulting services in connection with the acquisition of assets or equity of the additional practices which were acquired during 1997.

     During the year ended December 31, 1998, the Company paid an aggregate of $893,000 to Premier HealthCare consisting of (i) $197,000 for consulting services in connection with a public offering completed on May 15, 1998 and (ii) $696,000 for consulting services in connection with the acquisition of assets or equity of the additional practices which were acquired during 1998.

LEASES

     The Company leases one clinical location from the Company's chairman and president. The lease is for approximately 23,000 square feet and provides for monthly rental payments of approximately $47,000, subject to annual increases. The Company also leases one clinical location from Eastside Physicians Center, L.P., a Georgia limited partnership, of which the Company's chairman and president is a limited partner. The lease is for approximately 4,800 square feet and provides for monthly rental payments of approximately $8,000, subject to annual increases. The future minimum rental commitments related to these two leases are included in Note 11.

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Net revenue has been adjusted for all quarters of 1997 and 1998 as the Company has adopted EITF 97-2 in its statement of operations for its years ending December 31, 1997 and 1998.

                                                                    1998
                                                    -------------------------------------
                                                     FIRST    SECOND     THIRD    FOURTH
                                                    -------   -------   -------   -------
                                                               (IN THOUSANDS,
                                                          EXCEPT PER SHARE AMOUNTS)
Net revenue.......................................  $12,004   $14,213   $16,613   $18,771
Operating income..................................    1,539     1,718     2,306     2,708
Net income........................................      957     1,214     1,357     1,572
Basic earnings per share..........................     0.15      0.15      0.15      0.18
Diluted earnings per share(s).....................     0.14      0.14      0.15      0.17
Weighted average shares outstanding:
          Basic...................................    6,511     7,696     8,867     8,978
          Diluted.................................    7,034     8,241     9,299     9,385

                                                                       1997
                                                         --------------------------------
                                                         FIRST   SECOND   THIRD    FOURTH
                                                         -----   ------   ------   ------
                                                                  (IN THOUSANDS,
                                                            EXCEPT PER SHARE AMOUNTS)
Net revenue............................................  $634    $6,263   $7,785   $9,806
Operating income.......................................    20       720      962    1,291
Net income.............................................    20       512      664      864
Basic earnings per share...............................  0.02      0.09     0.11     0.14
Diluted earnings per share(s)..........................  0.02      0.09     0.11     0.13
Weighted average shares outstanding:
          Basic........................................   836     5,905    6,207    6,329
          Diluted......................................   865     5,905    6,275    6,597

- ---------------------

(a) The sum of the diluted earnings per share for 1997 and 1998 by quarter does not agree with the amount disclosed on the statement of operations due to the weighted average effect of the shares issued in the IPO and the Company's offering in May 1998.

14. SUBSEQUENT EVENTS (UNAUDITED)

     In January 1999, the Company loaned $1,475,000 to the Cleveland ENT physicians. This loan bears interest at a rate of 6% per annum and matures on the earlier of January 14, 2000, the termination of the management services agreement, or the termination of the employment of three or more of the physicians. In addition, the Company granted the physicians the right and option (the "Put Option") to require the Company to purchase from the physicians all of the outstanding shares of common stock of Ohio Nasal Sinus Center, Inc. ("ONSC"), the sole asset of which is a corporate domain name. The Put Option may be exercised by the physicians commencing January 10, 2000 and expiring on March 1, 2000. In the event the physicians exercise the Put Option, the Company would be required to purchase the ONSC common stock for approximately $2 million in cash and the issuance of a subordinated promissory note in the principal amount of $520,000 (collectively, the "Put Purchase Price"). The subordinated promissory note would bear interest at a rate of 6% per annum and would be payable in four equal annual installments commencing on the first anniversary of the date of issuance of the note. In the event the Put Option is exercised by the physicians, the cash portion of the Put Purchase Price would be reduced by any amounts owed under the loan or any other monetary obligations owed by the physicians to the Company. Pursuant to the terms of the transaction, the Company has agreed to indemnify the physicians for certain matters

                  PHYSICIANS' SPECIALTY CORP. AND SUBSIDIARIES arising out of the transaction. The Company expects loan repayment from the Cleveland ENT physicians even if the Put Option is not exercised.

     On January 11, 1999, the Company acquired substantially all of the assets (other than certain excluded assets such as employment agreements and patient charts, records, and files) and assumed certain contractual liabilities of E.N.T. Medical Associates, Inc., P.C., a solo ENT practice located in the Middleberg Heights suburbs of greater Cleveland, Ohio. In addition, on February 1, 1999, the Company acquired substantially all of the business assets and assumed certain contractual liabilities of Preferred Diagnostic Services, Inc., an Atlanta, Georgia-based provider of sleep diagnostic laboratory services. In connection with the acquisition of the assets of this practice and the laboratory, the Company (i) paid an aggregate of approximately $840,000 in cash,
(ii) issued 4,600 shares of common stock (valued at the time of issuance at approximately $37,000), (iii) agreed to issue 1,637 additional shares of common stock (valued at the time of issuance at approximately $13,000) in February 2000, and (iv) issued a subordinated promissory note in the aggregate principal amount of approximately $200,000 that accrues interest at 6% per annum paid quarterly beginning in May 1999, with five annual equal payments of principal beginning on February 1, 2000. In connection with these acquisitions, the Company paid approximately $85,000 to Premier HealthCare for advisory services rendered.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

             FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1996

                                 TOGETHER WITH

                                AUDITORS' REPORT

GENERAL INFORMATION

     In May 1998, the Company acquired the stock of three corporations which were successors to physician practices that had been affiliated with Physicians' Domain, Inc., a physician practice management company. Ear, Nose & Throat Associates, P.C. was the largest of the successor corporations acquired by the Company, and the only one to require audits under SEC Rule 3-05. The financial statements of Ear, Nose & Throat Associates, P.C. for the years ended December 31, 1997 and 1996 follow.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Ear, Nose & Throat
Associates, P.C.:

     We have audited the accompanying balance sheets of EAR, NOSE & THROAT ASSOCIATES, P.C. (a New York corporation) as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ear, Nose & Throat Associates, P.C. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 13, 1998

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997         1996
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  116,371   $      692
  Accounts receivable, net of allowance for doubtful
     accounts of $466,172 and $150,354 at December 31, 1997
     and 1996, respectively.................................   2,431,055    1,809,818
  Notes receivable for employee.............................          --      129,852
                                                              ----------   ----------
          Total current assets..............................   2,547,426    1,940,362
EQUIPMENT, net..............................................     981,318      979,531
DUE FROM RELATED PARTIES....................................   1,383,313      133,049
DEFERRED INCOME TAXES.......................................          --      140,952
INTANGIBLE ASSETS, net......................................     657,265      553,186
OTHER ASSETS, net...........................................      22,761       11,092
                                                              ----------   ----------
          Total assets......................................  $5,592,083   $3,758,172
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  298,816   $  574,679
  Due to related party......................................     188,543           --
  Accrued expenses..........................................     442,585      189,204
  Accrued shareholder compensation..........................   1,310,053    1,275,300
  Current portion of long-term debt and capital lease
     obligations............................................   2,855,801      678,333
                                                              ----------   ----------
          Total current liabilities.........................   5,095,798    2,717,516
DEFERRED INCOME TAXES.......................................       6,538           --
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, LESS CURRENT
  PORTION...................................................     101,239    1,163,036
                                                              ----------   ----------
          Total liabilities.................................   5,203,575    3,880,552
                                                              ----------   ----------
COMMITMENTS AND CONTINGENCIES(NOTE 10)
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 200 shares authorized, 126 and
     112 shares issued and outstanding at December 31, 1997
     and 1996, respectively.................................          --           --
  Additional paid-in capital................................     293,687        2,233
  Retained earnings (deficit)...............................      94,821     (124,613)
                                                              ----------   ----------
          Total stockholders' equity (deficit)..............     388,508     (122,380)
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $5,592,083   $3,758,172
                                                              ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   ----------
NET PATIENT SERVICE REVENUE.................................  $12,519,142   $7,758,807
                                                              -----------   ----------
OPERATING EXPENSE:
  Salaries, wages, and benefits.............................    4,189,254    2,530,982
  Compensation to stockholder-physicians....................    3,564,287    2,334,316
  General and administrative expense........................    2,799,251    3,113,258
  Physician practice management expense.....................      944,415           --
  Depreciation and amortization.............................      405,777      326,433
                                                              -----------   ----------
          Total operating expenses..........................   11,902,984    8,304,989
                                                              -----------   ----------
INCOME (LOSS) FROM OPERATIONS...............................      616,158     (546,182)
INTEREST EXPENSE............................................     (249,234)    (122,076)
                                                              -----------   ----------
INCOME (LOSS) BEFORE INCOME TAXES...........................      366,924     (668,258)
(PROVISION) BENEFIT FOR INCOME TAXES........................     (147,490)      19,316
                                                              -----------   ----------
          NET INCOME (LOSS).................................  $   219,434   $ (648,942)
                                                              ===========   ==========

        The accompanying notes are an integral part of these statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                  COMMON STOCK     ADDITIONAL   RETAINED
                                                 ---------------    PAID-IN     EARNINGS
                                                 SHARES   AMOUNT    CAPITAL     (DEFICIT)     TOTAL
                                                 ------   ------   ----------   ---------   ---------
BALANCE, DECEMBER 31, 1995.....................    84      $--      $  2,233    $ 524,329   $ 526,562
  Stock dividend...............................    28       --            --           --          --
  Net loss.....................................    --       --            --     (648,942)   (648,942)
                                                  ---       --      --------    ---------   ---------
BALANCE, DECEMBER 31, 1996.....................   112       --         2,233     (124,613)   (122,380)
  Issuance of common stock-- practice
     acquisition...............................    14       --       291,454           --     291,454
  Net income...................................    --       --            --      219,434     219,434
                                                  ---       --      --------    ---------   ---------
BALANCE, DECEMBER 31, 1997.....................   126       $0      $293,687    $  94,821   $ 388,508
                                                  ===       ==      ========    =========   =========

        The accompanying notes are an integral part of these statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   219,434   $ (648,942)
                                                              -----------   ----------
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Noncash expense........................................      127,000           --
     Depreciation and amortization..........................      398,167      326,433
     Provision (benefit) for deferred taxes.................      147,490      (19,316)
     Changes in operating assets and liabilities, net of
      effect from acquisitions:
       Accounts receivable..................................     (457,207)     272,268
       Prepayments and other................................       33,790          905
       Due from related party
       Accrued shareholder compensation.....................       34,753      (47,796)
       Accounts payable and accrued liabilities.............      149,061      477,649
                                                              -----------   ----------
          Total adjustments.................................      433,054    1,010,143
                                                              -----------   ----------
          Net cash provided by operating activities.........      652,488      361,201
                                                              -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan to related party, net................................   (1,250,264)          --
  Repayment of employee and shareholder loans, net..........        2,852      193,937
  Payment for acquisitions, net.............................     (185,000)    (470,000)
  Purchase of property and equipment, net...................     (220,068)    (629,134)
                                                              -----------   ----------
          Net cash used in investing activities.............   (1,652,480)    (905,197)
                                                              -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Repayments) borrowings from capital leases, net..........     (379,159)     102,705
  Repayments of note payable................................   (1,814,215)    (508,749)
  Repayments of loans to physicians.........................     (135,955)     (55,227)
  Borrowings from physicians................................       60,000      298,102
  Proceeds from issuance of note payable....................    3,385,000      706,668
                                                              -----------   ----------
          Net cash provided by financing activities.........    1,115,671      543,499
                                                              -----------   ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      115,679         (497)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................          692        1,189
                                                              -----------   ----------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   116,371   $      692
                                                              ===========   ==========

        The accompanying notes are an integral part of these statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1. ORGANIZATION

     Ear, Nose & Throat Associates, P.C. ("ENT") was incorporated on December 18, 1973 to provide treatment and management of diseases and disorders of the ear, nose, throat, head, and neck. ENT has operations in Westchester and Putnam Counties, New York.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in ENT's financial statements and the accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     ENT considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

EQUIPMENT

     Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of depreciable assets for financial statement reporting purposes. Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

INTANGIBLE ASSETS

     ENT's physician practice acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired practices. As part of the purchase price allocation, ENT allocates the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair market values. Costs of acquisitions in excess of the net estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed are amortized using the straight-line method over a period of 25 years. At December 31, 1997 and 1996, the amount of such intangible assets was approximately $673,000 and $438,000 with related accumulated amortization totaling $45,000 and $15,000, respectively.

     Also included in intangible assets is a noncompete agreement ENT entered into in conjunction with a buyout of a former shareholder. The noncompete agreement stipulated that the former shareholder could not engage in the practice of medicine specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head and neck within a certain radius of his former office for a period of 48 months. At December 31, 1997 and 1996, the gross amount of this noncompete agreement was $402,000 and the related accumulated amortization was approximately $373,000 and $272,000, respectively.

NET PATIENT SERVICE REVENUE

     Net patient service revenue is reported at estimated net realizable amounts from patients, third-party payors, and others for services rendered. Revenue under third-party payor agreements is subject to audit

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

and retroactive adjustment. Provisions for estimated third-party settlements are provided in the period the related services are rendered. Differences between estimated amounts accrued and final settlements are reported in the year of settlement. ENT recognizes revenue as services are performed.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     ENT provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable. Bad debt expense during 1997 and 1996 was $315,818 and $16,695, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     ENT estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, approximated their fair values as of December 31, 1997 and 1996 due to the relatively short maturity of these instruments. Notes payable and capital leases approximated their fair values based on borrowings currently available to ENT for similar terms and average maturities.

INCOME TAXES

     ENT follows the practice of providing for income taxes based on Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

INDUSTRY RISKS

     The health care industry is subject to numerous laws and regulations at all levels of government. These laws and regulations include, but are not necessarily limited to, such matters as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws could result in significant fines and penalties as well as significant payments for services previously billed. ENT is subject to similar regulatory reviews. A determination of liability under any such laws could have a material effect on ENT's financial position, results of operations, stockholders' equity, and cash flows.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                1997       1996
                                                              --------   --------
Cash paid during the year for interest......................  $238,167   $122,076
Liabilities assumed in connection with business acquired....    17,000     56,666

3. ACQUISITIONS

     During 1997 and 1996, ENT acquired substantially all of the assets (other than certain excluded assets, such as employment agreements and patient charts, records and files) and assumed certain contractual liabilities of four physician practices.

     In connection with the acquisition of assets or equity of these practices, ENT paid an aggregate of $655,000 in cash and issued 14 shares of common stock (valued at the time of issuance at approximately $291,000). Upon completion of these acquisitions, ENT entered into employment agreements with the

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

former owners for employment periods ranging from three to five years. The acquisitions were accounted for under the purchase method of accounting.

4. EQUIPMENT

     Equipment at December 31, 1997 and 1996 consisted of the following:

                                                 1997         1996         USEFUL LIVES
                                              ----------   ----------   -------------------
Medical equipment...........................  $1,643,756   $1,366,837   Seven years
Computer system and software................     148,160      148,160   Three years
Furniture and fixtures......................     215,337      215,334   Seven years
Automobiles.................................      47,952       47,952   Five years
Leasehold improvements......................     524,060      524,060   Three to five years
                                              ----------   ----------
          Total cost........................   2,579,265    2,302,343
Less accumulated depreciation...............  (1,597,947)  (1,322,812)
                                              ----------   ----------
                                              $  981,318   $  979,531
                                              ==========   ==========

     Depreciation expense was approximately $275,000 and $214,000 in 1997 and 1996, respectively.

5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     The Company's long-term debt and capital lease obligations as of December 31, 1997 and 1996 consist of the following:

                                                                    1997          1996
                                                                 -----------   ----------
   Notes payable with interest payable monthly at rates varying from 6.5% to 9.65%; varying monthly principal payments;
     maturing on various dates from December 31, 1997 through
     January 2002; secured by substantially all assets and
     contract rights of the Company...................           $        --   $1,161,587
   $92,000 note payable to a physician dated October 15, 1994;
     payable in monthly installments of $1,855, including
     interest at 8%, through November 15, 1998........                19,616       39,442
   $150,000 note payable to a physician dated April 30, 1996;
     payable in monthly installments of $2,083, including
     interest at 9.25%, through May 1, 2000 with a lump-sum
     payment of $50,000 due May 1, 2000...............                92,915      108,527
   $181,111 note payable to a physician dated August 1, 1996;
     payable in monthly installments of $8,109, including
     interest at the rate of 7%, through August 1, 1998...            63,200      152,654
   $60,000 note payable to a physician dated June 1, 1997;
     payable in monthly installments of $2,213, including
     interest at 8%, through December 1, 1999.........                48,937           --
   Capital lease obligations with interest rates ranging from
     10.25% to 18.15%, payable monthly at various amounts;
     maturing October 1998 through December 2002; secured by
     leased assets....................................                    --      379,159
   $2,200,000 note payable to bank dated April 24, 1997;
     payable in monthly installments of $45,935, including
     interest at prime plus .75% (9.25% at December 31, 1997),
     through May 2002.................................             1,998,939           --

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                                                                    1997          1996
                                                                 -----------   ----------
   $400,000 note payable to bank dated October 30, 1997;
     payable in monthly installments of $8,285, including
     interest at prime plus .75% (9.25% at December 31, 1997)
     through October 30, 2002.........................               383,433           --
   $350,000 note payable to bank dated April 24, 1997; interest payable monthly at prime plus .75% (9.25% at December 31,
     1997), principal payment due annually on outstanding
     balance..........................................               350,000           --
                                                                 -----------   ----------
                  Total........................................    2,957,040    1,841,369
   Less current maturities.....................................   (2,855,801)    (678,333)
                                                                 -----------   ----------
   Long-term debt..............................................  $   101,239   $1,163,036
                                                                 ===========   ==========

     On April 24, 1997, ENT entered into a $2,950,000 term loan (the "Agreement") with Manufacturers and Traders Trust Company. The Agreement consisted of a $2,200,000 term loan (the "Term Loan"), $350,000 revolving line of credit (the "Revolver"), and a $400,000 grid term loan (the "Grid Loan"). ENT used the proceeds from the Term Loan to pay down its existing bank notes payable and capital leases. The proceeds from the Grid Loan were used to finance the purchase, installation, and implementation of the new management software system and hardware for Physicians' Domain, Inc. ("PDI") (as defined), as stipulated by the bank. The proceeds from the Revolver were used to fund working capital.

     Borrowings outstanding under the Agreement primarily incur interest at the bank's prime rate (8.5% at December 31, 1997) plus .75%. The Agreement is presently secured by substantially all of ENT's assets, a gross receipts security pledge, and personal guarantees of the stockholders, limited to their proportional share of ENT.

     The Agreement stipulates monthly interest and principal payments amortized over 60 months on both the Grid Loan and the Term Loan. The Revolver payments are monthly interest payments only, with an annual renewal period required.

     The Agreement contains certain restrictive covenants, including, among other things, limitations on additional indebtedness, transfers of assets, and mergers and acquisitions. In addition, ENT must maintain certain financial covenants, including, among others, a minimum tangible net worth and a debt service ratio. ENT was in default of one of its debt covenants at December 31, 1997 and therefore, the Term Loan and Grid Loan have been classified as current liabilities in the accompanying balance sheet.

     The aggregate future maturities of long-term debt as of December 31, 1997 are as follows:

1998........................................................  $2,855,801
1999........................................................      44,215
2000........................................................      57,024
                                                              ----------
                                                              $2,957,040
                                                              ==========

6.  INCOME TAXES

     For all periods presented, the accompanying financial statements reflect provisions for income taxes computed in accordance with the requirements of SFAS No. 109.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

     The following summarizes the components of the income tax provision (benefit):

                                                                1997       1996
                                                              --------   --------
Current:
  Federal...................................................  $     --   $     --
  State.....................................................        --         --
Deferred:
  Federal...................................................   114,255    (16,071)
  State.....................................................    33,235     (3,245)
                                                              --------   --------
          Total income tax provision (benefit)                $147,490   $(19,316)
                                                              ========   ========

     The provision (benefit) for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                                1997       1996
                                                              --------   ---------
Provision (benefit) computed at the federal statutory
  rate......................................................  $124,754   $(227,207)
  State income taxes, net of federal income tax benefit.....    21,134     (38,492)
Other permanent differences.................................    16,021      39,136
(Decrease) increase in valuation allowance..................   (14,419)    207,247
                                                              --------   ---------
          Total income tax provision (benefit)..............  $147,490   $ (19,316)
                                                              ========   =========

     The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1997 and 1996 is as follows:

                                                                 1997         1996
                                                              ----------   ----------
Deferred tax assets:
  Accrued liabilities.......................................  $  894,655   $  814,450
  Book over tax depreciation................................      83,211       58,767
  Net operating loss carryforward...........................     228,023      242,442
                                                              ----------   ----------
          Total deferred income tax assets..................   1,205,889    1,115,659
                                                              ----------   ----------
Deferred tax liabilities:
  Accounts receivable.......................................     970,963      722,841
  Tax over book amortization of goodwill....................      13,441        9,424
                                                              ----------   ----------
          Total deferred income tax liabilities.............     984,404      732,265
                                                              ----------   ----------
Valuation allowance.........................................    (228,023)    (242,442)
                                                              ----------   ----------
Net deferred tax (liabilities) assets.......................  $   (6,538)  $  140,952
                                                              ==========   ==========

     ENT had income tax net operating loss carryforwards totaling approximately $571,000 and $607,000 as of December 31, 1997 and 1996, respectively which expire in 2010.

     The increase in valuation allowance in 1996 is the result of the ENT's valuation allowance for net operating loss carryforwards generated during 1996. The decrease in valuation allowance in 1997 is a result of the 1996 loss carryforwards utilized in 1997.

7.  EMPLOYEE BENEFIT PLAN

  401(k) PLAN

     ENT initiated a 401(k) plan covering all of its eligible employees and stockholders on May 1, 1997. Under the plan, employees generally may contribute up to 15% of their pretax compensation. ENT makes

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

a discretionary contribution to each employee's account in an amount equal to 25% of the employee's contribution, up to 4% of the employee's compensation. ENT contributed $19,845 to the plan during 1997.

  PROFIT-SHARING PLAN

     ENT also initiated a Profit-Sharing Plan ("Sharing Plan") covering all of its eligible employees and stockholders. Under the Sharing Plan, ENT makes a discretionary contribution to each employee's account based on a percentage of the employee's compensation. This percentage can range from 1% to 15% of eligible compensation, with a 1997 percentage of 3.75%. ENT contributed $222,154 to the Sharing Plan during 1997.

8.  RELATED-PARTY TRANSACTIONS

     During June 1995, an executive employee of ENT entered into an employee agreement with the agreement stipulating an employee loan from ENT. The original amount of the loan was for $50,000 with interest payable annually at a rate of 6%. During 1996, ENT paid for certain expenses of the employee and, accordingly, increased the loan balance outstanding. At December 31, 1996, the balance outstanding was approximately $127,000. During 1997, ENT established a reserve of $127,000 against the outstanding balance which was included as expense in the accompanying statement of operations.

     In April 1997, ENT entered into a five-year management service agreement (the "MSA") with PDI. The stockholders of ENT are more than 50% owners of PDI. The MSA stipulates that PDI will provide financial and administrative management, enhancement of clinical operations, network development, billing and collection, negotiation, establishment, supervision, and maintenance of contracts and relationships related to managed care contracts. In return, ENT pays a management fee based on the number of full-time physicians and an additional annual amount payable in monthly installments. ENT is also responsible for all the operating and nonoperating expenses incurred by PDI on behalf of managing ENT.

     During 1997, ENT incurred charges of approximately $955,000 related to the MSA.

     Upon completion of the debt financing during April 1997 (Note 5), ENT allocated a portion of the repayments to PDI. This allocation is based on cost incurred by ENT in assisting the start-up of PDI. This amount as well as other start-up related charges not included in debt financing allocation are included on the accompanying balance sheet.

9. STOCK DIVIDEND

     ENT declared a stock dividend to all stockholders of record on June 1, 1996. The stock dividend was a dividend of 4 shares for every 12 shares owned by the stockholders.

10. COMMITMENTS AND CONTINGENCIES

LITIGATION

     ENT and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. In the opinion of management, the amount of potential liability with respect to these claims will not materially affect ENT's financial position or results of operations.

EMPLOYMENT AGREEMENTS

     ENT has entered into employment agreements with the shareholders of ENT and certain nonshareholder physicians. The agreements, which are substantially similar, provide for compensation to the shareholders in the form of a monthly salary based on respective collections. The employment agreements also contain restrictive covenants relating to the treatment and management of diseases and

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

disorders of the ear, nose, throat, head and neck within 24 months after the employment agreements expire. The employment agreements with the nonshareholder physicians are similar to the shareholder agreements, except for the monthly salary which is based on annual compensation, as defined. The physician employment agreements range from three to five years.

OPERATING LEASES

     ENT leases certain medical office facilities under noncancelable operating lease agreements which expire in various years through 2006. Rental expenses under these leases amounted to approximately $618,000 and $486,000 in 1997 and 1996, respectively.

     Future minimum rental commitments under all noncancelable operating lease agreements, excluding lease agreements that expire within one year, are as follows as of December 31, 1997:

1998........................................................  $  665,799
1999........................................................     566,052
2000........................................................     528,160
2001........................................................     435,932
2002........................................................     179,544
Thereafter..................................................     253,070
                                                              ----------
          Total.............................................  $2,628,557
                                                              ==========

11. SUBSEQUENT EVENT

     On March 30, 1997, ENT signed a definitive letter of intent with Physicians' Specialty Corp. ("PSC"), a physicians' practice management company. PSC has agreed to acquire substantially all of the tangible assets of ENT and PDI. Upon final acquisition, a successor practice to ENT will enter into a management agreement with PSC whereby PSC would manage the practice for a fixed annual fee, as defined.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                                 BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  137,249
  Accounts receivable, net of allowance for doubtful
     accounts of $801,704 at March 31, 1998.................   2,775,450
                                                              ----------
          Total current assets..............................   2,912,699
EQUIPMENT, net..............................................     915,226
DUE FROM RELATED PARTY, net.................................   1,387,186
INTANGIBLE ASSETS, net......................................     657,265
OTHER ASSETS, net...........................................      22,761
                                                              ----------
          Total assets......................................  $5,895,137
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  239,957
  Accrued expenses..........................................     461,021
  Accrued shareholder compensation..........................   1,310,053
  Current portion of long-term debt and capital lease
     obligations............................................   2,834,520
                                                              ----------
          Total current liabilities.........................   4,845,551
DEFERRED INCOME TAXES.......................................       6,538
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, LESS CURRENT
  PORTION...................................................           0
                                                              ----------
          Total liabilities.................................   4,852,089
                                                              ----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 200 shares authorized, 126
     shares issued and outstanding at March 31, 1998........          --
  Additional paid-in capital................................     293,687
  Retained earnings.........................................     749,361
                                                              ----------
          Total stockholders' equity........................   1,043,048
                                                              ----------
          Total liabilities and stockholders' equity........  $5,895,137
                                                              ==========

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
NET PATIENT SERVICE REVENUE.................................  $3,398,524   $3,913,910
                                                              ----------   ----------
OPERATING EXPENSE:
  Salaries, wages, and benefits.............................   1,033,588    1,874,937
  Compensation to stockholder-physicians....................     543,818      528,000
  General and administrative expense........................     656,906    1,219,094
  Physician practice management expense.....................     385,999      233,773
  Depreciation and amortization.............................      66,090       24,743
                                                              ----------   ----------
          Total operating expenses..........................   2,686,401    3,880,547
INCOME (LOSS) FROM OPERATIONS...............................     712,123       33,363
INTEREST EXPENSE............................................      57,582       33,363
                                                              ----------   ----------
INCOME BEFORE INCOME TAXES..................................     654,541           --
PROVISION FOR INCOME TAXES..................................           0           --
                                                              ----------   ----------
NET INCOME..................................................  $  654,541   $       --
                                                              ==========   ==========

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................   654,541          0
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    66,090     24,743
     Provision (benefit) for deferred taxes.................         0       (952)
     Changes in operating assets and liabilities, net of
      effect from acquisitions:
       Accounts receivable..................................  (348,267)  (706,081)
       Prepayments and other                                         0        327
       Due from related party...............................  (188,843)         0
       Accrued shareholder compensation.....................         0    688,814
       Accounts payable and accrued liabilities.............   (81,704)   (79,216)
                                                              --------   --------
          Total adjustments.................................  (532,425)   (72,365)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................   122,117    (72,365)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment, net...................         0   (120,469)
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................         0   (120,469)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Repayments) borrowings from capital leases, net..........  (101,239)         0
  Borrowings from physicians................................         0    498,154
                                                              --------   --------
          Net cash (used in) provided by financing
           activities.......................................  (101,239)   498,154
                                                              --------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................    20,878    305,320
CASH AND CASH EQUIVALENTS, beginning of period..............   116,371        692
                                                              --------   --------
CASH AND CASH EQUIVALENTS, end of period....................   137,249    306,012
                                                              ========   ========

                                                                      APPENDIX A
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               TA MERGERCO, INC.,

                          PHYSICIANS' SPECIALTY CORP.,

                             TA/ADVENT VIII, L.P.,

                       TA/ATLANTIC AND PACIFIC IV, L.P.,

                                TA INVESTORS LLC

                                      AND

                             TA EXECUTIVES FUND LLC

                           DATED AS OF JUNE 14, 1999

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I
     THE MERGER........................................................   A-7
     1.1   The Merger..................................................   A-7
     1.2   Effective Time..............................................   A-7
     1.3   Stock Purchase..............................................   A-7
     1.4   Closing.....................................................   A-7
     1.5   Directors and Officers......................................   A-7

ARTICLE II
     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
      CORPORATIONS.....................................................   A-7
     2.1   Effect on Capital Stock.....................................   A-7
     2.2   Conversion of Securities....................................   A-8
     2.3   Company Stock Options and Related Matters...................   A-8
     2.4   Employee Stock Purchase Plan................................   A-8

ARTICLE III
     PAYMENT FOR SHARES; DISSENTING SHARES.............................   A-9
     3.1   Payment for Shares of Old Common............................   A-9
     3.2   Dissenting Shares...........................................  A-10

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF MERGERCO AND THE GUARANTORS.....
                                                                         A-10
     4.1   Representations and Warranties of MergerCo..................  A-10
     4.2   Representations and Warranties of the Guarantors............  A-11

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................  A-12
     5.1   Existence; Good Standing; Authority; Compliance With Law....  A-12
     5.2   Authorization, Validity and Effect of Agreements............  A-13
     5.3   Capitalization..............................................  A-13
     5.4   Subsidiaries................................................  A-14
     5.5   Other Interests.............................................  A-14
     5.6   No Violation; Consents......................................  A-14
     5.7   SEC Documents...............................................  A-15
     5.8   Investigations: Litigation..................................  A-15
     5.9   Absence of Certain Changes..................................  A-16
     5.10  Taxes.......................................................  A-16
     5.11  Books and Records...........................................  A-16
     5.12  Properties..................................................  A-17
     5.13  Intellectual Property.......................................  A-17
     5.14  Environmental Matters.......................................  A-17
     5.15  Employee Benefit Plans......................................  A-18
     5.16  Labor Matters...............................................  A-20
     5.17  No Brokers..................................................  A-20
     5.18  Opinion of Financial Advisor................................  A-20
     5.19  Year 2000...................................................  A-20
     5.20  Insurance...................................................  A-21
     5.21  Contracts and Commitments...................................  A-21
     5.22  Vote Required...............................................  A-21

                                                                         PAGE
                                                                         ----
     5.23  Related Party Transactions..................................  A-21
     5.24  Absence of Undisclosed Liabilities..........................  A-21
     5.25  Customers and Suppliers.....................................  A-22
     5.26  Change of Control Provisions................................  A-22
     5.27  Healthcare Compliance.......................................  A-22
     5.28  Healthcare Billings.........................................  A-22
     5.29  Conduct.....................................................  A-23
     5.30  Certain Relationships.......................................  A-23
     5.31  Practices...................................................  A-24
     5.32  Physician and Practice Qualification........................  A-24
     5.33  Managed Care Contracts......................................  A-24
     5.34  Disclosure..................................................  A-24
     5.35  Definition of the Company's Knowledge.......................  A-24

ARTICLE VI
     CONDUCT OF BUSINESS PENDING THE MERGER............................  A-25
     6.1   Conduct of Business by the Company..........................  A-25

ARTICLE VII
     ADDITIONAL AGREEMENTS.............................................  A-26
     7.1   Stockholders Meeting........................................  A-26
     7.2   Other Filings...............................................  A-28
     7.3   Additional Agreements.......................................  A-28
     7.4   Fees and Expenses...........................................  A-28
     7.5   No Solicitations............................................  A-29
     7.6   Officers' and Directors' Indemnification....................  A-30
     7.7   Access to Information; Confidentiality......................  A-31
     7.8   Financial and Other Statements..............................  A-31
     7.9   Public Announcements........................................  A-32
     7.10  Intentionally Omitted.......................................  A-32
     7.11  Recapitalization Accounting Treatment.......................  A-32
     7.12  Delisting...................................................  A-32
     7.13  Notification of Certain Matters.............................  A-32
     7.14  Transferor's Certificate of Non-foreign Status..............  A-32
     7.15  Covenants of MergerCo and the Guarantors....................  A-32
     7.16  Acquisition Agreements......................................  A-33

ARTICLE VIII
     CONDITIONS TO THE MERGER..........................................  A-33
     8.1   Conditions to the Obligations of Each Party to Effect the     A-33
           Merger......................................................
     8.2   Conditions to Obligations of MergerCo and the Guarantors....  A-33
     8.3   Conditions to Obligations of the Company....................  A-35

ARTICLE IX
     TERMINATION, AMENDMENT AND WAIVER.................................  A-35
     9.1   Termination.................................................  A-35
     9.2   Effect of Termination.......................................  A-36

ARTICLE X
     GENERAL PROVISIONS................................................  A-37
     10.1  Notices.....................................................  A-37
     10.2  Interpretation..............................................  A-38

                                                                         PAGE
                                                                         ----
     10.3  Non-Survival of Representations, Warranties, Covenants and    A-39
           Agreements..................................................
     10.4  Miscellaneous...............................................  A-39
     10.5  Assignment..................................................  A-39
     10.6  Severability................................................  A-39
     10.7  Choice of Law/Consent to Jurisdiction.......................  A-39
     10.8  No Agreement Until Executed.................................  A-40
     10.9  Extension; Waiver...........................................  A-40
           The Guarantors..............................................
    10.10                                                                A-40
           Amendment...................................................
    10.11                                                                A-40

                                    EXHIBITS

Exhibit 1.1     Surviving Corporation Certificate of Incorporation and
                Bylaws
Exhibit 8.2(k)  Employment Agreements

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 14, 1999, by and among TA MergerCo, Inc., a Delaware corporation ("MergerCo"), TA/Advent VIII L.P., TA/Atlantic and Pacific IV L.P., TA Executives Fund LLC and TA Investors LLC (each, a "Guarantor," and together, the "Guarantors"), and Physicians' Specialty Corp., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of MergerCo and the Company have approved the merger of MergerCo with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and, upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled, subject to the terms and conditions hereof, to the right to receive cash;

     WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the Merger Consideration to be paid for each share of Company Common Stock in the Merger is fair to the stockholders of the Company (other than the Voting Agreement Stockholders), and (B) the Merger is otherwise advisable, fair and in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the "Transactions"), and to recommend approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

     WHEREAS, as a condition to the willingness of MergerCo to enter into this Agreement, certain stockholders of the Company (the "Voting Agreement Stockholders") have entered into a Voting Agreement (the "Voting Agreement") and a Roll-over Agreement (the "Roll-over Agreement"), each dated as of the date hereof, with MergerCo. Pursuant to the Voting Agreement each Voting Agreement Stockholder has agreed, among other things, to vote his shares of Company Common Stock in favor of the approval of the Transactions and the approval of any other matter relating to consummation of the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement. Pursuant to the Roll-over Agreement each Voting Agreement Stockholder has agreed to receive stock in the Surviving Corporation (as hereinafter defined) in exchange for his shares of Company Common Stock;

     WHEREAS, contemporaneously with the execution of this Agreement, the Guarantors and the Voting Agreement Stockholders have entered into a Stock Purchase Agreement, dated as of the date hereof, with the Guarantors (the "Stock Purchase Agreement") pursuant to which the Guarantors shall purchase from the Voting Agreement Stockholders, and the Voting Agreement Stockholders shall sell to the Guarantors immediately prior to the Effective Time, an aggregate of 1,873,919 shares of Company Common Stock (the "Voting Agreement Stockholder Shares"), and as consideration therefor, the Guarantors shall pay to the Voting Agreement Stockholders an aggregate of $19,676,149.50 (the "Stock Purchase"), upon the terms and subject to the conditions set forth in the Stock Purchase Agreement;

     WHEREAS, the Guarantors, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Guarantors, MergerCo and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The certificate of incorporation of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time shall be amended and restated in its entirety substantially as set forth in Exhibit 1.1 attached hereto and thereafter shall be the Certificate of Incorporation of the Surviving Corporation until further amended as provided by law and such Certificate of Incorporation. The bylaws of the Company (the "Bylaws"), as in effect immediately prior to the Effective Time shall be amended and restated in their entirety substantially as set forth in Exhibit 1.1 attached hereto and thereafter shall be the Bylaws of the Surviving Corporation until further amended as provided by law, by such Certificate of Incorporation and by such Bylaws. The Merger shall have the effects specified in the DGCL.

     1.2 Effective Time. As promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, MergerCo and the Company shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the time of filing of the Certificate of Merger (the "Effective Time").

     1.3 Stock Purchase. At the Closing and prior to the Effective Time, the Guarantors and the Voting Agreement Stockholders shall consummate the Stock Purchase, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement.

     1.4 Closing. The closing of the Merger (the "Closing") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

     1.5 Directors and Officers. The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of MergerCo:

          (a) Capital Stock of MergerCo. Each share of the common stock of MergerCo (the "MergerCo Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation. Each share of Convertible Participating Preferred

     Stock and Redeemable Preferred Stock of MergerCo ("Convertible Participating Preferred Stock" and "Redeemable Preferred Stock," respectively) issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Convertible Participating Preferred Stock and one share of Redeemable Preferred Stock, respectively, of the Surviving Corporation with all of the rights and privileges set forth in the certificate of incorporation of Surviving Corporation in accordance with Section 1.1 hereof.

          (b) Cancellation of Treasury Stock and MergerCo-Owned Stock. Each share of Company Common Stock, and all other shares of capital stock of the Company, that are owned by the Company or any Subsidiary of the Company (as defined in Section 10.2) (a "Company Subsidiary") and all shares of Company Common Stock and other shares of capital stock of the Company owned by MergerCo shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

     2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or the holders of any of the shares thereof:

          (a) Subject to the other provisions of this Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock owned by the Company or any of the Company Subsidiaries or by MergerCo and Recapitalization Shares (as hereinafter defined) and Dissenting Shares (as defined in Section 3.2) (the "Old Common") shall be converted into the right to receive Ten Dollars and Fifty Cents ($10.50) per share, net to the seller in cash, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificate (as defined in Section 3.1) representing such share of Old Common.

          (b) All such shares of Old Common, when converted as provided in
     Section 2.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Old Common outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Old Common except as otherwise provided herein or by law and upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Old Common, the Merger Consideration, without any interest thereon.

          (c) Each share of Company Common Stock identified on Schedule 2.2(c) (a "Recapitalization Share") shall be converted into one (1) fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

     2.3 Company Stock Options and Related Matters. The Company shall cause the holders of at least 81.6% of the outstanding options to purchase Company Common Stock ("Options") as of the date hereof to execute a Stock Option Exercise and Termination Agreement in the form attached hereto as Exhibit 2.3. The Company shall use its reasonable best efforts to cause any holder of Options other than those holders described in the preceding sentence to execute such Stock Option Exercise and Termination Agreement. The Company shall take all actions necessary to ensure that no Options are granted after the date of this Agreement other than as set forth on Exhibit 2.3.

     2.4 Employee Stock Purchase Plan. The Company has taken appropriate action to provide that (i) the current offering period under the Company's 1997 Employee Stock Purchase Plan, as amended (the "Stock Purchase Plan"), shall be terminated as of June 30, 1999, (ii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Purchase Right (as defined in the Stock Purchase Plan) on such date and shall acquire from the Company (A) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on such date will purchase at the Offering Exercise Price (as defined in the Stock Purchase Plan) (treating the last business day prior to June 30, 1999 as the "Purchase Date" for all purposes of the Stock Purchase Plan) and

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(B) cash in the amount of any remaining balance in such participant's account, and (iii) the Stock Purchase Plan shall be terminated effective as of June 30, 1999.

                                  ARTICLE III

                     PAYMENT FOR SHARES; DISSENTING SHARES

     3.1 Payment for Shares of Old Common.

          (a) Prior to the Effective Time, MergerCo shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, MergerCo shall deposit, or MergerCo shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the "Exchange Fund") the aggregate Merger Consideration to which holders of shares of Old Common shall be entitled at the Effective Time pursuant to Section 2.2(a).

          (b) Promptly after the Effective Time, MergerCo shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented shares of Old Common a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent.

          (c) In effecting the payment of the Merger Consideration with respect to shares of Old Common represented by Certificates entitled to payment of the Merger Consideration pursuant to Section 2.2(a) (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment such Certificate shall forthwith be canceled.

          (d) From and after the Effective Time until surrendered in accordance with paragraph (c) above, each Certificate representing shares of Old Common shall represent solely the right to receive the Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Old Common surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Old Common shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e) No dividends or other distributions with respect to shares of Old Common with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby.

          (f) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of Old Common may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto without any interest or dividends thereon.

          (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Old Common are presented to the Surviving Corporation or the Exchange Agent, they shall be
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     surrendered and canceled in return for the payment of the Merger
     Consideration relating thereto, as provided in this Article III.

          (h) None of MergerCo, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of reasonable and customary indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration due to such person pursuant to this Agreement.

          (j) The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Old Common such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Old Common with respect to which such deduction and withholding was made by the Surviving Corporation.

     3.2 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.1 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                          MERGERCO AND THE GUARANTORS

     4.1 Representations and Warranties of MergerCo. MergerCo hereby represents and warrants to the Company as follows:

          (a) Organization. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of MergerCo (a "MergerCo Material Adverse Effect").

          (b) Authorization; Validity of Agreement; Necessary Action. MergerCo has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The

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     execution, delivery and performance by MergerCo of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of MergerCo (the "MergerCo Board") and by stockholders of MergerCo, and no other corporate action on the part of MergerCo is necessary to authorize the execution and delivery by MergerCo of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of MergerCo enforceable against MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HSR Act (as hereinafter defined), state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by MergerCo, the consummation by MergerCo of the Transactions or compliance by MergerCo with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of MergerCo, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (as hereinafter defined), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MergerCo is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MergerCo or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect. For purposes of this Agreement, "Governmental Entity" means any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

          (d) Takeover Laws. MergerCo was not, immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Section 203 of the DGCL.

          (e) Formation of MergerCo; No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and as of the Effective Time, except for
     (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.2 Representations and Warranties of the Guarantors. Each Guarantor hereby represents and warrants to the Company severally as to itself as follows:

          (a) Organization. Such Guarantor is an entity duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite corporate, partnership or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of such Guarantor (a "Guarantor Material Adverse Effect").

          (b) Authorization; Validity of Agreement; Necessary Action. Such Guarantor has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The
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     execution, delivery and performance by such Guarantor of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of such Guarantor and no other action on the part of such Guarantor is necessary to authorize the execution and delivery by such Guarantor of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by such Guarantor and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act (as hereinafter defined), state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by such Guarantor, the consummation by such Guarantor of the Transactions or compliance by such Guarantor with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Guarantor, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Guarantor is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Guarantor Material Adverse Effect.

          (d) Required Financing. The Guarantors and/or MergerCo have financing commitments in place which, together with the equity contributions to be made by the Guarantors in accordance with Section 7.15 hereof, will provide sufficient funds to consummate the Transactions (collectively, the "Transaction Costs"), including, without limitation, to (i) pay, with respect to all shares of Old Common in the Merger, the Merger Consideration pursuant to Section 2.2(a), (ii) refinance the outstanding indebtedness of the Company as set forth in Exhibit 8.2(e) hereof and (iii) pay any fees and expenses in connection with the Transactions or the financing thereof. The Guarantors have provided to the Company true, complete and correct copies of all financing commitment letters (the "Commitment Letters"), including any exhibits, schedules or amendments thereto.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to MergerCo, which shall refer to the relevant Sections of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to MergerCo as follows:

     5.1 Existence; Good Standing; Authority; Compliance With Law.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership of its property or the conduct of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, an event shall be deemed to have a "Company Material Adverse Effect" if such event would reasonably be expected to have a material adverse effect on the

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     business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) Each of the Company Subsidiaries is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

          (c) The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations required to be obtained by them and have taken all actions required to be taken by them by applicable law or governmental regulations in connection with their businesses as now conducted by them, except where the failure to obtain such licenses, permits and other authorizations or to take such actions would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d) Copies of the Certificate of Incorporation and Bylaws and the other charter documents, bylaws, organizational documents and partnership, and limited liability company agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries have been provided or made available to MergerCo and are true and correct in all material respects.

     5.2 Authorization, Validity and Effect of Agreements. Each of the Company and the Company Subsidiaries, as applicable, has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part under the DGCL to render the provisions of
Section 203 of the DGCL and all other applicable takeover statutes of the State of Delaware inapplicable to this Agreement and the Transactions. Subject only to the approval of this Agreement by the holders of the Company Common Stock, the execution by the Company of this Agreement and consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, subject to approval by holders of the Company's Common Stock, and assuming due and valid authorization, execution and delivery thereof by MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000 shares of preferred stock, par value $1.00 per share, of the Company (the "Preferred Stock"). As of the date of this Agreement, (i) 9,143,677 shares of Company Common Stock were issued and outstanding, (ii) 2,000,000, 275,000 and 200,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company's 1996 Stock Option Plan, as amended (the "1996 Plan"), the 1996 Health Care Professional Stock Option Plan (the "HCP Plan," and, together with the 1996 Plan, the "Stock Option Plans") and the Stock Purchase Plan, respectively, subject to adjustment on the terms set forth in the applicable Stock Option Plans, (iii) 1,421,440 and 103,500 Options were outstanding under the 1996 Plan and the HCP Plan, respectively, (iv) no shares of Preferred Stock were issued and outstanding and (v) 28,348 shares of Company Common Stock and no shares of Preferred Stock were held in the treasury of the Company. As of the date of this Agreement, except as set forth on Section 5.3 of the Company Disclosure Schedule, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Section 5.3 of the Company Disclosure Schedule, the Company has no outstanding bonds, debentures, notes or other obligations the holders of

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which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Options, each of which were issued pursuant to the 1996 Plan or the HCP Plan except as set forth on Section 5.3 of the Company Disclosure Schedule, there are not at the date of this Agreement, except as set forth on Section 5.3 of the Company Disclosure Schedule, any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 5.3 of the Company Disclosure Schedule sets forth a full list of Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option and the vesting schedule for each Option. Except as set forth in Section 5.3 of the Company Disclosure Schedule and as provided in the Stock Option Plans, the vesting schedule of all Options shall not be changed or affected by the execution of this Agreement or consummation of the Transactions. Other than the Voting Agreement, the Roll-Over Agreement, the Stock Purchase Agreement and that certain Stock Option Exercise and Termination Agreement among the Company and certain Stockholders and other than awards made pursuant to any of the Stock Option Plans, except as set forth on Section 5.3 of the Company Disclosure Schedule, there are no agreements or binding understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or binding understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than awards made pursuant to any of the Stock Option Plans, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"). As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the Company Common Stock.

     5.4 Subsidiaries. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Company Subsidiary as of the date of this Agreement is set forth in Section 5.4 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it.

     5.5 Other Interests. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     5.6 No Violation; Consents. Neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Certificate of Incorporation, Bylaws, or the organizational documents of the Company or any Company Subsidiary. Except as set forth in Section 5.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with

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notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of
(x) any note, bond, mortgage, indenture, deed of trust or (y) any license, permit, contract, agreement or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound, except as would not (A) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Other than the filings provided for in Article II of this Agreement, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except as would not (A) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     5.7 SEC Documents. The Company has filed all required forms, reports and documents with the SEC since March 26, 1997 (collectively, the "Company SEC Reports"), required to be filed by it in accordance with the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

     5.8 Investigations: Litigation.

          (a) Other than reviews pursuant to the HSR Act, there are no pending or, to the knowledge of the Company, threatened, investigations, reviews or inquiries by any Governmental Entity with respect to the Company (an "Investigation"), nor has the Company or any Company Subsidiary received written notice from any Governmental Entity of such Governmental Entity's intention to conduct an Investigation.

          (b) Except as disclosed in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, instrumentality (including, without limitation any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement) whether federal, state, local or foreign, or before any
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     arbitrator, and (ii) there are no outstanding domestic or foreign judgments, settlements, decrees or orders against the Company enjoining it in respect of, or the effect of which is to prohibit or modify, any business practice or the acquisition of any property or the conduct of business in any area. Neither the Company nor any of the Company Subsidiaries is, or for the past three years has been, in violation of, any federal, state, local or foreign laws, statutes, rules, regulations or orders promulgated or judgments entered by any Governmental Entity, arbitration board or tribunal to which the Company or any Company Subsidiary or any of their respective assets or properties is subject, except as would not, individually or in the aggregate, have a Material Adverse Effect. Since June 1, 1998, neither the Company nor any Company Subsidiary has received any written claim or notice that it is or was in violation of any federal, state, local or foreign material laws, statutes, rules, regulations or orders promulgated or judgments entered by any Governmental Entity, arbitration board or tribunal.

     5.9 Absence of Certain Changes. Except as set forth in Section 5.9 of the Company Disclosure Schedule and except as disclosed in the Company SEC Reports filed after December 31, 1998, since December 31, 1998, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) any event or events that have taken place that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) any action taken by the Company that would require the consent of MergerCo under Section 6.1 if taken after the execution of this Agreement.

     5.10 Taxes.

          (a) Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed all Tax Returns (as hereinafter defined) which the Company was required to file (after giving effect to any filing extension granted by a Governmental Entity) and all such Tax Returns are true and accurate in all material respects and has paid all Taxes (as hereinafter defined) required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP applied on a consistent basis (excluding from such reserve any amounts attributable to timing differences between book and tax income). No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, or agreement for an exemption with any Governmental Entity. Neither the Company nor any of the Company Subsidiaries has made any payment, or is obligated to make any payment under any agreement entered into on or before the Effective Time, that would be non-deductible under Code Section 280G.

          (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, payroll, withholding, estimated minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to tax with respect thereto and shall include any taxes, interest, penalties or additions to tax of another person to the extent that the Company or any Company Subsidiary is liable to pay them (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a successor or transferee, or (iii) pursuant to a contract entered into prior to the Effective Time.

          (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any amendments thereof.

     5.11 Books and Records. The books of account and other financial records of the Company and each of the Company Subsidiaries are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

                                      A-16
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     5.12 Properties.

          (a) All of the real estate properties owned or leased by the Company or any of the Company Subsidiaries are set forth in Section 5.12 of the Company Disclosure Schedule. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company or a Company Subsidiary owns good and marketable title to each of the owned real properties identified in
     Section 5.12 of the Company Disclosure Schedule (the "Company Properties"), free and clear of liens which secure the payment of money, mortgages or deeds of trust, monetary charges which are liens, security interests or other encumbrances on title which secure the payment of money (collectively, "Encumbrances"), other than Encumbrances which secure indebtedness which is properly reflected in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "10-K"), and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations materially and adversely affecting the current use or occupancy of any of the Company Properties by the Company (collectively, "Property Restrictions"), other than Property Restrictions of record or Property Restrictions which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) The Company and the Company Subsidiaries own or lease all machinery, equipment and other tangible personal property and assets necessary for the conduct of their business as presently conducted, except where the absence of such ownership or leasehold interest would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries own good title, free and clear of all Encumbrances, to all of the personal property and assets shown on the Company's balance sheet at December 31, 1998 as reflected in the 10-K (the "Balance Sheet") or acquired after December 31, 1998, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 1998 in the ordinary course of business or
     (B) Encumbrances reflected in the Balance Sheet.

     5.13 Intellectual Property. The Company or a Company Subsidiary is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, software, patents and copyrights, except where the failure to own or be a licensee for such intangible property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no claims pending or, to the Company's knowledge, threatened, that the Company or any Company Subsidiary is in violation of any such intellectual property right of any third party which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Company's knowledge, no third party is in violation of any intellectual property rights of the Company or any Company Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     5.14 Environmental Matters. The Company and the Company Subsidiaries have complied with and are in compliance with all Environmental Laws (as hereinafter defined) except where failure to so comply or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders and all common law that purport to regulate pollution, discharge or the release or threatened releases of hazardous substances, wastes or other materials into the environment, or impose liabilities or standards of conduct relating to the foregoing. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, petroleum products, oil or fractions thereof, pollutants or contaminants or any other materials or substances covered by Environmental Laws. There is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary
                                      A-17
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has received any written notice since July 21, 1996 that it, any Company
Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company has violated or is alleged to have violated an Environmental Law or is liable or potentially liable under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location, and neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, their respective predecessors has treated, stored, transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location known to the Company to be proposed for inclusion on that list or at any location on any analogous state list or at any other location in a manner which has resulted or would result in any material liability under any Environmental Law. To the knowledge of the Company there has been no release on the real property currently or formerly owned or leased by the Company or any Company Subsidiary, or on the real property owned or leased by any predecessor entity of Hazardous Materials that has or would result in an order to perform a response action or in any other material liability under the Environmental Laws and to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment (other than for control of storm water), underground injection well (other than for permitted disposal of sanitary wastes), friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or, to the knowledge of the Company, any legal predecessor entity of the Company or at any facilities utilized by the Company or the Company Subsidiaries. To the knowledge of the Company, no lien has been imposed by any governmental authority on the real property owned or leased by the Company or any Company Subsidiary, or on any facility, machinery or equipment owned, operated, leased or used by the Company or any Company Subsidiary, in connection with the presence of any Hazardous Material.

     5.15 Employee Benefit Plans.

          (a) Section 5.15 of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

          (b) Each Company Benefit Plan: (i) in which employees of the Company or any Company Subsidiary actively participate and (ii) which is intended to qualify under Section 401(a) of the Code, was adopted in 1998.

          (c) Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any Affiliate knows of any failure of any party to comply with any laws applicable with respect to the Company Benefit Plans. Except as set forth in Section 5.15 of the Company Disclosure Schedule, (i) each Company Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and the terms of any applicable collective bargaining agreement and in compliance with all applicable laws and regulations, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code; and (ii) all contributions to, payments to be made from, or premiums owing with respect to any Company Benefit Plan for all periods ending on or prior to the Closing Date have been paid or accrued in accordance with GAAP and are reflected in the most recent consolidated balance sheet of the Company. Neither the Company nor any Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA, or Code Section 4975, for which an exemption is not available, and there has been no failure to comply with any provision of ERISA, other applicable law, or any agreement, which, in either case, would subject the Company or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is, to the Company's knowledge, pending or threatened with respect to any such Company Benefit Plan.
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

          (d) Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full as of the date of this Agreement. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any employee pension benefit plan ever maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Company Benefit Plan maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the Transactions) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined), and the Company has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of ERISA Sections 44205 and 4203) from any Multiemployer Plan, no such liability has been asserted, and there are no events or circumstances which could result in the assertion of any such liability.

          (e) Except as set forth in Section 5.15 of the Company Disclosure Schedule, the Company has complied with the health care coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B ("COBRA"), and the Company has no obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of the Company, except as specifically provided by COBRA.

          (f) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit
     Plan) have previously been delivered or made available to MergerCo: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance contract, as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) if applicable, the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and (v) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan.

          (g) For purposes of this Section:

             (i) "Company Benefit Plan" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above maintained by the Company or any Affiliate, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors maintained by the Company or any Affiliate. In the case of a Company Benefit Plan funded through a trust, or any other insurance contract, each reference to such Company Benefit Plan shall include a reference to such trust, organization or insurance contract;

             (ii) An entity "maintains" a Company Benefit Plan if such entity contributes to or provides benefits under or through such Company Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Company

        Benefit Plan, or if such Company Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

             (iii) An entity is an "Affiliate" of the Company for purposes of this Section 5.15 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

             (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in ERISA Section 3(37).

          (h) Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any Affiliate contributes to, maintains or sponsors or has any liability with respect to any employee benefit plan, agreement or arrangement applicable to its employees who reside outside the United States (the "Foreign Plans"). Each Foreign Plan is in compliance in all material respects with all laws applicable thereto and with the respective requirements of such Foreign Plan's governing documents.

     5.16 Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. To the knowledge of the Company there is no unfair labor practice or labor arbitration proceeding pending or threatened against the Company or any of the Company Subsidiaries relating to their business, except for any such proceeding which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving (i) employees of the Company or any of the Company Subsidiaries or (ii) "Physician Shareholders" or "Practice Employees" at any "Practice," as such terms are defined in each management services agreement or similar agreement to which the Company or any Company Subsidiary is a party (each, a "Management Services Agreement").

     5.17 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or MergerCo to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Premier HealthCare ("Premier") and The Robinson-Humphrey Company LLC ("Robinson-Humphrey") as its financial advisors in connection with the Transactions. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions. The Company has furnished to MergerCo complete and correct copies of all agreements between the Company and Premier and Robinson-Humphrey, respectively, pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

     5.18 Opinion of Financial Advisor. The Company has received the opinion of Robinson-Humphrey to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock other than the Voting Agreement Stockholders.

     5.19 Year 2000. (a) (i) The Company and each Company Subsidiary have (x) undertaken an inventory, review and assessment of all areas within their respective business and operations to address the "Year 2000 Problem" (i.e., the risk that applications used by the Company and the Company Subsidiaries and the physician practices managed by the Company and the Company Subsidiaries may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date on or after January 1, 2000), (y) developed a plan and time line for becoming Year 2000 Compliant on a timely basis, and (z) to date, implemented that plan in accordance with their respective timetables in all material respects;

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

             (ii) The Company's Year 2000 Problem program with respect to the Company, each of the Company Subsidiaries and each physician practice managed by the Company or any Company Subsidiary includes feasible contingency plans to ensure uninterrupted and unimpaired business operation, including liquidity needs, in the event of its failure to be Year 2000 Compliant; and

             (iii) The Company reasonably believes that the Year 2000 Problem will not have a Company Material Adverse Effect.

          (b) For purposes of this Section, "Year 2000 Compliant" means, with respect to the operations of the Company, the Company Subsidiaries or any physician practice managed by the Company or a Company Subsidiary, that all computer-controlled processes, electronic communications interfaces, software, hardware, machinery, equipment, programs, and tools operate for all date-sensitive functions before, on or after January 1, 2000 consistently, predictably, accurately and unambiguously, without interruption or manual intervention.

     5.20 Insurance. Section 5.20 of the Company Disclosure Schedule contains a true and complete list and description of insurance policies (including information on the premiums payable in connection therewith, the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company and the Company Subsidiaries. Each insurance policy to which the Company or any of the Company Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) neither the Company nor any of the Company Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and (ii) no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or any of the Company Subsidiaries or would permit termination, modification or acceleration under such policies, and neither the Company nor any Company Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     5.21 Contracts and Commitments. The Company has filed with the Securities and Exchange Commission (the "SEC") as exhibits to the Company SEC Reports all contracts required to be so filed by the federal securities laws (collectively, the "Material Contracts"). Neither the Company nor any of the Company Subsidiaries is in breach, nor has the Company or any Company Subsidiary received in writing any claim that it has breached, any of the terms or conditions of any Material Contract in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from the Company under any such Material Contract. The Company is not a party to any "poison pill," shareholder rights plan, rights agreement or similar agreement, instrument, plan or arrangement.

     5.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of any class of capital stock of the Company required by the DGCL, the Certificate of Incorporation or the By-Laws of the Company to adopt this Agreement and approve the Transactions.

     5.23 Related Party Transactions. Except as set forth in Section 5.23 of the Company Disclosure Schedule, set forth in the Company SEC Reports is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the Company or any of the Company Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate.

     5.24 Absence of Undisclosed Liabilities.  Except as set forth in Section
5.24 of the Company Disclosure Schedule, and except as and to the extent reflected or reserved against in the Balance Sheet contained in the 10-K, neither the Company nor any Company Subsidiary has or is subject to any liability or obligation of any nature required to be reflected in a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, other than liabilities or obligations arising in the ordinary course since the date of the Balance Sheet (none of which is a liability resulting from any breach of contract, breach of warranty, violation of law, tort, infringement, claim or lawsuit). Neither the Company nor any Company Subsidiary has at any time made any payments for political contributions or made any bribes or other illegal payments of cash or other consideration, including, without limitation, payments to customers or employees of customers for purposes of doing business with such customers.

     5.25 Customers and Suppliers. Section 5.25 of the Company Disclosure Schedule sets forth any patient or referral source which accounted for more than five percent (5%) of the net revenues of the Company and the Company Subsidiaries on a consolidated basis for the twelve months ended December 31, 1998 (collectively, the "Customers"). Section 5.25 of the Company Disclosure Schedule also lists all of the suppliers of the Company and each of the Company Subsidiaries to whom, during the fiscal year ended December 31, 1998, the Company or any of the Company Subsidiaries made payments aggregating $100,000 or more (collectively, the "Suppliers"). Since December 31, 1998, no Customer or Supplier has canceled, materially modified (other than as set forth in the Company SEC Reports), or otherwise terminated its relationship with the Company or any of the Company Subsidiaries, or has during the last twelve months decreased materially its services, supplies or materials to the Company or any of the Company Subsidiaries or its usage or purchase of the services or products of the Company or any of the Company Subsidiaries.

     5.26 Change of Control Provisions. Except as set forth in Section 5.26 of the Company Disclosure Schedule, and after giving effect to the Employment and Non-competition Agreements set forth in Exhibit 8.2(k) attached hereto, there are no employment, consulting, severance or indemnification arrangements or agreements or understandings between the Company and any directors, officers or other employees of the Company, or employee benefit plans, programs or arrangements of the Company which contain any provision that would become operative as the result of the Merger or any other transactions contemplated by this Agreement.

     5.27 Healthcare Compliance. Except as set forth in Section 5.27 of the Company Disclosure Schedule, (i) the Company and each of the Company Subsidiaries has all Approvals required for participation in Medicare, Medicaid, and other similar government or private programs in which they participate, all of which Approvals are in full force and effect. Except as set forth on Section
5.27 of the Company Disclosure Schedule, to the knowledge of the Company, no condition exists or event has occurred which will or could reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of any Approval. To the Company's knowledge, each Practice, Physician Shareholder and Practice Employee, has all Approvals required for participation in Medicare, Medicaid, and other similar government or private programs in which they participate, all of which Approvals, to the knowledge of the Company, are in full force and effect. To the Company's knowledge, no condition exists or event has occurred which will or could reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Approval, and, to the knowledge of the Company, (i) neither the Company, nor any Company Subsidiary nor any Practice is in violation of any material covenant under any Management Services Agreement, managed care contract or similar agreement to which the Company, any Company Subsidiary or any Practice is a party, and (ii) no condition exists or event has occurred which will or could reasonably be expected to result in such a violation. For purposes of this Agreement, "Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Entities and all other entities maintaining or administering private programs, to the extent applicable to the Company.

     5.28 Healthcare Billings. To the knowledge of the Company, all billings by each Practice, Physician Shareholder and Practice Employee to Medicare, Medicaid, and other similar government or private programs have been made substantially in accordance with Applicable Law (including, without limitation, in accordance with all applicable regulations and published policies and procedures and in the case of billings effective on or after January 1, 1989 in accordance with the provisions of the Omnibus Budget

Reconciliation Act of 1987) and all rules applicable to any such private programs, except as set forth in Section 5.28 of the Company Disclosure Schedule. To the knowledge of the Company, there has been no intentional or material overbilling or overcollecting from any such program, other than as created by routine adjustments and disallowances made in the ordinary course of business by such programs with respect to the billings. Neither the Company, nor any of the Company Subsidiaries nor any Practice is the subject of (i) to the knowledge of the Company, any audit by any third party payor or (ii) any recoupment claim by any third party payor other than routine adjustments and disallowances. "Applicable Law" shall mean all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

     5.29 Conduct. (a) Neither the Company nor any of the Company Subsidiaries has engaged in any activities which are prohibited under 42 U.S.C. sec.1320a-7b, or the regulations promulgated thereunder, including, without limitation, the following: (A) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment; (B) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any other similar government or private program, or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part of Medicare, Medicaid or any other similar government or private program; and

          (b) To the knowledge of the Company, no Practice, Physician Shareholder or Practice Employee has engaged in any activities which are prohibited under 42 U.S.C. sec.1320a-7b, or the regulations promulgated thereunder, including, without limitation, the following: (A) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment; (B) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any other similar government or private program, or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or any other similar government or private program.

     5.30 Certain Relationships. To the knowledge of the Company, neither the Company nor any Company Subsidiary has unlawfully: (i) offered, paid, solicited or received anything of value, paid directly or indirectly any remuneration to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to: (1) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise; (2) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; (3) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in

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which a physician or family member has an ownership or investment interest; (ii)
offered, paid, solicited or received any remuneration (excluding fair market value payments for equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to: (1) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to the Company or any Company Subsidiary; or (2) discounts, rebates, or other reductions in price on good or service received by the Company or any Company Subsidiary; (iii) offered, paid, solicited or received any remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item; (iv) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to the Company or any Company Subsidiary; (v) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for the Company or any Company Subsidiary; or (vi) entered into any agreement providing for (1) the referral of any patient for the provision of goods or services by the Company or any Company Subsidiary or (2) payments by the Company or any Company Subsidiary as a result of any referrals of patients.

     5.31 Practices. Except as set forth in Section 5.31 of the Company Disclosure Schedule, to the knowledge of the Company there is no disagreement, dispute or controversy between or among the Practices, Physician Shareholders, Practice Employees, the Company and/or any Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     5.32 Physician and Practice Qualification. To the knowledge of the Company, each physician practicing at any Practice, and each Practice, has all requisite licenses, credentials and qualifications under all applicable laws and regulations to conduct all activities presently conducted by such physician at such Practice, or by such Practice. To the knowledge of the Company, no physician practicing at any Practice nor any Practice is currently subject to any suspension or revocation of any license, credential or qualification, and no proceeding or action that could result in such suspension or revocation is pending or threatened.

     5.33 Managed Care Contracts. All provisions of managed care contracts or similar agreements to which the Company or any Company Subsidiary is a party relating to the adjustment of the capitated fees to be paid to the Company or any Company Subsidiary thereunder are in full force and effect and have not been amended since December 31, 1998.

     5.34 Disclosure. The representations, warranties and statements made by the Company in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

     5.35 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the knowledge those individuals identified in Section 5.35 of the Company Disclosure Schedule.

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                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement or to the extent MergerCo shall otherwise consent in writing, the Company shall, and shall cause each of the Company Subsidiaries to, carry on their respective businesses in the ordinary course, consistent with past practice, and use their reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date hereof. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the Transactions or to the extent that MergerCo shall otherwise consent in writing):

          (a)(i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions by any Subsidiary to the Company), (ii) split, combine or reclassify any of its capital stock, (iii) repurchase, redeem or otherwise acquire any of its securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement, or (iv) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), other than: (A) the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms or (B) the issuance by a wholly owned Company Subsidiary of its capital stock to its parent;

          (b)(i) Except as set forth in Section 6.1(b) of the Company Disclosure Schedule, acquire any assets outside of the ordinary course of business, or
     (ii) sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company except as set forth in Section 6.1(b) of the Company Disclosure Schedule.

          (c)(i) except as set forth in Section 6.1(c) of the Company Disclosure Schedule, or pursuant to credit facilities in existence on the date hereof in accordance with the current terms of such facilities, (A) create, incur or assume any long-term debt (including, without limitation, obligations in respect of capital leases) or (B) create, incur, assume, maintain or permit to exist any short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for endorsement of checks and instruments for deposit of collections in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course of business and consistent with past practice.

          (d) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Transactions;

          (e) change any of the accounting principles or practices used by it (except as required by the SEC, laws or generally accepted accounting principles, in which case written notice shall be provided to MergerCo prior to any such change);

          (f) except as required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries on the one hand and one or more of their directors or officers who has a base compensation in excess of $100,000 on the other hand, (iii) increase in any manner the compensation or fringe benefits of any director or executive officer or pay to any such director or executive officer any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof, or (iv) except in the ordinary course of business, consistent with past practice, increase in any manner the compensation or fringe benefits of any employee not described in the preceding clause (iii) or pay to any such employee any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

          (g) adopt any amendments to the Certificate of Incorporation or Bylaws except as expressly provided by the terms of this Agreement;

          (h) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (i) settle or compromise any litigation to which the Company or any Company Subsidiary is a party (whether or not commenced prior to the date of this Agreement) in an amount in excess of $250,000;

          (j) make capital expenditures (i) in excess of $100,000 individually which is not identified in the capital budget set forth in Section 6.1 of the Company Disclosure Schedule or (ii) in the aggregate in excess of 115% of the Total Budgeted Capital Expenditures set forth in Section 6.1(j) of the Company Disclosure Schedule, except substantially in accordance with such Schedule;

          (k) without the prior written consent of MergerCo, which shall not be unreasonably withheld, make or change any Tax election, file a consent under Code Section 341(f) regarding collapsible corporations, or settle or compromise any material liability for Taxes of the Company or any of the Company Subsidiaries except to the extent that negotiations for such settlement or compromise are in process at the time of the execution of this Agreement;

          (l) waive or release or amend its rights under any confidentiality or standstill agreement or any other similar agreement to which it is a party; or

          (m) enter into an agreement to take any of the foregoing actions.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1 Stockholders Meeting.

          (a) Unless (i) the Company has received an Acquisition Proposal (as hereinafter defined) that was unsolicited and did not otherwise result from a breach of Section 7.5(a) herein and (ii) the Company Board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Acquisition Proposal (as hereinafter defined), then the Company, acting through the Company Board, shall, in accordance with applicable law:

             (A) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions;

             (B) together with MergerCo prepare and file with the SEC a preliminary proxy statement relating to this Agreement and the Transactions, and use its reasonable efforts to (A) obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and, after consultation with MergerCo, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders, and (B) obtain the necessary approval of this Agreement and the Transactions by its stockholders; and

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

             (C) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of this Agreement and the Transactions.

          (b) MergerCo and the Guarantors shall furnish all information about themselves, their business and operations and their owners and all financial information to the Company as may be reasonably necessary in connection with the preparation of the Proxy Statement. The Company shall give the Guarantors and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Guarantors and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, on the one hand, and MergerCo, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as to the extent required by applicable federal securities laws. The Company shall notify MergerCo of the receipt of any comments of the SEC with respect to the preliminary proxy statement.

          (c) As soon as practicable following the date of this Agreement, the Company, the Guarantors and MergerCo shall together prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"). The Company, the Guarantors and MergerCo shall use all reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as soon as practicable following such filing. Each of the Company, the Guarantors and MergerCo shall furnish all information about itself, its business and operations and its owners and all financial information to MergerCo as may be reasonably necessary in connection with the preparation of the Schedule 13E-3. Each of the Company, the Guarantors and MergerCo agrees promptly to correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect. Each of the Company, the Guarantors and MergerCo shall notify the other of the receipt of any comments of the SEC with respect to the Schedule 13E-3. Each of the Company, the Guarantors and MergerCo shall give the other and its counsel the opportunity to review
     Schedule 13E-3 prior to its being filed with the SEC and shall give the other and its counsel the opportunity to review all amendments and supplements to the Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

          (d) None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) the Other Filings (as hereinafter defined) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement and the
     Schedule 13E-3, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of any meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3, insofar as they relate to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information concerning MergerCo or the Guarantors or their affiliates included in the Proxy Statement or the Schedule 13E-3 or information supplied by MergerCo or the Guarantors or their affiliates for inclusion in the Proxy Statement or the Schedule 13E-3.

          (e) None of the information supplied by MergerCo or the Guarantors or their affiliates specifically for inclusion or incorporation by reference in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) the Other Filings, will, at the respective times filed with the SEC or other
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

     Governmental Entity and, in addition, in the case of the Proxy Statement and the Schedule 13E-3, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of any meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3, insofar as they relate to MergerCo or the Guarantors or their affiliates or other information supplied by MergerCo or the Guarantors or their affiliates for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. MergerCo and the Guarantors make no representations, warranty or covenant with respect to information concerning the Company included in the Proxy Statement of the Schedule 13E-3 or information supplied by the Company for inclusion in the Proxy Statement of the Schedule 13E-3.

     7.2 Other Filings. As promptly as practicable, the Company and MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal or state law relating to the Merger and the Transactions (including filings, if any, required under the HSR Act) (collectively, the "Other Filings"). Each of the Company and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company and MergerCo each shall use its respective reasonable best efforts to obtain and furnish the information required to be included in any of the Other Filings. MergerCo hereby covenants and agrees to use its commercially reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission (the "FTC") or any other Governmental Entity for the Transactions.

     7.3 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities and to execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company will use its reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.3 hereof are satisfied, insofar as such matters are within the control of the Company, and MergerCo and the Guarantors will use their reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.2 hereof are satisfied, insofar as such matters are within the control of MergerCo and the Guarantors.

     7.4 Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses. Notwithstanding the previous sentence, if the Merger is consummated, the Company shall pay all reasonable out-of-pocket costs and expenses of MergerCo, the Guarantors and TA Associates, Inc., incurred in connection with this

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Agreement and the Transactions, including without limitation, fees and disbursements of their outside legal counsel, accountants and other consultants retained by or on behalf of them.

     7.5 No Solicitations.

          (a) The Company represents and warrants that it has terminated any discussions or negotiations relating to, or that could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined). Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or (iii) enter into any agreements, definitive or otherwise, regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by the stockholders of the Company, if the Company receives an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.5(a), the Company may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Acquisition Proposal (a "Third Party") and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board determines based on the advice of independent legal counsel that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, and (B) the Company Board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Acquisition Proposal.

          (b) At any time prior to the approval of this Agreement by the Stockholders of the Company, the Company Board shall not (i) withdraw or modify in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any agreement with respect to an Acquisition Proposal, unless in any such case the Company Board shall have determined in good faith, based on the advice of independent legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law and, in the case of clause (iii) above, the Company shall have complied with the provisions of Section 9.1(c)(i) hereof.

          (c) It is understood that the Company taking no position or remaining neutral with respect to a tender or exchange offer from a third party (a "Neutral Statement"), or making a recommendation in favor of such a tender or exchange offer, in a filing made pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall constitute an adverse modification of its approval or recommendation of the Merger.

          (d) As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) tender or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the Transactions. The term "Superior Acquisition Proposal" shall

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     mean an Acquisition Proposal that the Company Board determines based on the advice of its financial advisors is more favorable to the stockholders of the Company from a financial point of view than the Transactions (taking into account all the terms and conditions of such Acquisition Proposal and the Transactions, including, without limitation, any conditions to consummation and the likelihood of such Superior Acquisition Proposal and the Transactions being consummated).

          (e) The Company shall advise MergerCo promptly (but in any event within 24 hours) in writing of (i) the receipt of any inquiries, indications of interest or proposals relating to an Acquisition Proposal,
     (ii) the status of any material developments in the negotiations with respect thereto and (iii) the taking of any action referred to in Section 7.5(a) or (b). Following the receipt of any inquiries, indications of interest or proposals relating to an Acquisition Proposal, the Company shall furnish to MergerCo either a copy of such Acquisition Proposal (or such inquiry, indication of interest or proposal) or a written summary of any such oral Acquisition Proposal (or such inquiry, indication of interest or proposal), including, without limitation, information regarding pricing, structure and material conditions to closing.

          (f) Nothing in this Section 7.5 shall (i) permit the Company to terminate this Agreement other than pursuant to Article IX hereof or (ii) affect any other obligation of the Company under this Agreement.

     7.6 Officers' and Directors' Indemnification.

          (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company or any of the Company Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader than rights such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable) to indemnify its own directors or officers, as the case may be. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time),
     (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, and the Company or the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and otherwise advanced to such Indemnified Party upon request reimbursement of documented expenses incurred, in either case to the fullest extent and in the manner permitted by the DGCL; and (ii) the Company or the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 7.6 except to the extent such failure materially prejudices such party), and shall to the extent required by the DGCL deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(c) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company and MergerCo agree that all rights to indemnification, including provisions relating to advances or expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. This
     Section 7.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of MergerCo, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.6.

          (b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement ("Reporting Tail Coverage") under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company; provided, however, that in any event the total aggregate cost of such Reporting Tail Coverage shall not exceed $150,000 (the "Maximum Amount"); and provided, further, that if such coverage cannot be obtained for such cost, the Company will maintain, for such six-year period, the maximum amount of comparable coverage as shall be available for the Maximum Amount on such terms.

     7.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to MergerCo and to the officers, employees and agents of MergerCo complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish MergerCo such financial, operating and other data and information as MergerCo may reasonably request. MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain agreement between the Company and TA Associates, Inc. dated March 23, 1999 (the "Confidentiality Agreement"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the Transactions. At the Effective Time, such Confidentiality Agreement shall terminate.

     7.8 Financial and Other Statements.  Notwithstanding anything contained in
Section 7.7, during the term of this Agreement, the Company shall also provide to MergerCo the following documents and information:

          (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to MergerCo its Quarterly Report on Form 10-Q as filed under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to MergerCo its Annual Report on Form 10-K, as filed under the Exchange Act. The Company will also deliver to MergerCo, promptly after its being filed with the SEC, a copy of each Current Report on Form 8-K.

          (b) Promptly upon receipt thereof, the Company will furnish to MergerCo copies of all internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

          (c) As soon as practicable, the Company will furnish to MergerCo copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

          (d) As soon as practicable, the Company will furnish MergerCo copies of all materials provided to the Company Board by the Company, any Company Subsidiary or any Practice, other than information concerning an Acquisition Proposal.

     7.9 Public Announcements. The Company and MergerCo shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of The Nasdaq Stock Market, Inc. if it has (i) used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner and (ii) faxed a copy of such press release or public statement to such other party at a reasonable time prior to issuing such release or making such statement. In this regard, the parties agree that the initial press release to be issued with respect to the Merger will be in a form agreed to by the parties hereto prior to the execution of this Agreement.

     7.10 Intentionally Omitted.

     7.11 Recapitalization Accounting Treatment. Each of the Company and MergerCo shall use its commercially reasonable efforts to cause the Transactions, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and MergerCo agrees that it shall not take or omit to take any action that would cause such accounting treatment not to be obtained.

     7.12 Delisting. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from The Nasdaq Stock Market, Inc. provided that such delisting shall not be effective until after the Effective Time of the Merger.

     7.13 Notification of Certain Matters. Each party shall give prompt written notice to the other of (A) any fact, event or circumstance known to it that would be reasonably likely to (i) cause or constitute a material breach of any of its representations, warranties or covenants contained herein or (ii) result in such party being unable to satisfy any condition required to be satisfied by it under this Agreement or (B) the receipt of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

     7.14 Transferor's Certificate of Non-foreign Status. The Company shall use its reasonable best efforts to cause each Voting Agreement Stockholder to deliver to the Guarantors, prior to the Closing Date, a transferor's certificate of non-foreign status in the form attached to the Stock Purchase Agreement as Exhibit C thereto.

     7.15 Covenants of MergerCo and the Guarantors.

          (a) MergerCo and each Guarantor will use their respective reasonable best efforts to satisfy the conditions set forth in the Commitment Letters and cause the financing of the Transactions to be closed on terms substantially similar to those set forth within the Commitment Letters. In the event that any portion of the financing of the Transactions become unavailable, MergerCo and each Guarantor will use their reasonable best efforts to arrange alternative financing from other sources. MergerCo and each Guarantor shall keep the Company apprised of all material developments relating to the financing of the Transactions. Any fees to be paid by the Company or any other obligations to be incurred by the Company in connection with the financing of the Transactions shall be subject to the occurrence of the Closing.

          (b) The Guarantors agree that, subject to the satisfaction or waiver of all conditions set forth in Article VIII hereof, on or prior to the Closing Date they will purchase or cause to be purchased equity of MergerCo for an aggregate consideration of $32.8 million, consisting of cash and the Voting Agreement Stockholder Shares (the "Equity Contribution"), which equity will consist of $5.0 million of Convertible Preferred Stock and $27.8 million of Redeemable Preferred Stock; provided, however, that in the event the number of shares of Company Common Stock that are subject to the Roll-over Agreement as of the Closing Date is more than 2,058,862 shares, the Equity Contribution and the corresponding amount of MergerCo equity will each be reduced proportionately.

     7.16 Acquisition Agreements. The Company shall issue prior to the Effective Time Company Common Stock in accordance with the terms of the agreements set forth on Exhibit 7.16 hereto, except that such Company Common Stock may be delivered prior to the dates specified in such agreements.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

          (a) Stockholder Approval. If required by applicable law, this Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL and the Certificate of Incorporation.

          (b) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Other Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

          (d) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of any of the Transactions, including the Merger, (iii) prohibit or limit the ownership or operation by the Company (or any of the Company Subsidiaries) of any portion of the Company's or the Company Subsidiaries' business, properties or assets which is material to the Company and the Company Subsidiaries as a whole, or (iv) compel the Company (or any Company Subsidiary) to dispose of or hold separate any portion of the Company's or the Company Subsidiaries' business, properties or assets which is material to the Company and the Company Subsidiaries as a whole; provided, however, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such Injunction vacated.

     8.2 Conditions to Obligations of MergerCo and the Guarantors. The obligations of MergerCo to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

          (b) Performance and Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Articles 6 and 7 hereof, in all material respects.

          (c) Governmental Consents. Any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board or other regulatory body required to be made or obtained by the Company or any of the Company Subsidiaries or affiliates in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would, individually or in the aggregate, not materially impair or significantly delay the ability of MergerCo to consummate the Merger.

          (d) Other Consents. All consents and approvals by third parties (i) that are identified as conditions to closing in Section 8.2(d) of the Company Disclosure Schedule, and (ii) that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement, where such breach, default, termination or change would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, will have been obtained on terms and conditions reasonably satisfactory to MergerCo.

          (e) Indebtedness. Payoff letters with respect to the Company's indebtedness for borrowed money outstanding as of the Effective Time as set forth on Exhibit 8.2(e) hereof, and releases of any and all Liens (other than permitted Encumbrances) related to such payoff letters, including appropriate UCC termination statements, held by third parties against the property of the Company shall have been obtained pending receipt of the amounts indicated in the applicable payoff letters, all on terms reasonably satisfactory to MergerCo.

          (f) Financing. Debt financing from senior and subordinated lenders shall have been obtained in amounts and on substantially the same terms as set forth in the Commitment Letters attached hereto as Exhibit 8.2(f) as reasonably determined by MergerCo.

          (g) Material Adverse Change. There shall not have occurred any change or changes concerning the Company and the Company Subsidiaries taken as a whole which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (h) Dissenting Shares. As of immediately prior to the Effective Time, no more than 5% of the outstanding shares of Company Common Stock shall have taken all required actions to assert appraisal rights under Section 262 of the DGCL and not withdrawn or otherwise permitted to lapse such appraisal rights or demands therefor.

          (i) Accounting Treatment. The Proxy Statement shall contain a statement to the effect that the Merger shall be treated as a recapitalization for accounting purposes and the SEC shall not have disapproved such statement in the Proxy Statement.

          (j) Roll-over Agreement. Not less than 2,047,310 shares of Company Common Stock shall be subject to the Roll-over Agreement and such Agreement shall be in full force and effect with respect to such shares.

          (k) Employment Agreements.  Each person whose name is set forth on
     Exhibit 8.2(k) attached hereto shall have entered into an Amendment to Executive Employment Agreement in the form attached hereto as Exhibit 8.2(k).

     8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. Those representations and warranties of MergerCo set forth in this Agreement which are qualified by materiality or a MergerCo Material Adverse Effect or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations shall be true and correct as of such date), and those representations and warranties of MergerCo set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

          (b) Performance of Obligations of MergerCo. MergerCo shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Articles 6 and 7 hereof, except where any failure to perform would, individually or in the aggregate, not materially impair or delay the ability of the Company to consummate the Merger.

          (c) Stock Purchase Agreement. The Stock Purchase Agreement shall have been consummated.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of MergerCo and the Company.

          (b) by either of the Company or MergerCo:

             (i) if the stockholders of the Company shall have voted on the Merger Agreement and this Agreement and the votes shall not have been sufficient to satisfy the condition set forth in Section 8.1(a); or

             (ii) if any Governmental Entity shall have issued an Injunction or taken any other action (which Injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such Injunction shall have become final and non-appealable; or

             (iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before November 30, 1999.

          (c) by the Company:

             (i) in connection with entering into a definitive agreement to effect a Superior Acquisition Proposal in accordance with Section 7.5 hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(c)(i), (A) the Company shall have paid the Liquidated Amount, as set forth in Section 9.2(b), and (B) the Company shall have provided MergerCo with five (5) days' prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Acquisition Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Acquisition Proposal is subject to any material conditions; or

             (ii) if MergerCo shall have breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality or MergerCo Material Adverse Effect, in which case MergerCo's breach shall not be qualified as to materiality), which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to MergerCo except, in any case, for such breaches which are not reasonably likely to affect adversely MergerCo's ability to consummate the Merger.

          (d) by MergerCo:

             (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality or Company Material Adverse Effect, in which case the Company's breach shall not be qualified as to materiality), which breach has not been cured within fifteen (15) days after the giving of written notice to the Company; or

             (ii) if (A) in accordance with Section 9.1(c)(i) hereof the Company enters into an agreement concerning an Acquisition Proposal or (B) the Company Board withdraws or modifies in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger to the stockholders of the Company.

     9.2 Effect of Termination.

          (a) Subject to the provisions of this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Section 7.4 and Articles 9 and 10; provided, however, that notwithstanding anything to the contrary set forth herein, nothing contained in this Section shall relieve any party from liability for any fraud or willful breach of this Agreement.

          (b) The Company shall pay to MergerCo an amount in cash (the "Liquidated Amount") equal to (i) Three Million, Five Hundred Thousand Dollars ($3,500,000) plus (ii) the MergerCo Expenses (as hereinafter defined) if (X) the Company terminates this Agreement pursuant to Section 9.1(c)(i) or (Y) either the Company or MergerCo terminates this Agreement pursuant to Section 9.1(b)(i), and, (A) prior to the Special Meeting, an Acquisition Proposal shall have been made to the Company's stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention to make an Acquisition Proposal or solicited proxies or consents in opposition to the Merger and (B) within twelve (12) months immediately following the date of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal. For purposes of this Agreement, "MergerCo Expenses" shall mean an amount equal to MergerCo's out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation, fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of MergerCo together with the other out-of-pocket costs incurred by MergerCo in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing (including, without limitation, commitment fees), conducting due diligence and other activities related to this Agreement and the Transactions. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to pay MergerCo Expenses in excess of $750,000 in the aggregate.

          (c) If MergerCo terminates this Agreement pursuant to Section 9.1(d), then the Company shall pay to MergerCo an amount in cash equal to the MergerCo Expenses. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to pay MergerCo Expenses in excess of $750,000 in the aggregate.

          (d) If the Company terminates this Agreement pursuant to Section 9.1(c)(ii), then MergerCo shall pay the Company an amount in cash equal to the Company's out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation, fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of the Company together with the other out-of-pocket costs incurred by the Company in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or documents relating to the Transactions (the "Company Expenses"). Notwithstanding anything in this Agreement to the contrary, in no event shall MergerCo be obligated to pay Company Expenses in excess of $750,000 in the aggregate.

          (e) Except as provided in Section 9.1(c)(i) hereof, any payment required by this Section 9.2 shall be due and payable within three (3) business days after the date of termination by wire transfer of immediately available funds to an account designated by the payee. In the event that the Company fails to pay either the Liquidated Amount or MergerCo Expenses, or MergerCo fails to pay the Company Expenses, as the case may be, when due, the term "Liquidated Amount," "MergerCo Expenses" or "Company Expenses," as applicable, shall be deemed to include (i) interest on such unpaid amount commencing on the date such amount becomes due, at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A. from time to time, in the City of New York, as such bank's Prime Rate, and
     (ii) any and all costs and expenses (including without limitation, attorneys' fees and disbursements) incurred by MergerCo or the Company, as applicable, in enforcing its rights under this Section 9.2(e). The payments made by the Company to MergerCo, or by MergerCo to the Company as set forth in Section 9.2 shall represent the sole and exclusive remedy at law or in equity to which MergerCo or the Company, as applicable, and their respective officers, directors, representatives and affiliates shall be entitled in the event this Agreement shall be terminated in the circumstances contemplated by Section 9.2 above. Such payments shall be made without duplication and accordingly, neither MergerCo nor the Company shall be entitled to payments under Section 9.2 in more than one instance.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          (a) if to MergerCo:

              TA MergerCo, Inc.
              c/o TA Associates, Inc.
              High Street Tower, Suite 2500
              125 High Street
              Boston, Massachusetts 02110
              Attn: Richard Tadler
              Fax:  617-574-6728

              with a copy to:

              Goodwin, Procter & Hoar LLP
              Exchange Place
              Boston, Massachusetts 02109
              Attn: Kevin M. Dennis, Esq.
                     Joseph L. Johnson III, P.C.
              Fax:  (617) 523-1231

          (b) if to the Guarantors:

              c/o TA Associates, Inc.
              High Street Tower, Suite 2500
              125 High Street
              Boston, Massachusetts 02110
              Attn: Richard Tadler
              Fax:  (617) 574-6728

              with a copy to:

              Goodwin, Procter & Hoar LLP
              Exchange Place
              Boston, Massachusetts 02109
              Attn: Kevin M. Dennis, Esq.
                     Joseph L. Johnson III, P.C.
              Fax:  (617) 523-1231

          (c) if to the Company:

              Special Committee of the Board of Directors
              c/o Physicians' Specialty Corporation
              The Pavillion at Lake Hearn
              1150 Lake Hearn Drive, Suite 640
              Atlanta, Georgia 30342
              Attn: Sidney Kirschner, Chairman
              Fax:  (404) 256-1078

              with a copy to:

              King & Spalding
              191 Peachtree Street
              Atlanta, Georgia 30303
              Attn: John J. Kelley III
              Fax:  (404) 572-5100

              and a copy to:

              Ramie A. Tritt, M.D.
              Physicians' Specialty, Inc.
              1150 Lake Hearn Drive
              Suite 640
              Atlanta, Georgia 30342
              Fax: (404) 250-0162

              and a copy to:

              Troutman Sanders
              Suite 5200
              600 Peachtree Street, NE
              Atlanta, Georgia 30308-2216
              Attn: Richard H. Brody, Esq.
              Fax:  (404) 962-6514

     10.2 Interpretation. When a reference is made in this Agreement to a subsidiary or subsidiaries of MergerCo or the Company, the word "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by MergerCo or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 Non-Survival of Representations, Warranties, Covenants and
Agreements.  Except for Sections 7.4, 7.6, 7.7 (except as provided therein),
10.7 and this Section 10.3, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

     10.4 Miscellaneous. This Agreement (i) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule, the MergerCo Disclosure Schedule and the Exhibits hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) subject to Section 10.5, shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Section 7.6 is intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

     10.5 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     10.6 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     10.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

     10.8 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Section 203 of the DGCL and any applicable provision of the Certificate of Incorporation, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

     10.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors or Committees thereof, as the case may be, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

     10.10 The Guarantors.

          (a) Subject to Section 10.10(c), each Guarantor hereby unconditionally and irrevocably guarantees severally, but not jointly, to the Company the performance of each of the obligations and the undertakings of MergerCo under this Agreement when and to the extent the same are required to be performed and subject to all of the terms and conditions hereof. If MergerCo shall fail to perform any obligation or undertaking of MergerCo under this Agreement when and to the extent the same is required to be performed, the Guarantors will upon written demand from the Company forthwith perform or cause to be performed such obligation or undertaking, as the case may be.

          (b) Subject to Sections 10.10(a) and (c), the obligations of the Guarantors under this guaranty are absolute and unconditional, are not subject to any counterclaim, set off, deduction, abatement or defense based upon any claim any Guarantor may have against the Company (except for any of the foregoing that MergerCo may have against the Company under the terms of this Agreement or otherwise), and shall remain in full force and effect without regard to (i) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of MergerCo at or prior to the Closing or (ii) any transfer of shares of capital stock of MergerCo, or any assignment by MergerCo of its rights and obligations under this Agreement to a wholly-owned subsidiary of MergerCo or any Guarantor.

          (c) Notwithstanding any provision of this Agreement to the contrary, any liability arising under this contract or this guaranty shall be limited to $10.0 million in the aggregate in the case of the Guarantors, provided, however, that any liability arising as a result of a breach of Section 7.15(b) hereof shall be limited to $32,800,000, and provided, further, that
     (i) TA/Advent VIII, L.P. shall not have liability for more than 60% of any liability arising from a breach by MergerCo under this Agreement, (ii) TA/Atlantic and Pacific IV, L.P. shall not have liability for more than 38% of any liability arising from a breach by MergerCo under this Agreement,
     (iii) TA Executives Fund LLC shall not have liability for more than 1% of any liability arising from a breach by MergerCo under this Agreement, and
     (iv) TA Investors LLC shall not have liability for more than 1% of any liability arising from a breach by MergerCo under this Agreement; and provided, further that no Guarantor shall have any liability whatsoever under this guaranty after the Closing, whether based upon events occurring prior to or after the Closing.

     10.11 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before the Effective Time; provided, however, that after this Agreement is approved by the Company's stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the stockholders of the Company.

     IN WITNESS WHEREOF, MergerCo, the Company and the Guarantors have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          TA MERGERCO, INC.

                                          By:      /s/ RICHARD TADLER
                                            ------------------------------------
                                                       Richard Tadler
                                               President and Chief Executive
                                                           Officer

                                          PHYSICIANS' SPECIALTY CORP.

                                          By:   /s/ EDWARD R. CASAS, M.D.
                                            ------------------------------------
                                                   Edward R. Casas, M.D.
                                                          Director

                                          TA/ADVENT VIII, L.P.
                                          By: TA Associates VIII LLC, its
                                              General Partner
                                          By: TA Associates, Inc., its General
                                              Partner

                                          By:      /s/ RICHARD TADLER
                                            ------------------------------------
                                                       Richard Tadler
                                                     Managing Director

                                          TA/ATLANTIC AND PACIFIC IV, L.P.
                                          By: TA Associates AP IV, L.P., its
                                              General Partner
                                          By: TA Associates, Inc., its General
                                              Partner

                                          By:      /s/ RICHARD TADLER
                                            ------------------------------------
                                                       Richard Tadler
                                                     Managing Director

                                          TA INVESTORS LLC
                                          By: TA Associates Inc., its Manager

                                          By:      /s/ RICHARD TADLER
                                            ------------------------------------
                                                       Richard Tadler
                                                     Managing Director

                                          TA EXECUTIVES FUND LLC
                                          By: TA Associates Inc., its Manager

                                          By:      /s/ RICHARD TADLER
                                            ------------------------------------
                                                       Richard Tadler
                                                     Managing Director

                                                                     EXHIBIT 1.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          PHYSICIANS' SPECIALTY CORP.

     An original Certificate of Incorporation of Physicians' Specialty Corp. (the "Corporation") was filed with the Secretary of State on July 31, 1996. This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                                   ARTICLE I

     The name of the Corporation shall be Physicians' Specialty Corp.

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV


     The total number of shares of capital stock which the corporation shall have authority to issue is 15,076,186, of which (a) 4,576,186 shares shall be preferred stock, par value $.001 per share ("Preferred Stock"), consisting of 4,546,186 shares of Convertible Participating Preferred Stock (as hereinafter defined) and 30,000 shares of 6% Redeemable Preferred Stock (as hereinafter defined), (b) 500,000 shares shall be preferred stock, par value $.01 per share (the "Undesignated Preferred Stock") and (c) 10,000,000 shares shall be common stock, par value $.001 per share. As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Undesignated Preferred Stock, to fix and determine the variations in the relative rights, preferences and powers as between the different series of Undesignated Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the fullest extent permitted by law.


     The number of authorized shares of the class of Undesignated Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock entitled to vote, without a vote of the holders of the Undesignated Preferred Stock.

     Except as otherwise restricted by this Amended and Restated Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

     Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

     The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

                  A. CONVERTIBLE PARTICIPATING PREFERRED STOCK


     1. Designation. A total of 4,546,186 shares of the Corporation's Preferred Stock shall be designated as a class known as Convertible Participating Preferred Stock, par value $.001 per share (the "Convertible Stock"). All of the preferential amounts to be paid to the holders of the Convertible Stock as provided in this Section A shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized, other than the Redeemable Preferred Stock which shall rank equal to the Convertible Stock in connection with any event referred to in Section A.4 or A.5.


     2. Election of Directors; Voting.

          (a) Election of Directors. For so long as the holders of Convertible Stock continue to hold at least twenty-five percent (25%) of the shares of Convertible Stock issued in the original issuance of the Convertible Stock, the holders of outstanding shares of Convertible Stock shall, voting together as a separate class, be entitled to elect two (2) Directors of the Corporation. Such Directors shall be the candidates receiving the greatest number of affirmative votes of the outstanding shares of Convertible Stock (the "Convertible Stock Director Designees"), with each share of Convertible Stock entitled to one (1) vote with fractional votes for fractional shares, and with votes cast against such candidates and votes withheld having no legal effect. The election of the Convertible Stock Director Designees by the holders of the Convertible Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Stock called by holders of a majority of the outstanding shares of Convertible Stock or (iv) by a written consent of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power (a "Two Thirds Interest") of the outstanding shares of Convertible Stock. If at any time when any share of Convertible Stock is outstanding a Convertible Stock Director Designee should cease to be a Director of the Corporation for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of outstanding shares of Convertible Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the number of votes specified in Section A.2(b).

          (b) Voting Generally. Each share of Convertible Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock (as defined in Section C.1) into which such share of Convertible Stock could be converted pursuant to Section A.6 hereof on the record date for the vote or written consent of stockholders, if applicable, with appropriate adjustments for stock splits, stock dividends, recapitalizations and the like. Each holder of shares of Convertible Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.8) or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Convertible Stock held by each holder could be converted) shall be rounded to the nearest whole number (with any fraction equal or greater than one-half rounded upward to one).

     3. Dividends. The holders of Convertible Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; provided, however, that no such dividend may be declared or paid on any shares of Convertible Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock and vice versa, with holders of Convertible Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of shares of Convertible Stock entitled to receive such dividends based on the number of shares of Common Stock into which such shares of Convertible Stock are then convertible in accordance with Section A.6 hereof.

     4. Liquidation.


          (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Convertible Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, an amount in cash, equal to
     (i) $1.54 per share of Convertible Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), plus (ii) any declared but unpaid dividends to which such holder of outstanding shares of Convertible Stock is then entitled pursuant to Sections A.3 and A.5(f) hereof (the sum of clauses (i) and (ii) being referred to herein as the "Convertible Preferred Base Liquidation Amount"), plus (iii) any interest accrued pursuant to Section A.5(e) hereof to which such holder of Convertible Stock is entitled, if any (the sum of clauses (i), (ii) and (iii) being referred to herein as the "Convertible Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Convertible Liquidation Preference Amount are not paid in full, the holders of the Convertible Stock and the Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and provided further, however, that if upon any Liquidation Event the holders of the outstanding shares of Convertible Stock would receive more than the Convertible Liquidation Preference Amount in the event their shares were converted into Common Stock immediately prior to such Liquidation Event and such shares of Common Stock received a liquidating distribution or distributions from the Corporation (after giving effect to the preferential amounts payable to the holders of the Redeemable Preferred Stock), then each holder of Convertible Stock shall receive as a distribution from the Corporation in connection with such Liquidation Event an amount equal to the amount that would be paid if such holder's shares of Convertible Stock were converted into Common Stock immediately prior to such Liquidation Event in lieu of the Convertible Liquidation Preference Amount. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares of Convertible Stock into Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event. Upon any Liquidation Event, holders of fractional shares of Convertible Stock shall receive proportionate payments in respect thereof.


          (b) Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Stock each holder of Convertible Stock would receive pursuant to the provisions of Section A.4(a) hereof pursuant to clauses
     (i), (ii) and (iii) thereof or pursuant to the provisos to Section A.4(a) and stating in detail the facts upon which such amounts were determined.

     5. Redemption; Preferential Payment in Extraordinary Transactions.

          (a)(i) Scheduled Redemption. At any one time on or after the sixth anniversary of the date of original issuance of the Convertible Stock, upon the election of the holder or holders of a Two Thirds Interest of the outstanding Convertible Stock, the Corporation shall redeem all (and not less than all, other than pursuant to Section 5(e) below) of the outstanding shares of Convertible Stock. The redemption price for each share of Convertible Stock redeemed pursuant to this Section A.5(a)(i) shall be the per share Convertible Liquidation Preference Amount (as defined in Section A.4(a) above) (the "Convertible Redemption Price"). The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Convertible Stock not less than fifteen (15) days prior written notice, which notice shall set forth the date for such redemption.

             (ii) Extraordinary Transactions. Upon the election of any holder or holders of a Two Thirds Interest of the outstanding Convertible Stock to have the Convertible Stock redeemed or otherwise to participate in connection with the occurrence of any of the following events: (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by stockholders of the Corporation immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation, (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase,
        (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation or (E) a public offering not constituting a "QPO" (as defined in Section A.6(b) below) (each an "Extraordinary Transaction"), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless the holders of Convertible Stock shall have elected to convert their shares of Convertible Stock into Common Stock in accordance with the voluntary conversion provisions of Section
        A.6 prior to the effective date of such Extraordinary Transaction, the Corporation shall either (1) if redemption is elected, on the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the outstanding shares of Convertible Stock held by each holder of Convertible Stock for an amount equal to the Convertible Redemption Price, such amount to be payable in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, or (2) if such holders elect to participate in the relevant transaction (such as a merger) on terms acceptable to them, take such actions as shall be sufficient to facilitate such participation (including executing a merger agreement including an exchange ratio reflecting the provisions hereof) on terms giving such holders the right to such Convertible Redemption Price as a preferential amount, in which event such amount shall be paid in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, but in preference to and before any amount is paid or otherwise distributed to the holders of the Common Stock or any other stock ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction, or redemption rights junior to the Convertible Stock, in which event such preferential amount shall be deemed to have been distributed to the holders of the Convertible Stock as if in a Liquidation Event.

             Notwithstanding the foregoing, if upon any Extraordinary Transaction the holders of the outstanding shares of Convertible Stock would receive more than the Convertible Redemption Price in the event their shares were converted into Common Stock immediately prior to such Extraordinary Transaction and such shares of Common Stock were purchased or otherwise participated in such Extraordinary Transaction, then each holder of Convertible Stock shall receive from the Corporation or the relevant purchaser, as applicable, upon the election by a Two Thirds Interest to redeem or otherwise participate in such Extraordinary Transaction an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversion of the Convertible Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for other shares of Common Stock, which amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Convertible Stock had been converted into the number of shares of Common Stock issuable upon the conversion of such share of Convertible Stock immediately prior to such Extraordinary Transaction. Also, notwithstanding the foregoing, in connection with the acquisition of the Convertible Stock in an Extraordinary Transaction which is to be accounted for by the acquiring entity as a pooling of interests, the holders of shares of Convertible Stock shall receive upon such election to redeem or otherwise participate, if so required for the application of such accounting treatment, and in lieu of cash, the number of shares of common stock of such entity having a value equal to the amount otherwise payable to the holders of Convertible Stock in such Extraordinary Transaction pursuant to this Section A.5(a)(ii) and having the same registered status or registration rights as any other shares in such transaction. The Corporation shall not participate in any Extraordinary Transaction or make or agree to have made any payments to the holders of shares of Common Stock or any other stock ranking junior to the Convertible Stock in an Extraordinary Transaction unless the holders of the Convertible Stock shall have received the amount to which they are entitled hereunder in an Extraordinary Transaction.

             The foregoing election shall be made by such holders giving the Corporation and each other holder of Convertible Stock not less than ten
        (10) business days prior written notice, which notice shall set forth the date for such redemption or participation in an Extraordinary Transaction, as applicable. The provisions of this Section A.5 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares into shares of Common Stock pursuant to Section
        A.6 prior to or in connection with any Extraordinary Transaction.

          (b) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Convertible Stock if so elected in connection with a redemption or upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:

             (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 20-day period ending three (3) business days prior to the closing of such Extraordinary Transaction;

             (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 20-day period ending three (3) business days prior to the closing of such Extraordinary Transaction; and

             (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation (excluding any members of the Board of Directors that have been designated by the holders of the Convertible Stock) and the holders of not less than a Two Thirds Interest of the outstanding shares of Convertible Stock, provided that if the Board of Directors of the Corporation and the holders of not less than a Two Thirds Interest of the outstanding shares of Convertible Stock are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

          (c) Notice by Corporation. Prior to the occurrence of any Extraordinary Transaction, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction, and the identities of the parties to the Extraordinary Transaction.

          (d) Purchase Date and Price. Upon the election of the holders of not less than a Two Thirds Interest of the outstanding Convertible Stock to cause the Corporation to redeem the Convertible Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section A.5(a)(i) or (ii), each holder of Convertible Stock shall be deemed to have elected to cause all of the shares of Convertible Stock held by such holder to be so redeemed or to so participate. Any date upon which a redemption or other acquisition is to occur in accordance with Section A.5(a) shall be referred to as a "Convertible Redemption Date." If at a Convertible Redemption Date shares of Convertible Stock are unable to be redeemed (as contemplated by Section A.5(e) below), then holders of Convertible Stock shall also be entitled to interest and dividends pursuant to Sections A.5(e) and (f) below. The aggregate Convertible Redemption Price elected to be payable in cash pursuant to Section A.5(a) shall be payable in cash in immediately available funds to the respective holders on the Convertible Redemption Date (subject to Section A.5(e)), except as otherwise contemplated by Section A.5(a)(ii). Upon any redemption as provided herein, holders of fractional shares shall receive proportionate amounts in respect thereof. Until the aggregate applicable redemption price has been paid for all shares of Convertible Stock being redeemed or acquired: (A) except with respect to stock splits and distributions, no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation other than the Redeemable Preferred Stock; and (B) except as permitted by Sections A.8(d) and B.6(d), no shares of capital stock of the Corporation (other than in accordance with this Section A.5 and Section B.5 below) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

          (e) Redemption Prohibited. If, at a Convertible Redemption Date, the Corporation is prohibited under the Delaware General Corporation Law from redeeming all shares of Convertible Stock for which redemption is required hereunder, then it shall redeem such shares, if any, on a pro-rata basis among the holders of Convertible Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Delaware General Corporation Law, subject to the last paragraph of Section A.8. Any shares of Convertible Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. The Corporation shall take such commercially reasonable action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem Convertible Stock under the circumstances contemplated by this Section A.5(e). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section A.5 (except with respect to failures resulting from the provisions of Section A.5(h) in connection with a redemption under Section A.5(a)(ii) hereof), including without limitation due to a prohibition of such redemption under the Delaware General Corporation Law, then during the period from the applicable Convertible Redemption Date through the date on which such shares are redeemed, the applicable Convertible Preferred Base Liquidation Amount of such shares shall bear interest payable in cash at the rate of the higher of (i) ten percent (10%) per annum or (ii) four percent (4%) over the Prime Rate as reported in the Wall Street Journal on the Convertible Redemption Date, with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Convertible Redemption Date.

          (f) Dividend After Convertible Redemption Date. From and after a Convertible Redemption Date, no shares of Convertible Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; provided, however, that in the event that shares of Convertible Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(e), such

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

     shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(e) until the date on which such shares are actually redeemed by the Corporation.

          (g) Surrender of Certificates. Upon receipt of the applicable redemption price by certified check or wire transfer (in the event such price is to be paid in cash), each holder of shares of Convertible Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Stock, and each surrendered certificate shall be canceled and retired; provided, however, that if the Corporation is prohibited from redeeming all shares of Convertible Stock as provided in Section A.5(e), then upon the surrender of such certificate(s), the Corporation will deliver to the holder a new certificate for the shares of Convertible Stock not so redeemed.


          (h) Further Restrictions on Redemption. Notwithstanding anything herein to the contrary, the Convertible Stock shall not be redeemed or subject to redemption hereunder unless (i) all obligations of the Corporation under that certain Credit Agreement to be entered into on or about October, 1999, by and among the Corporation, the lenders party thereto, (the "Senior Lenders"), and First Union National Bank, both as Senior Lender and agent (such agreement, as amended or supplemented from time to time, the "Credit Agreement") and that certain Subordinated Credit Agreement to be entered into on or about October, 1999, by and among the Corporation, and the lenders party thereto (the "Subordinated Lenders") (such agreement, as amended or supplemented from time to time, the "Subordinated Credit Agreement") shall have been or are currently paid in full, (ii) the Senior Lenders and Subordinated Lenders shall have consented to such redemption, or (iii) such redemption otherwise is permitted under the Senior Credit Agreement and Subordinated Credit Agreement. If the Corporation is prohibited from redeeming the Convertible Stock under Section A.5(a)(i) pursuant to this Section A.5(h), the holders of the Convertible Stock shall be entitled to the provisions of Sections A.5(e).


     6. Conversion. The holders of the Convertible Stock shall have the following conversion rights:


          (a) Conversion Upon Election of Holders. Each holder of a share of Convertible Stock shall be entitled at any time, upon the written election of such holder without the payment of any additional consideration, to convert such share of Convertible Stock into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Value (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion, as the numerator, by the per share Conversion Price (as defined in this Section A.6(a)) of the Convertible Stock, as the denominator. However, the Company may not issue fractional shares of Common Stock. Any fractional shares resulting from the conversion of Convertible Stock into Common Stock shall be rounded to the nearest whole number (with any fraction equal to or greater than one-half rounded upward to one). The number of shares of Common Stock into which a share of a Convertible Stock is convertible is hereinafter referred to as the "Conversion Rate." In addition, the holders of shares of Convertible Stock shall be entitled at any time, upon the written election of a Two Thirds Interest of outstanding Convertible Stock without the payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Convertible Stock to be automatically converted into Common Stock at the Conversion Rate, with fractional shares treated as provided above. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware the "Conversion Price" per share of Convertible Stock shall be $1.54, and the per share "Conversion Value" of Convertible Stock shall be $1.54. The Conversion Price per share of Convertible Stock and the Conversion Rate shall be subject to adjustment from time to time as provided in Section A.7 hereof. If any share of Convertible Stock is converted at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such declared but unpaid dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.


          (b) Automatic Conversion Upon QPO. Each share of Convertible Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock as of, and in all cases subject to, the closing of the Corporation's first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, following the filing date of this Amended and Restated Certificate of Incorporation provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate gross proceeds attributable to sales for the account of the Corporation exceed $50 million, at a price per share equal to at least $10.00 (appropriately adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, or similar event), (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market, and (iii) all outstanding shares of Redeemable Preferred Stock are redeemed for cash and/or Series A Notes (as defined in Section
     B.5 below) immediately upon and as of the closing of such offering (a "QPO" or a "Qualified Public Offering"); provided that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing. Any such conversion shall be at the Conversion Rate in effect upon the closing of a QPO, as applicable.


          If the holders of shares of Convertible Stock are required to convert the outstanding shares of Convertible Stock pursuant to this Section A.6(b) at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash, or, at the Corporation's option, shares of Common Stock, by the Corporation in connection with such conversion.

          (c) Procedure for Voluntary Conversion. Upon election to convert pursuant to Section A.6(a), the relevant holder of Convertible Stock shall surrender the certificate or certificates representing the Convertible Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The issuance by the Corporation of Common Stock upon a conversion of Convertible Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the Convertible Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Convertible Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion plus a cash payment in the amount of any declared but unpaid dividends and other amounts as contemplated by Section A.6(a) in respect of the shares of Convertible Stock. The issuance of certificates for Common Stock upon conversion of Convertible Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. If a conversion of Convertible Stock upon a Liquidation Event or an Extraordinary Transaction occurs and the holders of the Common Stock issued on such conversion elect to participate, the Corporation shall make appropriate provisions for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event or Extraordinary Transaction. In the event of any public offering constituting a QPO, the provisions of Section A.6(d) shall apply.

          (d) Procedure for Automatic Conversion. As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Stock shall be converted automatically into shares of Common Stock at the Conversion Rate and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Stock are surrendered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such Convertible Stock has been converted plus all declared but unpaid dividends and other amounts as contemplated by Section A.6(b). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to sell its shares in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Convertible Stock surrendered are convertible on the Automatic Conversion Date.

          (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Convertible Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Convertible Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (f) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Convertible Stock in any manner which would interfere with the timely conversion of any shares of Convertible Stock.

     7. Adjustments. The Conversion Price in effect from time to time shall be subject to adjustment from and after the date this Amended and Restated Certificate of Incorporation is filed, and regardless of whether any shares of Convertible Stock are then issued and outstanding as follows:

          (a) Dividends and Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

          (b) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

          (c) Reorganization, etc. If the Common Stock issuable upon the conversion of the Convertible Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), then and in each such event the holders of Convertible Stock shall have
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

     the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (d) Mergers and Other Reorganizations. Unless such transaction is an Extraordinary Transaction in which the holders of the Convertible Stock elect redemption (in which case Section 5(a)(ii) shall apply and this subsection shall not apply), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination or reclassification provided for elsewhere in this
     Section 7) or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Stock shall thereafter be entitled to receive upon conversion of the Convertible Stock the number of shares of stock or other securities or property of the Corporation or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale had the holder of such Convertible Stock converted such securities immediately prior to such transaction. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7 (including, without limitation, provisions for adjustment of the applicable Conversion Price and the number of shares purchasable upon conversion of the Convertible Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Stock.

          (e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one hundredth ( 1/100) of a share of Common Stock, as the case may be.

          (f) Certificate. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Prices before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Stock.

     8. Covenants. So long as the holders of Convertible Stock continue to hold at least twenty-five percent (25%) of the shares of Convertible Stock issued in the original issuance of the Convertible Stock, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Convertible Stock and having obtained the affirmative vote or written consent of the holders of not less than a Two Thirds Interest of the outstanding shares of Convertible Stock, voting as a single class, with each share of Convertible Stock entitling the holder thereof to one vote per share of Convertible Stock held by such holder:

          (a) amend, alter or repeal any provision of, or add any provision to,
     Article IV of this Amended and Restated Certificate of Incorporation, or otherwise amend, alter or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Corporation's by-laws if such latter action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Convertible Stock;

          (b) reclassify any capital stock;
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

          (c) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Convertible Stock in any respect;


          (d) declare or pay any dividends (other than stock dividends and other than dividends on the Redeemable Preferred Stock as provided in Section B.3) or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Convertible Stock or Redeemable Preferred Stock pursuant to and as provided in this Amended and Restated Certificate of Incorporation, (ii) the redemption of up to 284,632 shares of Common Stock from employees, officers or Directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation or a committee thereof and (iii) the exercise of the Right of First Refusal (as defined in the Stockholders Agreement);


          (e) enter into any transaction involving payments to be made to or by the Corporation for the benefit of any of its shareholders, Directors, officers, key management employees or any person controlling, controlled by, under common control with or otherwise affiliated with, or a member of a family of, any such person (an "Affiliate") on other than on an arm's length basis or on terms and conditions less favorable to the Corporation than could be obtained from unrelated persons, other than fees paid to a Director in his or her capacity as a Director or a member of a committee of the Board of Directors and compensation authorized by the Compensation Committee of the Board of Directors (and approved by the Board of Directors) to be paid to an Affiliate for services performed by such Affiliate; or

          (f) effect any Liquidation Event or any Extraordinary Transaction.

          Further, the Corporation shall not, by amendment of this Amended and Restated Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem Convertible Stock under the circumstances contemplated by Section A.5(e). Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Stock, except to the extent the succession causes a Liquidation Event or is an Extraordinary Transaction.

     9. Notice.

          (a) Liquidation Events, Extraordinary Transactions, Etc.  In the event
     (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause
     (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5) or any QPO (as defined in Section A.6) becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or
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     distribution or the action to be taken at such meeting or by such consent,
     (B) the date on which any such Liquidation Event or Extraordinary Transaction is expected to become effective or a registration statement relating to a QPO is expected to be filed, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

          (b) Waiver of Notice. The holder or holders of not less than a Two Thirds Interest of the outstanding shares of Convertible Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

          (c) General. In the event that the Corporation provides any notice, report or statement to any holder of common stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Stock.

     10. No Reissuance of Convertible Stock. No share or shares of Convertible Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Convertible Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

                         B. REDEEMABLE PREFERRED STOCK


     1. Designation. A total of 30,000 shares of the Corporation's Preferred Stock shall be designated as a series known as Redeemable Preferred Stock, par value $.001 per share (the "Redeemable Preferred Stock"). All of the preferential amounts to be paid to the holders of the Redeemable Preferred Stock as provided in this Section B shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized, other than the Convertible Stock which shall rank equal to the Redeemable Preferred Stock in connection with any event referred to in Section B.4 or B.5.


     2. Voting. Except as set forth herein, the Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the Delaware General Corporation Law.

     3. Dividends. The holders of outstanding shares of Redeemable Preferred Stock shall be entitled to receive, in preference to the holders of any and all other classes of capital stock of the Corporation, out of any funds legally available therefor, cumulative dividends on the Redeemable Preferred Stock in cash or, at the option of the holders of not less than a Two Thirds Interest of the outstanding shares of Redeemable Preferred Stock, in shares of Common Stock of equivalent value, at the per share rate per annum of six percent (6%) of $1,000.00 (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock) subject to proration for partial years on the basis of a 365-day year (a "Redeemable Cumulative Dividend"). Such dividends will commence as of the date of issuance of the Redeemable Preferred Stock, will accumulate and compound annually as of January 1 of each year beginning January 1, 2000 until paid and will be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Redeemable Cumulative Dividends shall become due and payable with respect to any share of Redeemable Preferred Stock as provided in Section B.4 and Section B.5. Dividends paid in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Redeemable Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. So long as any shares of Redeemable Preferred Stock are outstanding and the Redeemable Cumulative Dividends have not been paid in full: (a) no dividend whatsoever (other than stock dividends) shall be paid or declared, and no distribution shall be made, on any Common Stock or other capital stock of the
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Corporation ranking junior to the Redeemable Preferred Stock; and (b) except as provided in Section A.8(d) and B.6(d), no shares of capital stock of the Corporation ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction, or redemption rights junior to the Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Redeemable Preferred Stock.

     4. Liquidation. Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock, an amount in cash equal to the sum of (a) $1,000.00 per share of Redeemable Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock), plus (b) any accumulated but unpaid dividends to which such holder of outstanding shares of Redeemable Preferred Stock is entitled pursuant to Sections B.3 and B.5(d) hereof (the sum of clauses (a) and (b) being referred to herein as the "Redeemable Base Liquidation Amount"), plus (c) any interest accrued pursuant to Section B.5(c) to which such holder of outstanding shares of Redeemable Preferred Stock is entitled, if any (the sum of clauses (a), (b) and (c) being referred to herein as the "Redeemable Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Redeemable Liquidation Preference Amount are not paid in full, the holders of the Redeemable Preferred Stock and the holders of the Convertible Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

     5. Redemption.

          (a) Redemption Events.

             (i) Automatic. Immediately upon and as of, and in all cases subject to, the closing of a QPO, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Redemption Price specified in Section B.5(b), such amount (except as provided in the following proviso) to be payable in cash; provided, however that, in the event the principal underwriter, if any, for such QPO shall reasonably and in good faith request in writing, or cause the Corporation to so request in writing, that the holders of Redeemable Preferred Stock waive the holders' right to elect to have all of such holders' shares of Redeemable Preferred Stock redeemed for cash pursuant to this Section B.5(a)(i), then any outstanding shares of Redeemable Preferred Stock may be exchanged, without the payment of additional consideration, for any combination of cash and notes of the Company ("Series A Notes") in an aggregate principal amount equal to the Redeemable Redemption Price (as defined below) multiplied by the number of shares so exchanged, which Series A Notes shall (i) mature on the second anniversary of the effective date of such QPO and (ii) bear interest at the rate of the higher of (x) ten percent (10%) per annum or (y) four percent (4%) over the Prime Rate as reported in the Wall Street Journal on the effective date of the QPO, which interest shall accrue daily in arrears and be paid on the last day of each month commencing on the last day of the first month following the consummation of such QPO.

             (ii) Scheduled. At any one time on or after the sixth anniversary of the date of original issuance of the Redeemable Preferred Stock, upon the election of the holder or holders of a Two Thirds Interest of the outstanding Redeemable Preferred Stock, the Corporation shall redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock. The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5(a)(i) shall be the per share Redeemable

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        Liquidation Preference Amount (as defined in Section B.4 above) (the
        "Redeemable Redemption Price"). The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Redeemable Preferred Stock not less than fifteen (15) days prior written notice, which notice shall set forth the date for such redemption.

             (iii) Upon Occurrence of Extraordinary Transactions. Immediately upon and as of, and in all cases subject to, the closing of an Extraordinary Transaction (as defined in Section A.5) unless such Redeemable Preferred Stock is acquired in such Extraordinary Transaction on terms giving effect to the preferential amount to which the Redeemable Preferred Stock would be entitled in connection with a Liquidation Event hereunder and otherwise as agreed to by the holders of not less than a Two Thirds Interest of the outstanding Redeemable Preferred Stock, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Redemption Price, such amount (except as provided in Section A.5(b)) to be payable in cash.

          (b) Purchase Date and Price. Upon the election of the holders of not less than a Two Thirds Interest of the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section B.5(a)(ii) or (iii), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed or to so participate. Any date upon which a redemption or other acquisition shall actually occur in accordance with Section B.5(a) shall be referred to as a "Redeemable Redemption Date." The aggregate Redeemable Redemption Price shall be payable in cash in immediately available funds on the Redeemable Redemption Date. Until the aggregate Redeemable Redemption Price, including any interest thereon, has been paid for all shares of Redeemable Preferred Stock redeemed or purchased as of the applicable Redeemable Redemption
     Date: (A) no dividend (other than stock dividends or splits) whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as provided in Sections A.8(d) and B.6(d), no shares of capital stock of the Corporation (other than in accordance with Section A.5 above or this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. Notwithstanding the foregoing, in connection with a redemption or acquisition of the Redeemable Preferred Stock in an Extraordinary Transaction which is accounted for by the acquiring entity as a pooling of interests, the holders of shares of Redeemable Preferred Stock shall receive, upon election to sell the same if so required for the application of such accounting treatment, and in lieu of cash, the number of shares of common stock of such entity having a value equal to the amount otherwise payable to the holders of Redeemable Preferred Stock in such Extraordinary Transaction pursuant to the preceding sentence and having the same registered status or registration rights as any other shares in such transaction. Any securities or other consideration to be delivered to the holders of the Redeemable Preferred Stock if so elected in connection with a redemption or upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as set forth in Section A.5(b) above.

          (c) Redemption Prohibited. If, at a Redeemable Redemption Date, the Corporation is prohibited under the Delaware General Corporation Law from redeeming all shares, if any, of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Delaware General Corporation Law, subject to the last paragraph of Section B.6. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. The Corporation shall take such commercially reasonable action as shall be necessary and appropriate to review and promptly remove any impediment to its ability to redeem Redeemable Preferred Stock under the circumstances contemplated by this Section B.5(c). In the event that the Corporation fails

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     for any reason to redeem shares for which redemption is required pursuant to Section B.5 (except with respect to failures resulting from the provisions of Section A.5(h) in connection with a redemption under Section B.5(a)(iii) hereof), including, without limitation, due to a prohibition of such redemption under the Delaware General Corporation Law, then during the period from the applicable Redeemable Redemption Date through the date on which such shares are redeemed, the applicable Redeemable Base Liquidation Amount of such shares shall bear interest at the rate of the higher of (i) ten percent (10%) per annum or (ii) four percent (4%) over the Prime Rate as reported in the Wall Street Journal on the Redeemable Redemption Date, with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the Maximum Permitted Rate.

          (d) Dividend After Redeemable Redemption Date. From and after the Redeemable Redemption Date, no shares of Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof; provided, however, that in the event that shares of Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections
     B.3 and B.5(c) until the date on which such shares are actually redeemed by the Corporation.

          (e) Surrender of Certificates. Upon receipt of the applicable Redeemable Redemption Price by certified check or wire transfer, each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock, and each surrendered certificate shall be canceled and retired; provided, however, that if the Corporation is prohibited from redeeming all shares of Redeemable Preferred Stock as provided in Section B.5(c), then, upon the surrender of such certificate(s), the Corporation will deliver to the holder a new certificate for those shares of Redeemable Preferred Stock not so redeemed.

          (f) Further Restrictions on Redemptions. Notwithstanding anything herein to the contrary, the Redeemable Preferred Stock shall not be redeemed or subject to redemption hereunder unless (i) all obligations of the Corporation under the Credit Agreement and Subordinated Credit Agreement shall have been or are concurrently paid in full, (ii) the Senior Lenders and Subordinated Lenders shall have consented to such redemption, or (iii) such redemption otherwise is permitted under the Credit Agreement and Subordinated Credit Agreement. If the Corporation is prohibited from redeeming the Redeemable Preferred Stock under Section B.5(a)(i) or (ii) pursuant to this Section B.5(f), the holders of Redeemable Preferred Stock shall be entitled to the provisions of Section B.5(c).

     6. Covenants. So long as the holders of Redeemable Preferred Stock continue to hold at least twenty-five percent (25%) of the shares of Redeemable Preferred Stock issued in the original issuance of the Redeemable Preferred Stock, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Redeemable Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a Two Thirds Interest of the outstanding shares of Redeemable Preferred Stock, voting as a single class, with each share of Redeemable Preferred Stock entitling the holder thereof to one vote per share of Redeemable Preferred Stock held by such holder:

          (a) amend, alter or repeal any provision of, or add any provision to,
     Article IV of this Amended and Restated Certificate of Incorporation, or otherwise amend, alter or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Corporation's by-laws if such latter action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Redeemable Preferred Stock;

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          (b) reclassify any capital stock;

          (c) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Redeemable Preferred Stock in any respect;


          (d) declare or pay any dividends other than stock dividends or dividends on the Redeemable Preferred Stock as provided in Section B.3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Convertible Stock or Redeemable Preferred Stock pursuant to and as provided in this Amended and Restated Certificate of Incorporation, (ii) the redemption of up to 284,632 shares of Common Stock from employees, officers or Directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation or a committee thereof and (iii) the exercise of the Right of First Refusal (as defined in the Stockholders Agreement);


          (e) enter into any transaction involving payments to be made to or by the Corporation for the benefit of any of its shareholders, Directors, officers, key management employees or any person controlling, controlled by, under common control with or otherwise affiliated with, or a member of a family of, any such person (an "Affiliate") on other than on an arm's length basis or on terms and conditions less favorable to the Corporation than could be obtained from unrelated persons, other than fees paid to a Director in his or her capacity as a Director or a member of a committee of the Board of Directors and compensation authorized by the Compensation Committee of the Board of Directors (and approved by the Board of Directors) to be paid to an Affiliate for services performed by such Affiliate; or

          (f) effect any Liquidation Event or any Extraordinary Transaction.

          Further, the Corporation shall not, by amendment of this Amended and Restated Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Redeemable Preferred Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem Redeemable Preferred Stock under the circumstances contemplated by Section B.5(c). Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Redeemable Preferred Stock, except to the extent the succession causes a Liquidation Event or is an Extraordinary Transaction.

     7. Notices. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause
(ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Redeemable Preferred Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or
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consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event or Extraordinary Transaction is expected to become effective or a registration statement relating to a QPO is expected to be filed, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

     In the event that the Corporation provides or is required to provide notice to any holder of Convertible Stock and Common Stock in accordance with the provisions of this Amended and Restated Certificate of Incorporation (including the provisions of Sections A.5(c) and A.9) and/or the Corporation's by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

     The holder or holders of not less than a Two Thirds Interest of the outstanding shares of Redeemable Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

     8. No Reissuance of Redeemable Preferred Stock. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     9. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Redeemable Preferred Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

                                C. COMMON STOCK


     1. Designation; Ranking. A total of 10,000,000 shares of the Corporation's common stock shall be designated as Common Stock, par value $.001 per share (the "Common Stock").


     2. Voting.

          (a) Election of Directors. The holders of Common Stock shall be entitled to elect a number of Directors of the Corporation equal to (i) for so long as the holders of Convertible Stock continue to hold at least twenty-five percent (25%) of the shares of Convertible Stock issued in the original issuance of the Convertible Stock, five (5) Directors; and (ii) thereafter, such number of Directors as may be designated by the stockholders or Directors in accordance with the applicable provisions hereof, of the Corporation's by-laws and of applicable law. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended and Restated Certificate of Incorporation and applicable law. If a person elected in accordance with the foregoing provisions should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares entitled to vote for such Directors, in the manner and on the basis specified above. If at any time fewer than the number of Directors indicated above have been elected, the Board of Directors shall nonetheless be deemed duly constituted.

          (b) Other Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders. The holders of the Common Stock shall vote together with the holders of the Convertible Stock as a single class upon any items submitted to a vote of stockholders as long as any shares of Convertible Stock are outstanding, except as otherwise provided herein.

     3. Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Redeemable Preferred Stock are entitled hereunder and to the other provisions hereof, the holders of Common Stock and Convertible Stock shall be entitled to receive dividends out of funds legally available
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therefor on a pari passu basis as if a single class at such times and in such amounts as the Board of Directors may determine in its sole discretion, as contemplated by Section A.3.

     4. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Convertible Stock and Redeemable Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

     5. Fractional Shares; Uncertificated Shares. The Corporation may issue fractional shares of Convertible Stock and Redeemable Preferred Stock, but may not issue fractional shares of Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent or except as provided herein and under applicable law in respect of such fractional shares. Fractional shares may, but need not be represented by share certificates. Such shares, or fractions thereof, not represented by share certificates ("Uncertificated Shares") shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.

                                   ARTICLE V

     The Corporation is to have perpetual existence.

                                   ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

                                  ARTICLE VII

     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                                  ARTICLE VIII

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this
Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

     1. Indemnification of Directors and Officers. The Corporation shall indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether by or in
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the right of the Corporation, its stockholders, a third party or otherwise (a
"Proceeding"), by reason of the fact that he is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense (including, but not limited to, attorneys' fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding, including expenses incurred in seeking such indemnification. In addition, the Corporation shall grant such indemnification to each of its Directors and officers with respect to any matter in a Proceeding as to which his liability is limited pursuant to Article VIII of the Certificate of Incorporation of the Corporation. However, such indemnification shall exclude (i) indemnification with respect to any improper personal benefit which a Director or officer is determined to have received and the expenses of defending against an improper personal benefit claim unless the Director or officer is successful on the merits in said defense, and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with this Corporation with respect to their activities prior to said transaction, unless specifically authorized by the Board of Directors or stockholders of this Corporation. Such indemnification shall include prompt payment of expenses incurred by a Director or officer in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under this Article IX, which undertaking shall be an unsecured general obligation of the Director or officer and may be accepted without regard to his ability to make repayment.

     2. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to an advancement of expenses, pursuant to the provisions of this Article IX, to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     3. Nature of Indemnification Rights. The indemnification rights provided in this Article IX shall be a contract right and shall not be deemed exclusive of any other rights to which any person, whether or not entitled to be indemnified hereunder, may be entitled under any statute, by-law, agreement, vote of stockholders or Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person. A Director or officer shall be entitled to the benefit of any amendment of the General Corporation Law of the State of Delaware which enlarges indemnification rights hereunder, but any such amendment which adversely affects indemnification rights with respect to prior activities shall not apply to him without his consent unless otherwise required by law. Each person who is or becomes a Director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article IX.

     4. Amendment. The provisions of this Article IX may be amended as provided herein; however, no amendment or repeal of such provisions which adversely affects the rights of a Director or officer under this Article IX with respect to his acts or omissions prior to such amendment or repeal, shall apply to him without his consent.

                                   ARTICLE X

     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

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                                   ARTICLE XI

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of
this        day of             , 1999.

                                          PHYSICIANS' SPECIALTY CORP.

                                          By:
                                            ------------------------------------
                                              Name: Ramie A. Tritt, M.D.
                                              Title: President and Chairman

ATTEST:

- ---------------------------------------------------------
Name:
Title: Secretary

                                                                     EXHIBIT 1.1

                                    BY-LAWS
                                       OF
                             SURVIVING CORPORATION

                                   ARTICLE I

                                  STOCKHOLDERS

     1. Annual Meeting. The annual meeting of stockholders shall be held each year at the place, date and time determined by the Board of Directors or the President, provided that the date of the meeting is within six months after the end of the fiscal year of the corporation. The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Certificate of Incorporation (the "Certificate of Incorporation") or by these By-laws, may be specified by the Board of Directors or the President. If no annual meeting has been held on the date fixed above, a special meeting in lieu thereof may be held or there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such special meeting or written consent shall have for the purposes of these By-Laws or otherwise all the force and effect of an annual meeting.

     2. Special Meetings. Special meetings of stockholders may be called by the President or by the Board of Directors. Special meetings shall be called by the Secretary, or in case of death, absence, incapacity or refusal of the Secretary, by any other officer, upon written application of one or more stockholders who hold at least fifty percent in interest of the capital stock entitled to vote at such meeting. The call for the meeting shall state the place, date, hour and purposes of the meeting. Only the purposes specified in the notice of special meeting shall be considered or dealt with at such special meeting.

     3. Notice of Meetings. A written notice stating the place, date and hour of all meetings of stockholders, and in the case of special meetings the purposes of the meeting, shall be given by the Secretary (or other person authorized by these By-Laws or by law) not less than ten nor more than sixty days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Certificate of Incorporation or under these By-laws is entitled to such notice, by delivering such notice to him or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the corporation. Notice need not be given to a stockholder if a written waiver of notice is executed before or after the meeting by such stockholder, if communication with such stockholder is unlawful, or if such stockholder attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     4. Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

     5. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the corporation unless otherwise provided by law or by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy or express directly or by written proxy their consent or dissent to a corporate action taken without a meeting, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period or is irrevocable and coupled with an interest. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

     6. Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the shares of stock voting on such matter except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. Any election by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. The corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

     7. Stockholder Lists. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                                   ARTICLE II

                                   DIRECTORS

     1. Powers. The business of the corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the corporation except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

     2. Election and Qualification. Unless otherwise provided in the Certificate of Incorporation or in these By-laws, the number of Directors which shall constitute the whole board shall be determined by vote of the Board of Directors or by the stockholders at the annual meeting. Directors need not be stockholders.

     3. Vacancies; Reduction of Board. A majority of the Directors then in office, although less than a quorum, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of Directors. In lieu of filling any vacancy the stockholders or the Board of Directors may reduce the number of Directors.

     4. Enlargement of the Board. The Board of Directors may be enlarged by the stockholders at any meeting or by vote of a majority of the Directors then in office.

     5. Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, Directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any Director may resign by delivering his written resignation to the corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     6. Removal. To the extent permitted by law, a Director may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of Directors. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

     7. Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, orally or in writing, by the President, Chief Executive Officer or two or more

Directors, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

     8. Notice of Meetings. Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each Director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the Directors calling the meeting. Notice shall be given to each Director in person or by telephone or by telegram sent to his business or home address at least twenty-four hours in advance of the meeting, or by written notice mailed to his business or home address at least forty-eight hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

     9. Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

     10. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Certificate of Incorporation or by these By-laws.

     11. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all the members of the Board of Directors or the committee, as the case may be, and filed with the records of the meetings of the Board of Directors. Such consent shall be treated as a vote of the Board of Directors or the committee, as the case may be, for all purposes.

     12. Committees. The Board of Directors, by vote of a majority of the Directors then in office, may establish one or more committees, each committee to consist of one or more Directors, and may delegate thereto some or all of its powers except those which by law, by the Certificate of Incorporation, or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these By-laws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board may abolish any committee at any time. Each such committee shall report its action to the Board of Directors who shall have power to rescind any action of any committee without retroactive effect.

                                  ARTICLE III

                                    OFFICERS

     1. Enumeration. The officers of the corporation shall consist of a Chairman, a President, a Chief Executive Officer, a Treasurer, a Secretary, and such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

     2. Election. The Chairman, President, Chief Executive Officer, Treasurer and Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of stockholders. Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.

     3. Qualification. No officer need be a stockholder or Director. Any two or more offices may be held by the same person. Any officer may be required by the Board of Directors to give bond for the faithful performance of his duties in such amount and with such sureties as the Board of Directors may determine.

     4. Tenure. Except as otherwise provided by the Certificate of Incorporation or by these By-laws, each of the officers of the corporation shall hold his office until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign by delivering his written resignation to the corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     5. Removal. The Board of Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office; provided, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the Board of Directors.

     6. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

     7. Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman shall preside, when present, at all meetings of the stockholders and the Board of Directors.

     8. President and Vice Presidents. Unless otherwise provided by the Board of Directors, the President shall have general supervision and control of the Corporation's business and affairs, subject to the direction of the Board of Directors. In the absence of the Chairman, the President shall preside, when present, at all meetings of stockholders and the Board of Directors. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders or Board of Directors if the Chairman and President are unable to do so for any reason.

     Any Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

     9. Chief Executive Officer. Unless otherwise provided by the Board of Directors, the Chief Executive Officer shall have general charge of the day-to-day operations of the Corporation, subject to the direction of the Board of Directors. In the absence of the President or in the event of his inability or refusal to act, the Chief Executive Officer shall perform the duties of the President, and when so acting, shall have all the powers and responsibilities of and be subject to all the restrictions upon the President.

     10. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the corporation and shall cause to be kept accurate books of account. He shall have custody of all funds, securities, and valuable documents of the corporation, except as the Board of Directors may otherwise provide.

     Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

          a. Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors in books kept for that purpose. In his absence from any such meeting an Assistant Secretary, or if he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.

          The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors or the President.

          Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

          b. Other Powers and Duties. Subject to these By-laws, each officer of the corporation shall have in addition to the duties and powers specifically set forth in these By-laws, such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Board of Directors.

                                   ARTICLE IV

                                 CAPITAL STOCK

     1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Such signatures may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The corporation shall be permitted to issue fractional shares.

     2. Transfers. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the corporation or its transfer agent may reasonably require.

     3. Record Holders. Except as may otherwise be required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.

     It shall be the duty of each stockholder to notify the corporation of his post office address.

     4. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty nor less than ten days before the date of such meeting, more than ten days after the date on which the record date for stockholder consent without a meeting is established, nor more than sixty days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the corporation after the record date.

     If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (b) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.
                                      A-66
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                                   ARTICLE V

                                INDEMNIFICATION

     The corporation may indemnify any person in accordance with and in the manner provided by its Certificate of Incorporation, to the full extent permitted by the General Corporation Law of the State of Delaware.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

     1. Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the corporation shall end on December 31 of each year.

     2. Seal. The Board of Directors shall have power to adopt and alter the seal of the corporation.

     3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations authorized to be executed by an officer of the corporation in its behalf shall be signed by the President or Treasurer, or by any other officer of the corporation designated by the Board of Directors, except as the Board of Directors may generally or in particular cases otherwise determine.

     4. Voting of Securities. Unless otherwise provided by the Board of Directors, the President or Treasurer may waive notice of and act on behalf of this corporation, or appoint another person or persons to act as proxy or attorney in fact for this corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

     5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the corporation.

     6. Corporate Records. The original or attested copies of the Certificate of Incorporation, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the corporation, at the office of its counsel, or at an office of its transfer agent.

     7. Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

     8. Amendments. These By-laws may be amended or repealed or additional By-laws adopted by the stockholders or by the Board of Directors; provided, that
(a) the Board of Directors may not amend or repeal Article V or this Section 8 of Article VI or any provision of these By-laws which by law, by the Certificate of Incorporation or by these By-laws requires action by the stockholders, (b) any amendment or repeal of these By-laws by the Board of Directors and any By-law adopted by the Board of Directors may be amended or repealed by the stockholders.

Adopted                          , 1999

                                      A-67
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                                                                      APPENDIX B

                                 June 12, 1999

Special Committee of the Board of Directors
Physicians' Specialty Corp.
1150 Lake Hearn Drive, Suite 640
Atlanta, GA 30342

Dear Sirs:

     We understand that Physicians' Specialty Corp. (the "Company") intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among TA MergerCo, Inc. ("MergerCo"), TA/Advent VIII L.P., TA/Atlantic and Pacific IV L.P., TA Executives Fund LLC and TA Investors LLC (each, a "Guarantor," and together, the "Guarantors") and the Company (the "Proposed Transaction"). We understand that under the Merger Agreement MergerCo will be merged with and into the Company and each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (excluding shares owned by the Voting Agreement Stockholders, as defined in the Merger Agreement and described below, and dissenting shares) shall be converted into the right to receive $10.50 per share in cash (the "Merger Consideration"). We further understand that as a condition to the willingness of MergerCo to enter into the Merger Agreement, certain members of management and certain physician stockholders of the Company who constitute the Voting Agreement Stockholders have entered into Voting Agreements, Roll-Over Agreements and Stock Purchase Agreements under which MergerCo will purchase a portion of the Voting Agreement Stockholders' shares for $10.50 per share in cash and the remaining shares held by Voting Agreement Stockholders will be converted into common stock in the Surviving Corporation. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement to be dated June 14, 1999.

     We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than the Voting Agreement Stockholders) of the Merger Consideration to be received in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with, effect or consummate the Proposed Transaction. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the decision by the Voting Agreement Stockholders to enter into the Roll-Over Agreements and Stock Purchase Agreements or the consideration to be received as a result of such Voting Agreement Stockholders' entering into the Roll-Over Agreements and Stock Purchase Agreements.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement to be dated June 14, 1999, (2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's Common Stock from March 20, 1997 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) certain other factors, including the proposals and responses, as communicated to us, that resulted from the discussions that the Company's other financial advisor held with various potential acquirors and investors, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, and (8) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums and price/earnings ratios paid in such acquisitions. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

Special Committee of the Board of Directors
Physicians' Specialty Corp.
June 12, 1999
Page 2
- -------------------------

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections provided by the Company, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, we have not been authorized to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services which is in part contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the common stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This Opinion is for the use and benefit of the Board of Directors of the Company and the Special Committee of the Board of Directors and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Merger Consideration to be received in the Proposed Transaction is fair, from a financial point of view, to the stockholders of the Company (other than the Voting Agreement Stockholders).

                                      Very truly yours,

                                      THE ROBINSON-HUMPHREY COMPANY, LLC

                                   APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                           SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in receipt thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PROXY

                          PHYSICIANS' SPECIALTY CORP.
                             1150 LAKE HEARN DRIVE
                                   SUITE 640
                             ATLANTA, GEORGIA 30342

            PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD

                   ON THURSDAY, OCTOBER 28, 1999 AT 9:00 A.M.



   The undesigned hereby appoints Ramie A. Tritt, M.D. and Richard D. Ballard, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.001 per share, of Physicians' Specialty, held by the undersigned at the close of business on September 27, 1999, which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on Thursday, October 28, 1999 at 9:00 a.m., local time, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia, and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting of Stockholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.



    PROPOSAL OF THE BOARD OF DIRECTORS TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 14, 1999, BY AND AMONG TA MERGERCO, INC., PHYSICIANS' SPECIALTY CORP., TA/ADVENT VIII, L.P., TA/ATLANTIC AND PACIFIC IV, L.P., TA INVESTORS LLC AND TA EXECUTIVES FUND LLC.


    [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

    PROPOSAL OF THE BOARD OF DIRECTORS TO VOTE UPON THE ADJOURNMENT OF THE SPECIAL MEETING IF A MOTION TO ADJOURN THE SPECIAL MEETING IS PROPERLY BROUGHT.

    [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

   The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHYSICIANS' SPECIALTY. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, WITH RESPECT TO A PROPOSAL LISTED ABOVE, THE PROXY WILL BE VOTED FOR SUCH PROPOSAL.

                                            Dated:                        , 1999
                                              ------------------------------

                                            ------------------------------------
                                                         Signature
                                            Please sign exactly as your name(s)
                                            appear(s) hereon. Where more than
                                            one owner is shown above, each
                                            should sign. When signing in a
                                            fiduciary or representative
                                            capacity, please add your full title
                                            as such. If this proxy is submitted
                                            by a corporation, it should be
                                            executed in the full corporate name
                                            by a duly authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports included in this Proxy Statement, into the previously filed Registration Statements of Physicians' Specialty Corp. on Form S-8 (File Nos. 333-41605 and 333-62033).


/s/ Arthur Andersen LLP


Atlanta, Georgia
September 28, 1999